Filed Pursuant to Rule 424(b)(3)
Registration No. 333-258109

PROSPECTUS

Up to 136,029,478 Shares of Common Stock

Up to 17,905,000 Shares of Common Stock Issuable Upon Exercise of Warrants

Up to 405,000 Warrants to Purchase Common Stock

This prospectus relates to the issuance by us of an aggregate of up to 17,905,000 shares of our common stock, $0.0001 par value per share (the “common stock”), which consists of (i) up to 405,000 shares of common stock that are issuable upon the exercise of 405,000 warrants (the “Private Warrants”) originally issued in a private placement to Apex Technology Sponsor LLC (the “Sponsor”) in connection with the initial public offering of Apex Technology Acquisition Corporation (“Apex”) and (ii) up to 17,500,000 shares of common stock that are issuable upon the exercise of 17,500,000 warrants (the “Public Warrants” and, together with the Private Warrants, the “Warrants”) originally issued in the initial public offering of Apex. We will receive the proceeds from any exercise of any Warrants for cash.

This prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus or their permitted transferees (the “selling securityholders”) of (i) up to 136,029,478 shares of common stock consisting of (a) up to 14,000,000 shares of common stock issued in a private placement pursuant to subscription agreements (the “Subscription Agreements”) entered into on November 23, 2020, as amended, (b) up to 8,750,000 shares of common stock (which includes 2,916,700 Sponsor Earn-Out Shares (as defined below)) issued in a private placement to the Sponsor and Cantor Fitzgerald & Co in connection with the initial public offering of Apex (the “Sponsor Shares”), (c) up to 810,000 shares of common stock that were issued in connection with the separation of the Private Units (as defined herein), (d) up to 405,000 shares of common stock issuable upon exercise of the Private Warrants and (e) up to 112,070,264 shares of common stock (including up to 13,329,196 shares of common stock issuable pursuant to outstanding options and up to 1,912,155 shares of common stock issuable as Earnout Shares (as defined below)) pursuant to that certain Amended and Restated Registration Rights Agreement, dated July 1, 2021, between us and the selling securityholders granting such holders registration rights with respect to such shares and (ii) up to 405,000 Private Warrants. We will not receive any proceeds from the sale of shares of common stock or Warrants by the selling securityholders pursuant to this prospectus.

The selling securityholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of common stock or Warrants, except with respect to amounts received by us upon exercise of the Warrants. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The selling securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of common stock or Warrants. See the section titled “Plan of Distribution.”

Our common stock and Warrants are listed on the Nasdaq Global Select Market under the symbols “ AVPT” and “ AVPTW,” respectively. On August 9, 2021, the last reported sales price of our common stock was $10.49 per share and the last reported sales price of our Warrants was $2.61 per warrant.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Investing in our securities involves a high degree of risks. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 10 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated August 9, 2021

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the selling securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such selling securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of common stock issuable upon the exercise of any Warrants. We will not receive any proceeds from the sale of shares of common stock underlying the Warrants pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the Warrants for cash.

Neither we nor the selling securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the selling securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the selling securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus titled “Where You Can Find More Information.”

On July 1, 2021, Legacy AvePoint, Apex and Merger Subs (as such terms are defined below), consummated the closing of the transactions contemplated by the Business Combination Agreement (as defined below). Pursuant to the terms of the Business Combination Agreement, a business combination of Legacy AvePoint and Apex was effected by the merger of Merger Sub 1 (as defined below) with and into Legacy AvePoint, with Legacy AvePoint surviving the First Merger (as defined below) as a wholly-owned subsidiary of Apex, and promptly following the First Merger, Legacy AvePoint was merged with and into Merger Sub 2 (as defined below), with Merger Sub 2 surviving the Second Merger (as defined below) as a wholly-owned subsidiary of Apex. Following the consummation of the Mergers on the Closing Date (as defined below), the Surviving Entity (as defined below) changed its name to AvePoint US, LLC and Apex changed its name from Apex Technology Acquisition Corporation to AvePoint, Inc. In July 2021, AvePoint US, LLC was merged with and into AvePoint, Inc.

Unless the context indicates otherwise, references in this prospectus to the “AvePoint,” “we,” “us,” “our” and similar terms refer to AvePoint, Inc. (f/k/a Apex Technology Acquisition Corporation) and its consolidated subsidiaries (including Legacy AvePoint). References to “Apex” refer to the predecessor company prior to the consummation of the Business Combination.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” that involve substantial risks and uncertainties. The forward-looking statements are contained principally in the sections titled “Prospectus Summary” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will” and “would,” or the negative of these terms or other similar expressions intended to identify statements about the future. These statements speak only as of the date of this prospectus and involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements include, without limitation, statements about:

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our ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably;

•	costs related to the Business Combination;

•	our future operating or financial results;

•	future acquisitions, business strategy and expected capital spending;

•	changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•	the implementation, market acceptance and success of our business model and growth strategy;

•	expectations and forecasts with respect to the size and growth of the cloud industry and digital transformation in general and Microsoft’s products and services in particular;

•	the ability of our products and services to meet customers’ compliance and regulatory needs;

•	our ability to compete with others in the digital transformation industry;

•	our ability to grow our market share;

•	our ability to attract and retain qualified employees and management;

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our ability to adapt to changes in consumer preferences, perception and spending habits and develop and expand our product offerings and gain market acceptance of our products, including in new geographies;

•	developments and projections relating to our competitors and industry;

•	our ability to develop and maintain our brand and reputation;

•	developments and projections relating to our competitors and industry;

•	the impact of health epidemics, including the COVID-19 pandemic, on our business and the actions we may take in response thereto;

•	the impact of the COVID-19 pandemic on customer demands for cloud services;

•	our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•	expectations regarding the time during which we will be an emerging growth company under the JOBS Act;

•	our future capital requirements and sources and uses of cash;

•	our ability to obtain funding for our operations and future growth; and

•	our business, expansion plans and opportunities.

The foregoing list of risks is not exhaustive. Other sections of this prospectus may include additional factors that could harm our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise, except as required by law.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, the events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. You should refer to the ‘‘Risk Factors’’ section of this prospectus for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and such statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements.

You should rely only on the information contained in this prospectus, any supplement to this prospectus or in any free writing prospectus, filed with the SEC. Neither we nor the selling securityholders have authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the SEC. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling securityholders are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside of the United States: Neither we nor the selling securityholders, have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

FREQUENTLY USED TERMS

“Apex” means Apex Technology Acquisition Corporation (which was renamed AvePoint, Inc. in connection with the Business Combination).

“Apex IPO” means Apex’s initial public offering of units, consummated on September 19, 2019.

“Apex Initial Stockholders” means the initial stockholders of Apex, including Apex’s officers and Apex’s directors, listed on Schedule C of the Business Combination Agreement.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement and Plan of Reorganization, dated as of November 23, 2020, as amended on December 30, 2020, March 8, 2021 and May 18, 2021, and as may be further amended from time to time, by and among Apex, AvePoint and Merger Subs.

“Closing” means the consummation of the Business Combination.

“Closing Date” means July 1, 2021, the date on which the Closing occurred.

“Closing Price” means, for each day that the common stock is trading on the Nasdaq Global Select Market, the closing price (based on such trading day) of shares of common stock on the Nasdaq Global Select Market, as reported on Nasdaq.com.

“Cantor” means Cantor Fitzgerald & Co, representative of the underwriters of the Apex IPO.

“Cantor Shares” means the 152,500 units initially purchased by Cantor and certain of its designees in a private placement in connection with the Apex IPO.

“First Merger” means the merger of Merger Sub I with and into Legacy AvePoint, with Legacy AvePoint surviving the First Merger as a wholly-owned subsidiary of Apex.

“Initial Stockholder Shares” means the 657,500 units initially purchased by the Apex Initial Stockholders in a private placement in connection with the Apex IPO.

“Legacy AvePoint” means AvePoint, Inc. a Delaware corporation, doing business as AvePoint, Inc., and, unless the context requires otherwise, its consolidated subsidiaries.

“Mergers” means the First Merger and Second Merger, together.

“Merger Sub 1” means Athena Technology Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Apex.

“Merger Sub 2” means Athena Technology Merger Sub 2, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Apex.

“Merger Subs” means Merger Sub I and Merger Sub 2, together.

“Merger Sub Common Stock” means Merger Sub 1’s common stock, par value $0.00001 per share.

“PIPE” means that certain private placement in the aggregate amount of $140 million, to be consummated immediately prior to the consummation of the Business Combination, pursuant to those certain Subscription Agreements with Apex, and subject to the conditions set forth therein, pursuant to which the subscribers purchased 14,000,000 shares of our common stock at a purchase price of $10.00 per share.

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“PIPE Shares” means an aggregate of 14,000,000 shares of common stock issued to the subscribers in the PIPE.

“Private Warrants” means the 405,000 warrants to purchase shares of common stock purchased in a private placement in connection with the Apex IPO.

“Public Warrants” means the 17,500,000 warrants included as a component of the Apex units sold in the Apex IPO, each of which is exercisable for one share of common stock, in accordance with its terms.

“Private Units” means the 810,000 private units purchased in a private placement in connection with the Apex IPO.

“Registration Rights Agreement” means that certain Amended and Restated Registration Rights Agreement, dated July 1, 2021, between and among AvePoint and certain securityholders who are parties thereto.

“Second Merger”means the merger of Legacy AvePoint with and into Merger Sub 2, with Merger Sub 2 surviving as a wholly-owned subsidiary of Apex.

“Sponsor” means the Apex Technology Sponsor LLC.

“Sponsor Earn-Out Shares” means up to 2,916,700 shares of Apex Common Stock that the Sponsor deposited into escrow subject to the following vesting provisions: a) 100% of the Sponsor Earn-Out Shares shall vest and be released to the Sponsor if at any time from and after the Closing through the seventh anniversary thereof, the Closing Price is greater than or equal to $15.00 (as adjusted for share splits, share capitalization, reorganizations, recapitalizations, and the like) over any 20 trading days within any 30 trading day period; and 100% of the remaining Sponsor Earn-Out Shares that have not previously vested under the Sponsor Support Agreement (as defined herein) shall vest and be released to the Sponsor if at any time from and after the Closing through the seventh anniversary thereof, Apex consummates a Subsequent Transaction.

“Sponsor Shares” means the Initial Stockholder Shares and Cantor Shares.

“Subsequent Transaction” means any transaction or series of related transactions, including any sale, merger, liquidation, exchange offer or other similar transaction, that is consummated after the effective time of the First Merger that results (a) in any person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring beneficial ownership of 50% or more of the outstanding voting securities of AvePoint (as successor to Apex), directly or indirectly, immediately following such transaction, provided that any transaction or series of related transactions which results in at least 50% of the combined voting power of the then outstanding shares of common stock (or at least 50% of the combined voting power of the then outstanding shares of AvePoint (as successor to Apex) or any parent company of AvePoint issued in exchange for common stock) immediately following the closing of such transaction (or series of related transactions) being beneficially owned, directly or indirectly, by individuals and entities who were the beneficial owners of at least 50% of the shares of common stock outstanding immediately prior to such transaction (or series of related transactions), shall not be deemed a “Subsequent Transaction” or (b) a sale or disposition of all or substantially all of the assets of AvePoint (as successor to Apex) and its subsidiaries on a consolidated basis.

“Surviving Corporation” means Legacy AvePoint following the consummation of the Mergers.

“Warrants” means the Private Warrants and the Public Warrants, together.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes thereto and the information set forth in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Unless the context otherwise requires, we use the terms “AvePoint,” “company,” “we,” “us” and “our” in this prospectus to refer to AvePoint, Inc. and our wholly owned subsidiaries.

Overview

We are a digital collaboration innovator and have been for nearly two decades. We develop products and help organizations realize the value of modern, digital collaboration that lets users work together from anywhere, thanks to the power of the cloud.

Our solutions move organizations to leading, cloud-based platforms, like Microsoft 365, and help ensure that once they are in the cloud, data is protected, and collaboration is secure.

Digital transformation is not merely a nice-to-have as businesses look to modernize their IT infrastructure; it is a strategic and tactical imperative in the new normal of COVID-19 and remote, anytime/anywhere work connectivity. Additionally, the COVID-19 pandemic has dramatically accelerated the need for organizations to shift operations to the cloud. We are uniquely positioned to provide both guidance and proprietary technology to migrate customers to the cloud, efficiently and securely.

Collaboration enables organizations to pursue and achieve their business needs. Our work, the product of collaboration, is considered valuable to the organization, and therefore must be protected and well managed. That job often falls to IT teams who are constantly asked to do more with less resources. Businesses push to support employees with modern tools for collaboration such as hosted sites, cloud file sharing, persistent chat, and multiple line of business apps. The urgency of digital transformation has accelerated with the push to enable work-from-anywhere due to the COVID-19 pandemic. For the IT teams tasked to support this shift, demand often outpaces delivery. These teams face a number of challenges including:

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Migrations from legacy tools and collaboration platforms are hard and complex, especially for organizations that have empowered business users to purchase their own cloud file systems, outside of IT purview and control. Standardizing how the business works together involves moving unique business processes and files to a new platform like Microsoft 365. This involves translating data, workflows, and users with as little disruption as possible.

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IT teams are being pressured to do even more with less and will need to invest in automation to ensure they can meet the demands of the business. A recent 2019/2020 IT spend benchmark report from Computer Economics/Avasant Research observed that an increase in technology spending did not historically correlate to more IT jobs, as automation facilitated scale.

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New security laws like the General Data Protection Regulation (the “GDPR”), which went into effect in the European Union in 2018, and the California Consumer Protection Act (the “CCPA”), which went into effect in 2020, are forcing IT teams to maintain oversight on a diversifying line of products they support. The risks of non-compliance are increasingly expensive with new fines and damages to company reputation. The pressure to maintain control is pushing IT teams to look to automation and third-party vendors to help support their efforts.

With our solutions, organizations have the tools to enable rapid, sustainable adoption of critical applications like Microsoft Teams, which have recently been experiencing record growth in organizations large and small.

Systems like Microsoft 365 can now pass security audits and give teams the control they need to have confidence in their cloud investment. Security teams no longer block progress and pursuit of “work from anywhere” initiatives. With our solutions, they can have confidence in their ability to monitor, manage and govern the rapid adoption of new cloud services. Finally, organizations can use our solutions to save time and money, and can decommission home-grown or point solutions that fail to provide key insights and flexible automation that drive business outcomes. Our flexibility, automation, and insights enable IT to meet business needs and deliver value.

The following graphic, derived from publicly available Microsoft earnings releases, shows the number of daily active users for Microsoft Teams from December 2016 to October 2020:

Our primary solution is a SaaS platform that helps organizations invested in cloud-hosted collaboration systems by providing robust data management, including migration, protection, and governance. While our revenue and product lines, following the overall cloud market, are heavily Microsoft-centric today, the solutions we provide are built on proven best practices for management, governance, and compliance, no matter the platform. We have already made investments to capture multi-cloud opportunities across Salesforce clouds. We believe that our cloud agnostic approach, combined with projected overall growth in cloud usage, will lead to significant expansion of our market opportunities. As of March 31, 2021, our SaaS platform supported more than seven million cloud users. We believe it is our job to deliver value for not just service administrators and owners, but also for service champions, end users, and those charged with ensuring a return on significant investments in the cloud.

Our solutions are most commonly deployed to provide:

•	Migration from legacy on-premises (customer-managed) solutions to cloud services provided by Microsoft 365;

•	Data protection of critical cloud-based business assets to recover from data loss events (such as ransomware);

•	Policy guidance, monitoring and enforcement for protecting regulated users and content as the organization moves from self-hosted systems to public cloud services; and

•	Information governance support for records managers, security teams, and IT managers overseeing the adoption of the cloud collaboration platforms.

Our company values, combined with our commitment to employee development, leadership training, inclusion, and diversity, have resulted in a workforce with goals highly aligned to company success. We believe we are uniquely able to help our customers navigate the complexities of digital transformation, across the Microsoft cloud and beyond, due to our advanced technology and our team’s combination of both deep product and industry knowledge.

Background

We were originally known as Apex Technology Acquisition Corporation. On November 23, 2020, Legacy AvePoint, Apex and Merger Subs consummated the transactions contemplated under the Business Combination Agreement. Pursuant to the terms of the Business Combination Agreement, a business combination of Legacy AvePoint and Apex was effected by the merger of Merger Sub 1 with and into Legacy AvePoint, with Legacy AvePoint surviving the First Merger as a wholly-owned subsidiary of Apex, and promptly following the First Merger, Legacy AvePoint was merged with and into Merger Sub 2, with Merger Sub 2 surviving the Second Merger as a wholly-owned subsidiary of Apex. Following the consummation of the Mergers on the Closing Date, the Surviving Entity changed its name to AvePoint US, LLC and Apex changed its name from Apex Technology Acquisition Corporation to AvePoint, Inc. In July 2021, AvePoint US, LLC was merged with and into AvePoint, Inc.

At the effective time of the First Merger (the “Effective Time”), as a result of the First Merger, each share of Legacy AvePoint preferred stock, par value $0.001 per share (“Legacy AvePoint Preferred Stock”) that was then issued and outstanding was cancelled and converted into the right to receive the following: (x) the number of shares of common stock equal to (1) (A) (i) the aggregate amount of shares of common stock distributable to the holders of the Legacy AvePoint Preferred Stock in the First Merger multiplied by the Per Share Amount (as defined below), minus (ii) $135 million, divided by (B) $10.00, divided by (2) the aggregate number of shares Legacy AvePoint common stock, par value $0.001 per share (“Legacy AvePoint Common Stock”) issuable upon the conversion of the Legacy AvePoint Preferred Stock immediately prior to the Effective Time; (y) an amount in cash equal to (i) $135 million in cash (subject to deduction for the aggregate amount of the PIPE financing fees payable by the holders of the Legacy AvePoint Preferred Stock in the First Merger), divided by the aggregate number of shares Legacy AvePoint Common Stock issuable upon the conversion of the Legacy AvePoint Preferred Stock immediately prior to the Effective Time; and (z) the number of shares of Common Stock equal to the aggregate amount of the contingent consideration, if any, that is distributed to the holders Legacy AvePoint securities, divided by the fully diluted number of Legacy AvePoint securities.

At the Effective Time, as a result of the First Merger, each share of Legacy AvePoint Common Stock issued and outstanding immediately prior to the Effective Time (excluding any dissenting shares and shares held by certain executives of Legacy AvePoint) (such shares, the “Named Executive Shares”) was cancelled and converted into the right to receive the following: (x) an amount in cash equal to (1) the gross merger consideration divided by the number of fully diluted number of Legacy AvePoint securities (the “Per Share Amount”), multiplied by (2) the applicable percentage of cash elected to be received by the applicable holder of such shares (subject to withholding such holder’s pro rata share of the PIPE financing fees payable by such holder); (y) the number of shares of Common Stock equal to (1) (A) the Per Share Amount, multiplied by (B) the difference obtained by subtracting applicable percentage of cash elected to be received by the applicable holder of such shares from one, divided by (2) $10.00; provided that if the aggregate amount of cash elected by all such holders of Legacy AvePoint Common Stock prior to any adjustment pursuant to this proviso exceeded the aggregate amount of cash available for distribution to such holders of Legacy AvePoint Common Stock, then the cash election percentage was cut back on a proportionate basis until the amount of cash available for distribution to such holders of Legacy AvePoint Common Stock pursuant to such adjusted elections equaled the maximum amount of cash available for distribution to such holders of Legacy AvePoint Common Stock.

Immediately prior to the Effective Time, certain executives of Legacy AvePoint (the “Named Executives”) contributed the Named Executive Shares to Apex in exchange for (x) with respect to certain of the Named Executive Shares, an amount in cash equal to the Per Share Amount (subject to withholding such Named Executive’s pro rata share of the PIPE financing fees payable by such holder) and (y) with respect to remaining Named Executive Shares, a number of shares of Common Stock equal to (1) the Per Share Amount, divided by (2) $10.00; provided that if the aggregate amount of cash elected by all holders of Legacy AvePoint Common Stock other than the Named Executives prior to any adjustment pursuant to this proviso exceeded the aggregate amount of cash available for distribution to such holders of Legacy AvePoint Common Stock, then the number of Named Executive Shares contributed to Apex in exchange for cash was decreased on a proportionate basis (and the number of Named Executive Shares contributed to Apex in exchange for shares of Common Stock was increased by an equivalent amount) until the amount of cash available for distribution to such holders of Legacy AvePoint Common Stock pursuant to the adjusted elections equaled the maximum amount of cash available for distribution to such holders of Legacy AvePoint Common Stock.

At the Effective Time, as a result of the First Merger, each share of common stock, par value $0.001 per share, of Merger Sub 1 issued and outstanding immediately prior to the Effective Time was cancelled and converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of Legacy AvePoint, the surviving corporation in the First Merger.

At the Effective Time, as a result of the First Merger, each option to purchase Legacy AvePoint Common Stock that was outstanding immediately prior to the Effective Time, whether vested or unvested (other than certain options held by the Named Executives (such options, the “Named Executive Cash-Settled Options”) and options granted pursuant to a PRC stock option award to employees and other service providers in the People’s Republic of China (such options, the “PRC Options”), was cancelled and converted into an option to purchase a number of shares of Common Stock (such option, an “Exchanged Option”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Legacy AvePoint Common Stock subject to such Legacy AvePoint option immediately prior to the Effective Time and (y) the Per Share Amount divided by $10.00 (the “Exchange Ratio”), at an exercise price per share (rounded up to the nearest whole cent) equal to (1) the exercise price per share of such Legacy AvePoint option immediately prior to the Effective Time, divided by (2) the Exchange Ratio. Except as specifically provided in the Business Combination Agreement, following the Effective Time, each Exchanged Option will continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Legacy AvePoint option immediately prior to the Effective Time. At the Effective Time, as a result of the First Merger, each PRC Option was cancelled. Each cancelled PRC Option will be replaced and substituted with the award of a new stock option to purchase a number of shares of Common Stock pursuant to the Equity Incentive Plan equal to the product of (rounded down to the nearest whole number) of (A) the number of shares of Legacy AvePoint common Stock subject to such PRC Option immediately prior to the Effective Time and (B) the Exchange Ratio, at an exercise price (rounded up to the nearest whole cent) equal to (i) the exercise price per share of such PRC Option immediately prior to the Effective Time, divided by (ii) the Exchange Ratio. The replacement stock options will be credited with vesting to the same extent as the PRC Options being replaced, and the new replacement awards will be subject to the same vesting schedule and exercisability provisions. In other respects, the such new stock options will be governed by the terms and conditions of the 2021 Equity Incentive Plan (the “2021 Plan”).

At the Effective Time, as a result of the First Merger, each Named-Executive Cash Settled-Option that was outstanding as of immediately prior to the Effective Time was cancelled and converted into the right to receive an amount of cash equal to (x) the number of shares of Legacy AvePoint Common Stock subject to such Named-Executive Cash Settled Option as of immediately prior to the Effective Time multiplied by (y) (1) the Per Share Amount, minus (2) the exercise price attributable to such Named-Executive Cash Settled Option.

Promptly following the Effective Time, upon the effective time of the Second Merger, as a result of the Second Merger, each share of common stock of Legacy AvePoint, the surviving corporation in the First Merger issued and outstanding immediately prior to the effective time of such Second Merger was cancelled and converted into one newly issued, fully paid and non-assessable common membership unit of the Surviving Entity.

As additional consideration for the Mergers, we will issue to the holders of our common stock up to 3,000,000 earnout shares (the “Earnout Shares”) as follows:

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1,000,000 shares of common stock, in the aggregate, if at any time from and after the Closing through the seventh anniversary thereof (x) the Closing Price is greater than or equal to $12.50 over any 20 Trading Days within any 30 Trading Day period or (y) we consummate a Subsequent Transaction, which results in our stockholders having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $12.50 per share.

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1,000,000 shares of common stock, in the aggregate, if at any time from and after the Closing through the seventh anniversary thereof (x) the Closing Price is greater than or equal to $15.00 over any 20 Trading Days within any 30 Trading Day period or (y) we consummate a Subsequent Transaction, which results in our stockholders having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $15.00 per share.

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1,000,000 shares of common stock, in the aggregate, if at any time from and after the Closing through the seventh anniversary thereof (x) the Closing Price is greater than or equal to $17.50 over any 20 Trading Days within any 30 Trading Day period or (y) we consummate a Subsequent Transaction, which results in our stockholders having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $17.50 per share.

An aggregate of 1,912,155 of such Earnout Shares are held by our affiliates and are being registered for resale pursuant to this prospectus.

On the Closing Date, a number of purchasers (each, a “Subscriber”) purchased from the Company an aggregate of 14,000,000 shares of Apex Common Stock, for a purchase price of $10.00 per share and an aggregate purchase price of $140.0 million, pursuant to separate subscription agreements (each, a “Subscription Agreement”) entered into effective as of November 23, 2020. Pursuant to the Subscription Agreements, we gave certain registration rights to the Subscribers with respect to the PIPE Shares. The sale of the PIPE Shares was consummated concurrently with the Closing of the Business Combination.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). As an emerging growth company, we are exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our President and Chief Executive Officer to the median of the annual total compensation of all of our employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Act.

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. We will be an emerging growth company at least until December 31, 2021 and will take advantage of the benefits of the extended transition period emerging growth company status permits. During the extended transition period, it may be difficult or impossible to compare our financial results with the financial results of another public company that complies with public company effective dates for accounting standard updates because of the potential differences in accounting standards used.

We will remain an emerging growth company under the JOBS Act until the earliest of (a) December 31, 2024, (b) the last date of our fiscal year in which we have a total annual gross revenue of at least $1.07 billion, (c) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.

Summary of Risk Factors

Below is a summary of material factors that make an investment in our securities speculative or risky. Importantly, this summary does not address all of the risks and uncertainties that we face. Additional discussion of the risks and uncertainties summarized in this risk factor summary, as well as other risks and uncertainties that we face, can be found under the section titled “Risk Factors” in this prospectus. The below summary is qualified in its entirety by that more complete discussion of such risks and uncertainties. You should consider carefully the risks and uncertainties described under the section titled “Risk Factors” as part of your evaluation of an investment in our securities:

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Our success depends on our technology partners. In particular, our technical advantages are highly dependent on our partnership with Microsoft and other major software providers. Should Microsoft or these other providers acquire competitors that heavily overlap with our capabilities, or develop competing features, we may lose customer acquisition momentum and fail to secure renewals or growth targets.

•	We have experienced strong growth in recent periods, and our recent growth rates may not be indicative of our future growth.

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We face competition from established as well as emerging companies offering solutions and related applications. We may lack sufficient financial or other resources to maintain or improve our competitive position, which may harm our ability to add new customers, retain existing customers, and grow our business.

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If we fail to adapt and respond effectively to rapidly changing technology, evolving industry standards, and changing customer needs or preferences, our products and services may become less competitive.

•	Our success with SMB customers depends in part on our resale and distribution partnerships. Our business would be harmed if we fail to maintain or expand partner relationships.

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The estimates of market opportunity and forecasts of market growth included in this prospectus/proxy statement may prove to be inaccurate. Even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.

•	A failure to hire and integrate additional sales and marketing personnel or maintain their productivity could harm our results of operations and growth prospects.

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Failure to effectively develop and expand our marketing and sales capabilities could harm our ability to increase our customer base and achieve broader market acceptance of our products and services. If we are not able to generate traffic to our website through digital marketing, our ability to attract new customers may be impaired.

•	If we fail to maintain or grow our brand recognition, our ability to expand our customer base will be impaired and our financial condition may suffer.

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We are expected to store personal and other confidential information of our customers, which may in turn contain third-party personal or other confidential information. If the security of this information is compromised or is otherwise accessed without authorization, our reputation may be harmed, and we may be exposed to liability and loss of business.

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We may become subject to legal proceedings and litigation, including intellectual property disputes, which are costly and may subject us to significant liability and increased costs of doing business. Our business may suffer if it is alleged or determined that our technology infringes the intellectual property rights of others.

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We will rely on third-party proprietary and open source software for our products and services. The inability to obtain third-party licenses for such software, obtain them on favorable terms, or adhere to the license terms for such software or any errors or failures caused by such software could harm our business, results of operations and financial condition.

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If our products and services fail to perform properly, or if we fail to develop enhancements to resolve performance issues, we could lose customers, become subject to performance or warranty claims, or incur significant costs.

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We will provide our products and services to businesses in highly regulated industries and to customers with elevated confidentiality, privacy or security requirements, including public sector customers, which will subject us to a number of challenges and risks.

•	Significant changes in the contracting or fiscal policies of the public sector, or our failure to comply with certain laws or regulations, could harm the business we do with the public sector.

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We intend to invest significantly in research and development, and to the extent such research and development investments do not translate into new products or material enhancements to our products, or if we do not use those investments efficiently, our business and results of operations would be harmed.

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A small number of stockholders will continue to have substantial control over us after this offering, which may limit other stockholders’ ability to influence corporate matters and delay or prevent a third party from acquiring control over us.

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Our management has identified material weaknesses in our internal control over financial reporting and we may identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, which may result in material misstatements of our financial statements or cause us to fail to meet our periodic reporting obligations.

Corporate Information

Our principal executive offices are located at 525 Washington Blvd, Suite 1400, Jersey City, NJ 07310, and our telephone number is (201) 793-1111. Our corporate website address is www.AvePoint.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

“AvePoint” and our other registered and common law trade names, trademarks and service marks are property of AvePoint, Inc. This prospectus contains additional trade names, trademarks and service marks of others, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols.

The Offering

Issuance of common stock

Shares of common stock offered by us	17,905,000 shares of common stock, consisting of (i) 405,000 shares of common stock that are issuable upon exercise of the Private Warrants and (ii) 17,500,000 shares of common stock that are issuable upon exercise upon the exercise of the Public Warrants.

Shares of common stock outstanding prior to the exercise of all Warrants	180,272,638 (as of July 7, 2021)

Shares of common stock outstanding assuming exercise of all Warrants	198,177,638 (based on the total shares outstanding as of July 7, 2021)

Exercise price of warrants	$11.50 per share, subject to adjustment as described herein

Use of proceeds	We will receive up to an aggregate of approximately $205.9 million from the exercise of the Warrants. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. See “Use of Proceeds.”

Resale of common stock and Warrants

Shares of common stock offered by the selling securityholders

We are registering the resale by the selling securityholders named in this prospectus, or their permitted transferees, an aggregate of 136,029,478 shares of common stock, consisting of:

•   up to 14,000,000 PIPE Shares;

•   up to 8,750,000 Sponsor Shares;

•   up to 810,000 shares issued upon separation of the Private Units;

•   up to 405,000 shares of common stock issuable upon the exercise of the Private Warrants; and

•   up to 112,064,478 shares of common stock pursuant to the Registration Rights Agreement (including up to 13,329,196 shares of common stock issuable pursuant to outstanding options and up to 1,912,155 shares of common stock issuable as Earnout Shares).

Warrants offered by selling securityholders	Up to 405,000 Private Warrants

Redemption	The Public Warrants are redeemable in certain circumstances. See “Description of Our Securities – Warrants.”

Lock-Up Agreements	Certain of our securityholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See the section titled “Certain Relationships and Related Party Transactions—AvePoint Related Agreements — Lock-Up Agreements.”

Terms of the offering	The selling securityholders will determine when and how they will dispose of the securities registered for resale under this prospectus.

Use of proceeds	We will not receive any proceeds from the sale of shares of common stock or Warrants by the selling securityholders.

Risk factors	Before investing in our securities, you should carefully read and consider the information set forth in “Risk Factors” beginning on page 10.

Nasdaq ticker symbols	“AVPT” and “AVPTW”

For additional information concerning the offering, see “Plan of Distribution” beginning on page 170.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below together with all of the other information contained in this prospectus, including our financial statements and related notes appearing at the end of this prospectus and in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding to invest in our common stock. If any of the events or developments described below were to occur, our business, prospects, operating results and financial condition could suffer materially, the trading price of our common stock could decline, and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

Risks Related to our Business

Our success depends on our technology partners. In particular, our technical advantages are highly dependent on our partnership with Microsoft and other major software providers. Should Microsoft or these other providers acquire competitors that heavily overlap with our capabilities, or develop competing features, we may lose customer acquisition momentum and fail to secure renewals or growth targets.

The significant majority of our customers choose to integrate their products and services with, or as an enhancement of, third-party solutions such as infrastructure, platforms or applications, in particular from Microsoft, Inc. (“Microsoft”). The functionality and popularity of our products and services depend largely on our ability to integrate our platform with third-party solutions, in particular Microsoft’s Azure, SharePoint and Office 365. We are dependent on technology partner solutions for several major categories of our offerings, including data management, migration, governance, protection and backup. As a result, our customers’ satisfaction with our products are highly dependent on their perception of, and satisfaction with, our third-party providers and their respective offerings. We will continue to depend on various third-party relationships to sustain and grow our business. Third-party providers may change the features of their solutions, alter their governing terms, or end the solutions’ availability altogether. They may restrict our ability to add, customize or integrate systems, functionality and customer experiences. Any such changes could limit or terminate our ability to use these third-party solutions and provide our customers with the full range of our products and services. Our business would be negatively impacted if we fail to retain these relationships for any reason, including due to third parties’ failure to support or secure their technology or integrations; errors, bugs, or defects in their technology; or changes in our products and services. Any such failure, as well as a prolonged disruption, a cybersecurity event or any other negative event affecting our third-party providers and leading to customer dissatisfaction, could harm our relationship with our customers, our reputation and brand, our revenue, our business, and our results of operations.

Strategic technology partners and third parties may not be successful in building integrations, co-marketing our products and services to provide significant volume and quality of lead referrals, or continue to work with us as their respective products evolve. Identifying, negotiating and documenting relationships with additional strategic technology partners require significant resources. Integrating third-party technology can be complex, costly and time-consuming. Third parties may be unwilling to build integrations. We may be required to devote additional resources to develop integrations for our own products. Strategic technology partners or providers of solutions with which we have integrations may decide to compete with us or enter into arrangements with our competitors, resulting in such partners or providers withdrawing support for our integrations. Our agreements with our partners are generally non-exclusive, meaning our partners may offer products from several different companies to their customers. Specifically, Microsoft and other major platform providers could end partnerships, cease marketing our offerings, with limited or no notice and with little or no penalty, or decide to purchase strong competition, or incorporate our capabilities into native solutions. Any of these developments would negatively impact our business.

Microsoft, as well as other cloud platform providers like Salesforce, may furthermore introduce functionality that competes with our products and services, as a result of an acquisition, or their own development. Additionally, we rely heavily on our early access to preview Microsoft technology, which enables our product strategy and development teams to anticipate future opportunities as well as validate our current direction.

In the last year, Microsoft has acquired a migration vendor whose functions overlap with the AvePoint migration platform and has historically incorporated some of our capabilities into core platform offerings.

While Microsoft introduces competitive features as a premium option, some customers will choose a simpler first-party solution to their problem, even at a greater cost to them. Microsoft and other cloud providers may also choose to make it difficult for third party providers like us to continue making the necessary application programming interface (“API”) calls to provide their solutions, as illustrated by an increase in API “throttling” in recent years or API quotas provided by Salesforce.

Although we typically receive significant advance notice of new product releases from Microsoft, Microsoft does not always preview our technology with us or other partners and, as a result, it is possible that we may not receive advance notice of changes in features and functionality of new technologies with which our products will need to interoperate. If this was to happen, there could be an increased risk of product incompatibility. Any failure of our products and services to operate effectively with solutions could reduce the demand for our products and services, resulting in customer dissatisfaction and harm to our business. If we are is unable to respond to these changes or failures in a cost-effective manner, our products and services may become less marketable, less competitive, or obsolete, and the results of our operations may be negatively impacted.

We have a strategic technology partnership with Microsoft for the collaboration to co-sell and co-market our products and services to new customers. If our relationships with our strategic technology partners, such as Microsoft, are disrupted or if the co-sell and co-market program was ended for any reason, we may receive less revenue and incur costs to form other revenue-generating strategic technology partnerships. If Microsoft were to acquire a competitor of ours, it could harm our relationship with our customers, our reputation and brand, and our business and results of operations.

The COVID-19 pandemic could harm our business, financial condition and results of operations.

While we were able to deliver significant growth in 2020 despite of the COVID-19 pandemic, the measures attempting to contain and mitigate the effects of the COVID-19 pandemic, including stay-at-home, business closure, and other restrictive orders, and the resulting changes in businesses’ behaviors, have disrupted our normal operations and impacted our employees, suppliers, partners, and customers. We expect these disruptions and impacts to continue for the foreseeable future. In response to the COVID-19 pandemic, we took a number of actions that have impacted and continue to impact our business, including transitioning employees across all our offices (including our corporate headquarters) to remote work-from-home arrangements, imposing travel and related restrictions, and reducing operational expenditures significantly, including a reduction of approximately 10% of our global workforce during the first half of 2020. Given the continued spread of COVID-19 and the resulting personal, economic, and governmental reactions, we may have to take additional actions in the future that could harm our business, financial condition and results of operations. While we have a distributed workforce and our employees are accustomed to working remotely or with other remote employees, our workforce has not historically been fully remote. Prior to the COVID-19 pandemic, certain of our employees traveled frequently to establish and maintain relationships with our customers and partners. We continue to monitor the situation and may adjust our current policies as more information and guidance become available. Suspending travel and doing business in-person on a long-term basis could negatively impact our marketing efforts, our ability to enter into customer contracts in a timely manner, our international expansion efforts and our ability to recruit employees across the organization. These changes could negatively impact our sales and marketing in particular, which could have longer-term effects on our sales pipeline, or create operational or other challenges as our workforce remains predominantly remote, any of which could harm our business. In addition, our management team has spent, and will likely continue to spend, significant time, attention, and resources monitoring the COVID-19 pandemic and associated global economic uncertainty and seeking to manage its effects on our business and workforce.

The degree to which COVID-19 will affect our business and results of operations will depend on future developments that are highly uncertain and cannot currently be predicted. These developments include, but are not limited to, the duration, extent and severity of the COVID-19 pandemic, actions taken to contain the COVID-19 pandemic, the impact of the COVID-19 pandemic and related restrictions on economic activity in domestic market and international trade, and the extent of the impact of these and other factors on our employees, suppliers, partners and customers. The COVID-19 pandemic and related restrictions could limit our customers’ ability to continue to operate, such as by limiting their abilities to obtain inventory, generate sales, or make timely payments to us. It could disrupt or delay the ability of employees to work because they become sick or are required to care for those who become sick, or for dependents for whom external care is not available. It could cause delays or disruptions in services provided by key suppliers and vendors, increase the vulnerability of us and our partners and service providers to security breaches, denial of service attacks or other hacking or phishing attacks, or cause other unpredictable effects.

The COVID-19 pandemic also has caused heightened uncertainty in the global economy. If economic conditions further deteriorate, consumers and business clients may not have the financial means to make purchases from our customers and may delay or reduce discretionary purchases, negatively impacting our customers and, as a consequence, the results of our operations. Uncertainty from the pandemic may cause prospective or existing customers to defer investment in the areas covered by our products and services or to reduce the value or duration of contracts and may also require us to provide larger pricing discounts or extended payment terms. Our SMB customers may be more susceptible to general economic conditions than larger businesses, which may have greater liquidity and access to capital. Since the impact of COVID-19 is ongoing and because of our subscription-based business model, the effect of the COVID-19 pandemic and the related impact on the global economy may not be fully reflected in our results of operations until future periods. Some of our customers have experienced, and may continue to experience, financial hardships that could result in delayed or even uncollectible payments in the future.

Further, to the extent there is a sustained general economic downturn and our software and services are perceived by our existing and potential customers as costly or too difficult to deploy or migrate to, our revenue may be disproportionately affected by delays or reductions in general information technology spending. Competitors, many of whom are larger and more established than us, may respond to market conditions by lowering prices and attempting to lure away our customers. We cannot predict the timing, strength, or duration of any economic slowdown, instability, or recovery, generally, or within any particular industry. If the economic conditions of the general economy or markets in which we operate worsen from present levels, our business, results of operations and financial condition could be harmed.

We have a history of operating losses and may not be able to generate sufficient revenue to achieve and sustain profitability.

We have a history of incurring operating losses. We incurred net losses of $4.9 million, $0.7 million, $17.0 million, $20.2 million and $3.9 million for the three months ended March 31, 2021 and 2020 and the years ended December 31, 2020, 2019 and 2018, respectively. As of March 31, 2021 and December 31, 2020, we had an accumulated deficit of $313.7 million and $299.8 million, respectively. While we have experienced significant revenue growth over recent years, we may not be able to sustain or increase our growth or achieve profitability in the future. We intend to continue to invest in sales and marketing efforts, research and development, and expansion into new geographies. While our revenue has grown in recent years, if our revenue declines or fails to grow at a rate faster than these increases in its operating expenses, it will not be able to achieve and maintain profitability in future periods. As a result, we may generate losses in future periods. We cannot assure investors that we will achieve profitability in the future or that, if it does become profitable, we will be able to sustain profitability. Additionally, we may encounter unforeseen operating expenses, difficulties, complications, delays, and other unknown factors that may result in losses in future periods. If these losses exceed our expectations or our revenue growth expectations are not met in future periods, our financial performance will be harmed.

We have experienced strong growth in recent periods, and our recent growth rates may not be indicative of our future growth.

We have experienced strong growth in recent periods. Our revenue was $151.5 million, $116.1 million and $107.3 million for the years ended December 31, 2020, 2019 and 2018, respectively. Our revenue was $38.8 million and $32.7 million for the three months ended March 31, 2021 and 2020, respectively. In future periods, we may not be able to sustain revenue growth consistent with recent history, or at all. we believe our revenue growth and our ability to manage such growth depend on several factors, including, but not limited to, our ability to do the following:

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Effectively recruit, integrate, train and motivate a large number of new employees, including our sales force, technical solutions professionals, customer success managers and engineers, while retaining existing employees, maintaining the beneficial aspects of our corporate culture and effectively executing our business plan;

•	Attract new customers and retain and increase sales to existing customers;

•	Maintain and expand our relationships with our partners, including effectively managing existing channel partnerships and expand to new ones;

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Successfully implement our products and services, increase our existing customers’ use of our products and services, and provide our customers with excellent customer support and the ability of our partners to do the same;

•	Increase the number of our partners;

•	Develop our existing products and services and introduce new products or new functionality to our products and services;

•	Expand into new market segments and internationally;

•	Earn revenue share and customer referrals from our partner ecosystem;

•	Improve our key business applications and processes to support our business needs;

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Enhance information and communication systems to ensure that our employees and offices around the world are well-coordinated and can effectively communicate with each other and our growing customer base, particularly in light of the COVID-19 pandemic and the long-term effects thereof;

•	Enhance our internal controls to ensure timely and accurate reporting of all of our operations and financial results;

•	Protect and further develop our strategic assets, including our intellectual property rights; and

•	Make sound business decisions considering the scrutiny associated with operating as a public company.

We may not accomplish any of these objectives and, as a result, it is difficult for us to forecast our future revenue or revenue growth. If our assumptions are incorrect or change in reaction to changes in our market, or if we are unable to maintain consistent revenue or revenue growth, our stock price could be volatile, and it may be difficult to achieve and maintain profitability. You should not rely on our revenue for any prior periods as any indication of our future revenue or revenue growth. In particular, the catalyst for our revenue growth rate acceleration during the three months ended March 31, 2021 and the year ended December 31, 2020 was SaaS and termed license and support revenue, which increased by approximately 50.0% and 66.3%, respectively, as compared to the three months ended March 31, 2020 and the year ended December 31, 2019, respectively. We may not be able to sustain such revenue growth rates in the future.

Furthermore, these activities will require significant investments and allocation of valuable management and employee resources, and our growth will continue to place significant demands on our management and our operational and financial infrastructure. There are no guarantees we will be able to grow our business in an efficient or timely manner, or at all. Moreover, if we do not effectively manage the growth of our business and operations, the quality of our software could suffer, which could negatively affect the AvePoint brand, results of operations and overall business.

Our quarterly and annual operating results may be harmed due to seasonality and a variety of other factors, which could make our future results difficult to predict.

Our revenue and other results of operations have fluctuated from quarter to quarter in the past and can continue to fluctuate in the future. Our revenue depends in part on the conversion of enterprises that have installed an evaluation license for our software into paying customers. In this regard, most of our sales are typically made during the last three weeks of every quarter. We may fail to meet market expectations for that quarter if we are unable to close the number of transactions that we expect during this short period and closings are deferred to a subsequent quarter.

In addition, our sales cycle from initial contact to delivery of and payment for the software license generally becomes longer and less predictable with respect to large transactions and often involves multiple meetings or consultations at a substantial cost and time commitment to us. Although we try to minimize the potential impact of large transactions on our quarterly results of operations, the closing of a large transaction in a particular quarter may make it more difficult for us to meet market expectations in subsequent quarters and our failure to close a large transaction may adversely impact our revenue in a particular quarter.

Furthermore, we base our current and future expense levels on our revenue forecasts and operating plans, and our expenses are relatively fixed in the short term. Accordingly, we will likely not be able to reduce our costs sufficiently to compensate for an unexpected shortfall in revenue and even a relatively small decrease in revenue could disproportionately impact our financial results for such quarter.

The variability and unpredictability of these and other factors could result in us failing to meet or exceed financial expectations for a given period and could adversely impact our share price.

There are also significant seasonal factors that may cause financial statement fluctuations in some quarters compared with others. We believe this variability is largely due to our customers’ budgetary and spending patterns, as many customers spend the unused portions of their discretionary budgets prior to fiscal year ends. Historically, the fourth quarter has been typically the quarter with the largest bookings, which impacts revenue, unbilled revenue, deferred revenue, accounts receivable and amortized commissions in future periods.

Our future revenue and operating results will be harmed if we are unable to acquire new customers, expand sales to our existing customers, or develop new functionality for our products and services that achieves market acceptance.

To continue to grow our business, it is important that we continue to acquire new customers to purchase and use our products and services. Our success in adding new customers depends on numerous factors, including our ability to: (1) offer compelling products and services, (2) execute our sales and marketing strategy, (3) attract, effectively train and retain new sales, marketing, professional services, and support personnel in the markets we pursue, (4) develop or expand relationships with partners, IT consultants, systems integrators resellers and other third parties, strengthening our network, (5) expand into new geographies, including internationally, and market segments, (6) efficiently onboard new customers on to our product offerings, and (7) provide additional paid services that fulfill the needs and complement the capabilities of our customers and their partners.

Our future success also depends, in part, on our ability to sell additional products, more functionality and/or adjacent services to our current customers, and the success rate of such endeavors is difficult to predict, especially during the ongoing COVID-19 pandemic and with regard to any new products or lines of business that we may introduce from time to time. Our ability to increase sales to existing customers depends on several factors, including their experience with implementing and using our products and services, their ability to integrate our products and services with other technologies, and our pricing model. Sales to existing customers may require increasingly costly marketing and sales efforts that are targeted at senior management, and if these efforts are not successful, our business and operating results may suffer.

As the markets for our products mature, or as new competitors introduce new products or services that compete with us, we may be unable to attract new customers at the same price or based on the same pricing model as we have used historically. From time to time, we may also change our pricing structure, which could adversely impact demand for our products and services. Moreover, large customers, which are a material focus of our sales efforts, have continued, and may continue, to demand greater price concessions and delayed payment terms. Our customers may also increasingly defer purchasing decisions, demand price concessions and delayed payment terms, and request other terms and conditions if the COVID-19 pandemic worsens or is prolonged. As a result, in the future we may be required to reduce our prices or accept onerous terms and conditions, including delayed payment terms, which could harm our revenue, profitability, financial position, and cash flows in any given period.

Our ability to generate revenue may be inconsistent across our small- and medium-sized business (“SMB”), mid-market (“MM”), and large enterprise customer segments. We classify customers in these segments based on whether they have annual revenue of more or less than $2.5 billion and whether they have user seats of less than 500, between 500 and 5,000, or more than 5,000. If we experience limited or inconsistent growth in any of these customer sets, particularly our MM and large enterprise customers, our business, financial condition, and operating results could be harmed.

If we are unable to provide enhancements, new features, or keep pace with current technological developments, our business could be harmed. If our new functionality and services initiatives do not continue to achieve acceptance in the market, our competitive position may be impaired, and our potential to generate new revenue or to sustain existing revenue could be diminished. The harm to our financial results may be particularly acute because of the significant research, development, marketing, sales, and other expenses we will have incurred in connection with the new functionality and services.

In addition, as an increasing amount of our business may move to our cloud-based products and services and the use of consumption-based pricing models may represent a greater share of our revenue, our revenue may be less predictable or more variable than our historical revenue from perpetual or time period-based subscription pricing models. Moreover, a consumption-based subscription pricing model may ultimately result in lower total cost to our customers over time, or may cause our customers to limit usage in order to stay within the limits of their existing subscriptions, reducing overall revenue or making it more difficult for us to compete in our markets.

Our ability to predict the rate of customer renewals and the impact these renewals will have on our revenue or operating results is limited.

Our ability to maintain or increase revenue also depends in part on our ability to retain existing customers, in particular that our customers renew their subscriptions with us on the same or more favorable terms. Our customers have no obligation to renew their contracts for AvePoint products after the expiration of either the initial or renewed subscription period, and in the normal course of business, some customers have elected not to renew. Our customers may renew for fewer elements of our products, for shorter renewal terms or on different pricing terms, including lower-cost offerings of our products. Our customers’ renewal rates may decline or fluctuate as a result of a number of factors, including their level of satisfaction with our pricing or our products and their ability to continue their operations and spending levels, mix of customer base, decreases in the number of users at the customers, competition, pricing increases or changes and deteriorating general economic conditions, including as a result of the COVID-19 pandemic. If our customers do not renew their subscriptions for our products on similar pricing terms, our revenue may decline and our business could suffer. In addition, over time the average term of our contracts could change based on renewal rates or for other reasons. Further, acquisitions of our customers have continued, and may continue, to lead to cancellation of our contracts with such customers or by the acquiring companies, thereby reducing the number of our existing and potential customers.

We recognize revenue from SaaS subscriptions to our products over the terms of these subscriptions. Consequently, increases or decreases in new sales may not be immediately reflected in our results of operations and may be difficult to discern.

We recognize revenue from software as a service (“SaaS”) subscriptions to our products ratably over the terms of these subscriptions. As a result, a portion of the revenue we report in each quarter is derived from the recognition of deferred revenue relating to SaaS subscriptions entered into during previous quarters. Consequently, a decline in new or renewed SaaS subscriptions in any single quarter may have a small impact on the revenue that we recognize for such quarter. However, such a decline will negatively affect our revenue in future quarters. Accordingly, the effect of significant downturns in sales and potential changes in our pricing policies or rate of customer expansion or retention may not be fully reflected in our results of operations until future periods. In addition, a significant portion of our costs are expensed as incurred, while revenue is recognized over the term of the SaaS subscription. As a result, growth in the number of new customers and hosts has continued, and can continue, to result in our recognition of higher costs and lower revenue in the earlier periods of our SaaS subscriptions. Finally, our SaaS subscription-based revenue model also makes it difficult for us to rapidly increase our revenue through additional sales in any period, as revenue from new customers or existing customers that increase their use of our products or upgrade to higher-priced products or product tiers must be recognized over the applicable SaaS subscription term.

Our sales cycle with MM and large enterprise customers can be long and unpredictable, and our sales efforts require considerable time and expense.

The timing of our sales with our MM and large enterprise customers and related revenue recognition is difficult to predict because of the length and unpredictability of the sales cycle for these customers. MM and large enterprise customers, particularly those in highly regulated industries and those requiring customized offerings, may have a lengthy sales cycle for the evaluation and implementation of our products and services. If these customers maintain work-from-home arrangements for a significant period of time, it may cause a lengthening of these sales cycles. This may cause a delay between increasing operating expenses for such sales efforts and, upon successful sales, the generation of corresponding revenue. We are often required to spend significant time and resources to better educate our potential MM and large enterprise customers and familiarize them with our products and services. The length of our sales cycle for these customers, from initial evaluation to contract execution, is generally three to nine months but can vary substantially. On occasion, some customers will negotiate their contracts to include financial terms that negatively affect our revenue, such as a trial period, delayed payment or a number of months on a promotional basis. As the purchase and launch of our products and services can be dependent upon customer initiatives, infrequently, our sales cycle can extend to up to twelve months. As a result, much of our revenue is generated from the recognition of contract liabilities from contracts entered into during previous periods. Customers often view a subscription to our products and services as a strategic decision with significant investment. As a result, customers frequently require considerable time to evaluate, test, and qualify our products and services prior to entering into or expanding a subscription. During the sales cycle, we expend significant time and money on sales and marketing and contract negotiation activities, which may not result in a sale. Additional factors that may influence the length and variability of our sales cycle include:

•	The effectiveness of our sales force as we hire and train our new salespeople to sell to MM and large enterprise customers;

•	The discretionary nature of purchasing and budget cycles and decisions;

•	The obstacles placed by customers’ procurement process;

•	Economic conditions and other factors impacting customer budgets;

•	Customers’ integration complexity;

•	Customers’ familiarity with the types of products and services we offer, in particular SaaS solutions;

•	Customers’ evaluation of competing products during the purchasing process; and

•	Evolving customer demands.

Given these factors, it is difficult to predict whether and when a sale will be completed, and when revenue from a sale will be recognized. Consequently, a shortfall in demand for our products and services or a decline in new or renewed contracts in a given period may not significantly reduce our revenue for such period but could negatively affect our revenue in future periods.

We face competition from established as well as emerging companies offering solutions and related applications. We may lack sufficient financial or other resources to maintain or improve our competitive position, which may harm our ability to add new customers, retain existing customers, and grow our business.

While there are some companies that offer certain features similar to those embedded in our products, as well as others with whom we compete in certain tactical use cases, we believe that we do not currently compete with a company that offers the same breadth of functionalities that we offer in a single integrated solution. Nevertheless, we do compete against a select group of software vendors that provide standalone solutions similar to those found in our comprehensive software suite in the specific markets in which we operate. We also face direct competition with respect to certain of our products, specifically Backup and Recovery as well as Migration Services to Office 365. In the future, as customer requirements evolve and new technologies are introduced, we may experience increased competition if established or emerging companies develop solutions that address the data management, migration and protection market. Furthermore, because we operate in a relatively new and evolving area, we anticipate that competition will increase based on customer demand for these types of products. This could harm our ability to increase sales, maintain or increase renewals, and maintain our prices.

We face competition from other legacy backup or security vendors that may offer related solutions and services. Our competitors include larger companies that have acquired solution and/or service providers in recent years. We also compete with custom software internally developed and services internally provided within companies that are potential customers. In addition, We face competition from niche companies that offer point products that attempt to address certain of the problems that our products and services solve.

Merger and acquisition activity in the technology industry could increase the likelihood that we will compete with other large technology companies. Some of our existing competitors have, and our potential competitors could have, substantial competitive advantages such as greater name recognition, longer operating histories, larger sales and marketing budgets and resources, greater customer support resources, lower labor and development costs, larger and more mature intellectual property portfolios, and substantially greater financial, technical and other resources.

Some of our larger competitors also have substantially broader product lines and market focus and may therefore in some cases be less susceptible to downturns in a particular market. Conditions in our market could change rapidly and significantly as a result of technological advancements, partnering by our competitors, or continuing market consolidation.

New start-up companies that innovate and large companies that are making significant investments in research and development may invent similar or superior products and technologies that compete with our products and services.

In addition, some of our competitors may enter into new alliances with each other or may establish or strengthen cooperative relationships with agency partners, technology, application, software and service providers in complementary categories, or other parties. Furthermore, new technological developments, up to massive and disruptive changes in areas that are covered by our products and services could reduce customer needs for our products and services. Any such consolidation, acquisition, alliance or cooperative relationship could lead to pricing pressure, a loss of market share, or a smaller addressable share of the market. It could also result in a competitor with greater financial, technical, marketing, service, and other resources, all of which could harm our ability to compete.

In addition, our current or prospective partners may establish cooperative relationships with any future competitors. These relationships may allow future competitors to rapidly gain significant market share. These developments could also limit our ability to obtain revenue from existing and new customers.

If we experience competitive pressures in our market or if the prices we charge for our products and services are unacceptable to our customers, it will need to reduce or change our pricing model to remain competitive and our operating results could be harmed.

Some of our larger competitors use broader product offerings to compete, including by selling at zero or negative margins or by bundling their product with other solutions. Potential customers may prefer to purchase from their existing suppliers rather than a new supplier regardless of product performance or features. Also, potential customers may be more willing to incrementally add solutions to their existing infrastructure from competitors than to replace their existing infrastructure with our products and services. These competitive pressures in our market, or our failure to compete effectively, may result in price reductions, fewer orders, reduced revenue and gross margins, increased net losses, and loss of market share. Any failure to meet and address these factors could harm our business, results of operations, and financial condition. Our ability to compete successfully in our market will also depend on a number of factors, including ease and speed of product deployment and use, the quality and reliability of our customer service and support, total cost of ownership, return on investment and brand recognition. Any failure by us to successfully address current or future competition in any one of these or other areas may reduce the demand for our products and harm our business, results of operations and financial condition.

Furthermore, we price our products and services based on different factors, such as order volume, number of users, data volume and feature functionality of the specific offerings. As the market for our products and services matures, or as new or existing competitors introduce new products and services that compete with us or if those competitors reduce their prices, we may experience pricing pressure and be unable to renew our agreements with existing customers or attract new customers at prices that are consistent with our current pricing model and operating budget. We also must determine the appropriate price to enable us to compete effectively internationally. MM and large enterprise customers may demand substantial price discounts as part of the negotiation of sales contracts. Pricing decisions may also impact the mix of adoption among our licensing and subscription models, and negatively impact our overall revenue. If we are, for any reason, required to reduce our prices or otherwise change our pricing model, our revenue, gross margin, profitability, operating results, financial position and cash flow may be harmed.

If we fail to adapt and respond effectively to rapidly changing technology, evolving industry standards, and changing customer needs or preferences, our products and services may become less competitive.

The market in which we operate is characterized by the exponential growth in data generated and managed by enterprises, rapid technological advances, changes in customer requirements, including customer requirements driven by changes to legal, regulatory and self-regulatory compliance mandates, frequent new product introductions and enhancements and evolving industry standards in computer hardware and software technology. As a result, we must continually change and improve our products in response to changes in operating systems, application software, computer and communications hardware, networking software, data center architectures, programming tools and computer language technology. Moreover, the technology in our products is especially complex because it needs to effectively identify and respond to a user’s data retention, security and governance needs, while minimizing the impact on database and file system performance. If we are unable to develop and sell new technology, features, and functionality for our products and services that satisfy our customers and that keep pace with rapid technological and industry change, our revenue and operating results could be harmed. If new technologies emerge that deliver competitive solutions at lower prices, more efficiently, more conveniently, or more securely, they could adversely impact our ability to compete.

Our products and services must also integrate with a variety of network, hardware, mobile, and software platforms and technologies. We need to continuously modify and enhance our platform to adapt to changes and innovation in these technologies. If businesses widely adopt new technologies in areas covered by our products and services, we would have to develop new functionality for our products and services to work with such new technologies. This development effort may require significant engineering, marketing and sales resources, all of which would affect our business and operating results.

Any failure of our products and services to operate effectively with future technologies could reduce the demand for our products and services. We cannot guarantee that it will be able to anticipate future market needs and opportunities, extend our technological expertise and develop new products or expand the functionality of our current products in a timely and cost-effective manner, or at all. Even if we can anticipate, develop and introduce new products and expand the functionality of our current products, there can be no assurance that enhancements or new products will achieve widespread market acceptance.

If we fail to anticipate market requirements or stay abreast of technological changes, we may be unable to successfully introduce new products, expand the functionality of our current products or convince our existing and potential customers of the value of our products in light of new technologies. Accordingly, our business, results of operations and financial condition could be harmed.

Our success with SMB customers depends in part on our resale and distribution partnerships. Our business would be harmed if we fail to maintain or expand partner relationships.

We leverage the sales and referral resources of resale and referral partners through a variety of programs and rely on distribution partners especially for our SMB market acquisition. We expect that sales to partners will account for a substantial portion of our revenue for the foreseeable future. Our ability to achieve revenue growth and expand our SMB acquisition in the future will depend in part on our success in maintaining successful relationships with our partners. Our agreements with our partners are generally non-exclusive, meaning our partners may offer customers the products of several different companies. If our partners do not effectively market and sell our software, choose to use greater efforts to market and sell their own products or those of others, or fail to meet the needs of our customers, our ability to grow our business, sell our software and maintain our reputation may be harmed. Our contracts with our partners generally allow us to terminate our agreements for any reason. The loss of a substantial number of our partners, the possible inability to replace them, the failure to recruit additional partners or the removal of our products and services from several major distribution partner’s resale platforms could harm our results of operations.

If we are unable to effectively utilize, maintain and expand these relationships, our revenue growth would slow, we would need to devote additional resources to the development, sales, and marketing of our products and services, and our financial results and future growth prospects would be harmed.

Unfavorable conditions in our industry or the global economy, or reductions in IT spending, could limit our ability to grow our business and negatively affect our results of operations.

Our results of operations may vary based on the impact of changes in our industry or the global economy on it or our customers. The revenue growth and potential profitability of our business depend on our current and prospective customers’ ability and willingness to invest money in information technology services, which in turn is dependent upon their overall economic health. Current or future economic uncertainties or downturns could harm our business and results of operations. Negative conditions in the global economy or individual markets, including changes in gross domestic product growth, financial and credit market fluctuations, political turmoil, natural catastrophes, warfare and terrorist attacks on the United States, Europe, Australia, the Asia Pacific region or elsewhere, could cause a decrease in business investments, including spending on IT and negatively affect our business. Continuing uncertainty in the global economy, particularly in Europe, which accounts for a significant portion of our revenue, makes it extremely difficult for us and our customers to forecast and plan future business activities accurately, and could cause our customers to reevaluate decisions to purchase our products and services or to delay their purchasing decisions, which could lengthen our sales cycles.

To the extent our products and services are perceived by our existing and potential customers as costly, or too difficult to launch or migrate to, it would negatively affect our growth. Our revenue may be disproportionately affected by delays or reductions in general IT spending. Competitors may respond to market conditions by lowering prices and attempting to lure away our customers. In addition, consolidation in certain industries may result in reduced overall spending on our products and services. We have a significant number of customers in the financial services, the public sector and the pharmaceutical and manufacturing industries. A substantial downturn in any of these industries, or a reduction in public sector spending, may cause enterprises to react to worsening conditions by reducing their capital expenditures in general or by specifically reducing their spending on information technology. Customers may delay or cancel information technology projects, choose to focus on in-house development efforts or seek to lower their costs by renegotiating maintenance and support agreements. To the extent purchases of licenses for our software are perceived by our existing and potential customers to be discretionary, our revenue may be disproportionately affected by delays or reductions in general information technology spending. We cannot predict the timing, strength, or duration of any economic slowdown, instability or recovery, generally or within any particular industry. If the economic conditions of the general economy or markets in which we operate worsen from present levels, our business, results of operations and financial condition could be harmed.

The estimates of market opportunity and forecasts of market growth included in this prospectus may prove to be inaccurate. Even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.

The market for SaaS offerings, which includes some of our most relevant products and services is relatively new and will experience changes over time. Customer demands for our products and services, customer retention and expansion rates, the size and growth rate of the market, the entry of competitive products, or the success of existing competitive products are difficult to predict and based on assumptions and estimates that may be inaccurate. In order for us to market and sell our products and services, we must successfully demonstrate to enterprise IT and business personnel the potential value of our offerings and persuade them to devote a portion of their budgets to the different products and services that we offer to manage, migrate and protect their data. We cannot provide any assurance that enterprises will recognize the need for our products and services or, if they do, that they will decide that they need a solution that offers the range of functionalities that we offer. Software solutions focused on managing, migrating and protecting data may not yet be viewed as a necessity by enterprises or enterprises may determine that the stock functionality by existing technology providers may be sufficient, and accordingly, our sales effort is and will be focused in large part on explaining the need for, and value offered by, our offerings. The addressable market depends on a number of factors, including businesses’ desire to differentiate themselves through our products and services, partnership opportunities, changes in the competitive landscape, technological changes, data security or privacy concerns, customer budgetary constraints, changes in business practices, changes in the regulatory environment, and changes in economic conditions. Our estimates and forecasts relating to the size and expected growth of our market may prove to be inaccurate and our ability to produce accurate estimates and forecasts may be impacted by the economic uncertainty associated with the COVID-19 pandemic. Even if the market in which we compete meets the size estimates and growth forecasted in this prospectus, our business could fail to grow at similar rates, if at all.

If we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of service and customer satisfaction or adequately address competitive challenges.

We may continue to experience rapid growth and organizational change, which may continue to place significant demands on our management and our operational and financial resources. We have also experienced growth in the number of customers, the average revenue size per customer, and the amount of data that the used hosting infrastructure supports. Our success will depend in part on our ability to manage this growth effectively. We will require significant investment expenditure and valuable management resources to grow without undermining our culture of agility, passion and teamwork, which has been central to our growth so far. If we fail to manage our anticipated growth and change in a manner that preserves our corporate culture, it could negatively affect our reputation and ability to retain and attract customers and employees.

We intend to expand our international operations in the future, including in additional countries where we have not previously had a presence, and we intend to make direct and substantial investments to continue our expansion efforts. Our expansion will continue to place a significant strain on our managerial, administrative, financial, and other resources. If we are unable to manage our growth successfully, our business and results of operations could suffer.

It is important that we maintain a high level of customer service and satisfaction as we expand our business. As our customer base continues to grow, we will need to expand our account management, customer service, solutions professionals and other personnel. Failure to manage growth could result in difficulty or delays in launching our products and services, declines in quality or customer satisfaction, increases in costs, difficulties in introducing new features, or other operational difficulties. Any of these could adversely impact our business performance and results of operations.

The ability to attract, recruit and retain highly qualified employees (such as pre-sales and post sales technical solutions professionals, customer success professionals or software engineers) is critical to our success and growth.

Our future success and growth depend, in part, on our ability to continue to recruit and retain highly skilled personnel, particularly pre-sales and post-sales technical solutions professionals, customer success professionals or software engineers. Any of our employees may terminate their employment at any time and competition for highly skilled personnel is usually intense. Moreover, to some extent, when we hire personnel from certain companies, it may be subject to allegations that they have been improperly solicited or divulged proprietary or other confidential information. If we are unable to attract or retain qualified employees, our ability to innovate, introduce new products and compete would be adversely impacted, and our financial condition and results of operations may suffer.

A failure to hire and integrate additional sales and marketing personnel or maintain their productivity could harm our results of operations and growth prospects.

Our business requires intensive sales and marketing activities. Sales and marketing personnel are essential to attracting new customers and expanding sales to existing customers, both of which are key to our future growth. We face several challenges in successfully expanding our sales force. We must locate and hire a significant number of qualified individuals, and competition for such individuals is intense. In addition, as our expands into new markets with which it has less familiarity, we will need to recruit individuals who are multilingual or who have skills particular to a certain geography, and it may be difficult to find candidates with those qualifications. We plan to significantly increase our headcount in the short term, but may be unable to achieve our hiring or integration goals due to a number of factors, including, but not limited to, challenges in finding individuals with the correct background due to increased competition for such hires and increased attrition rates among new hires. We invest significant time and resources in training new members of our sales force and may be unable to achieve our target performance levels with new sales personnel as rapidly as we have done in the past due to larger numbers of hires or lack of experience training sales personnel to operate in new jurisdictions. Our failure to hire enough qualified individuals, or to integrate new sales force members within the time periods hawse have achieved historically, may materially impact our projected growth rate.

Failure to effectively develop and expand our marketing and sales capabilities could harm our ability to increase our customer base and achieve broader market acceptance of our products and services. If we are not able to generate traffic to our website through digital marketing, our ability to attract new customers may be impaired.

Our ability to increase our customer base and achieve broader market acceptance of our products and services will depend on our ability to expand our marketing and sales operations. We plan to continue expanding our sales force and strategic partners, both domestically and internationally. We also have dedicated, and plans to further dedicate, significant resources to sales and marketing programs, including search engine and other online advertising. The effectiveness of our online advertising may continue to vary due to competition for key search terms, changes in search engine use, and changes in search algorithms used by major search engines and other digital marketing platforms. Another major investment is in marketing technology to better connect our systems and data among sales, product, and marketing, in order to create a more seamless user experience. Our business and operating results will be harmed if our sales and marketing efforts do not generate a corresponding increase in revenue. We may not achieve anticipated revenue growth from expanding our sales force if we are unable to hire, develop, and retain talented sales personnel, if our new sales personnel are unable to achieve desired productivity levels in a reasonable period of time, or if our sales and marketing programs are not effective.

If the cost of marketing our products and services over search engines or other digital marketing platforms increases, our business and operating results could be harmed. Competitors also may bid on the search terms that we use to drive traffic to our website. Such actions could increase our marketing costs and result in decreased traffic to our website. Furthermore, search engines and digital marketing platforms may change their advertising policies from time to time. If these policies delay or prevent us from advertising through these channels, it could result in reduced traffic to our website and subscriptions to our products and services. New search engines and other digital marketing platforms may develop, particularly in certain jurisdictions, that reduce traffic on existing search engines and digital marketing platforms. If we are not able to achieve prominence through advertising or otherwise, it may not achieve significant traffic to our website through these new platforms and our business and operating results could be harmed.

To the extent our security measures are compromised, our products and services may be perceived as not being secure. This may result in customers curtailing or ceasing their use of our products and services, our reputation being harmed, the incurrence of significant liabilities, and harm to our results of operations and growth prospects.

Our operations may, in some cases, involve the storage, transmission and other processing of customer data or information. Cyberattacks and other malicious internet-based activity continue to increase, and cloud-based platform providers of services are expected to continue to be targeted. Threats include traditional computer “hackers”, malicious code (such as viruses and worms), phishing attacks, employee theft or misuse and denial-of-service attacks. Sophisticated nation-states and nation-state supported actors now engage in such attacks, including advanced persistent threat intrusions. While we have security measures in place designed to protect us and our customers’ confidential and sensitive information and prevent data loss, such measures cannot provide absolute security and may not be effective to prevent a security breach, including as a result of employee error, theft, misuse or malfeasance, third-party actions, unintentional events or deliberate attacks by cyber criminals, any of which may result in someone obtaining unauthorized access to our customers’ data, our data, AvePoint’s intellectual property and/or other confidential or sensitive business information. In addition, third parties may attempt to fraudulently induce employees, contractors or users to disclose information, including user names and passwords, to gain access to our customers’ data, our data or other confidential or sensitive information, and we may be the target of email scams that attempt to acquire personal information or our assets.

Because techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until successfully launched against a target, we may be unable to anticipate these techniques, react in a timely manner or implement adequate preventative measures. We devotes significant financial and personnel resources to implement and maintain security measures; however, such resources may not be sufficient, and as cyber-security threats develop, evolve and grow more complex over time, it may be necessary to make significant further investments to protect our data and infrastructure. If our security measures are compromised as a result of third-party action, employee or customer error, malfeasance, stolen or fraudulently obtained log-in credentials, or otherwise, our reputation and business could be damaged and we could incur significant liability.

As we rely on third-party and public-cloud infrastructure, it depends in part on third-party security measures to protect against unauthorized access, cyberattacks, and the mishandling of customer data. A cybersecurity event could have significant costs, including regulatory enforcement actions, litigation, litigation indemnity obligations, remediation costs, network downtime, increases in insurance premiums, and reputational damage. Many companies that provide cloud-based services have reported a significant increase in cyberattack activity since the beginning of the COVID-19 pandemic.

We depend on third-party data hosting and transmission services. Increases in cost, interruptions in service, latency, or poor service from our third-party data center providers could impair the delivery of our platform. This could result in customer dissatisfaction, damage to our reputation, loss of customers, limited growth, and reduction in revenue.

We currently serve the majority of our SaaS offerings from third-party data center hosting facilities in different geographical locations that are operated by Microsoft. Our products and services, in particular SaaS offerings, are deployed to multiple data centers within these geographies, with additional geographies available for disaster recovery. Our operations depend, in part, on our third-party providers’ protection of these facilities from natural disasters, power or telecommunications failures, criminal acts, or similar events. If any third-party facility’s arrangement is terminated, or our service lapses, we could experience interruptions in our platform, latency, as well as delays and additional expenses in arranging new facilities and services.

A significant portion of our operating cost is from our third-party data hosting and transmission services. If the costs for such services increase due to vendor consolidation, regulation, contract renegotiation or otherwise, we may not be able to increase the fees for our products and services to cover the changes. As a result, our operating results may be significantly worse than forecasted. Our failure to achieve or maintain sufficient and performant data transmission capacity could significantly reduce demand for our products and services.

Seasonal or singular events may significantly increase the traffic on our own and the used third-party’s servers and the usage volume of our products. Despite precautions taken at the used data centers, spikes in usage volume, a natural disaster, an act of terrorism, vandalism or sabotage, closure of a facility without adequate notice, or other unanticipated problems (such as the COVID-19 pandemic) could result in lengthy interruptions or performance degradation of our platform. Any damage to, or failure of, the systems of our third-party providers could result in interruptions to our products and services. Even with current and planned disaster recovery arrangements, our business could be harmed. If we experience damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. These factors in turn could further reduce our revenue, subject us to liability, cause us to issue credits, or cause customers to terminate their subscriptions, any of which could harm our business. If we incur such losses or liabilities, we might be unable to recover significant amounts from our third-party providers (even if they were primarily or solely responsible) because of restrictive liability and indemnification terms.

Interruptions or performance problems associated with our website or support website may harm our business.

Our continued growth depends in part on the ability of our existing and potential customers to quickly access our website and support website. Access to our support website is also imperative to our daily operations and interaction with customers, as it allows customers to download our software, fixes and patches, as well as open and respond to support tickets and register license keys for evaluation or production purposes. We have experienced, and may in the future experience, website disruptions, outages and other performance problems due to a variety of factors, including natural disasters, infrastructure changes, human or software errors, capacity constraints due to an overwhelming number of users accessing our website simultaneously and denial of service or fraud or security attacks. In some instances, we may not be able to identify the cause or causes of these website performance problems within an acceptable period of time. It may become increasingly difficult to maintain and improve the performance of our websites, especially during peak usage times and as our software becomes more complex and user traffic increases. If our websites are unavailable or if our users are unable to download our software, patches or fixes within a reasonable amount of time, or at all, we may suffer reputational harm and our business would be negatively affected.

If there are interruptions or performance problems associated with our technology or infrastructure, our existing customers may experience service outages, and our new customers may experience delays in using our products and services.

Our continued growth depends, in part, on the ability of our existing and potential customers to access our products and services 24 hours a day, seven days a week, without interruption or performance degradation. We have experienced, and may in the future experience, disruptions, outages, and other performance problems with our infrastructure. These can be due to a variety of factors, including infrastructure changes, introductions of new functionality, human or software errors, capacity constraints, denial-of-service attacks, or other security-related incidents, any of which may be recurring. As we continue to add customers, expand geographically, and enhance our products’ and/or services’ functionality, the additional scale may increase complexity and our average uptime for future periods may decrease. We may not be able to identify the cause or causes of these performance problems promptly. If our products and services are unavailable or if our customers are unable to access our products and services within a reasonable amount of time, our business would be harmed. Any outage of our products and services would impair the ability of our customers to engage in their own business operations, which would negatively impact our brand, reputation and customer satisfaction. We provide service credits to our customers for downtime they experience using our SaaS products. Any downtime or malfunction could require us to issue a significant amount of service credits to customers. Issuing a significant amount of service credits would negatively impact our financial position.

We depend on services from various third parties to maintain our infrastructure and any disruptions to these services, including from causes outside our control, would significantly impact our products and services. In the future, these services may not be available to us on commercially reasonable terms, or at all. Loss of any of these services could decrease our products’ and/or services’ functionality until we develops equivalent technology or, if equivalent technology is available from another party, we identify, obtains and integrates it into our infrastructure. If we do not accurately predict our infrastructure capacity requirements, our customers could experience service shortfalls. We may also be unable to address capacity constraints, upgrade our systems, and develop our technology and network architecture to accommodate actual and anticipated technology changes.

Any of the above circumstances or events may harm our reputation, cause customers to terminate their agreements with us, impair our ability to grow our customer base, subject us to financial liabilities, and otherwise harm our business, results of operations, and financial condition.

Our ability to use our net operating losses to offset future taxable income may be subject to certain limitations.

As of December 31, 2020, we had accumulated U.S. federal, and state and local net operating loss (“NOL”) carryforwards of $1.2 million and $12.2 million, respectively. The substantial majority of the U.S. federal NOL carryforwards expire in 2037 and the state and local NOL carryforwards begin to expire in 2027. As of December 31, 2020, we had foreign NOL carryforwards of approximately $23.2 million, which will expire beginning 2024. NOL carryforward periods vary from 6 years to an indefinite period. We recorded a valuation allowance relating to certain foreign NOLs.

Our ability to utilize NOLs and other tax attributes could be limited if we undergo an ownership change within the meaning of Section 382 of the Code. An ownership change is generally defined as a greater than 50 percentage point increase in equity ownership by 5% stockholders in any three-year period. If an ownership change occurs as a result of the sale of our common stock pursuant to the Mergers, is deemed to result from future changes in ownership of AvePoint, or results from the cumulative effect of such transactions, we may not be able to fully realize the benefits of these NOLs. Also, the cash tax benefit from our NOLs is dependent upon our ability to generate sufficient taxable income.

Legislation enacted in 2017, informally titled the Tax Cuts and Jobs Act (the “TCJA”), generally eliminates the ability to carry back any NOLs to prior taxable years, while allowing NOLs generated in tax periods beginning after December 31, 2017, to be carried forward indefinitely. Under the TCJA, as modified by the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), the amount of NOLs that we are permitted to deduct in any taxable year beginning after December 31, 2020, is limited to 80% of our taxable income in such year, where taxable income is determined without regard to the NOL deduction itself. It is uncertain if and to what extent various states will conform to the TCJA or the CARES Act. The changes in the carryforward/carryback periods as well as the limitation on use of NOLs in the taxable years beginning after December 31, 2020 may affect our ability to fully utilize available NOLs. In addition, at the state level, there may be periods during which the use of NOLs is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed.

Examinations by relevant tax authorities may result in material changes in reserves for tax positions taken in previously filed tax returns or may impact the valuation of certain deferred income tax assets, such as NOL carryforwards.

Based on the outcome of examinations by relevant tax authorities, or as a result of the expiration of statutes of limitations for specific jurisdictions, it is possible that the reserves for tax positions taken in previously filed tax returns will materially change from those recorded in our financial statements. In addition, the outcome of examinations may impact the valuation of certain deferred income tax assets (such as NOL carryforwards) in future periods. It is not possible to estimate the impact of such changes, if any, to such reserves for uncertain tax positions.

Risks Related to our Operations

We anticipate that our operations will continue to increase in complexity as we grow, which will create management challenges.

Our business has experienced strong growth and is complex. This growth is expected to continue, and our operations will be increasingly complex. To manage this growth, we will make substantial investments to improve our operational, financial, and management controls as well as our reporting systems and procedures. We may not be able to implement and scale improvements to our systems and processes in a timely or efficient manner or in a manner that does not negatively affect our operating results. For example, we may not be able to effectively monitor certain extraordinary contract requirements or individually negotiated provisions as the number of customers continues to grow. Our systems and processes may not prevent or detect all errors, omissions, or fraud. We may have difficulty managing improvements to our systems, processes and controls or in connection with third-party software. This could impair our ability to provide our products and services to our customers, causing us to lose customers, limiting products and services to less significant updates, or increasing technical support costs. If we are unable to manage this complexity, our business, operations, operating results and financial condition may suffer.

As our customer base continues to grow, we will need to expand our services and other personnel and maintain and enhance our partnerships to provide a high level of customer service. Extended stay-at-home, business closure, and other restrictive orders may impact our ability to identify, hire, and train new personnel. We will also need to manage our sales processes as our sales personnel and partner network continue to grow and become more complex, and as we continue to expand into new geographies and market segments. If we do not effectively manage this increasing complexity, the quality of our platform and customer service could suffer, and we may not be able to adequately address competitive challenges. These factors could impair the ability to attract and retain customers and expand customers’ use of our products and services.

We will depend on the continued services of our founders, senior management team and skilled individual contributors, and the loss of one or more key employees or an inability to attract and retain highly skilled employees could harm our business.

Our success and future performance has depended largely upon the continued services of our founders and other executive officers. We have relied on our leadership team to execute on our business plan, for research and development, marketing, sales, provision, maintenance and support of our products and services, and general and administrative functions, and on mission-critical individual contributors. From time to time, our executive management team and the groups of skilled individual contributors may change from the hiring or departure of executive officers or such contributors, which could disrupt our business. The employment agreements with our executive officers and other key personnel will not require them to continue to work for us for any specified period; therefore, they could terminate their employment at any time. The loss of one or more of our executive officers or key employees (including any limitation on the performance of their duties or short-term or long-term absences as a result of COVID-19) could significantly delay or prevent the achievement of our development and strategic objectives. We maintain insurance for our directors and executive officers; however, there is no assurance that the amount of any such insurance would likely be sufficient to compensate for the impact of losing their services.

To execute our growth plan, we must attract and retain highly qualified personnel. Competition for these personnel is intense, especially for experienced software engineers and senior sales executives. If we are unable to attract such personnel in cities where our offices are located, we may need to hire in other locations, which may add to the complexity and costs of our business operations. We expect to continue to experience difficulty in hiring and retaining employees with appropriate qualifications. Many of the companies with which we will compete for experienced personnel have greater resources. If we hire employees from competitors or other companies, their former employers may attempt to assert that these employees or that we have breached our legal obligations, resulting in a diversion of management’s time and resources. In addition, job candidates and existing employees often consider the value of the stock awards they receive in connection with their employment. If the perceived value of stock awards declines, it may harm our ability to recruit and retain highly skilled employees. If we fail to attract new personnel or fail to retain and motivate our current personnel, our business and future growth prospects could be harmed, or customers may lose confidence in the knowledge and capability of our employees.

If we are unable to maintain our corporate culture as it grows, it could lose the agility, innovation, teamwork, passion and focus on execution that we believe has contributed to our success, and our business may be harmed.

Our customers have historically relied on our personnel for support related to our products, in particular SaaS products. High-quality support continues to be important for the renewal and expansion of agreements with our existing customers. The importance of high-quality support will increase as we expand our business and pursue new customers, particularly MM and large enterprise customers. If we do not help our customers quickly resolve issues and provide effective ongoing support, our ability to sell new products and services to existing and potential customers could suffer and our reputation with existing or potential customers could be harmed.

If we fail to maintain or grow our brand recognition, our ability to expand our customer base will be impaired and our financial condition may suffer.

We believe enhancing the “AvePoint” brand and maintaining our reputation in the information technology industry will be critical for the continued acceptance of our existing and future products and services, attracting new customers to our products and services, and retaining existing customers. The importance of brand recognition will increase as competition in our market increases. Successfully maintaining our brand will depend largely on the effectiveness of our marketing efforts, the ability to provide high-quality, innovative, reliable and useful products and services to meet the needs of our customers at competitive prices, the ability to be responsive to customer concerns and provide high quality customer support, training and professional services, the ability to maintain our customers’ trust, the ability to continue to develop new functionality and products, and the ability to successfully differentiate our products and services.

Additionally, partners’ performance may affect the AvePoint brand and reputation if customers do not have a positive experience. Brand promotion activities may not generate customer awareness or yield increased revenue. Even if they do, any increased revenue may not offset the expenses incurred in building our brand. Furthermore, independent industry analysts may provide reviews of our products and services, as well as other products available in the market, and perception of our products and services in the marketplace may be significantly influenced by these reviews. If these reviews are negative, or less positive than reviews about other products available in the market, the Avepoint brand may be harmed. Furthermore, negative publicity relating to events or activities attributed to employees, partners or others associated with any of these parties, may tarnish our reputation and reduce the value of our brand. Damage to reputation and loss of brand equity may reduce demand for our products and harm our business, results of operations and financial condition. Any attempts to rebuild our reputation and restore the value of our brand may be costly and time consuming, and such efforts may not ultimately be successful. If we fail to successfully promote and maintain our brand, we may fail to attract enough new customers or retain existing customers to realize a sufficient return on our brand-building efforts, and our business could suffer.

If we fail to offer high quality support, our business and reputation could suffer.

Our customers have historically relied on our personnel for support related to our products, in particular SaaS products. High-quality support will continue to be important for the renewal and expansion of agreements with our existing customers. The importance of high-quality support will increase as we expand our business and pursue new customers, particularly MM and large enterprise customers. If we do not help our customers quickly resolve issues and provide effective ongoing support, our ability to sell new products and services to existing and new customers could suffer and our reputation with existing or potential customers could be harmed.

We are expected to store personal and other confidential information of our customers, which may in turn contain third-party personal or other confidential information. If the security of this information is compromised or is otherwise accessed without authorization, our reputation may be harmed, and we may be exposed to liability and loss of business.

We may in some cases transmit or store personal and other confidential information of our partners, customers, and third parties (e.g. if the customer uses our products to create backups of their information) on storage space owned or provided by us. While we have in the past taken, and intend to take, steps to protect personal information and other confidential information that we have access to, including information we may obtain through our customer support services or customer usage of our products, we will not proactively monitor (or may not even be able to access) the content that our customers upload or process otherwise or the information provided to us through the use of our products and services. Therefore, we will not control the substance of the content on our storage space owned or provided by us, which may include personal or other confidential information.

We will also use third-party service providers and sub-processors to help us deliver services to our customers. Such service providers and sub-processors may store personal information and/or other confidential information. Such information may be the target of unauthorized access or subject to security breaches as a result of third-party action, employee error, malfeasance or otherwise. Many companies that provide these services have reported a significant increase in cyberattack activity since the beginning of the COVID-19 pandemic. Any of these could result in the loss of information, litigation, indemnity obligations, damage to our reputation and other liability or harm our business, financial condition, and results of operations. Because the techniques used to obtain unauthorized access or sabotage systems change frequently and generally are not identified until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. Even if such a data breach did not arise out of our action or inaction, or if it were to affect one or more of our competitors or customers’ competitors, rather than us, the resulting concern could negatively affect our customers and our business. Concerns regarding data privacy and security may cause some customers to stop using our products and services and fail to renew their subscriptions. In addition, failures to meet our customers’ expectations with respect to security and confidentiality of their data and information could damage our reputation and affect our ability to retain customers, attract new customers, and grow our business.

Our failure to comply with legal or contractual requirements around the security of personal information could lead to significant fines and penalties, as well as claims by customers, affected data subjects, or other stakeholders. These proceedings or violations could force us to spend money in defense or settlement of these proceedings, result in the imposition of monetary liability or injunctive relief, divert management’s time and attention, increase our costs of doing business, and harm our reputation and the demand for our platform.

If credit card information is stored in our systems or transmitted, stored or otherwise processed via our products and services and our security measures fail to protect credit card information adequately, we could be liable to our partners, the payment card associations, our customers or affected credit card holders. We could be subject to fines and face regulatory or other legal action, and our customers could end their relationships with us. The limitations of liability in our contracts may not be enforceable or adequate or would otherwise protect us from any such liabilities or damages with respect to any particular claim.

Insurers could deny coverage as to any future claim. The successful assertion of one or more large claims against us, or changes in insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could harm our business, financial condition, and results of operations.

We will also be subject to federal, state, and foreign laws regarding cybersecurity and the protection of data. Many jurisdictions have enacted laws requiring companies to notify individuals of security breaches involving certain types of personal information. Our agreements with certain customers and partners will require us to notify them of certain security incidents. Some jurisdictions and customers require us to safeguard personal information or confidential information using specific measures. If we fail to observe these requirements, our business, operating results, and financial condition could be harmed.

Evolving global internet laws, regulations and standards, privacy regulations, cross-border data transfer restrictions, and data localization requirements may limit the use and adoption of our services, expose us to liability, or otherwise harm our business.

Federal, state, or foreign governmental bodies or agencies have in the past adopted, and may in the future adopt, laws and regulations affecting the use of the internet as a commercial medium. These laws and regulations could impact taxation, internet neutrality, tariffs, content, copyrights, distribution, electronic contracts and other communications, consumer protection, and the characteristics and quality of services. Legislators and regulators may make legal and regulatory changes or apply existing laws in ways that require us to incur substantial costs, expose us to unanticipated civil or criminal liability, or cause us to change our business practices. These laws and regulations and resulting increased costs could materially harm our business, results of operations, and financial condition.

Further, we have historically collected and utilized, and we will continue to collect and utilize, demographic and other information, including personally identifiable information, from and about users (such as customers, potential customers and others) as they interact with us over the internet and otherwise provide us with information whether via our website or blogs or through email or other means. Users may provide personal information to us in many contexts, including through our direct telephonic or web-based support service, newsletter or webinar sign-up, product purchase, survey registration, or when accessing online support portals or using other community or social networking features. Because we expect to continue to collect and utilize this information, we are subject to laws and regulations regarding the collection, use and disclosure of personal information.

Privacy and data information security have become a significant issue in the United States and in many other countries where we will have employees and operations and offer licenses to our products. The regulatory framework for privacy and personal information security issues worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. The U.S. federal and various state and foreign government bodies and agencies have adopted or are considering adopting laws and regulations limiting, or laws and regulations regarding, the collection, distribution, use, disclosure, storage and security of personal information. For example, California recently enacted the CCPA, which went into effect on January 1, 2020, that requires, among other things, covered companies to provide new disclosures to California consumers and afford such consumers new abilities to opt-out of certain sales of personal information.

Internationally, virtually every jurisdiction in which we will operate has established its own data security and privacy legal framework with which we or our customers must comply. Laws and regulations in these jurisdictions apply broadly to the collection, use, storage, disclosure and security of data that identifies or may be used to identify or locate an individual, such as names, email addresses and, in some jurisdictions, Internet Protocol addresses. These laws and regulations often are more restrictive than those in the United States and are rapidly evolving. For example, the European Union (the “EU”) data protection regime, the GDPR became enforceable on May 25, 2018. Additionally, the United Kingdom enacted legislation in May 2018 that substantially implements the GDPR, but the United Kingdom’s exit from the EU (which formally occurred on January 31, 2020), commonly referred to as “Brexit”, has created uncertainty with regard to the regulation of data protection in the United Kingdom. In particular, it is unclear how data transfers to and from the United Kingdom will be regulated following Brexit. Complying with the GDPR or other laws, regulations or other obligations relating to privacy, data protection or information security may cause us to incur substantial operational costs or require us to modify our data handling practices. Non-compliance could result in proceedings against us by governmental entities or others, could result in substantial fines or other liability and may otherwise adversely impact our business, financial condition and operating results.

Many of these laws and regulations contain detailed requirements regarding collecting and processing personal information, restrict the use and storage of such information, and govern the effectiveness of data subject and consumer consent. They could restrict our ability to store and process personal data (in particular, the ability to use certain data for purposes such as risk or fraud avoidance, marketing, advertising, lead generation or customer targeting), to control costs by using certain vendors or service providers, and to offer certain services in certain jurisdictions. This could reduce revenue and the general demand for our products and services.

Such laws and regulations are furthermore often inconsistent and may be subject to amendment or re-interpretation, which may cause us to incur significant costs and expend significant effort to ensure compliance. For example, the European Court of Justice recently invalidated the U.S.-EU Privacy Shield as a basis for transfers of personal data from the EU to the U.S. while upholding standard contractual clauses as a mechanism for transfers. Our response to these requirements globally may not meet the expectations of individual customers, affected data subjects, or other stakeholders, which could reduce the demand for our services. Some customers or other service providers may respond to these evolving laws and regulations by asking us to make certain privacy or data-related contractual commitments that it is unable or unwilling to make. This could lead to the loss of existing or potential customers or other business relationships.

Certain laws and regulations, like the GDPR, also include restrictions on the transfer of personal information across national borders. Because our services will be accessible worldwide, certain foreign jurisdictions may claim that we are required to comply with such laws even in jurisdictions where we have no local entity, employees or infrastructure. Some of these laws include strict localization provisions that require certain data to be stored within a particular region or jurisdiction. We will rely on a globally distributed infrastructure in order to be able to provide our services efficiently, and consequently may not be able to meet the expectations of customers who are located in or otherwise subject to such localization requirements, which may reduce the demand for our services.

Our failure to comply with these and additional laws or regulations could expose us to significant fines and penalties imposed by regulators, as well as legal claims by customers or other relevant stakeholders. Similarly, many of these laws require us to maintain an online privacy policy and terms of service that disclose our practices regarding the collection, processing, and disclosure of personal information. If these disclosures contain any information that a court or regulator finds to be inaccurate or inadequate, we could also be exposed to legal or regulatory liability. Any such proceedings or violations could force us to spend money in defense or settlement, result in the imposition of monetary liability or demanding injunctive relief, divert management’s time and attention, increase the costs of doing business, and harm our reputation.

In addition to government regulation, privacy advocates and industry groups may propose new and different self-regulatory standards that either legally or contractually apply to us. We also expect that there will continue to be new proposed laws and regulations concerning privacy, data protection and information security, but cannot yet determine the impact such future laws, regulations and standards may have on our business. New laws, amendments to or re-interpretations of existing laws and regulations, industry standards, contractual obligations and other obligations may require us to incur additional costs and restrict our business operations. Because the interpretation and application of laws and other obligations relating to privacy and data protection are still uncertain, it is possible that these laws and other obligations may be interpreted and applied in a manner that is inconsistent with our existing data management practices or the features of our software. If so, in addition to the possibility of fines, lawsuits and other claims, we could be required to fundamentally change our business activities and practices or modify our software, which could harm our business. We may be unable to make such changes and modifications in a commercially reasonable manner or at all, and our ability to develop new features could be limited. Any inability to adequately address privacy concerns, even if unfounded, or comply with applicable privacy or data protection laws, regulations and policies, could result in additional cost and liability, damage our reputation, inhibit sales and harm our business.

Finally, additional requirements to pass certifications and/or to comply with local laws, especially as they relate to data storage and processing, may drastically increase cost of cloud-based operations and shrink our margins.

If our products and services do not effectively interoperate with our customers’ existing or future IT infrastructures or do not operate as effectively when accessed through mobile devices, customers may not be satisfied, which could harm our business.

Our success will depend in part on the interoperability of our products and services with third-party operating systems, applications, data, web browsers and devices that hawse have not developed and does not control. Due to the continuing rapid growth of the use of mobile devices in business operations, this also includes third-party mobile devices and mobile operating systems. Any changes in such operating systems, applications, data, web browsers or devices that degrade the functionality of our products and services or give preferential treatment to competitive services could harm the adoption and usage of our products and services. We may not be successful in adapting our products and services to operate effectively with these operating systems, applications, data or devices. Effective mobile functionality is a part of our long-term development and growth strategy. If customers have difficulty accessing and using our products and services (including on mobile devices) or if our products and services cannot connect a broadening range of applications, data and devices, then customer growth and retention may be harmed and our business and operating results could be harmed.

Activities of our customers and partners could damage our brand, subject it to liability and harm our business and financial results.

Our license terms prohibit our customers from using our products in breach of any applicable laws or regulations and, in particular, to use our SaaS products in any way that is unlawful, illegal, fraudulent or harmful or in connection with any unlawful, illegal, fraudulent or harmful purpose or activity and our license terms permit it to terminate an agreement and the granted licenses for our products if we becomes aware of illegal use. Our customers or partners may nonetheless engage in prohibited or illegal activities or use our products in violation of applicable laws, which could subject it to liability. Furthermore, our brand may be negatively impacted by the actions of customers or partners that are deemed to be hostile, offensive, inappropriate, or illegal. We do not expect to proactively monitor or review the appropriateness of the content of stored by our customers or our partners’ activities. Safeguards may not be sufficient for us to avoid liability or avoid harm to the AvePoint brand. Hostile, offensive, inappropriate, or illegal use could harm our business and financial results.

In many jurisdictions, laws relating to the liability of providers of online services for activities of our customers and other third parties are being tested by actions based on defamation, invasion of privacy, unfair competition, copyright and trademark infringement, and other theories. Any court ruling or other governmental regulation or action that imposes liability on customers of online services in connection with the activities of our own clients or other third parties could harm our business. We could also be subject to liability under applicable law, which may not be fully mitigated by our license terms. Any liability attributed to us could harm our brand, reputation, ability to expand our subscriber base, and financial results.

Natural catastrophic events and man-made problems such as power disruptions, global pandemics, computer viruses, data security breaches and terrorism may disrupt our business.

We rely heavily on our and third parties’, in particular Microsoft’s, network infrastructure and IT systems for our business operations. An online attack, earthquake, fire, terrorist attack, power loss, global pandemics, such as the COVID-19 pandemic, telecommunications failure, or other similar catastrophic event could cause system interruptions, delays in accessing our service, reputational harm, and loss of critical data or customer data. Such events could prevent us from providing our products and services to our customers. A catastrophic event that results in the destruction or disruption of our or third parties’ data centers, or our network infrastructure or IT systems, including any errors, defects, or failures in third-party hardware, could affect our ability to conduct normal business operations, and harm our operating results. We may also incur significant costs for using alternative equipment or facilities or taking other actions in preparation for, or in reaction to, any such events.

Further, if a catastrophic event occurs in a region from which we derive a significant portion of our revenue, customers in such region may delay or forego purchases of our products, which may materially and adversely impact our results of operations for a particular period. In addition, acts of terrorism could cause disruptions in our business or the business of partners, customers or the economy as a whole. Given our historical concentration of sales at each quarter end, any disruption in the business of partners or customers that impacts sales at the end of each quarter could harm our quarterly results. All of the aforementioned risks may be augmented if disaster recovery plans for the or our partners prove to be inadequate. To the extent that any of the above results in delays or cancellations of customer orders, or the delay in the manufacture, deployment or shipment of products, our business, financial condition and results of operations would be harmed.

In addition, as computer malware, viruses, computer hacking, fraudulent use attempts, and phishing attacks have become more prevalent, we will face increased risk from such activities. Such activities threaten the performance, reliability, security, and availability of our products and services. Any computer malware, viruses, computer hacking, fraudulent use attempts, phishing attacks, or other data security breaches to our systems could, among other things, harm our reputation and our ability to retain existing customers and attract new customers.

We could incur substantial costs in protecting or defending our proprietary rights. Failure to adequately protect our rights could impair our competitive position, or cause us to lose valuable assets, experience reduced revenue, or incur costly litigation.

Our success is dependent, in part, upon protecting our proprietary technology. We have historically relied on a combination of trade secret laws, contractual provisions, trademarks, service marks, and copyrights in an effort to establish and protect our proprietary rights. However, the steps we have taken, and the steps we intend to take, to protect our intellectual property may be inadequate.

Any of our trademarks or other intellectual property rights may be challenged or circumvented by others or invalidated through administrative process or litigation. Others may independently develop similar products and services or adopt similar or identical brands for competing products and services. Legal standards relating to the validity, enforceability, and scope of protection of intellectual property rights are uncertain. Despite our precautions, it may be possible for unauthorized third parties to copy our products and services and use information that we regards as proprietary to create products and services that compete with us. Some license provisions restricting unauthorized use, copy, transfer, and disclosure of our intellectual property may be unenforceable under the laws of jurisdictions outside the United States.

To the extent we expand our international activities, our exposure to unauthorized copying and use of our platform and proprietary information may increase. Moreover, effective trademark, copyright, and trade secret protection may not be available or commercially feasible in every country in which it conducts business. Further, intellectual property law, including statutory and case law, particularly in the United States, is constantly developing. Changes in the law could make it harder for us to enforce our rights.

We will continue to enter into confidentiality and invention assignment agreements with our employees and consultants and into confidentiality agreements with strategic and business partners, advisers and customers. However, we cannot be certain that we have entered into such agreements with all parties who may have or have had access to our confidential information, that the agreements that we entered into will be effective in controlling access to and distribution of our proprietary information or that they will provide an adequate remedy in the event of unauthorized disclosure of confidential information. These agreements also will not prevent our competitors or partners from independently developing technologies that are equivalent or superior to our products and services. In addition, former employees or contractors may start working for competitors and may use our confidential information there.

We may be required to spend significant resources to monitor, protect, and enforce our intellectual property rights. Litigation may be necessary in the future to enforce our intellectual property rights and protect our trade secrets. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming, and distracting to management. Such litigation could result in the impairment or loss of portions of our intellectual property. Enforcement of our intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our intellectual property. An adverse determination of any litigation proceedings could put our intellectual property at risk of being invalidated or interpreted narrowly. An adverse determination could risk the issuance or cancellation of pending trademark filings. Because of the substantial discovery required in connection with intellectual property litigation, our confidential or sensitive information could be compromised by disclosure in litigation. Litigation could result in public disclosure of results of hearings, motions, or other interim developments. If securities analysts or investors perceive these results to be negative, it could have a negative impact on the price of our common stock.

Our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of management’s attention and resources, could delay further sales or the implementation of our products and services, impair the functionality of our products and services, delay introductions of new functionality to our products and services, result in the substitution of inferior or more costly technologies into our products and services, or injure our reputation. We will not be able to protect our intellectual property if we are unable to enforce our rights or if we do not detect unauthorized use of our intellectual property. Policing unauthorized use of our technologies, trade secrets, and intellectual property may be difficult, expensive, and time-consuming, particularly in foreign countries where the laws may not be as protective of intellectual property rights as those in the United States and where mechanisms for enforcement of intellectual property rights may be weak. If we fail to meaningfully protect our intellectual property and proprietary rights, our business, operating results, and financial condition could be harmed.

We may become subject to legal proceedings and litigation, including intellectual property disputes, which are costly and may subject us to significant liability and increased costs of doing business. Our business may suffer if it is alleged or determined that our technology infringes the intellectual property rights of others.

The software industry is characterized by the existence of a large number of patents, copyrights, trademarks, trade secrets, and other intellectual and proprietary rights. Companies in the software industry are often required to defend against litigation claims based on allegations of infringement or other violations of intellectual property rights. Our technologies or contractual and legal defenses may not be able to withstand any third-party claims or rights against the use of our technologies. These lawsuits are time-consuming and expensive to resolve, and they divert management’s time and attention. Our future success will depend in part on not infringing the intellectual property rights of others.

Many software companies have the capability to dedicate substantially greater resources to enforce their intellectual property rights and to defend claims that may be brought against them. Any claims or litigation could cause us to incur significant expenses and, whether or not successfully asserted, could require that we pay substantial damages, ongoing royalty or license payments, re-engineer all or a portion of our products and services, or comply with other unfavorable terms. If a third party is able to obtain an injunction preventing us from accessing third-party intellectual property rights, or if we cannot license or develop technology for any infringing aspect of our business, we would be forced to limit or stop sales of our products and services or cease business activities covered by such intellectual property. Any such development could prevent us from competing effectively. We may be contractually obligated to indemnify our customers for third party claims of different kinds, in particular for infringement of a third party’s intellectual property rights. Responding to such claims regardless of their merit, can be time-consuming and costly to defend in litigation, and can damage our reputation and brand. We also may be required to redesign our products and services, delay product releases, enter into costly settlement or license agreements, pay costly damage awards, or face a temporary or permanent injunction prohibiting us from marketing or selling our products and services. Requiring us to change one or more aspects of the way we deliver our products and services may harm our business.

Although we carry general liability insurance and other insurance, our insurance may not cover potential claims of this type. Insurance may not be adequate to cover us for all liability that may be imposed. We may not be able to maintain our insurance coverage. We cannot predict the outcome of lawsuits and cannot assure you that the results of any of these actions will not harm our business, operating results or financial condition.

Contractual indemnity provisions could expose us to substantial liability for intellectual property infringement, data protection, and other losses.

Some of the agreements with customers and other third parties to be in effect include indemnification provisions under which we will be obligated to indemnify them for losses suffered or incurred as a result of claims of intellectual property infringement, data protection breaches, confidentiality breaches, breaches of IT security obligations, damages to property or persons, or other liabilities relating to or arising from our products, services or other contractual obligations. Some of these indemnity agreements provide for uncapped liability for which we would be responsible, and some indemnity provisions survive termination or expiration of the applicable agreement. Large indemnity payments could harm our business, results of operations and financial condition. Although we will attempt to contractually limit our liability with respect to such obligations in negotiations, such negotiations may be fruitless and we may, with or without liability limitations in place, still incur substantial liability related to them and may be required to cease use of certain functions of our products and services as a result of any such claims. Any dispute with a customer with respect to such obligations could harm our relationship with such customer, other existing customers, and potential customers. Such a dispute could harm our business and results of operations.

We will rely on third-party proprietary and open source software for our products and services. The inability to obtain third-party licenses for such software, obtain them on favorable terms, or adhere to the license terms for such software or any errors or failures caused by such software could harm our business, results of operations and financial condition.

Some of our offerings will include software or other intellectual property licensed from third parties. It may be necessary in the future to renew licenses relating to various aspects of these applications or to seek new licenses for existing or new applications. Necessary licenses may not be available on acceptable terms or under open source licenses permitting redistribution in commercial offerings, if at all. The inability to obtain certain licenses or other rights or to obtain such licenses or rights on favorable terms could result in delays in product releases until equivalent technology can be identified, licensed or developed, if at all, and integrated into our products and services, which could harm our business, results of operations and financial condition. Third parties may allege that additional licenses are required for our use of their software or intellectual property, which it may be unable to obtain on commercially reasonable terms or at all. The inclusion in our offerings of software or other intellectual property licensed from third parties on a non-exclusive basis could limit our ability to differentiate our offerings from those of our competitors. Failure to properly adhere to the license terms for software or other intellectual property might have negative effects, such as revocation of the license grant, penalties, added license fees or other liabilities. To the extent that our products and services depend upon the successful operation of third-party software, any undetected errors or defects in such third-party software could impair the functionality of our products and services, delay new feature introductions, result in a failure of products and services, and injure our reputation.

A significant portion of our products will incorporate open source software, and we expect to incorporate open source software into other offerings or products in the future. Such open source software is generally licensed by its authors or other third parties under open source licenses. Little legal precedent governs the interpretation of these licenses; therefore, the potential impact of these terms on our business is unknown and may result in unanticipated obligations regarding our technologies. If a distributor of open source software were to allege that we had not complied with our license, we could be required to incur significant legal expenses. In addition, if the license terms for the open source code change we may be forced to re-engineer our software or incur additional costs. If we combine our proprietary software with open source software or utilizes open source software in a certain manner, under some open source licenses, we could be in breach of the license if we did not release the source code of our proprietary software. Releasing the source code could substantially help competitors develop products that are similar to or better than ours and could help malevolent actors detect security weaknesses to develop and deploy attacks, including malware, against our products and systems.

If our products and services fail to perform properly, or if we fail to develop enhancements to resolve performance issues, we could lose customers, become subject to performance or warranty claims, or incur significant costs.

Our operations will be dependent upon our ability to prevent system interruption. The applications underlying our products and services are inherently complex and may contain material defects or errors, which may cause disruptions in availability or other performance problems. Also, our software will be installed and used in a variety of computing environments with different operating system management software, and equipment and networking configurations, which may cause errors or failures of our software or other aspects of the computing environment into which it is deployed. In addition, deployment of our software into computing environments may expose undetected errors, compatibility issues, failures or bugs in our software. While we have not historically experienced any defects, errors, disruptions in service, cyber-attacks, or other performance problems with our software that materially influenced our sales performance, there is no assurance that such defects, problems or events will not occur in the future, whether in connection with the day-to-day operation, upgrades or otherwise. Any of these occurrences could result in loss of customers, lost or delayed market acceptance and sales of our products and services, delays in payment by customers, injury to our reputation and brand, legal claims, including warranty and service claims, diversion of resources, including through increased service and warranty expenses or financial concessions, and increased insurance costs.

We may discover defects in our products and services that could result in data unavailability, unauthorized access, loss, corruption, or other harm to our customers’ data. Despite testing we may not be able to detect and correct defects or errors before release. Consequently, we or our customers may discover defects or errors after our products and services have been deployed. We expect to implement bug fixes and upgrades as part of our regularly scheduled system maintenance. If we do not complete this maintenance according to schedule or if customers are otherwise dissatisfied with the frequency and/or duration of our maintenance services and related system outages, customers could terminate their contracts, delay or withhold payment, or cause us to issue credits, make refunds, or pay penalties. The costs incurred or delays resulting from the correction of defects or errors in our software or other performance problems may be substantial and could harm our operating results. Moreover, customers could incorrectly implement or inadvertently misuse our software, which could result in customer dissatisfaction and adversely impact the perceived utility of our products as well as our brand. Any of these real or perceived errors, compatibility issues, failures or bugs in our software could result in negative publicity, reputational harm, loss of or delay in market acceptance, loss of competitive position or claims by customers for losses sustained by them. In such an event, we may be required, or may choose, for customer relations or other reasons, to expend additional resources in order to help correct the problem.

We will provide our products and services to businesses in highly regulated industries and to customers with elevated confidentiality, privacy or security requirements, including public sector customers, which will subject us to a number of challenges and risks.

We have historically provided our products and services to customers in highly regulated industries such as pharmaceuticals, finance, insurance, healthcare and life sciences, and we may have customers in other highly regulated industries in the future. We expect that we will also provide our products and services to customers that have significantly higher than usual requirements for the confidentiality, protection of data or security of our infrastructure and operations, such as public sector customers in the defense, infrastructure management and other sectors. Providing products and services to such entities will subject us to a number of challenges and risks. Selling to such entities can be highly competitive, expensive, and time-consuming, often requiring significant upfront time and expense without any assurance that these efforts will generate a sale. Customers in highly-regulated industries or in the public sector may demand shorter subscription periods or other contract terms that differ from our standard arrangements, including terms that can lead those customers to obtain broader rights in our offerings than would be standard. Such entities may have statutory, contractual, or other legal rights to terminate contracts, conduct audits or execute other measures, with us or our partners due to a default or for other reasons. Any such measure may harm our reputation, business, results of operations and financial condition.

Additionally, due to the heightened regulatory environment in which they operate or their elevated confidentiality, privacy or security requirements, potential customers in these industries and sectors may encounter additional difficulties when trying to move away from legacy products to products like those we provide, in particular to those in an SaaS format, which can negatively affect our business and results of operations.

Significant changes in the contracting or fiscal policies of the public sector, or our failure to comply with certain laws or regulations, could harm the business we do with the public sector.

We have historically derived a portion of our revenue from governments and government-owned or -controlled entities (such as public health care bodies, educational institutions and utilities), which we refers to as the public sector in this prospectus, and the success and growth of our business will continue to depend in part on our successful procurement of public sector contracts. Factors that could impede the ability to maintain or increase the amount of revenue derived from public sector contracts include:

•	Changes in public sector fiscal or contracting policies;

•	Decreases in available public sector funding;

•	Changes in public sector programs or applicable requirements;

•	Adoption of new laws or regulations or changes to existing laws or regulations;

•	Potential delays or changes in the public sector appropriations or other funding authorization processes; and

•	Delays in the payment of invoices by public sector payment offices.

Furthermore, we must comply with laws and regulations relating to public sector contracting, which will affect how we and our channel partners do business in both the United States and abroad. These laws and regulations may impose added costs on our business, and failure to comply with these or other applicable regulations and requirements, including non-compliance in the past, could lead to claims for damages from channel partners, penalties, termination of contracts, and temporary suspension or permanent debarment from public sector contracting.

The occurrence of any of the foregoing could cause public sector customers to delay or refrain from purchasing licenses of software from us in the future or otherwise harm our business, operations and financial results.

Our sales to government entities will be subject to a number of challenges and risks.

We sell our products and services to U.S. federal and state and foreign governmental agency customers, often through resellers, and we may increase sales to government entities in the future. Sales to government entities are subject to a number of challenges and risks. Selling to government entities can be highly competitive, expensive and time consuming, often requiring significant upfront time and expense without any assurance that these efforts will generate a sale. Contracts and subcontracts with government agency customers are subject to procurement laws and regulations relating to the award, administration, and performance of those contracts. Government demand and payment for our products and services will be affected by public sector budgetary cycles and funding authorizations, with funding reductions or delays potentially diminishing public sector demand for our products and services. We may be subject to audit or investigations relating to our sales to government entities, and any violations could result in various civil and criminal penalties and administrative sanctions, including termination of contracts, refunds of fees received, forfeiture of profits, suspension of payments, fines, and suspension or debarment from future government business. Government entities may have statutory, contractual or other legal rights to terminate contracts with distributors and resellers for convenience or due to a default. Any of these risks relating to our sales to governmental entities could adversely impact our future sales and operating results.

Changes in tax laws or regulations that are applied adversely to us or our customers could increase the cost of our products and services and adversely impact our business.

New income, sales, use, or other tax laws, statutes, rules, regulations, or ordinances could be enacted at any time. Any new taxes could harm our domestic and international business operations and our business and financial performance. Existing tax laws, statutes, rules, regulations, or ordinances could be interpreted, changed, modified or applied adversely. These events could require us or customers using our products and services to pay additional tax amounts on a prospective or retroactive basis. They could require us or our customers to pay fines and/or penalties and interest for past amounts deemed to be due. If we raise our prices to offset the costs of these changes, existing and potential customers may elect not to continue to subscribe or elect to subscribe to our products and services in the future. Additionally, new, changed, modified, or newly interpreted or applied tax laws could increase our and our customers’ compliance, operating and other costs, as well as the costs of our products and services. Any or all of these events could adversely impact our business and financial performance.

We plan further geographic expansion, which will create a variety of operational challenges.

A significant component of our growth strategy involves the further expansion of our operations and customer base internationally. For the three months ended March 31, 2021 and the year ended December 31, 2020, our revenue generated from customers outside North America was approximately 55% and 55%, respectively, as compared to 60% and 58% for the three months ended March 31, 2020 and year ended December 31, 2019, respectively, of our total revenue. We currently have locations in the United States, Australia, China, France, Germany, Japan, the Netherlands, the Philippines, Singapore, South Africa, Sweden, Switzerland, the United Kingdom and Vietnam. We intend to continue to adapt and develop strategies to address international markets, but such efforts may not be successful. In addition, the COVID-19 pandemic and related stay-at-home, business closure, and other restrictive orders and travel restrictions may pose additional challenges for international expansion and may impact our ability to launch in new locations and further expand geographically.

As of March 31, 2021, approximately 80% of our full-time employees were located outside of the United States. We expect that our international activities will continue to grow over the foreseeable future as we continue to pursue opportunities in existing and new international markets. This will require significant management attention and financial resources. We may face difficulties, including: (1) costs associated with developing software and providing support in many languages, (2) varying seasonality patterns, (3) potential adverse movement of currency exchange rates, (4) longer payment cycles and difficulties in collecting accounts receivable, (5) tariffs and trade barriers, (6) a variety of regulatory or contractual limitations on our ability to operate, (7) adverse tax events, (8) reduced protection of intellectual property rights, (9) a geographically and culturally diverse workforce and customer base, and (10) travel restrictions associated with the COVID-19 pandemic. Failure to overcome any of these difficulties could negatively affect the results of operations.

Our international operations will involve a variety of risks, including:

•	Changes in a country’s or region’s political or economic conditions;

•	Economic uncertainty around the world and adverse effects arising from economic interdependencies across countries and regions;

•	The need to adapt and localize products and services for specific countries;

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Greater difficulty in receiving payments from different geographies, including difficulties associated with currency fluctuations, transfer of funds, longer payment cycles and collecting accounts receivable, especially in emerging markets;

•	Potential changes in trade relations arising from policy initiatives implemented by the current administration or by a successor administration;

•	Compliance with foreign laws and regulations and the risks and costs of non-compliance with such laws and regulations;

•	Unexpected changes in laws, regulatory requirements, taxes, or trade laws;

•	More stringent regulations relating to privacy and data security and the unauthorized use of, or access to, commercial and personal information, particularly in Europe;

•

Differing labor regulations, especially in Europe, where labor laws are generally more advantageous to employees as compared to the United States, including deemed hourly wage and overtime regulations in these locations;

•

Challenges inherent in efficiently managing an increased number of employees over large geographic distances (including in a work-from-home environment), including the need to implement appropriate systems, policies, benefits, and compliance programs;

•	Difficulties in managing a business in new markets with diverse cultures, languages, customs, legal systems, alternative dispute systems, and regulatory systems;

•	Increased travel, real estate, infrastructure, and legal compliance costs associated with international operations;

•	Currency exchange rate fluctuations and the resulting effect on revenue and expenses, and the cost and risk of entering into hedging transactions if we elect to do so in the future;

•	Limitations on the ability to reinvest earnings from operations in one country to fund the capital needs of our operations in other countries;

•	Laws and business practices favoring local competitors or general preferences for local vendors;

•	limited or insufficient intellectual property protection or difficulties enforcing our intellectual property;

•	Political instability or terrorist activities;

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Risks related to global health epidemics, such as the COVID-19 pandemic, including restrictions on our and our customers’ ability to travel, disruptions in customers’ ability to distribute products, and temporary closures of customers’ facilities;

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Exposure to liabilities under anti-corruption and anti-money laundering laws, including the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the UK Bribery Act of 2010, the UK Proceeds of Crime Act 2002, and similar laws and regulations in other jurisdictions;

•

Compliance with laws and regulations for foreign operations, import and export control laws, tariffs, trade barriers, economic sanctions and other regulatory or contractual limitations on the ability to sell our software in certain foreign markets, and the risks and costs of non-compliance;

•

Heightened risks of unfair or corrupt business practices in certain geographies and of improper or fraudulent sales arrangements that may impact financial results and result in restatements of financial statements and irregularities in financial statements; and

•	Adverse tax burdens and foreign exchange controls that could make it difficult to repatriate earnings and cash.

Any of these risks could harm our international operations, reduce our revenue from outside the United States or increase our operating costs, harming our business, results of operations and financial condition and growth prospects. There can be no assurance that all of our employees, independent contractors and partners will comply with the formal policies we will implement, or applicable laws and regulations. Violations of laws or key control policies by employees, independent contractors and partners could result in delays in revenue recognition, financial reporting misstatements, fines, penalties or the prohibition of the importation or exportation of our software and services and could harm our business and results of operations. If we invest substantial time and resources to expand our international operations and is unable to do so successfully, our business and operating results will suffer.

We will be subject to governmental export and import controls that could impair our ability to compete in international markets and subject us to liability if we violates the controls.

Our products will be subject to U.S. export controls, including the Export Administration Regulations and economic sanctions administered by the U.S. Treasury Department’s Office of Foreign Assets Control. We will incorporate encryption technology into our products. These encryption products and the underlying technology may be exported outside of the United States only with the required export authorizations, including by license, a license exception or other appropriate government authorizations. We previously obtained the required licenses to export our products outside of the United States. If the applicable U.S. legal requirements regarding the export of encryption technology were to change or if we change the encryption means in our products, we may need to apply for new licenses. There can be no assurance that we will be able to obtain the required licenses under such circumstances. Furthermore, various other countries regulate the import of certain encryption technology, including import permitting and licensing requirements, and have enacted laws that could limit the ability to distribute our products or could limit our customers’ ability to implement our products in such countries.

Furthermore, our activities will subject us to the U.S. economic sanctions laws and regulations that prohibit the shipment of certain products and services to countries, governments, and persons targeted by U.S. embargoes or sanctions. The current U.S. presidential administration has been critical of existing trade agreements and may impose more stringent export and import controls. Obtaining the necessary export license or other authorization for a particular sale may be time-consuming and may result in the delay or loss of sales opportunities even if the export license ultimately may be granted. While we will take precautions to prevent our products and services from being exported in violation of these laws, including obtaining authorizations for our products and services, performing geolocation IP blocking and screenings against U.S. and other lists of restricted and prohibited persons, we cannot guarantee that the precautions we intend to take will prevent violations of export control and sanctions laws. Violations of U.S. sanctions or export control laws can result in significant fines or penalties and possible incarceration for responsible employees and managers could be imposed for criminal violations of these laws.

If our customers or partners fail to obtain appropriate import, export or re-export licenses or permits, we may also be harmed, through reputational harm as well as other negative consequences, including government investigations and penalties. We presently incorporate export control compliance requirements into our license and partner agreements; however, no assurance can be given that our licensees and partners will comply with such requirements.

Various countries regulate the import and export of certain encryption and other technology, including import and export licensing requirements. Some countries have enacted laws that could limit the ability to distribute our products and services or could limit our customers’ ability to implement our products and services in those countries. Changes in our products and services or future changes in export and import regulations may create delays in the introduction of our products and services in international markets, prevent our customers with international operations from deploying our products and services globally or, in some cases, prevent the export or import of our products and services to certain countries, governments, or persons altogether. Various governmental agencies have proposed additional regulation of encryption technology, including the escrow and government recovery of private encryption keys. Any change in export or import regulations, economic sanctions, or related legislation, or change in the countries, governments, persons, or technologies targeted by such regulations, could limit our ability to export or sell our products and services to existing or potential customers with international operations. Any decreased use of our products and services or limitation on our ability to export or sell products and services would harm our business, operating results, and prospects.

We will be exposed to fluctuations in currency exchange rates, which could negatively our revenue and earnings.

We conduct a significant number of transactions and holds cash in currencies other than the U.S. Dollar. Changes in the values of major foreign currencies, particularly the Euro, Japanese Yen, British Pound, Singapore

Dollar and Chinese Yuan, relative to the U.S. Dollar, will significantly affect our total assets, revenue, operating results and cash flows, which will be reported in U.S. Dollars. In particular, the economic uncertainties relating to Brexit, and European sovereign and other debt obligations may cause the value of the British Pound and Euro to fluctuate relative to the U.S. Dollar. Fluctuations in foreign currency rates, including the strengthening of the U.S. Dollar against the Euro and most other major international currencies, could harm our revenue growth in terms of the amounts that will be reported in U.S. Dollars after converting our foreign currency results into U.S. Dollars. In addition, reported assets will generally be negatively impacted when the dollar strengthens relative to other currencies as a portion of our cash and bank deposits, among other assets, will be held in foreign currencies and reported in U.S. Dollars.

We will incur expenses for employee compensation and other operating expenses at our non-U.S. locations in local currencies. The weakening of the U.S. dollar against such currencies would cause the U.S. dollar equivalent of such expenses to increase, which could have a negative impact on our reported results of operations. If we are not able to successfully hedge against the risks associated with currency fluctuations, our operating results could be harmed.

We will be subject to anti-corruption, anti-bribery, anti-money laundering, and similar laws, and non-compliance with such laws can subject us to criminal and/or civil liability and harm our business.

We are subject to the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the UK Bribery Act of 2010, the UK Proceeds of Crime Act 2002, and other anti-bribery and anti-money laundering laws in the countries in which it conducts activities. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years. These laws are interpreted broadly to prohibit companies and their employees and third-party intermediaries from authorizing, promising, offering, or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. As we seek to increase our international sales and business and sales to the private and public sector, we may engage with partners and third-party intermediaries to market our services and to obtain necessary permits, licenses, and other regulatory approvals. In addition, we or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities in other countries, which also include countries known to experience corruption, particularly certain emerging countries in Africa, East Asia, Eastern Europe, South America and the Middle East. Activities in such countries create the risk of unauthorized payments or offers of payments by one of our employees, consultants, partners or third-party intermediaries that could be in violation of various anti-corruption laws, even though these parties may not be under our control. While we will have policies and controls intended to prevent these practices by our employees, consultants, partners and third-party intermediaries, existing safeguards and any future improvements may prove to be less than effective, and we could be held liable for corrupt or other illegal activities of such third-party intermediaries, our employees, representatives, contractors, partners, and agents, even if we do not explicitly authorize such activities. While we will have policies and procedures to address compliance with such laws, our employees and agents could violate these policies and applicable law, for which we may be ultimately held responsible. As we seek to increase our international sales and business, our risks under these laws may increase. Noncompliance with anti-corruption, anti-bribery, or anti-money laundering laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, suspension and/or debarment from contracting with certain persons, the loss of export privileges, reputational harm, adverse media coverage, and other collateral consequences. If any subpoenas or investigations are launched, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, results of operations, and financial condition could be materially harmed. Responding to any action will likely result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees. Enforcement actions and sanctions could further harm our business, results of operations, and financial condition.

Changes in subjective assumptions, estimates and judgments by management related to complex accounting matters or changes in accounting principles generally accepted in the United States could significantly affect our financial condition and results of operations.

GAAP and related pronouncements, implementation guidelines, and interpretations apply to a wide range of matters that will be relevant to our business, including revenue recognition, stock-based compensation, deferred commissions and business combinations. These matters are complex and will involve subjective assumptions, estimates, and judgments by management. Changes in GAAP, these accounting pronouncements or their interpretation or changes in underlying assumptions, estimates, or judgments by management, the Financial Accounting Standards Board (“FASB”), the SEC and others could significantly change our reported or expected financial performance, which could impact the market price for our common stock.

We may acquire or invest in companies, which may divert management’s attention and result in additional dilution to stockholders. We may be unable to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions.

We may evaluate and consider potential strategic transactions, including acquisitions of, or investments in, businesses, technologies, services, products, and other assets in the future. An acquisition, investment or business relationship may result in unforeseen operating difficulties and expenditures. In particular, we may encounter difficulties assimilating or integrating the businesses, technologies, products, personnel, or operations of the acquired companies. Key personnel of the acquired companies may choose not to work for us, their software may not be easily adapted, or we may have difficulty retaining the customers of any acquired business due to changes in ownership, management, or otherwise. We may also experience difficulties integrating personnel of the acquired company into our business and culture. Acquisitions may also disrupt our business, divert our resources and require significant management attention that would otherwise be available for development of our existing business. The anticipated benefits of any acquisition, investment, or business relationship may not be realized or we may be exposed to unknown risks or liabilities.

Negotiating these transactions can be time-consuming, difficult, and expensive, and the ability to close these transactions may often be subject to approvals that are beyond our control. Consequently, these transactions, even if undertaken and announced, may not close. For one or more of those transactions, we may:

•	issue additional equity securities that would dilute our stockholders;

•	use cash that we may need in the future to operate our business;

•	incur debt on terms unfavorable to us or that we are unable to repay;

•	incur large charges or substantial liabilities;

•	encounter difficulties retaining key employees of the acquired company or integrating diverse software codes or business cultures; and

•	become subject to adverse tax consequences, substantial depreciation, or deferred compensation charges.

We intend to invest significantly in research and development, and to the extent such research and development investments do not translate into new products or material enhancements to our products, or if we do not use those investments efficiently, our business and results of operations would be harmed.

A key element of our strategy will be to invest significantly in our research and development efforts to develop new products and enhance our existing products to address additional applications and markets. If we do not spend our research and development budget efficiently or effectively on compelling innovation and technologies, our business may be harmed and we may not realize the expected benefits of our strategy. Moreover, research and development projects can be technically challenging and expensive. The nature of these research and development cycles may cause us to experience delays between the time we incur expenses associated with research and development and the time we are able to offer compelling products and generate revenue, if any, from such investment. Additionally, anticipated customer demand for a product or service being developed could decrease after the development cycle has commenced, and we would nonetheless be unable to avoid substantial costs associated with the development of any such product or service. If we expend a significant amount of resources on research and development and our efforts do not lead to the successful introduction or improvement of products that are competitive in our current or future markets, it would harm our business and results of operations.

Changes in our provision for income taxes or adverse outcomes resulting from examination of our income tax returns could our results.

We will be subject to income taxation in the United States and numerous other jurisdictions. Determining our provision for income taxes will require significant management judgment. In addition, the provision for income taxes could be negatively impacted by many factors, including, among other things, changes to our operating structure, changes in the amounts of earnings in jurisdictions with different statutory tax rates, changes in the valuation of deferred tax assets and liabilities and changes in tax laws. We are subject to ongoing tax examinations in various jurisdictions. Tax authorities may disagree with our intercompany charges, cross-jurisdictional transfer pricing or other matters and assess additional taxes. While we regularly evaluate the likely outcomes of these examinations to determine the adequacy of our provision for income taxes, there can be no assurance that the outcomes of such examinations will not have a material impact on our results of operations and cash flows. In addition, we may be audited in various jurisdictions, and such jurisdictions may assess additional taxes against us. The final determination of any tax audits or litigation could be materially different from historical tax provisions and accruals, which could harm our results of operations or cash flows in the period or periods for which a determination is made.

Significant judgment is required to determine the recognition and measurement attributes prescribed in Accounting Standards Codification (“ASC”) 740-10-25. In addition, ASC 740-10-25 applies to all income tax positions, which if settled unfavorably could adversely impact our provision for income taxes.

Our international operations may subject us to potential adverse tax consequences.

We have been expanding our international operations and personnel to better support our growth into international markets. Our corporate structure and associated transfer pricing policies contemplate future growth into the international markets, taking into account the functions, risks, and assets of the various entities involved in the intercompany transactions. After the Mergers, the amount of taxes we will pay in different jurisdictions may depend on: (1) the application of the tax laws of the various jurisdictions, including the United States, to our international business activities, (2) changes in tax rates, (3) new or revised tax laws or interpretations of existing tax laws and policies, and (4) our ability to operate our business in a manner consistent with our corporate structure and intercompany arrangements. Taxing authorities may challenge the transfer pricing methodologies of our intercompany arrangements or disagree with our determinations as to the income and expenses attributable to specific jurisdictions. If such a challenge or disagreement were to occur, and our position was not sustained, we could be required to pay additional taxes, interest, and penalties. This could result in one-time tax charges, higher effective tax rates, reduced cash flows, and lower overall profitability of our operations. Our financial statements could fail to reflect adequate reserves to cover such a contingency.

Risks Related to an Investment in our Securities

There may not be an active trading market for our common stock, which may make it difficult to sell shares of our common stock.

It is possible that an active trading market will not develop or, if developed, that any market will not be sustained. This would make it difficult for you to sell shares of our common stock at an attractive price or at all.

The market price of shares of our common stock may be volatile, which could cause the value of your investment to decline.

Even if an active trading market develops, the market price of our common stock may be highly volatile and could be subject to wide fluctuations. Securities markets worldwide experience significant price and volume fluctuations. The securities markets have experienced significant volatility as a result of the COVID-19 pandemic. Market volatility, as well as general economic, market, or political conditions, could reduce the market price of shares of our common stock regardless of our operating performance. Our operating results could be below the expectations of public market analysts and investors due to a number of potential factors, including: (1) variations in quarterly operating results or dividends, if any, to stockholders, (2) additions or departures of key management personnel, (3) publication of research reports about our industry, (4) litigation and government investigations, (5) changes or proposed changes in laws or regulations or differing interpretations or enforcement of laws or regulations affecting our business, (6) adverse market reaction to any indebtedness incurred or securities issued in the future, (7) changes in market valuations of similar companies, (8) adverse publicity or speculation in the press or investment community, (9) announcements by competitors of significant contracts, acquisitions, dispositions, strategic partnerships, joint ventures, or capital commitments and (10) the impact of the COVID-19 pandemic on our management, employees, partners, customers, and operating results. In response, the market price of shares of our common stock could decrease significantly. You may be unable to resell your shares of our common stock at or above your purchase price. Following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against such company. Such litigation, if instituted against us, could result in substantial costs and a diversion of management’s attention and resources.

Our ability to timely raise capital in the future may be limited, or may be unavailable on acceptable terms, if at all. The failure to raise capital when needed could harm our business, operating results and financial condition. Debt or equity issued to raise additional capital may reduce the value of our common stock.

We cannot be certain when or if the operations of our business will generate sufficient cash to fund our ongoing operations or the growth of our business. We intend to make investments to support our current business and may require additional funds to respond to business challenges, including the need to develop new features or enhance our software, improve our operating infrastructure or acquire complementary businesses and technologies. Additional financing may not be available on favorable terms, if at all. If adequate funds are not available on acceptable terms, we may be unable to invest in future growth opportunities, which could harm our business, operating results and financial condition. If we incur debt, the debt holders could have rights senior to holders of our common stock to make claims on our assets. The terms of any debt could restrict our operations, including our ability to pay dividends on our common stock. If we issue additional equity securities, stockholders will experience dilution, and the new equity securities could have rights senior to those of our common stock. Because the decision to issue securities in the future offering will depend on numerous considerations, including factors beyond our control, we cannot predict or estimate the amount, timing or nature of any future issuances of debt or equity securities. As a result, stockholders will bear the risk of future issuances of debt or equity securities reducing the value of their common stock and diluting their interest.

A small number of stockholders will continue to have substantial control over us after this offering, which may limit other stockholders’ ability to influence corporate matters and delay or prevent a third party from acquiring control over us.

Our directors and executive officers of, and beneficial owners own 5% or more of our voting securities and their respective affiliates beneficially own, in the aggregate, approximately 54.9% of our outstanding common stock. This significant concentration of ownership may have a negative impact on the trading price for our common stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders. In addition, these stockholders will be able to exercise influence over all matters requiring stockholder approval, including the election of directors and approval of corporate transactions, such as a merger or other sale of us or our assets. This concentration of ownership could limit stockholders’ ability to influence corporate matters and may have the effect of delaying or preventing a change in control, including a merger, consolidation or other business combination, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control, even if that change in control would benefit the other stockholders.

There can be no assurance that we will be able to comply with the continued listing standards of Nasdaq.

If Nasdaq delists our securities from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant negative consequences including:

•	Limited availability of market quotations for our securities;

•	A determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules,

•	Possibly resulting in a reduced level of trading activity in the secondary trading market for shares of our common stock;

•	A limited amount of analyst coverage; and

•	A decreased ability to issue additional securities or obtain additional financing in the future.

If our operating and financial performance in any given period does not meet the guidance provided to the public or the expectations of investment analysts, the market price of our common stock may decline.

We may, but are not obligated to, provide public guidance on our expected operating and financial results for future periods. Any such guidance will consist of forward-looking statements, subject to the risks and uncertainties described in this prospectus and in our other public filings and public statements. The ability to provide this public guidance, and the ability to accurately forecast our results of operations, may be impacted by the COVID-19 pandemic. Our actual results may not always be in line with or exceed any guidance we have provided, especially in times of economic uncertainty, such as the current global economic uncertainty being experienced as a result of the COVID-19 pandemic. If, in the future, our operating or financial results for a particular period do not meet any guidance provided or the expectations of investment analysts, or if we reduce our guidance for future periods, the market price of our common stock may decline as well. Even if we do issue public guidance, there can be no assurance that we will continue to do so in the future.

We will incur significant increased expenses and administrative burdens as a public company, which could negatively impact our business, financial condition and results of operations.

We will face increased legal, accounting, administrative and other costs and expenses as a public company that we did not incur as a private company. The Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require us to carry out activities we have not done previously. For example, we have created new board committees and adopted new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if we identify a material weakness or significant deficiency in the internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could harm our reputation or investor perceptions of us. It may also be more expensive to obtain director and officer liability insurance. Risks associated with our status as a public company may make it more difficult to attract and retain qualified persons to serve on our board of directors or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require the us to divert a significant amount of money that could otherwise be used to expand our business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

If we are unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of financial reports, and the market price of our common stock may decline.

We are required to maintain internal controls over financial reporting and to report any material weaknesses in such internal controls. In addition, we are required to furnish a report by management in our annual report on Form 10-K on the effectiveness of our internal control over financial reporting, pursuant to Section 404 of Sarbanes-Oxley. The process of designing, implementing, and testing the internal control over financial reporting required to comply with this obligation is time-consuming, costly, and complicated. If we identify material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 of Sarbanes-Oxley in a timely manner, or if we are unable to assert that our internal control over financial reporting are effective, we will be unable to certify that our internal control over financial reporting is effective. We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition or results of operations. If we are unable to conclude that our internal control over financial reporting is effective, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could decline. We could become subject to investigations by Nasdaq, the SEC or other regulatory authorities, which could require additional financial and management resources.

Our management has identified material weaknesses in our internal control over financial reporting and we may identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, which may result in material misstatements of our financial statements or cause us to fail to meet our periodic reporting obligations.

As a public company, we are required to maintain internal control over financial reporting and to report any material weaknesses in such internal control. We were a private company with limited accounting and financial reporting personnel and other resources with which to address our internal controls and procedures. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. We determined that we had material weaknesses in internal control because we did not maintain effective controls related to: (i) the completeness and accuracy of financial accounting, reporting and disclosures, (ii) the identification, review and accounting for nonroutine transactions and/or events and (iii) segregation of duties with respect to the processing of financial transactions. With the oversight of senior management and our audit committee, we implemented actions under a remediation plan which include (i) the hiring of personnel with technical accounting and financial reporting experience to further bolster our ability to assess judgmental areas of accounting and provide an appropriate level of oversight of activities related to internal control over financial reporting and (ii) the engagement of external consultants in the assistance of the evaluation of complex accounting matters. We are implementing additional actions under a remediation plan which include (i) the implementation of improved accounting and financial reporting procedures and controls to improve the completeness and accuracy of our financial accounting, reporting and disclosures and (ii) the establishment of formalized internal controls to review and maintain segregation of duties between control operators. We have continued the implementation of this plan and believe the measures described above will remediate the material weaknesses identified and strengthen our internal control over financial reporting. We are committed to continuing to improve our internal control processes and will continue to diligently and vigorously review our financial reporting controls and procedures.

While we continue to implement our plan to remediate the material weaknesses described above, we cannot predict the success of such plan or the outcome of our assessment of these plans at this time. If our steps are insufficient to remediate the material weaknesses successfully and otherwise establish and maintain an effective system of internal control over financial reporting, the reliability of our financial reporting, investor confidence in us, and the value of our common stock could be materially and adversely affected. We can give no assurance that the implementation of this plan will remediate these deficiencies in internal control or that additional material weaknesses or significant deficiencies in our internal control over financial reporting will not be identified in the future. Our failure to implement and maintain effective internal control over financial reporting could result in errors in our financial statements that could result in a restatement of our financial statements, causing us to fail to meet our reporting obligations.

We qualify as an “emerging growth company.” The reduced public company reporting requirements applicable to emerging growth companies may make our common stock less attractive to investors.

We qualify as an “emerging growth company” under SEC rules. As an emerging growth company, we will be permitted and plan to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These provisions include: (1) presenting only two years of audited financial statements, (2) presenting only two years of related selected financial data and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure, (3) an exemption from compliance with the auditor attestation requirement in the assessment of internal control over financial reporting pursuant to Section 404 of Sarbanes-Oxley, (4) not being required to comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, (5) reduced disclosure obligations regarding executive compensation arrangements in periodic reports, registration statements, and proxy statements, and (6) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, the information we provide will be different than the information that is available with respect to other public companies that are not emerging growth companies. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock, and the market price of our common stock may be more volatile. We will remain an emerging growth company until the earliest of: (1) December 31, 2024, (2) the last day of the fiscal year in which it has gross revenue exceeding $1.07 billion, (3) the date on which it has, during the immediately preceding three-year period, issued more than $1.0 billion in non-convertible debt securities, and (4) the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeds $700 million as of the end of the second quarter of that fiscal year.

Our management has limited experience in operating a public company.

Our executive officers have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage our transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities, which will result in less time being devoted to our management and growth. We may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company, which will increase our operating costs in future periods.

If securities or industry analysts do not publish research or reports about our business or publish negative reports, the market price of our common stock could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If regular publication of research reports ceases, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume of our common stock to decline. Moreover, if one or more of the analysts who cover us downgrade our common stock or if reporting results do not meet their expectations, the market price of our common stock could decline.

If our security holders exercise their registration rights, it may negatively impact the market price of our common stock.

In connection with the Closing, we amended our existing registration rights agreement to: (i) provide that we will file a registration statement within 15 business days following the Closing to register for resale (A) the shares of our common stock held by the Apex Initial Stockholders and shares of our common stock issuable upon exercise of the Private Warrants held by the Apex Initial Stockholders and (B) the shares of our common stock issued to the AvePoint stockholders in the Business Combination held by certain AvePoint stockholders party thereto; (ii) provide the AvePoint stockholders with three demand registration rights; (iii) provide the AvePoint stockholders party thereto and the Apex Initial Stockholders customary underwritten takedown rights (subject to customary priorities, minimums, frequency, and quantity limits, cutbacks, deferrals and other terms); and (iv) afford each of the AvePoint stockholders party thereto and the Apex Initial Stockholders, on a pari passu basis, “piggy back” registration rights with respect to any underwritten offerings by the other stockholders and by us. The sale or possibility of sale of these additional securities trading in the public market may negatively impact the market price of our securities.

We have no current plans to pay cash dividends on our common stock; as a result, stockholders may not receive any return on investment unless they sell their common stock for a price greater than the purchase price.

We have no current plans to pay dividends on our common stock. Any future determination to pay dividends will be made at the discretion of our board of directors, subject to applicable laws. It will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual, legal, tax and regulatory restrictions, general business conditions, and other factors that the board of directors may deem relevant. In addition, the ability to pay cash dividends may be restricted by the terms of debt financing arrangements, as any future debt financing arrangement likely will contain terms restricting or limiting the amount of dividends that may be declared or paid on our common stock. As a result, stockholders may not receive any return on an investment in our common stock unless they sell their shares for a price greater than that which they paid for them.

We may issue additional shares of common stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of our common stock.

We have warrants outstanding to purchase an aggregate of 17,905,000 shares of common stock. Pursuant to the 2021 Plan, we may issue an aggregate of up to 30,273,164 shares of common stock, which amount may be subject to increase from time to time. We may also issue additional shares of common stock or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions or repayment of outstanding indebtedness, without stockholder approval, in a number of circumstances.

The issuance of additional shares or other equity securities of equal or senior rank would have the following effects:

•	Existing stockholders’ proportionate ownership interest in us will decrease;

•	The amount of cash available per share, including for payment of dividends in the future, may decrease;

•	The relative voting strength of each previously outstanding common stock may be diminished; and

•	The market price of our common stock may decline.

Provisions in our organizational documents and certain rules imposed by regulatory authorities may delay or prevent an acquisition by a third party that could otherwise be in the interests of stockholders.

Our certificate of incorporation and amended and restated bylaws contain several provisions that may make it more difficult or expensive for a third party to acquire control of us without the approval of the board of directors. These provisions, which may delay, prevent or deter a merger, acquisition, tender offer, proxy contest, or other transaction that stockholders may consider favorable, include the following:

•	The division of the board of directors into three classes and the election of each class for three-year terms;

•	Advance notice requirements for stockholder proposals and director nominations;

•	Provisions limiting stockholders’ ability to call special meetings of stockholders, to require special meetings of stockholders to be called, and to take action by written consent;

•	Restrictions on business combinations with interested stockholders;

•

In certain cases, the approval of holders representing at least 66 2/3% of the total voting power of the shares entitled to vote generally in the election of directors will be required for stockholders to adopt, amend or repeal the bylaws, or amend or repeal certain provisions of the certificate of incorporation;

•	No cumulative voting;

•	The required approval of holders representing at least 66 2/3% of the total voting power of the shares entitled to vote at an election of the directors to remove directors; and

•

The ability of the board of directors to designate the terms of and issue new series of preferred stock without stockholder approval, which could be used, among other things, to institute a rights plan that would have the effect of significantly diluting the stock ownership of a potential hostile acquirer, likely preventing acquisitions.

These provisions of our certificate of incorporation and amended and restated bylaws could discourage potential takeover attempts and reduce the price that investors might be willing to pay for shares of our common stock in the future, which could reduce the market price of our common stock.

The provision of our certificate of incorporation requiring exclusive venue in the Court of Chancery in the State of Delaware and the federal district courts of the United States for certain types of lawsuits may have the effect of discouraging lawsuits against directors and officers.

Our certificate of incorporation will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for: (1) any derivative action or proceeding brought on behalf of us, (2) any action asserting a claim of breach of fiduciary duty owed by any director, officer, agent or other employee or stockholder to us or our stockholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the amended and restated bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, (4) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the amended and restated bylaws or (5) any action asserting a claim governed by the internal affairs doctrine, in each case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. It further provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolutions of any complaint asserting a cause of action arising under the Securities Act. The exclusive forum clauses described above shall not apply to suits brought to enforce a duty or liability created by the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. Although these provisions are expected to benefit us by providing increased consistency in the application of applicable law in the types of lawsuits to which they apply, the provisions may have the effect of discouraging lawsuits against directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation have been challenged in legal proceedings and there is uncertainty as to whether a court would enforce such provisions. In addition, investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. It is possible that, in connection with any applicable action brought against us, a court could find the choice of forum provisions contained in the our certificate of incorporation to be inapplicable or unenforceable in such action. If so, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, financial condition or results of operations.

MARKET AND INDUSTRY DATA

Certain industry data and market data included in this prospectus were obtained from independent third-party surveys, market research, publicly available information, reports of governmental agencies and industry publications and surveys. All of management’s estimates presented herein are based upon management’s review of independent third-party surveys and industry publications prepared by a number of sources and other publicly available information. All of the market data used in this prospectus involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. We believe that the information from these industry publications and surveys included in this prospectus is reliable. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

USE OF PROCEEDS

All of the shares of common stock and Warrants offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

We will receive up to an aggregate of approximately $205.9 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes, including to fund potential future investments and acquisitions of companies that we believe are complementary to our business and consistent with our growth strategy. We will have broad discretion over the use of proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.

DETERMINATION OF OFFERING PRICE

The offering price of the shares of common stock underlying the Warrants offered hereby is determined by reference to the exercise price of the Warrants of $11.50 per share. The Public Warrants are listed on Nasdaq under the symbol “AVPTW.”

We cannot currently determine the price or prices at which shares of common stock or Warrants may be sold by the selling securityholders under this prospectus.

MARKET INFORMATION FOR SECURITIES AND DIVIDEND POLICY

Market Information

Our common stock and Public Warrants are currently listed on Nasdaq under the symbols “AVPT” and “AVPTW,” respectively. Prior to the consummation of the Business Combination, our common stock and our Public Warrants were listed on Nasdaq under the symbols “APXT” and “APXTW,” respectively. As of July 1, 2021, following the completion of the Business Combination, there were 98 holders of record of the common stock and three holders of record of our Warrants. We currently do not intend to list the Private Warrants offered hereby on any stock exchange or stock market.

Dividend Policy

We have never declared or paid any dividends on shares of our common stock. We anticipate that we will retain all of our future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the sole discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our board of directors may deem relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section titled “Risk Factors,” our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Please also see the section titled “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We are a Microsoft Gold Certified Partner in Application Development, Cloud Platform, Cloud Productivity, and Collaboration and Content. We are a top Global Independent Software Vendor (GISV) partner, ranking in the top 5 in Microsoft’s IP-Co-Sell program out of 3,000 participating partners. Our main product platform is the AvePoint Cloud, delivered as AvePoint Online Services, or AOS. Our software-as-a-service, or SaaS, platform focuses on data protection, governance, and compliance management extensions for Microsoft 365 (“M365”). We have expanded our coverage of SharePoint infrastructure to cover Microsoft’s Teams, Exchange, Skype for Business (previously Lync), and Yammer, and other workloads in the M365 platform. We offer more than 30 products.

Our primary on-premises product is the DocAve Software Platform, which gives enterprise systems administrators the tools to migrate, manage, and govern SharePoint deployments from individual items to entire data farms. Our additional on-premises products Governance Automation and Compliance Guardian Platform deliver SharePoint-as-a-Service, helping organizations build in governance and controls to common IT requests, and data classification, audit, and protection, or DCAP. Our SaaS and on-premises platform features include Data Backup, Archiving, Disaster Recovery, Migration, Records Management, Auditing/Reporting, Governance, Risk Assessment, and Data Analytics. We also provide training, installation, configuration, AvePoint Client Services, Technical Account Management, and AvePoint Partner Services, in support of our products.

We have expanded beyond our original SharePoint infrastructure management business into a global infrastructure management software company. Our current strategy is focused on the cloud. We have made significant investments into cloud storage and cloud-based computing products to support our growing SaaS business, since its initial release of DocAve Online, the pre-cursor to AvePoint Online Services, in 2013. We have added Governance Automation, Compliance Guardian, and Records platforms to extend availability of our solutions to other key stakeholders involved in securing organizational collaboration.

In 2019, we expanded the distribution channels for our products through third parties. This sales channel utilizes managed service providers, or MSPs, to sell our products to end users through online marketplaces. This sales channel differs from our traditional business, in that contracts are monthly, and the typical end-customer spends less than $100 a month on the product due to small license counts required.

Our SaaS and termed license and support revenue sources are typically sold as multi-year contracts. As of March 31, 2021, our subscription contracts had an average duration of approximately 2 to 2.5 years.

Services are typically sold in conjunction with product sales. Services revenue includes revenue derived primarily from the implementation of software, training, consulting and migrations. We also offer license customization and managed service offerings.

The Business Combination

We entered into the Business Combination Agreement with Apex on November 23, 2020. Pursuant to the Business Combination Agreement, Merger Sub, a wholly owned subsidiary of Apex, merged with and into AvePoint, with AvePoint surviving the merger as a wholly-owned subsidiary of Apex. Promptly following the first merger, the surviving company merged with and into Merger Sub 2, with Merger Sub 2 as the surviving company and a wholly owned subsidiary of Apex. The surviving company was renamed AvePoint, Inc.

The Business Combination is accounted for as a reverse recapitalization. We are the accounting predecessor and we are the successor SEC registrant, meaning that our financial statements for previous periods will be disclosed in our future periodic reports filed with the SEC. Under this method of accounting, Apex is treated as the acquired company for financial statement reporting purposes. The most significant change in the successor’s future reported financial position and results are expected to be an estimated net increase in cash (as compared to our consolidated balance sheet at March 31, 2021) of between approximately $40.3 million, assuming maximum shareholder redemptions permitted under the Business Combination Agreement, and $184.8 million, assuming minimum shareholder redemptions, and in each case including $140 million in gross proceeds from the PIPE by Apex. Total transaction costs are estimated at approximately $52.5 million. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for additional information.

As a result of the Business Combination, we are the successor to an SEC-registered and Nasdaq-listed company, which requires us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal, and administrative resources, including increased personnel costs, audit and other professional service fees.

Impact of COVID-19 on our Business

In December 2019, COVID-19 was first reported. On March 11, 2020, the World Health Organization characterized COVID-19 as a pandemic. The COVID-19 pandemic has created global economic uncertainty, adversely impacted the business of our customers and partners, impacted our business and results of operations and could further impact our results of operations and cash flows in the future.

We have not experienced any material negative impacts to our operational, cloud or product availability, or customer support, as a result of our own shift to remote work. Instead, our teams continue to display our values of agility, passion, and teamwork on a daily basis to ensure we are able to support our customers for the long haul, with new product releases, customer experiences, and excellent support.

We excelled at helping our customers face their own transformations during COVID-19. For example, in 2019 we were first engaged with METC, the regional policy-making body, planning agency, and provider of essential services for the metropolitan region of Minneapolis / St. Paul, Minnesota. METC rolled out Microsoft Teams following our migration from SharePoint 2010 to Microsoft 365’s SharePoint Online service. Our product, Cloud Governance was rolled out to remote workers on Sunday March 15, 2020, to enable automated and compliant self-service Teams creation. Our solution helped METC cope with the rapid influx of approximately 2,000 remote workers, due to the government-issued Work From Home order. The week after the AvePoint solution roll-out, the number of Teams created increased 400%, driving the total number of Teams up 20% over the period. With increased pressure to transform how their organizations worked, we were able to help customers who had planned longer rollouts of Microsoft Teams to accomplish those rollouts within a weekend and ensure ongoing sustainability of the service. These accelerated timelines are a direct result of the pressure COVID-19 put on organizations to speed up their work from anywhere initiatives, as echoed by Microsoft executives.

In addition to meeting immediate customer needs, we released exclusive offers, aimed at helping our customers cope with this rapid transition, to provide greatly improved customer experiences. Teams responsible for enabling a remote workforce were supported by AvePoint software to enable visibility on remote workers, security, and governance for newly adopted cloud services, and automated backups for a rapidly expanding digital footprint.

Our product development teams worked to respond to customer needs as well, recognizing the pressure of regulated customers during this rapid digital transformation. During the COVID-19 crisis, we have been able to pivot to provide tactical, immediate value in the form of a new product (Policies and Insights), developed and released in the midst of the pandemic, which mitigates risks such as over-exposed sensitive information and over-privileged external users, potentially direct results of the rush to work-from-home.

Despite global headwinds and market volatility, during the three months ending March 31, 2021 and the year ending December 31, 2020 we experienced a 19% and 31% increase in revenue, respectively. We believe that market volatility has only accelerated organizations to do more with less, which requires advanced technology solutions, preferably fewer vendors, and ample automation to support these new organizational realities.

Key Business Metrics

Our management reviews the following key business metrics to measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions. However, increases or decreases in our key business metrics may not correspond with increases or decreases in our revenue.

The chart below illustrates certain key business metrics, each described in more detail below, as of the end of or for the periods presented.

	Three Months Ended March 31,		Years Ended December 31,
	2021	2020	2020	2019	2018
Total ARR ($ in mil)	$129.2	$97.0	$118.7	$91.8	$72.9
Accounts above $100,000 in ARR	270	200	247	184	136
Average Core ARR per account ($ actual)	$34,551	$26,741	$32,872	$25,669	$20,410
Core TTM dollar-based net retention rate	110%	105%	107%	104%	103%

Annual Recurring Revenue

We calculate our annual recurring revenue (“ARR”) at the end of a particular period as the annualized sum of: (1) contractually obligated Annual Contract Value (“ACV”) from SaaS and termed license, support and maintenance revenue sources from all customers with a contract duration exceeding three months (“Core ARR”), and (2) the product of the current month’s monthly recurring revenue (“MRR”) multiplied by twelve (to prospectively annualize SaaS and termed license and support revenue). MRR is attributable to our Channel business. As of March 31, 2021 and December 31, 2020, our Channel business was transacting the equivalent of $5.5 million and $4.2 million in annual recurring revenue, respectively, calculated as March’s and December’s MRR, multiplied by twelve months. Customer contracts used in calculating MRR may or may not be extended or renewed by our customers. ARR also includes some recurring professional services revenue, such as recurring technical account management services. Growth in ARR is driven by both new business and the retention of existing business. We believe ARR is indicative of growth in recurring revenue streams, leading to higher revenue growth in future periods. ARR should be viewed independently of revenue and deferred revenue and is not intended to be combined with, or to replace, either of those items. ARR is not a forecast and the active contracts at the end of a reporting period used in calculating ARR may or may not be extended or renewed by our customers (the same is true for those contracts used in calculating MRR, which may or may not be extended or renewed by the customer).

Accounts Above $100,000 ARR

We track the total number of accounts with ARR greater than $100,000 as of the end of each quarter. We believe our ability to enter into larger contracts is indicative of broader adoption of our solutions by larger organizations. These organizations are typically more resilient to changes in macro-economic conditions leading to more dependable relationships with such customers. It also reflects our ability to expand the revenue from our existing customer base. Growth in this metric is due to larger initial contract values, as well as expansion of existing customer relationships.

Average Core ARR per Account

We calculate average ARR per account (“ARRPA”) for accounts included in our Core ARR calculation in order to evaluate the amount of ACV obligated revenue provided by customers at a given point in time. Factors influencing this metric include our ability to sell for higher prices and/or more volume, as well as our ability to cross-sell additional products that are part of our platform. We do not include MRR-contributing customers1 in this calculation. Growth in this metric is reflective of both larger initial contract values with new customers and expansion of contract values with current customers, demonstrating value provided to our customers.

Core TTM Dollar-Based Net Retention Rate

We use TTM dollar-based net retention rate to evaluate our ability to maintain and expand our revenue with our customer base over time. This metric is calculated as a percentage, the numerator of which is the sum of (i) Core ARR at the beginning of the period plus (ii) Upsell Core ARR during the period plus (iii) Churn Core ARR during the period plus (iv) Downsell Core ARR during the period, and the denominator of which is Core ARR at the beginning of the period. For these purposes, Upsell Core ARR is defined as the increase in Core ARR from the active, existing customers within the stipulated period, Churn Core ARR is defined as the amount of lost Core ARR when customers no longer provide us with Core ARR and Downsell Core ARR is defined as the decrease in Core ARR from active, existing customers within a stipulated period. A net retention rate greater than 100% implies positive net revenue retention. We primarily focus on these metrics for a trailing twelve-month, or TTM, period. This methodology includes Core ARR added to or subtracted from the account’s existing Core ARR during the previous twelve months. Net new accounts added after the previous one-year period are excluded in our net retention calculations. We believe this metric is indicative of our ability to grow our relationships with existing customers, and further grow ARR and revenue. Improvement in this metric is driven by improvement in both customer retention, as well as cross-sell and up-sell capabilities.

Key Factors Affecting our Performance

Retention and Growth of our Existing Customers

Our long-term revenue growth is correlated with our ability to retain customers and expand revenue from our existing customers. Contracts have terms ranging from 12 to 36 months, with an average duration of approximately 2.0 to 2.5 years, and do not include the ability to terminate for convenience. We collaborate with customers to identify additional cross-sell and up-sell opportunities. We believe that our land and expand business model will allow us to efficiently increase revenue from our existing customer base. The breadth of our platform has resulted in a dollar-based net retention rate exceeding 100%, as described above.

[1]	MRR-contributing customer is classified as a customer with a contract duration of 3 months or less. Most typically exists within our channel business.

Growth in Channel Business

Our ability to grow our Channel business, with a specific focus on Managed Services Providers (“MSPs”) through our distribution partner network, is predicated upon our ability to attract and retain a number of managed service providers. We continually evaluate prospective and existing partners’ abilities to attract new customers to our platform. We add new partners and expand existing partner relationships to enhance the utility of our platform, while creating new opportunities to expand our revenue share provided by our Channel business.

Successful Rollout of New Geographies

We have sought to enter new markets to both increase our sales footprint but also to mitigate risk and reduce expense. Recently, we opened a research and development site in Vietnam. In addition to our current international operations, we intend to open new sales offices in Indonesia and Taiwan. We believe that diversifying our operations and research will help mitigate the potential for concentration risk in a single geopolitical area, as well as allow for continued 24x7 operations.

Realizing Operating Leverage from our Investments

We have made significant investments in our SaaS platform, our Channel business, our global infrastructure and our sales and customer success organizations, which we believe will yield future operating leverage and profit margin expansion. Research and development represents a primary operating expense and has been partially offset through development of customized service solutions. We continue to look for opportunities to seek quality development teams with efficient cost structures. In addition, we believe we can achieve operating leverage in marketing by continuing to emphasize lower-cost inbound techniques and growth in customer referrals from our technology and agency partners. We believe we will be able to run our business more efficiently as we continue to grow our revenue and gain further operating scale.

Components of Results of Operations

Revenue

We generate revenue from four primary sources: SaaS, termed license and support, services, and maintenance across a variety of products.

Our revenue was comprised of the following types for the periods presented:

	% of Total Revenue
	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019	2018
Revenue:
SaaS	48%	32%	34%	24%	15%
Termed license and support	22%	24%	26%	23%	20%
Services	15%	23%	23%	23%	25%
Maintenance and OEM	14%	18%	15%	25%	34%
Perpetual license	1%	3%	2%	5%	6%

Total revenue	100%	100%	100%	100%	100%

Total recurring revenue(1)	83%	73%	75%	71%	65%

(1)	Total recurring revenue consists of revenue from SaaS, termed license and support and maintenance revenue offerings

SaaS and termed license and support revenue sources are primarily billed annually, apart from our Channel business. SaaS and termed license and support are generally sold per user license or based upon the amount of data protected.

Services revenue includes revenue generated from implementation, training, consulting, migration, license customization and managed services. Services revenue from implementation, training, consulting, migration, and license customization are recognized by applying a measure of progress, such as labor hours to determine the percentage of completion of each contract. Services revenue from managed services are recognized ratably or on a straight-line basis over the contract term.

Maintenance revenue is a result of selling on-going support for perpetual licenses. It also includes recurring professional services such as technical account management (TAM). Maintenance revenue is recognized ratably over the term of the maintenance agreement, which is typically one year.

The fundamental shift by our customers to the cloud has accelerated the adoption of our SaaS offerings. This increased adoption rate is evidenced by the shift in bookings from perpetual license to SaaS and termed license and support bookings and the shift within these bookings to SaaS bookings. Beginning in 2016, we shifted our focus from a perpetual license model to a subscription pricing model. Over the last several years, we have experienced a gradual decline in sales of perpetual licenses, followed by a corresponding decline in maintenance revenue. In contrast, we have experienced a rapid increase in SaaS and termed license and support sales and corresponding revenue in 2018, 2019, 2020 and for the three months ended March 31, 2021.

Over time, we expect SaaS revenue will increase as a percentage of total revenue and more closely reflect our bookings mix as we continue to focus on increasing SaaS and termed license and support revenue as a key strategic priority.

Cost of Revenue

Cost of SaaS and cost of termed license and support consists of all direct costs to deliver and support our SaaS and termed license and support products, including salaries, benefits and related expenses, allocated overhead, and third-party hosting fees related to our cloud services. We recognize these expenses as they are incurred. We expect that these costs will increase in absolute dollars but may fluctuate as a percentage of SaaS and termed license and support revenue from period to period.

Cost of maintenance consists of all direct costs to support our perpetual license products, including salaries, benefits and related expenses and allocated overhead. We recognize these expenses as they are incurred. We expect that cost of maintenance revenue will decrease in absolute dollars as maintenance revenue declines but may fluctuate as a percentage of maintenance revenue.

Cost of services consists of salaries, benefits, stock-based compensation and related expenses for our services organization, allocated overhead and IT necessary to provide services for our customers. We recognize these expenses as they are incurred. We expect moderate fluctuations in both the percentage of services revenue and in absolute dollars relative to the extent of growth of our business.

Gross Profit and Gross Margin

Gross profit is revenue less cost of revenue, and gross margin is gross profit as a percentage of revenue. Gross profit has been and will continue to be affected by various factors, including the mix of our revenue, the costs associated with third-party cloud-based hosting services for our cloud-based subscriptions, and the extent to which we expand our customer support and services organizations. We expect that our gross margin will fluctuate from period to period depending on the interplay of these various factors but should increase in the long term as our product mix continues to shift in favor of SaaS and termed license and support revenue.

Sales and Marketing

Sales and marketing expenses consist primarily of: personnel-related expenses for sales, marketing and customer success personnel, stock-based compensation expense, sales commissions, marketing programs, travel-

related expenses, and allocated overhead costs. We focus our sales and marketing efforts on creating sales leads and establishing and promoting our brand. Incremental sales commissions for new customer contracts are deferred and amortized ratably over the estimated period of our relationship with such customers. We plan to increase our investment in sales and marketing by hiring additional sales and marketing personnel, executing our go-to-market strategy globally, and building our brand awareness. We expect our sales and marketing expenses will increase in absolute dollars and continue to be our largest operating expense for the foreseeable future but will decrease as a percentage of total revenue over time. However, we anticipates that sales and marketing expense levels as a percentage of revenue will increase in the short-term as travel restrictions associated with the COVID-19 pandemic are lifted and we hire for continued growth.

Research and Development

Research and development expenses consist primarily of personnel-related expenses incurred for our engineering, product and design teams, stock-based compensation expense and allocated overhead costs. We have research and development presence in the United States, China and Vietnam, which provide a strategic advantage allowing us to invest in increasing our product capabilities in an efficient manner. We believe delivering and expanding product functionality is critical to enhancing the success of existing customers while new product development further reinforces our breadth of solutions. We expect to continue to make substantial investments in research and development. We expect our research and development expenses to increase in absolute dollars and as a percentage of total revenue over time.

General and Administrative

General and administrative expenses consist primarily of personnel-related expenses for finance, legal and compliance, human resources, and IT, stock-based compensation expense, external professional services, allocated overhead costs and other administrative functions. We expect that our general and administrative expenses will increase as a result of operating as a public company, including costs to comply with the rules and regulations applicable to companies listed on a national securities exchange, costs related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, and increased expenses for insurance, investor relations, and professional services. As a result, we expect that our general and administrative expenses will increase in absolute dollars but may fluctuate as a percentage of total revenue from period to period.

Other Income (Expense), net

Other income (expense), net consists primarily of foreign currency fluctuations partially offset by interest income on corporate funds invested in money market instruments and highly liquid short-term investments.

Income Tax Expense (Benefit)

Income tax expense (benefit) consists primarily of income taxes related to certain foreign and state jurisdictions in which we conduct business. For U.S. federal income tax purposes and in certain foreign and state jurisdictions, we have NOL carryforwards. The foreign jurisdictions in which we operate have different statutory tax rates than those of the United States. Additionally, certain of our foreign earnings may also be currently taxable in the United States. Accordingly, our effective tax rate will vary depending on the relative proportion of foreign to domestic income, use of foreign tax credits, changes in the valuation of our deferred tax assets and liabilities, applicability of any valuation allowances, and changes in tax laws in jurisdictions in which we operate.

Results of Operations

The following table summarizes our historical consolidated statement of operations data. The period-to-period comparison of operating results is not necessarily indicative of results for future periods.

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019	2018
	(in thousands)
Total revenue	$38,800	$32,661	$151,533	$116,099	$107,314
Total cost of revenue(1)	10,778	10,367	40,290	36,399	30,797

Gross profit	28,022	22,294	111,243	79,700	76,517
Operating expenses:
Sales and marketing(1)	19,301	14,041	76,545	61,901	50,269
General and administrative(1)	10,292	5,158	36,872	24,614	19,102
Research and development(1)	4,102	2,894	12,204	11,148	8,244
Depreciation and amortization	258	273	1,059	1,049	1,209

Total operating expenses	33,953	22,366	126,680	98,712	78,824

Loss from operations	(5,931)	(72)	(15,437)	(19,012)	(2,307)
Other income (expense), net	(50)	(824)	(470)	(548)	289

Pretax loss	(5,981)	(896)	(15,907)	(19,560)	(2,018)
Income tax expense (benefit)	(1,039)	(167)	1,062	614	1,930

Net loss	$(4,942)	$(729)	$(16,969)	(20,174)	$(3,948)

(1)	Stock-based compensation for the periods was included in the following line items:

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019	2018
	(in thousands)
Cost of revenue	$90	$(88)	$592	$415	$157
Sales and marketing	1,111	(200)	19,973	8,166	384
General and administrative	1,991	288	12,916	5,034	1,036
Research and development	97	75	286	278	143

Total stock-based compensation	$3,289	$75	$33,767	$13,893	$1,720

Comparison of Three Months Ended March 31, 2021 and March 31, 2020

Revenue

The components of our revenue during the three months ended March 31, 2021 and 2020 were as follows:

	Three Months Ended March 31,		Change
	2021	2020	$	%
	(dollars in thousands)
Revenue:
SaaS	$18,259	$10,243	$8,016	78.3%
Termed license and support	8,727	7,744	983	12.7%
Service	5,916	7,579	(1,663)	(21.9%)
Maintenance and OEM	5,409	6,005	(596)	(9.9%)
Perpetual license	489	1,090	(601)	(55.1%)

Total revenue	$38,800	$32,661	$6,139	18.8%

Revenue increased $6.1 million, or 18.8%, from $32.7 million for the three months ended March 31, 2020 to $38.8 million for the three months ended March 31, 2021, primarily as a result of an increase in SaaS revenue. Our SaaS offerings increased $8.0 million, or 78.3%, from $10.2 million for the three months ended March 31, 2020 to $18.3 million for the three months ended March 31, 2021. In addition, our termed license and support revenue increased $1.0 million, or 12.7%, from $7.7 million for the three months ended March 31, 2020 to $8.7 million for the three months ended March 31, 2021.

The increases attributable to SaaS and termed license and support revenue were offset by a decrease in service revenue, which decreased $1.7 million, or 21.9%, from $7.6 million for the three months ended March 31, 2020 to $5.9 million for the three months ended March 31, 2021, a decrease in maintenance and OEM revenue, which decreased $0.6 million, or 9.9%, from $6.0 million for the three months ended March 31, 2020 to $5.4 million for the three months ended March 31, 2021, and a decrease in license revenue, which decreased $0.6 million, or 55.1%, from $1.1 million for the three months ended March 31, 2020 to $0.5 million for the three months ended March 31, 2021. Our revenue from license, maintenance and OEM revenue is expected to continue to trend downward period over period. This is driven from multiple strategic decisions to shift away from the sale of perpetual licenses and towards SaaS and termed licenses. Without material perpetual license sales, there will be limited opportunities to sell maintenance contracts to new customers. Existing customers have and will continue to transition to SaaS and termed licenses, which will continue the decline in maintenance revenue.

The increase in SaaS revenue of $8.0 million was driven by $6.4 million from existing customers and $1.6 million from new customers. The increase in termed license and support revenue of $1.0 million was driven by $3.2 million from new customers, offset by a decrease of $2.2 million from existing customers reducing purchases of termed license and support offerings. The decrease in maintenance and OEM revenue of $0.6 million was primarily driven by a decrease of $0.6 million from existing maintenance customers. This decline was driven in large part due to our focus on SaaS and termed license and support revenue streams and away from the sales of new perpetual licenses.

Termed license and support revenue for the three months ended March 31, 2021 and 2020 includes $5.7 million and $5.2 million of revenue recognized at a point of time, respectively.

Revenue by geographic region for the three months ended March 31, 2021 and 2020 was as follows:

	Three Months Ended March 31,		Change
	2021	2020	$	%
	(dollars in thousands)
North America	$17,633	$13,073	$4,560	34.9%
EMEA	11,191	10,215	976	9.6%
APAC	9,976	9,373	603	6.4%

Total	$38,800	$32,661	$6,139	18.8%

From the three months ended March 31, 2020 to the three months ended March 31, 2021, North America experienced a $4.6 million increase in revenue driven by a $5.6 million increase in SaaS and termed license and support revenue, partially offset by a $0.7 million decrease in license, maintenance and OEM revenue and a $0.3 million decrease in service revenue. EMEA experienced a $1.0 million increase in revenue driven by a $2.0 million increase in SaaS and termed license and support revenue, partially offset by a $0.8 million decrease in service revenue and a $0.2 million decrease in license, maintenance and OEM revenue. APAC experienced a $0.6 million increase in revenue driven by a $1.3 million increase in SaaS and termed license and support revenue, partially offset by a $0.5 million decrease in service revenue and a $0.2 million decrease in license, maintenance and OEM revenue. The overall decrease in service, license, maintenance, and OEM revenue is due to our continued shift towards SaaS and termed license and support offerings.

Cost of Revenue, Gross Profit, and Gross Margin

Cost of revenue, gross profit, and gross margin during the three months ended March 31, 2021 and 2020 were as follows:

	Three Months Ended March 31,		Change
	2021	2020	Amount	%
	(dollars in thousands)
Cost of revenue:
SaaS	$4,440	$2,514	$1,926	76.6%
Termed license and support	273	472	(199)	(42.2%)
Service	5,585	7,012	(1,427)	(20.4%)
Maintenance and OEM	480	369	111	(30.1%)

Total cost of revenue	$10,778	$10,367	$411	4.0%
Gross profit	28,022	22,294	5,728	25.7%
Gross margin	72.2%	68.3%	—	—

Cost of revenue increased $0.4 million, or 4.0%, from $10.4 million for the three months ended March 31, 2020 to $10.8 million for the three months ended March 31, 2021, primarily as a result of higher hosting costs resulting from increased SaaS revenue, partially offset by decreases in service-related costs which correspond with the decrease in services revenue. Despite the increase in cost of revenue, gross margin on SaaS revenue increased for the three months ended March 31, 2021 to 75.7%, up from 75.5% for the three months ended March 31, 2020. Total gross margin increased to 72.2% for the three months ended March 31, 2021 from 68.3% for the three months ended March 31, 2020.

Operating Expenses

Sales and Marketing

Sales and marketing expenses during the three months ended March 31, 2021 and 2020 were as follows:

	Three Months Ended March 31,		Change
	2021	2020	Amount	%
	(dollars in thousands)
Sales and marketing	$19,301	$14,041	$5,260	37.5%
Percentage of revenue	49.7%	43.0%	—	—

Sales and marketing expenses increased $5.3 million, or 37.5%, from $14.0 million for the three months ended March 31, 2020 to $19.3 million for the three months ended March 31, 2021. The drivers of this change were higher personnel, stock-based compensation, marketing, and commission costs, offset by lower costs associated with travel. The increase in personnel costs was driven by higher headcount required as we continue to expand. The increase in stock-based compensation was driven by favorable mark-to-market adjustments on liability classified awards in the first quarter of 2020 as a result of a lower price of the underlying shares as compared to ongoing stock-based compensation expenses without significant mark-to-market adjustments in the first quarter of 2021. The increase in marketing costs was driven by expanded marketing campaigns in the first quarter of 2021. The increase in commissions were a result of increased bookings in the first quarter of 2021. The decrease in costs associated with travel is a result of continued reductions in travel due to restrictions created by the COVID-19 pandemic. As a percentage of revenue, sales and marketing expenses increased to 49.7% during the three months ended March 31, 2021 from 43.0% during the three months ended March 31, 2020, primarily due to increased headcount. We anticipate that our expense levels as a percentage of revenue will continue to increase as travel restrictions are lifted and we hire for continued growth.

Research and Development

Research and development expenses during the three months ended March 31, 2021 and 2020 were as follows:

	Three Months Ended March 31,		Change
	2021	2020	Amount	%
	(dollars in thousands)
Research and development	$4,102	$2,894	$1,208	41.7%
Percentage of revenue	10.6%	8.9%	—	—

Research and development expenses increased $1.2 million, or 41.7%, from $2.9 million for the three months ended March 31, 2020 to $4.1 million for the three months ended March 31, 2021. The increase was primarily due to higher compensation costs for research and development personnel. Research and development expenses as a percentage of revenue increased to 10.6% for the three months ended March 31, 2021 from 8.9% for the three months ended March 31, 2020.

General and Administrative

General and administrative expenses during the three months ended March 31, 2021 and 2020 were as follows:

	Three Months Ended March 31,		Change
	2021	2020	Amount	%
	(dollars in thousands)
General and administrative	$10,292	$5,158	$5,134	99.5%
Percentage of revenue	26.5%	15.8%	—	—

General and administrative expenses increased $5.1 million, or 99.5%, from $5.2 million for the three months ended March 31, 2020 to $10.3 million for the three months ended March 31, 2021. The drivers of this change were stock-based compensation and personnel costs. The increase in stock-based compensation was driven by favorable mark-to-market adjustments on liability classified awards in the first quarter of 2020 as a result of a lower price of the underlying shares as compared to ongoing stock-based compensation expenses in the first quarter of 2021. The increase in personnel costs was driven by higher headcount required as we continue to expand. The increase in general and administrative expenses was also driven by a legal settlement reserve for approximately $1 million. As a percentage of revenue, general and administrative expenses increased to 26.5% for the three months ended March 31, 2021 from 15.8% during the three months ended March 31, 2020.

Income Tax Expense (Benefit)

Income tax expense (benefit) during the three months ended March 31, 2021 and 2020 were as follows:

	Three Months Ended March 31,		Change
	2021	2020	Amount	%
	(dollars in thousands)
Income tax benefit	$(1,039)	$(167)	$(872)	(522.2%)

Our income tax benefit increased by approximately $0.8 million resulting in a $1.0 million benefit for the three months ended March 31, 2021 compared to a $0.2 million benefit for the three months ended March 31, 2020. This was attributable to the effects of our effective tax rate applied to pre-tax loss incurred during the first quarter of 2021. The effective tax rate was 17.4% for the three months ended March 31, 2021 compared to 18.7% for the three months ended March 31, 2020. The change in effective tax rate was primarily due to the mix of pre-tax income (loss) results by jurisdictions taxed at different rates and changes in the valuation allowance for tax losses in certain foreign jurisdictions for which no benefit can be taken.

Comparison of Years Ended December 31, 2020 and December 31, 2019

Revenue

The components of our revenue during the Years Ended December 31, 2020 and 2019 were as follows:

	Years Ended December 31,		Change
	2020	2019	$	%
	(dollars in thousands)
Revenue:
SaaS	$52,074	$27,744	$24,330	87.7%
Termed license and support	38,949	26,985	11,964	44.3%
Services	34,140	26,662	7,478	28.0%
Maintenance and OEM	23,462	29,122	(5,660)	(19.4%)
Perpetual license	2,908	5,586	(2,678)	(47.9%)

Total revenue	$151,533	$116,099	$35,434	30.5%

Revenue increased $35.4 million, or 30.5%, from $116.1 million in 2019 to $151.5 million in 2020, primarily as a result of an increase in SaaS and termed license and support revenue. Our SaaS offerings increased $24.3 million, or 87.7%, from $27.7 million in 2019 to $52.1 million in 2020. In addition, our termed license and support offerings increased $12.0 million, or 44.3%, from $27.0 million in 2019 to $39.0 million in 2020.

The overall increase in revenue was also driven by increases in services revenue which increased $7.5 million, or 28.0%, from $26.7 million in 2019 to $34.1 million in 2020. Services revenue derived from service offerings, which can be offered for software implementation, training, migration, customized solutions and managed services. These offerings are not inherently recurring in nature and as such are subject to more period-to-period volatility than other elements of our business.

The increases attributable to SaaS, termed license and support and services revenue were offset by a decrease in maintenance and OEM revenue, which decreased $5.7 million, or 19.4%, from $29.1 million in 2019 to $23.5 million in 2020, and a decrease in license revenue, which decreased $2.7 million, or 47.9%, from $5.6 million in 2019 to $2.9 million in 2020. Our revenue from license, maintenance and OEM revenue is expected to continue to trend downward period over period. This is driven from multiple strategic decisions to shift away from the sale of perpetual licenses and towards SaaS and termed licenses. Without material perpetual license sales, there will be limited opportunities to sell maintenance contracts to new customers. Existing customers have and will continue to transition to SaaS and termed licenses, which will continue the decline in maintenance revenue.

The increase in SaaS revenue of $24.3 million was driven by $18.6 million from existing customers and $5.7 million from new customers. The increase in termed license and support revenue of $12.0 million was driven by $10.1 million from existing customers and $1.9 million from new customers. The decrease in maintenance and OEM revenue of $5.7 million was primarily driven by a decrease of $3.7 million from existing maintenance customers and a $1.1 million decline from new maintenance customers. This decline was driven in large part due to our focus on SaaS and termed license and support revenue streams and away from the sales of new perpetual licenses.

Termed license and support revenue for 2020 and 2019 includes $29.5 million and $20.8 million of revenue recognized at a point of time, respectively.

Revenue by geographic region for the years ended December 31, 2020 and 2019 was as follows:

	Years Ended December 31,		Change
	2020	2019	$	%
	(dollars in thousands)
North America	$67,823	$48,614	$19,209	39.5%
EMEA	42,441	33,661	8,780	26.1%
APAC	41,269	33,824	7,445	22.0%

Total	$151,533	$116,099	$35,434	30.5%

From 2019 to 2020, North America experienced a $19.2 million increase in revenue driven by a $20.6 million increase in SaaS and termed license and support revenue and a $4.4 million increase in service revenue. This was partially offset by a $5.8 million decrease in license, maintenance, and OEM revenue. EMEA experienced a $8.8 million increase in revenue driven by a $9.9 million increase in SaaS and termed license and support revenue and a $1.1 million increase in service revenue. This was partially offset by a $2.2 million decrease in license, maintenance, and OEM revenue. APAC experienced a $7.4 million increase in revenue driven by a $5.8 million increase in SaaS and termed license and support revenue and a $2.0 million increase in service revenue. This was partially offset by a $0.3 million decrease in license, maintenance, and OEM revenue. The overall decrease in license, maintenance, and OEM revenue is due to AvePoint’s continued shift towards SaaS and termed license and support offerings.

Cost of Revenue, Gross Profit, and Gross Margin

Cost of revenue, gross profit, and gross margin during the years ended December 31, 2020 and 2019 were as follows:

	Years Ended December 31,		Change
	2020	2019	Amount	%
	(dollars in thousands)
Cost of revenue:
SaaS	$11,050	$7,500	$3,550	47.3%
Termed license and support	1,930	1,897	33	1.7%
Services	26,089	24,727	1,362	5.5%
Maintenance and OEM	1,221	2,275	(1,054)	(46.3%)
Total cost of revenue	$40,290	$36,399	$3,891	10.7%
Gross profit	111,243	79,700	31,543	39.6%
Gross margin	73.4%	68.6%	—	—

Cost of revenue increased $3.9 million, or 10.7%, from $36.4 million in 2019 to $40.3 million in 2020, primarily as a result of higher hosting costs resulting from increased SaaS revenue and increases in service-related costs which correspond with an increase in services revenue, offset by decreases in costs associated with revenue from licenses, maintenance, and OEM as the business continues its shift to provide more SaaS-based solutions. Despite the increase in cost of revenue, gross margin on SaaS revenue increased in 2020 to 78.8%, up from 73.0% in 2019. Total gross margin increased to 73.4% in 2020 from 68.6% in 2019.

Operating Expenses

Sales and Marketing

Sales and marketing expenses during the years ended December 31, 2020 and 2019 were as follows:

	Years Ended December 31,		Change
	2020	2019	Amount	%
	(dollars in thousands)
Sales and marketing	$76,545	$61,901	$14,644	23.7%
Percentage of revenue	50.5%	53.3%	—	—

Sales and marketing expenses increased $14.6 million, or 23.7%, from $61.9 million in 2019 to $76.5 million in 2020 but declined as a percentage of revenue. The primary driver of the increase relates to increased stock-based compensation of $11.8 million allocated to sales and marketing. The increase in stock-based compensation was driven by an increase in the price of the underlying shares. Additionally, the increase in sales and marketing was driven by higher personnel costs, offset partially by reductions in travel. As a percentage of revenue, sales and marketing expenses decreased to 50.5% during the year ended December 31, 2020 from 53.3% during the year ended December 31, 2019, primarily due to increased operating leverage from revenue growth and continued improvement in sales efficiency. We anticipate that our expense levels as a percentage of revenue will increase as travel restrictions are lifted and we hire for continued growth.

Research and Development

Research and development expenses during the years ended December 31, 2020 and 2019 were as follows:

	Years Ended December 31,		Change
	2020	2019	Amount	%
	(dollars in thousands)
Research and development	$12,204	$11,148	$1,056	9.5%
Percentage of revenue	8.1%	9.6%	—	—

Research and development expenses increased $1.1 million, or 9.5%, from $11.1 million in 2019 to $12.2 million in 2020 but declined as a percentage of revenue. The increase was primarily due to higher compensation costs for research and development personnel. Research and development expenses as a percentage of revenue also decreased to 8.1% in 2020 from 9.6% in 2019, primarily due to increased operating leverage from revenue growth.

General and Administrative

General and administrative expenses during the years ended December 31, 2020 and 2019 were as follows:

	Years Ended December 31,		Change
	2020	2019	Amount	%
	(dollars in thousands)
General and administrative	$36,872	$24,614	$12,258	49.8%
Percentage of revenue	24.3%	21.2%	—	—

General and administrative expenses increased $12.3 million, or 49.8%, from $24.6 million in 2019 to $36.9 million in 2020 and increased as a percentage of revenue, from 21.2% in 2019 to 24.3% in 2020. The increase was primarily due to an increase in stock-based compensation and higher compensation costs during the year ended December 31, 2020.

Income Tax Expense (Benefit)

Income tax expense (benefit) during the years ended December 31, 2020 and 2019 were as follows:

	Years Ended December 31,		Change
	2020	2019	Amount	%
	(dollars in thousands)
Income tax expense	$1,062	$614	$448	72.9%

Our income tax expense increased by $0.4 million from the year ended December 31, 2019 to the year ended December 31, 2020. This was largely attributable to a decrease in deferred tax benefits incurred by our foreign entities, offset by an increase in deferred tax benefits incurred by our domestic subsidiaries.

Comparison of Years Ended December 31, 2019 and December 31, 2018

Revenue

The components of our revenue during the years ended December 31, 2019 and 2018 were as follows:

	Year Ended December 31,		Variance
	2019	2018	$	%
	(dollars in thousands)
Revenue:
SaaS	$27,744	$15,558	$12,186	78.3%
Termed license and support	26,985	21,802	5,183	23.8%
Service	26,662	27,228	(566)	(2.1%)
Maintenance and OEM	29,122	36,161	(7,039)	(19.5%)
Perpetual license	5,586	6,565	(979)	(14.9%)

Total revenue	$116,099	$107,314	$8,785	8.2%

Revenue increased $8.8 million, or 8.2%, from $107.3 million in 2018 to $116.1 million in 2019, primarily due to an increase in SaaS and termed license and support revenue. Our SaaS offerings increased $12.2 million, or 78.3%, from $15.6 million in 2018 to $27.8 million in 2019. In addition, our termed license and support offerings increased $5.2 million, or 23.8%, from $21.8 million in 2018 to $27.0 million in 2019.

The increase attributable to SaaS and termed license and support revenue was offset by a decrease in services revenue which decreased $0.5 million, or 2.1%, from $27.2 million for the year ended December 31, 2018 to $26.6 million for the year ended December 31, 2019. Services revenue derived from service offerings, which can be offered for software implementation, training, migration, customized solutions and managed services. These offerings are not inherently recurring in nature and as such are subject to more period-to-period volatility than other elements of our business.

The increase attributable to SaaS and termed license and support revenue was also offset by a decrease in license revenue, which decreased $1.0 million, or 14.9%, from $6.6 million in 2018 to $5.6 million in 2019, and a decrease in maintenance and OEM revenue, which decreased $7.0 million, or 19.5%, from $36.2 million in 2018 to $29.1 million in 2019. Our revenue from license, maintenance and OEM is expected to continue to trend downward period over period. This is driven from multiple strategic decisions to terminate our largest OEM relationship in 2017 and a shift away from the sale of perpetual licenses and towards SaaS and termed licenses. Without material perpetual license sales, there will be limited opportunities to sell maintenance contracts to new customers. Existing customers have and will continue to transition to SaaS and termed licenses, which will continue the decline in maintenance revenue.

The increase in SaaS revenue of $12.2 million was driven by an increase of $10.8 million from existing customers and $1.4 million from new customers. The increase in termed license and support revenue of $5.2 million was driven by an increase of $1.0 million from existing customers and $4.2 million from new customers. The driver for the change in new customers was largely affected by our adoption of ASC 606 in 2019. The decrease in maintenance revenue of $7.0 million was primarily driven by a decrease of $4.7 million from existing maintenance customers and a $0.1 million decline from new maintenance customers. This decline was driven in large part due to our focus on SaaS and termed license and support revenue streams.

Termed license and support revenue for 2019 and 2018 includes $20.8 million and $0 of revenue recognized at a point of time, respectively.

Revenue by geographic region for the years ended December 31, 2019 and 2018 was as follows:

	Year Ended December 31,		Change
	2019	2018	Amount	%
	(dollars in thousands)
North America	$48,614	$48,612	$2	—%
EMEA	33,661	26,097	7,564	29.0%
APAC	33,824	32,605	1,219	3.7%

Total	$116,099	$107,314	$8,785	8.2%

From 2018 to 2019, North America revenue remained flat driven by a $7.8 million increase in SaaS and termed license and support revenue offset by a $1.6 million decrease in service revenue and a $6.2 million decrease in license, maintenance and OEM revenue. EMEA experienced a $7.6 million increase in revenue driven by a $7.4 million increase in SaaS and termed license and support revenue and a $2.6 million increase in service revenue. This was partially offset by a $2.4 million decrease in license, maintenance, and OEM revenue. APAC experienced a $1.2 million increase in revenue driven by a $2.2 million increase in SaaS and termed license and support revenue and a $0.6 million increase in license, maintenance, and OEM revenue. This was partially offset by a $1.5 million decrease in service revenue.

Cost of Revenue, Gross Profit, and Gross Margin

Cost of revenue, gross profit, and gross margin during the years ended December 31, 2019 and 2018 were as follows:

	Year Ended December 31,		Change
	2019	2018	Amount	%
	(dollars in thousands)
Cost of revenue:
SaaS	$7,500	$4,194	$3,306	78.8%
Termed license and support	1,897	1,794	103	5.7%
Service	24,727	21,724	3,003	13.8%
Maintenance and OEM	2,275	3,085	(810)	(26.3%)
Total cost of revenue	36,399	30,797	5,602	18.2%
Gross profit	79,700	76,517	3,183	4.2%
Gross margin	68.6%	71.3%	—	—

Cost of revenue increased $5.6 million, or 18.2%, from $30.8 million in 2018 to $36.4 million in 2019, primarily as a result of higher hosting costs resulting from higher SaaS revenue and increases in service delivery costs, offset by decreases in costs associated with revenue from licenses, maintenance, and OEM as the business shifts to provide more SaaS-based solutions. Gross margin on SaaS revenue remained unchanged at 73.0% for both periods. Gross margin decreased to 68.6% in 2019 from 71.3% in 2018.

Operating Expenses

Sales and Marketing

Sales and marketing expenses during the years ended December 31, 2019 and 2018 were as follows:

	Year Ended December 31,		Change
	2019	2018	Amount	%
	(dollars in thousands)
Sales and marketing	$61,901	$50,269	$11,632	23.1%
Percentage of revenue	53.3%	46.8%	—	—

Sales and marketing expenses increased $11.6 million, or 23.1%, from $50.3 million in 2018 to $61.9 million in 2019. The primary driver of the increase relates to increased stock-based compensation of

$7.8 million allocated to sales and marketing. The increase in stock-based compensation was driven by an increase in the price of the underlying shares. The increase in sales and marketing was also driven by an increase in personnel-related costs and an increase in marketing program spend to continue the promotion of our products.

As a percentage of total revenue, sales and marketing expenses decreased as a percentage of revenue, to 53.3% during 2019 from 46.8% during 2018, due to additional scale and more efficient sales operations.

Research and Development

Research and development expenses during the years ended December 31, 2019 and 2018 were as follows:

	Year Ended December 31,		Change
	2019	2018	Amount	%
	(dollars in thousands)
Research and development	$11,148	$8,244	$2,904	35.2%
Percentage of revenue	9.6%	7.7%	—	—

Research and development expenses increased $2.9 million, or 35.2%, from $8.2 million in 2018 to $11.1 million in 2019. This increase was largely due to increased investment for product development and refinement. Research and development expenses as a percentage of revenue also increased from 7.7% in 2018 to 9.6% in 2019.

General and Administrative

General and administrative expenses during the years ended December 31, 2019 and 2018 were as follows:

	Year Ended December 31,		Change
	2019	2018	Amount	%
	(dollars in thousands)
General and administrative	$24,614	$19,102	$5,512	28.9%
Percentage of revenue	21.2%	17.8%	—	—

General and administrative expenses increased $5.5 million, or 28.9%, from $19.1 million in 2018 to $24.6 million in 2019. The increase was primarily due to an increase of $4.0 million due to an increase in stock- based compensation for 2019 as compared to 2018. The increase in stock-based compensation was driven by an increase in the price of the underlying shares. The increase was also driven by an increase in personnel-related costs.

Income Tax Expense (Benefit)

Income tax expense (benefit) during the years ended December 31, 2019 and 2018 were as follows:

	Year Ended December 31,		Change
	2019	2018	Amount	%
	(dollars in thousands)
Income tax expense (benefit)	$614	$1,930	$(1,316)	(68.2%)

Our income tax expense decreased by $1.3 million from 2018 to 2019. This was largely attributable to an increase in deferred tax benefits realized by our foreign subsidiaries, partially offset by current tax expenses incurred by our foreign subsidiaries.

Seasonality

Due to seasonality in our business, our quarterly revenue does not necessarily grow sequentially. Historically, our third and fourth quarters have been our highest revenue quarters due to sales resulting from our customers’ fiscal year ends.

Our operating expenses have generally increased sequentially due to increases in personnel in connection with the expansion of our business.

With uncertainties related to the global COVID-19 pandemic, we reduced our global headcount by approximately 10% in the first half of 2020 and reduced our expenses related to travel and marketing primarily.

Certain Non-GAAP Financial Measures

We believe that, in addition to our financial results determined in accordance with GAAP, non-GAAP operating income and non-GAAP operating margin are useful in evaluating our business, results of operations, and financial condition.

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019	2018
	(dollars in thousands)
Non-GAAP operating income (loss)	$(2,642)	$3	$18,330	$(5,119)	$(587)
Non-GAAP operating margin	(6.8%)	0.0%	12.1%	(4.4%)	(0.5%)

Non-GAAP operating income (loss) and non-GAAP operating margin should not be considered as an alternative to operating income, operating margin or any other performance measures derived in accordance with GAAP as measures of performance. Non-GAAP operating income and non-GAAP operating margin should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.

Non-GAAP Operating Income and Non-GAAP Operating Margin

Non-GAAP operating income and non-GAAP operating margin are non-GAAP financial measures that our management uses to assess our overall performance. We define non-GAAP operating income (loss) as GAAP operating loss plus stock-based compensation. We define non-GAAP operating margin as non-GAAP operating income (loss) divided by revenue. GAAP operating margin for the years ended December 31, 2020, 2019 and 2018 was (12.3)%, (16.4)% and (2.1)%, respectively. GAAP operating margin for the three months ended March 31, 2021 and 2020 was (15.3)% and (0.2)%. We believe non-GAAP operating income and non-GAAP operating margin provide our management and investors consistency and comparability with our past financial performance and facilitate period-to-period comparisons of operations, as these metrics eliminate the effects of stock-based compensation. The following table presents a reconciliation of non-GAAP operating income from the most comparable GAAP measure, operating income, for the periods presented:

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019	2018
			(in thousands)
Loss from operations	$(5,931)	$(72)	$(15,437)	$(19,012)	$(2,307)
Add:
Stock-based compensation	3,289	75	33,767	13,893	1,720

Non-GAAP operating income (loss)	$(2,642)	$3	$18,330	$(5,119)	$(587)

Non-GAAP operating margin	(6.8%)	0.0%	12.1%	(4.4%)	(0.5%)

Liquidity and Capital Resources

We have incurred losses since our inception. We have from time to time financed our operations with proceeds from the sale of preferred stock and other equity instruments. As of December 31, 2020, we had an accumulated deficit of $299.8 million, $69.1 million in cash and cash equivalents and $1.0 million in short-term investments. As of March 31, 2021, we had an accumulated deficit of $313.7 million, $64.6 million in cash and cash equivalents and $1.3 million in short-term investments. On a pro forma basis, assuming the shareholder approval and consummation of the Business Combination, our cash, cash equivalents and short-term investments would have amounted to between approximately $249.4 million and $104.8 million at March 31, 2021, depending on the extent of redemptions by Apex’s stockholders.

Our short-term liquidity needs primarily include working capital for sales and marketing, research and development, and continued innovation. Prior to 2020, we generated significant operating losses and negative cash flows from operations as reflected in our accumulated deficit and consolidated statements of cash flows. We may continue to incur operating losses and negative cash flows from operations in the future and may require additional capital resources to execute strategic initiatives to grow our business. Our future capital requirements will depend on many factors, including our growth rate, levels of revenue, the expansion of sales and marketing activities, market acceptance of our platform, the results of business initiatives, the timing of new product introductions, and the impact of the COVID-19 pandemic on the global economy and our business, financial condition, and results of operations. As the impact of the COVID-19 pandemic on the global economy and our operations evolve, we will continue to assess our liquidity needs.

We believe that our existing cash and cash equivalents, our cash flows from operating activities, and our borrowing capacity under our credit facility, described below, will be sufficient to meet our working capital and capital expenditure needs and debt service obligations for at least the next twelve months. In the future, we may attempt to raise additional capital through the sale of additional equity or debt financing. The sale of additional equity would be dilutive to our stockholders. Additional debt financing could result in increased debt service obligations and more restrictive financial and operational covenants. If additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us, or at all. If we are unable to raise additional capital when desired, our business, operating results and financial condition would be adversely affected.

Cash Flows

The following table sets forth a summary of our cash flows for the periods indicated.

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019	2018
			(in thousands)
Net cash provided by (used in) operating activities	$(4,265)	$(2,257)	$19,120	$(2,051)	$(3,209)
Net cash provided by (used in) investing activities	(534)	598	1,368	(1,481)	26
Net cash provided by (used in) financing activities	617	(16)	35,559	(94)	17

Operating Activities

Net cash used in operating activities for the three months ended March 31, 2021 was $4.3 million, reflecting our net loss of $4.9 million, adjusted for non-cash items of $3.1 million and net cash outflows of $2.5 million from changes in our operating assets and liabilities. The primary driver for non-cash items was stock-based compensation which reflects ongoing compensation charges for the entity’s equity- and liability-classified awards. The drivers of changes in operating assets and liabilities related to decreases in accounts payable and accrued expenses primarily as a result of bonus and commission payments. These decreases were partially offset by a decrease in accounts receivable due primarily to timing of payments from customers.

Net cash used in operating activities for the three months ended March 31, 2020 was $2.3 million, reflecting our net loss of $0.7 million, adjusted for non-cash items of $1.5 million and net cash outflows of $3.1 million provided by changes in our operating assets and liabilities. The primary drivers for non-cash items were provisions for doubtful accounts and depreciation and amortization, which both represented ongoing activity within the accounts. The drivers of changes in operating assets and liabilities related to decreases in accounts payable and accrued expenses primarily as a result of bonus and commission payments and decreases in deferred revenue as a result of revenue recognized related to cash received in prior periods. These decreases were partially offset by a decrease in accounts receivable due primarily to timing of payments from customers.

Net cash provided by operating activities for 2020 was $19.1 million, reflecting our net loss of $17.0 million, adjusted for non-cash items of $34.8 million and net cash inflows of $1.3 million provided by changes in our operating assets and liabilities. The primary driver for non-cash items was stock-based compensation which increased in 2020 as a result of an increase in the price of the underlying shares. The primary drivers of changes in operating assets and liabilities related to increases in deferred revenue due to continued increases in sales of our SaaS offerings which result in increased up-front payments, as well as benefits from operational efficiencies such as decreased employee expenditures and travel-related costs resulting from the COVID-19 pandemic. These increases were offset by an increase in accounts receivable due primarily to timing of payments from customers and an increase in other assets due primarily to capitalized commissions as a result of deals signed in the last quarter of the year.

Net cash used in operating activities for 2019 was $2.1 million, reflecting a net loss of $20.2 million, adjusted for non-cash items of $14.0 million and net cash inflows of $4.1 million provided by changes in our operating assets and liabilities. The primary driver for non-cash items was stock-based compensation which increased in 2019 as a result of an increase in the price of the underlying shares. The primary drivers of changes in operating assets and liabilities related to an increase in deferred revenue due to continued increases in sales of our SaaS offerings which result in increased up-front payments, as well as timings of payments related to payables and accrued expenses which increased due to commissions, tax, and other operating payables not paid until after year-end. These increases were offset by increases in accounts receivable due primarily to timing of payment from customers and an increase in other assets due primarily to capitalized commissions as a result of deals signed in the last quarter of the year.

Net cash used in operating activities for 2018 was $3.2 million, reflecting a net loss of $3.9 million, adjusted for non-cash items of $2.9 million and net cash outflows of $2.2 million from changes in our operating assets and liabilities. The primary drivers for non-cash items were stock-based compensation and depreciation and amortization which primarily consist of ongoing expense for options provided to our employees and depreciation of our property and equipment, respectively. The primary drivers of changes in operating assets and liabilities related to a decrease in deferred revenue due to the timing of payments from customers in relation to the revenue recognized, offset by a decrease in other assets related to the amortization of capitalized expenses related to service projects.

Investing Activities

Net cash used in investing activities for the three months ended March 31, 2021 was $0.5 million. It consisted of $0.3 million in purchases of short-term investments and $0.2 million of purchases of property and equipment.

Net cash provided by investing activities for the three months ended March 31, 2020 was $0.6 million. It consisted of $0.7 million in maturities of short-term investments and $0.1 million of purchases of property and equipment.

Net cash provided by investing activities during the year ended December 31, 2020 was $1.4 million. It consisted of $2.4 million in maturities of short-term investments and $1.0 million of purchases of property and equipment.

Net cash used in investing activities during the year ended December 31, 2019 was $1.5 million. It consisted of purchases of property and equipment of $1.1 million and purchases of marketable securities of $0.4 million.

Net cash provided by investing activities during the year ended December 31, 2018 was immaterial.

Financing Activities

Net cash provided by financing activities for the three months ended March 31, 2021 was $0.6 million. It consisted primarily of proceeds from stock option exercises, which have increased due to the Business Combination, and proceeds from the issuance of shares of our subsidiary, EduTech, to a non-controlling interest, partially offset by payments of transaction costs related to the Business Combination.

Net cash used in financing activities for the three months ended March 31, 2020 was immaterial.

Net cash provided by (used in) financing activities has been immaterial in most periods, consisting of payments of capital leases partially offset by proceeds from stock option exercises.

Net cash provided by financing activities during the year ended December 31, 2020 included proceeds from the issuance of common stock of $58.8 million, proceeds from issuance of shares of our subsidiary, EduTech, to a non-controlling interest of $7.5 million, proceeds from the collection of promissory notes of $4.9 million, and proceeds from stock option exercises of $0.6 million, partially offset by payments for redemption of Series B preferred stock of $33.7 million, payments for debt issuance costs of $0.3 million, payments of transaction fees of $2.1 million and payments for common stock issuance costs of $0.1 million.

Net cash used in financing activities during the year ended December 31, 2019 consisted of payments for redemption of Series A and Series B preferred stock of $179.0 million and payments for preferred stock issuance costs of $4.8 million, partially offset by proceeds from issuance of Series C preferred stock of $150.0 million and proceeds from issuance of common stock of $33.7 million.

Indebtedness

Credit Facility

In April 2020, Legacy AvePoint entered into a loan and security agreement (the “Loan Agreement”) with HSBC Ventures Bank USA Inc. (“HSBC”), a commercial bank.

On July 1, 2021, Legacy AvePoint effected an assignment of its existing rights and obligations under the Loan Agreement to AvePoint US, LLC, a wholly-owned subsidiary of the Company, through entry into a limited consent and first amendment to the Loan Agreement (the “Amended Loan Agreement”) and an assignment and assumption agreement (the “Assignment and Assumption Agreement”). In addition, the Company’s board of directors approved the Company’s entry into a pledge agreement (the “Pledge Agreement”) and limited guaranty (the “Limited Guaranty”) in favor of HSBC, pursuant to which the Company pledged 100% of the AvePoint US, LLC equity held by it (the “Pledged Equity”) as collateral in support of the borrower’s obligations under the Amended Loan Agreement and further provided a payment guarantee to HSBC on behalf of AvePoint US, LLC equal to the value of the Pledged Equity and capped at the amount actually borrowed under the Amended Loan Agreement.

The Amended Loan Agreement’s substantive economic terms were not amended from the original Loan Agreement, as described as follows: a revolving line of credit of up to $30.0 million, with an additional $20.0 million accordion feature for additional capital AvePoint US, LLC may draw at its request. Borrowings under the line bear interest at a rate equal to LIBOR plus 3.5%. The line carries an unused fee of 0.5% per year. The proceeds of borrowings under the Amended Loan Agreement will be used for general corporate purposes.

AvePoint US, LLC, on a consolidated basis with its subsidiaries, is required to maintain a specified adjusted quick ratio, tested by the bank each quarter. Pursuant to the Amended Loan Agreement, AvePoint US, LLC pledged, assigned, and granted HSBC a security interest in all shares of its subsidiaries, future proceeds, and assets as security for its obligations under the Amended Loan Agreement. The line will mature on April 7, 2023.

To date, AvePoint US, LLC is in compliance with all covenants under the Amended Loan Agreement and has not borrowed under the Amended Loan Agreement. In July 2021, AvePoint US, LLC was merged with and into AvePoint, Inc. (the “Rollup Merger”). In connection, on July 23, 2021, we entered into that certain assignment and assumption agreement (the “Assignment and Assumption Agreement”) by and among us, AvePoint US, LLC and HSBC pursuant to which AvePoint would assume AvePoint US, LLC’s obligations as borrower under the Loan Agreement as of the effective time of the Rollup Merger (the “Assumption”). We, the guarantors party to the Loan Agreement (the “Guarantors”) and HSBC also entered into that certain limited consent, dated as of July 23, 2021 (the “Limited Consent”), whereby HSBC consented to the Rollup Merger and the Assumption, and all other actions taken by or necessary or permissible to be taken by us, AvePoint US, LLC or the Guarantors related thereto, whether occurring prior to, on, or after the effective time of the Rollup Merger.

Leasing Obligations

We are obligated under various non-cancelable operating leases for office space. The initial terms of the leases expire on various dates through 2027.

During the three months ended March 31, 2021 and 2020, total rent expense for facilities amounted to $1.5 million, and $1.4 million, respectively. As of March 31, 2021, letters of credit have been issued in the amount of $0.5 million as security for operating leases. The letters of credit are secured by certificates of deposit.

During the years ended December 31, 2020, 2019 and 2018, total rent expense for facilities amounted to $5.6 million, $5.4 million and $5.5 million, respectively. As of December 31, 2020, letters of credit have been issued in the amount of $0.5 million as security for operating leases. The letters of credit are secured by certificates of deposit.

Contractual Obligations

The following table and the information that follows summarizes our contractual obligations as of March 31, 2021.

	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years
	(dollars in thousands)
Operating lease obligations	$12,990	4,396	5,911	2,072	611
Other commitments	19,895	10,519	6,487	2,889	—

Total	32,885	14,915	12,398	4,961	611

(1)	Includes future minimum payments for operating leases of corporate office facilities.
(2)	Includes capital leases and contractual commitments to purchase services from Microsoft, including the use of Azure and Office365.

The following table and the information that follows summarizes our contractual obligations as of December 31, 2020.

	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years
	(dollars in thousands)
Operating lease obligations	$13,068	5,288	5,126	2,044	610
Other commitments	19,709	731	18,975	3	—

Total	32,777	6,019	24,101	2,047	610

(1)	Includes future minimum payments for operating leases of corporate office facilities.
(2)	Includes capital leases and contractual commitments to purchase services from Microsoft, including the use of Azure and Office365.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements during any of the periods presented.

Critical Accounting Policies and Estimates

Our consolidated financial statements included in this prospectus have been prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP, and include the consolidated accounts of AvePoint, Inc. and our wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

Preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities. We also make estimates and assumptions on the reported revenue generated and reported expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

While our significant accounting policies are described in the notes to our consolidated financial statements included elsewhere in this prospectus, we believe the following critical accounting policies are most important to understanding and evaluating our reported financial results.

Revenue Recognition After the Adoption of ASC 606

In the year ended December 31, 2019, we adopted the Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606) and subsequent amendments to the initial guidance: ASU 2015-14, ASU 2016-08, ASU 2016-10, ASU 2016-12, ASU 2016-20, ASU 2017-10, ASU 2017-13 and ASU 2017-14 (collectively, ASC 606), on a modified retrospective basis through a cumulative-effect adjustment that resulted in a $48.0 million decrease in accumulated deficit. During the adoption, we measured contracts with customers and applied the accounting standard, with a focus on contracts that were open as of December 31, 2018. Refer to the “Revenue Recognition” and “Deferred Sales Commissions” sections below for accounting policy updates upon the adoption of ASC 606.

The impact of adopting ASC 606 for select consolidated balance sheet line items was as follows:

	January 1, 2019			December 31, 2019
	Unadjusted (ASC 605)	Adjustments	Adjusted (ASC 606)	Unadjusted (ASC 605)	Adjustments	Adjusted (ASC 606)
	(dollars in thousands)
Accounts receivable, net	20,240	7,600	27,840	34,811	5,123	39,934
Deferred contract costs	—	21,281	21,281	—	28,351	28,351
Long-term unbilled receivables	—	2,740	2,740	—	3,685	3,685
Other assets	10,193	(3,795)	6,398	9,221	(4,423)	4,798
Deferred revenue	66,623	20,390	46,233	84,074	23,474	60,600

Accounts receivable, net increased as a result of increases in unbilled receivables. Deferred contracts costs increased as a result of capitalized commissions. Other assets decreased as a result of the adoption’s impact to deferred taxes. Deferred revenue decreased as a result of recognition of revenue related to on-premises termed license offerings, which under ASC 605 were generally recognized over the life of the related customer agreements, but under ASC 606 are recognized at a point in time upon delivery of an on-premises termed license. In addition, deferred revenue decreased as a result of recognition of revenue related to certain service offerings, which under ASC 605 were generally recognized under the completed contract method, but under ASC 606 are recognized based on a measure of progress, such as labor hours, to determine the percentage of completion of the projects. Revenue for the year ended December 31, 2019 in accordance with the previous revenue recognition policy was $114.5 million compared to $116.1 million recorded under ASC 606. The adoption of ASC 606 decreased the Commission expense, which included in Sales and Marketing on the Statement of Operations, from $13.9 million to $11.0 million.

Services revenue includes revenue derived primarily from the implementation of software, training, consulting and migrations. We also offer license customization and managed services. Services revenue from implementation, training, consulting, migration, and license customization is recognized by applying a measure of progress, such as labor hours to determine the percentage of completion of each contract. Services revenue from managed services is recognized ratably on a straight-line basis over the contract term.

License revenue includes software licenses that typically provide for a perpetual right to use AvePoint software and are sold on a per-copy basis. We recognize software revenue through direct sales channels at a point in time when the software is made available to the customer to download and use.

Maintenance revenue includes customer support, which includes software updates and upgrades on a when-and-if-available basis, telephone support, integrated web-based support and bug fixes or patches. Customer support revenue is recognized ratably over the term of the customer support agreement, which is typically one year.

ASC 606 is a single standard for revenue recognition that applies to all of our SaaS, termed license and support, services, perpetual license and maintenance arrangements and generally requires revenue to be recognized upon the transfer of control of promised goods or services provided to our customers, reflecting the amount of consideration we expect to receive for those goods or services. Pursuant to ASC 606, revenue is recognized upon the application of the following steps:

•	Identification of the contract, or contracts, with a customer;

•	Identification of the performance obligations in the contract;

•	Determination of the transaction price;

•	Allocation of the transaction price to the performance obligations in the contract; and

•	Recognition of revenue when, or as, the contractual performance obligations are satisfied.

The timing of revenue recognition may differ from the timing of invoicing to our customers. We record an unbilled receivable, which is included within accounts receivable on our consolidated balance sheets, when revenue is recognized prior to invoicing. We record deferred revenue on our consolidated balance sheets when cash is collected or invoiced before revenue is earned. Our standard payment terms are generally net 30 days but may vary. Invoices for SaaS, termed license and support and maintenance are generally issued annually in advance or when the license is made available for customer use. Invoices for license contracts are generally issued when the license is available for the customer for download. Services are generally invoiced in advance or as the services are performed.

Our revenue arrangements generally include standard warranty or service level provisions that our arrangements will perform and operate in all material respects as defined in the respective agreements, the financial impacts of which have historically been and are expected to continue to be insignificant. Our arrangements generally do not include a general right of return relative to the delivered products or services. We recognize revenue net of any taxes collected from customers, which are subsequently remitted to governmental authorities.

Many of our contracts include multiple performance obligations. Judgment is required in determining whether each performance obligation is distinct. Our products and services generally do not require a significant amount of integration or interdependency; therefore, our products and services are generally not combined. We allocate the transaction price for each contract to each performance obligation based on the relative standalone selling price (“SSP”) for each performance obligation within each contract.

We use judgment in determining the SSP for products and services. For substantially all performance obligations except on-premises perpetual and termed licenses, we are able to establish the SSP based on the observable prices of products or services sold separately in comparable circumstances to similar customers. We typically establish an SSP range for our products and services which is reassessed on a periodic basis or when facts and circumstances change. Our on-premises perpetual and termed licenses have not historically been sold on a standalone basis, as the vast majority of all customers elect to purchase license support contracts at the time of an on-premises perpetual or termed license purchase. License support contracts are generally priced as a percentage of the net fees paid by the customer to access the license. We are unable to establish the SSP for on-premises licenses based on observable prices given the same products are sold for a broad range of amounts (that is, the selling price is highly variable) and a representative SSP is not discernible from past transactions or other observable evidence. As a result, the SSP for an on-premises perpetual and termed license included in a contract with multiple performance obligations is determined by applying a residual approach whereby all other performance obligations within a contract are first allocated a portion of the transaction price based upon their respective SSPs, with any residual amount of transaction price allocated to on-premises perpetual licenses revenue. On-premises termed licenses are sold bundled with maintenance. We focus on entity-specific and market factors when estimating SSP of both the license and the maintenance such as internal pricing strategies and practices. Based on our established pricing practices, we concluded that we have established a value relationship between a software product and the maintenance that is helpful in determining stand-alone selling price.

We utilize indirect sales channels which utilize channel partners. These deals are executed in one of two ways. In the first form of these arrangements, the channel partner purchases the products from AvePoint at a discounted price and resells the products to end users at a price determined by the channel partner. In this scenario, the channel partner is the entity that has contracted with AvePoint and therefore is determined to be the customer of AvePoint. In the second form, AvePoint bills the end user and the channel partner receives a commission. Upon analysis of deals executed through the second form of these channels, the Company determined that the end user represents the customer of AvePoint due to the fact that the end user purchased goods and/or services that are outputs of our ordinary activities. Consequently, channel partners utilized in deals executed through this second model are deemed to be agents of the transaction.

We recognize revenue when control of the goods and/or services are transferred to the customer. In the first form of these arrangements, this occurs upon transfer to the reseller or to the end user at the reseller’s direction. In the second form of these arrangements, this occurs upon transfer to the end user.

Revenue recognition prior to the adoption of ASC 606

During the year ended December 31, 2018, revenue from long-term contracts was recognized primarily using ASC 605-35, “Revenue Recognition—Construction-Type and Production-Type Contracts”, according to which revenue was recognized on the completed-contract method. When an arrangement included an acceptance clause, revenue for such an arrangement was deferred and recognized upon acceptance. Revenue was $7,575,726 for the year ended December 31, 2018, from the completed-contract method. Upon adoption of ASC 606, we reversed the capitalized expenses related to contracts accounted for under this method through an adjustment to retained earnings. Beginning January 1, 2019, the company began recognizing these contracts by applying a measure of progress, such as labor hours to determine the percentage of completion of each contract.

Under ASC 605-35, we recognized software revenue through direct sales channels upon delivery and when all other basic revenue recognition criteria are met as described below.

For sales arrangements involving multiple elements, we recognize revenue in accordance with the following policy:

A software multiple-element arrangement is separated into more than one unit of accounting if all of the following criteria are met:

•	The functionality of the delivered elements is not dependent on the undelivered elements.

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There is VSOE of fair value of the undelivered elements. VSOE of fair value is based on the price charged when the deliverable is sold separately by us on a regular basis and not as part of the multiple-element arrangement.

•	Delivery of the delivered elements represents the culmination of the earnings process for that element.

If these criteria are met, we recognize revenue using the residual method for delivered elements. Under the residual method, we allocate and defer revenue for the undelivered elements based on our fair values and recognize the difference between the total arrangement fee and the amount deferred for the undelivered elements as revenue. The determination of fair value of the undelivered elements in multiple element arrangements is based on the price charged when such elements are sold separately, which is commonly referred to as VSOE.

To determine the price for the customer support element when sold separately, we primarily use the bell-shaped curve approach which is based on historical renewal rates for our entire population of stand-alone customer support renewals over the past twelve months. Under the Bell-Shaped Curve Approach, VSOE of fair value of post-contract customer support (“PCS”) exists when a substantial majority of a company’s actual customer support renewals are within a narrow range of pricing. Renewal rates are supported by performing an analysis in which we segregate our customer support renewal contracts into different classes based on specific criteria including, but not limited to, the level of customer support being provided and the geographic location of the sale. As a result of this analysis, we have concluded that we have established VSOE for the different classes of customer support when the support is sold as part of a multiple-element sales arrangement.

Revenue from software sold through original equipment manufacturer (OEM) partners is recognized upon receipt of a royalty report from the OEM partner and over a period equal to the contractual obligation for customer support or the estimated useful life of the software. These sales are treated as a separate customer class for purposes of establishing vendor-specific objective evidence (VSOE). Due to terms of the contracts with our OEM partners, we determined that VSOE had not been established for customer support. As a result, OEM revenue is recognized on a straight-line basis over a period equal to the contractual obligation for customer support or the estimated useful life of the software.

We have analyzed all of the undelivered elements included in our multiple-element arrangements and determined that, with the exception of revenue sold through OEM partners, VSOE of fair value exists to allocate revenue to maintenance and services. Accordingly, assuming all basic revenue recognition criteria are met, software revenue is recognized upon delivery of the software license using the residual method in accordance with Accounting Standards Codification (ASC) 985-605, “Software Revenue Recognition”.

If the criteria for separating a multi-element arrangement into more than one unit of accounting are not met, the arrangement is accounted for as a single unit of accounting which would result in revenue being recognized on a straight-line basis until the last element is delivered or being deferred until the earlier of when such criteria are met or when the last undelivered elements are delivered.

We consider the four basic revenue recognition criteria for each of the elements as follows:

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Persuasive Evidence of an Arrangement with the Customer Exists: Our customary practice is to require a purchase order or a signed quote and, in some cases, a written contract signed by both the customer and us, or other persuasive evidence that an arrangement exists prior to recognizing revenue on an arrangement.

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Delivery or Performance has Occurred: Our software applications are usually delivered to customers through an email download. Software and/or software license keys for add-on orders or software updates are typically delivered via email. If products that are essential to the functionality of the delivered software in an arrangement have not been delivered, we do not consider delivery to have occurred. Services are considered delivered over the life of the related agreements with customers as we provide the requested services. Such delivery is measured either ratably over the term of the agreement or by applying a measure of progress, such as labor hours to determine the percentage of completion of each contract. Maintenance is considered delivered ratably over the term of the maintenance agreement, which is typically one year or three years.

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Vendor’s Fee is Fixed or Determinable: The fee customers pay for software applications, maintenance and other professional services is negotiated at the outset of an arrangement. The fees are therefore considered to be fixed or determinable at the inception of the arrangement.

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Collection is Probable: Each new customer undergoes a credit review process to evaluate its financial position and ability to pay. We rely on the review we perform and a historically low non-payment rate to conclude that collection is probable. If we determine from the outset of an arrangement that collection is not probable based upon the review process or other factors, revenue is recognized on a cash-collected basis, assuming all of the other basic revenue recognition criteria are met.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to difference between financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled.

We recognize liabilities for uncertain tax positions taken or expected to be taken in income tax returns. Accrued interest and penalties related to unrecognized tax benefits are recognized as part of the provision for income taxes. Judgment is required in determining the provision for income taxes, deferred tax assets and liabilities and unrecognize tax benefits. In determining the need for a valuation allowance, the historical and projected financial performance of the operation that is recording a net deferred tax asset is considered along with any other pertinent information.

We file income tax returns in the U.S. federal jurisdiction, various states and foreign jurisdictions. The tax years 2016 through 2019 are open and subject to audit by US federal, state and local authorities. The tax years 2010 through 2019 are open and subject to audit by major foreign tax jurisdictions.

Deferred Sales Commissions

We defer sales commissions earned by our sales force that are considered incremental and recoverable costs of obtaining SaaS, termed license and support service, license and maintenance contracts. Initial sales commissions for the majority of these aforementioned contracts are generally deferred and amortized on a straight-line basis over a period of benefit estimated to be 5.4 years. Sales commissions for renewal contracts relating to SaaS, termed license and support, and maintenance arrangements are generally deferred and then amortized on a straight-line basis over a period of benefit estimated to be 1.7 years.

Equity-Based Compensation

Stock-based compensation represents the cost related to stock-based awards granted to employees of the United States parent company, AvePoint, Inc., and its foreign affiliates. To date, we have issued both stock options and restricted stock. With respect to equity-classified awards, we measure stock-based compensation cost at the grant date based on the estimated fair value of the award and recognizes the cost as expense ratably (net of estimated forfeitures) over the requisite service period. With respect to liability-classified awards, we measure stock-based compensation cost at the grant date and at each reporting period based on the estimated fair value of the award and recognizes the cost as an expense ratably (net of estimated forfeitures) over the requisite service period. We estimate the fair value of stock options using a Black-Scholes valuation model. Our option-pricing model requires the input of highly subjective assumptions, including: (1) the fair value of the underlying shares, (2) the expected term of the awards, (3) the expected volatility of the price of our shares, (4) risk-free interest rates, and (5) the expected dividend yield of our shares. These estimates involve inherent uncertainties and the application of judgment.

The assumptions are based on the following:

•	Expected Volatility. Expected volatility is based on historical volatility of a group of peer entities.

•	Risk-Free Interest Rate. Risk-free interest rates are based on the implied yields currently available on U.S. Treasury zero coupon issues with a remaining term equal to the expected life.

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Dividend Yield. We used an expected dividend yield of zero. We have never declared or paid any cash dividends on our common stock and does not plan to pay cash dividends on our common stock in the foreseeable future.

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Expected Life. To estimate the expected life of stock options, we considered contractual terms of the options, including the vesting and expiration periods, as well as historical option exercise data and current market conditions to determine an estimated expected life.

•	Fair Value of Common Stock. Given the historical absence of an active market for our shares of common stock, we obtained a valuation from a third-party appraisal firm as discussed below.

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Forfeitures. We estimate the expected forfeiture rate and only recognize expense for those shares of common stock expected to vest. We estimate the forfeiture rate based on historical experience. To the extent our actual forfeiture rate is different from our estimate, stock-based compensation expense is adjusted accordingly.

If any assumptions used in the Black-Scholes option-pricing model change significantly, stock option compensation expense for future awards may differ materially compared with the expense for awards granted previously.

Common Stock Valuations

The fair value of the shares of common stock underlying our stock options has been determined by our board of directors, with the assistance of valuations prepared by a third-party valuation firm. Our board of directors intend for all options to be exercisable at the fair value of our shares of common stock on the grant date. Such estimates will not be necessary following the consummation of the Business Combination.

Valuations of our shares of common stock were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. The assumptions used in the valuation models were based on future expectations and management judgment, including input from management on the following factors:

•	Contemporaneous valuations performed at periodic intervals by independent, third-party specialists;

•	Actual operating results and financial performance of our company;

•	The prices, preferences, and privileges of shares of AvePoint convertible preferred stock relative to shares of AvePoint common stock;

•	Current business conditions and projections;

•	Stage of development;

•	Likelihood of achieving a liquidity event, such as an initial public offering or a sale of AvePoint, given prevailing market conditions and the nature and history of our business;

•	Market multiples of comparable companies in our industry;

•	Industry information such as market size and growth;

•	Secondary sales of AvePoint shares in arm’s length transactions;

•	Adjustments, if any, necessary to recognize a lack of marketability for AvePoint shares; and

•	Macroeconomic conditions.

Emerging Growth Company Accounting Election

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. Apex previously elected to avail itself of the extended transition period, and following the consummation of the Business Combination we will be an emerging growth company at least until December 31, 2021 (and for the period described in the immediately succeeding paragraph) and will take advantage of the benefits of the extended transition period emerging growth company status permits. During the extended transition period, it may be difficult or impossible to compare our financial results with the financial results of another public company that complies with public company effective dates for accounting standard updates because of the potential differences in accounting standards used.

We will remain an emerging growth company under the JOBS Act until the earliest of (a) December 31, 2024, (b) the last date of our fiscal year in which we have total annual gross revenue of at least $1.07 billion, (c) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.

Recent Accounting Pronouncements

A discussion of recent accounting pronouncements is included in Note 2 to our audited Consolidated Financial Statements included elsewhere in this prospectus.

Quantitative and Qualitative Disclosures About Market Risks

Interest Rate Risk

We had cash and cash equivalents, marketable securities and short-term deposits of $70.1 million as of December 31, 2020. We hold our cash and cash equivalents, marketable securities and short-term deposits for working capital purposes. Our cash and cash equivalents are held in cash deposits and money market funds. Due to the short-term nature of these instruments, we believe that we do not have any material exposure to changes in the fair value of our investment portfolio due to changes in interest rates. Declines in interest rates, however, would reduce our future interest income. The effect of a hypothetical 10% change in interest rates would not have a material impact on our consolidated financial statements. As of December 31, 2020, we had no outstanding obligations under our line of credit. To the extent we enter into other long-term debt arrangements in the future, we would be subject to fluctuations in interest rates which could have a material impact on our future financial condition and results of operation.

Foreign Currency Exchange Risk

Fluctuations in foreign currencies impact the amount of total assets and liabilities that we report for our foreign subsidiaries upon the translation of these amounts into U.S. Dollars. In particular, the amount of cash, cash equivalents and marketable securities that we report in U.S. Dollars for a significant portion of the cash held by these subsidiaries is subject to translation variance caused by changes in foreign currency exchange rates as of the end of each respective reporting period, the offset to which is substantially recorded to accumulated other comprehensive income on our consolidated balance sheets and is also presented as a line item in our consolidated statements of comprehensive income.

As the U.S. Dollar fluctuated against certain international currencies as of December 31, 2020, the balances that we reported in U.S. Dollars for foreign subsidiaries that hold international currencies as of December 31, 2020 increased relative to what it would have reported using a constant currency rate from December 31, 2019. As reported in our consolidated statements of cash flows, the estimated effects of exchange rate changes on our reported cash and cash equivalents balances in U.S. Dollars was an increase of $0.9 million for the year ended December 31, 2020 and a decrease of $0.6 million for the year ended December 31, 2019. If overall foreign currency exchange rates in comparison to the U.S. Dollar uniformly would have been weaker by 10% as of December 31, 2020 and December 31, 2019, the amount of cash, cash equivalents and marketable securities we would have reported in U.S. Dollars would have decreased by approximately $0.1 million for both periods, assuming constant foreign currency cash, cash equivalents and marketable securities balances.

Concentration of Credit Risk

We deposit our cash with financial institutions, and, at times, such balances may exceed federally insured limits. No customer accounted for more than 10% of billings for the years ended December 31, 2020, 2019 and 2018 and no customer was more than 10% of accounts receivable as of December 31, 2020 and 2019.

BUSINESS

Overview

We are a digital collaboration innovator and have been for nearly two decades. We develop products and help organizations realize the value of modern, digital collaboration that lets users work together from anywhere, thanks to the power of the cloud.

Our solutions move organizations to leading, cloud-based platforms, like Microsoft 365, and help ensure that once they are in the cloud, data is protected, and collaboration is secure.

Digital transformation is not merely a nice-to-have as businesses look to modernize their IT infrastructure; it is a strategic and tactical imperative in the new normal of COVID-19 and remote, anytime/anywhere work connectivity. Additionally, the COVID-19 pandemic has dramatically accelerated the need for organizations to shift operations to the cloud. We are uniquely positioned to provide both guidance and proprietary technology to migrate customers to the cloud, efficiently and securely.

Collaboration enables organizations to pursue and achieve their business needs. Our work, the product of collaboration, is considered valuable to the organization, and therefore must be protected and well managed. That job often falls to IT teams who are constantly asked to do more with less resources. Businesses push to support employees with modern tools for collaboration such as hosted sites, cloud file sharing, persistent chat, and multiple line of business apps. The urgency of digital transformation has accelerated with the push to enable work-from-anywhere due to the COVID-19 pandemic. For the IT teams tasked to support this shift, demand often outpaces delivery. These teams face a number of challenges including:

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Migrations from legacy tools and collaboration platforms are hard and complex, especially for organizations that have empowered business users to purchase their own cloud file systems, outside of IT purview and control. Standardizing how the business works together involves moving unique business processes and files to a new platform like Microsoft 365. This involves translating data, workflows, and users with as little disruption as possible.

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IT teams are being pressured to do even more with less and will need to invest in automation to ensure they can meet the demands of the business. A recent 2019/2020 IT spend benchmark report from Computer Economics/Avasant Research observed that an increase in technology spending did not historically correlate to more IT jobs, as automation facilitated scale.

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New security laws like GDPR, which went into effect in the European Union in 2018, and CCPA, which went into effect in 2020, are forcing IT teams to maintain oversight on a diversifying line of products they support. The risks of non-compliance are increasingly expensive with new fines and damages to company reputation. The pressure to maintain control is pushing IT teams to look to automation and third-party vendors to help support their efforts.

With our solutions, organizations have the tools to enable rapid, sustainable adoption of critical applications like Microsoft Teams, which have recently been experiencing record growth in organizations large and small. Systems like Microsoft 365 can now pass security audits and give teams the control they need to have confidence in their cloud investment. Security teams no longer block progress and pursuit of “work from anywhere” initiatives. With our solutions, they can have confidence in their ability to monitor, manage and govern the rapid adoption of new cloud services. Finally, organizations can use solutions to save time and money, and can decommission home-grown or point solutions that fail to provide key insights and flexible automation that drive business outcomes. The flexibility, automation, and insights of our solutions enable IT to meet business needs and deliver value.

The following graphic, derived from publicly available Microsoft earnings releases, shows the number of daily active users for Microsoft Teams from December 2016 to October 2020:

Our primary solution is our SaaS platform that helps organizations invested in cloud-hosted collaboration systems by providing robust data management, including migration, protection, and governance. While our revenue and product lines, following the overall cloud market, are heavily Microsoft-centric today, the solutions we provides are built on proven best practices for management, governance, and compliance, no matter the platform. We have already made investments to capture multi-cloud opportunities across Salesforce clouds. We believe that our cloud agnostic approach, combined with projected overall growth in cloud usage, will lead to significant expansion of market opportunities. As of March 31, 2021, Our SaaS platform supported more than seven million cloud users. We believe it is our job to deliver value for not just service administrators and owners, but also for service champions, end users, and those charged with ensuring a return on significant investments in the cloud.

Our solutions are most commonly deployed to provide:

•	Migration from legacy on-premises (customer-managed) solutions to cloud services provided by Microsoft 365;

•	Data protection of critical cloud-based business assets to recover from data loss events (such as ransomware);

•	Policy guidance, monitoring and enforcement for protecting regulated users and content as the organization moves from self-hosted systems to public cloud services; and

•	Information governance support for records managers, security teams, and IT managers overseeing the adoption of the cloud collaboration platforms.

Our company values, combined with our commitment to employee development, leadership training, inclusion, and diversity, have resulted in a workforce with goals highly aligned to company success. We believe we are uniquely able to help our customers navigate the complexities of digital transformation, across the Microsoft cloud and beyond, due to our advanced technology and our team’s combination of both deep product and industry knowledge.

Impact of COVID-19

Since the COVID-19 outbreak in March 2020, our product framework and approach allowed us to rapidly respond to the sudden impacts of COVID-19, providing organizations with solutions to support urgent shifts toward remote work due to new government guidelines and regulations. We believe we have taken a highly conservative fiscal approach to prepare for the as-yet-unknown economic impact of COVID-19. In response to the pandemic, we reduced our operational expenditures, including termination of approximately 10% of our global workforce.

We have not experienced any material negative impact to our operational, cloud or product availability, or customer support, as a result of our own shift to remote work. Instead, our teams continue to display our values of agility, passion, and teamwork on a daily basis to ensure we are able to support our customers for the long haul, with new product releases, customer experiences, and excellent support.

We helped our customers face their own transformations during COVID-19. For example, in 2019 we first engaged with Minnesota Metropolitan Council (“METC”), the regional policy-making body, planning agency, and provider of essential services for the metropolitan region of Minneapolis / St. Paul, Minnesota. METC rolled out Microsoft Teams following its migration from SharePoint 2010 to Microsoft 365’s SharePoint Online service. Our product, Cloud Governance was rolled out to remote workers on Sunday, March 15, 2020, to enable automated and compliant self-service Teams creation. Our solution helped METC cope with the rapid influx of approximately 2,000 remote workers, due to the government-issued Work From Home order. The week after the AvePoint solution roll-out, the number of Teams channel conversations created increased 400%, driving the total number of Teams up 20% in the first week. With increased pressure to transform how their organizations worked, we were able to help customers who had planned longer rollouts of Microsoft Teams to accomplish those rollouts within a weekend and ensure ongoing sustainability of the service. These accelerated timelines are a direct result of the pressure COVID-19 put on organizations to speed up their work from anywhere initiatives, as echoed by Microsoft executives.

In addition to meeting immediate customer needs, we released exclusive offers, aimed at helping our customers cope with this rapid transition, to provide greatly improved customer experiences. Teams responsible for enabling a remote workforce were supported by AvePoint software which enabled visibility on remote workers, security, and governance for newly adopted cloud services, and automated backups for a rapidly expanding digital footprint.

Our product development teams worked to respond to customer needs as well, recognizing the pressure of regulated customers during this rapid digital transformation. During the COVID-19 crisis, we provided tactical, immediate value in the form of a new product (Policies and Insights), developed and released in the midst of the pandemic, which mitigates risks such as over-exposed sensitive information and over-privileged external users, potentially direct results of the rush to work-from-home.

Despite global headwinds and market volatility, during three months ended March 31, 2021 and the year ended December 31, 2020 we experienced a 57% and 36% year-over-year growth in new annual contracts and a 19% and 31% increase in revenue, respectively. We believe that market volatility has only accelerated the need for organizations to do more with less, which requires advanced technology solutions, preferably fewer vendors, and ample automation to support these new organizational realities.

Industry Background

Digital Transformation Is a Top Priority in Global IT Spending

Digital transformation is expected to soon outrank all other IT priorities among business investments. In 2019, International Data Corporation (“IDC”), a market research firm, predicted that by 2023, digital transformation and innovation will account for more than 50% of all IT spending, as compared to 36% of IT spending in 2018. Traditionally, business IT priorities have been determined by IT departments. Increasingly, business line owners, such as CMOs or HR executives, control the purchase decisions for digital transformation spending. Business line owners are ultimately seeking to invest in initiatives that drive revenue growth, operational efficiency, and competitive advantage. This is precisely why, given our technology, industry experience and executive team, we believe our growth opportunities and differentiated vision are so significant.

Digital Transformation Has Side Effects

Technology spending is on the rise, and IT departments control less of that spend with regard to productivity solutions compared to business functions like sales and marketing. However, most IT professionals have lost none of their responsibility to maintain those platforms, protect the assets created, and help businesses adopt this technology. COVID-19 only further accelerated the need to transform and enable remote work. In 2018, a Forcepoint study predicted that 70% of IT spend would go towards cloud services by 2020. Through its research, Forcepoint concluded that by 2020, up to 40% of cloud spending would go towards unsanctioned apps (also called shadow IT services). An earlier study in 2017 by McAfee found the following concerning the use of overlapping services:

•	The average employee was actively using 36 cloud services at work. Of these, nine were collaboration services, six were file-sharing services, and five were for content sharing.

•	The average enterprise had 210 different cloud-based collaboration services in use across its employees.

•	The average enterprise had 76 different cloud-based file-sharing services in use.

The following graphic illustrates how rapid shifts to remote work and deployment of point solutions for various collaboration services, including e-mail, file sharing, chat, and project management, create challenges with security concerns, dispersed resources, disjointed collaboration, and file sharing. The increased frequency and pain of these work from home, digital transformation side effects illustrates the growing need for our solutions.

The Rush to Solve Modern, Digital Collaboration Challenges

To offer companies a better, more consolidated solution, industry leaders like Microsoft are making waves with the introduction of Microsoft Teams as the foundation for the new modern workplace, building on their already prevalent Microsoft 365 (formerly Office 365) services. The aim is to bring together all forms of people-centric collaboration, across content, calendars, mail, and sites, into one experience. As of October 2020, following the rapid transition to remote work, Microsoft Teams usage increased to 115 million daily active users. This growth rate reflects a fundamental shift in the way work gets done. Organizations are modernizing technology to optimize individual and team productivity and the modern workplace experience at-large.

Why is IT not consolidating collaboration services, as quickly as their users would like? Whether organizations are looking to transform from on-premises to the cloud, or consolidate cloud platforms, they must do it in an environment of increased scrutiny, security and privacy concerns, and regulatory oversight. And in an increasingly competitive business landscape, with threats to operations and markets like COVID-19, the pressure to cut costs and do more with less remains a top priority. What this means for us is clear: increased interest in solutions that make digital collaboration more effective and efficient.

Our customers typically identify needs for:

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Aggregate & Digitize Collaboration. With the increasing technology sprawl and existence of shadow IT, many organizations do not know where to start to begin their move to a modern workspace, such as Microsoft Teams. An inventory of existing mail, users, and content often requires expertise to interpret and identify what needs to be consolidated, transformed, or discarded. Migrations can be time consuming and expensive projects. While COVID-19 has accelerated the need to transform and support a mobile and remote workforce, as a result of government-issued work from home orders, many organizations are still lagging in their cloud or modern collaboration adoption.

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Information Protection. Companies suffering from data loss, whether by ransomware attacks, malicious behavior, or simply carelessness with the information they own, not only are at risk of large fines, but also risk losing the trust of their own customers, not to mention significant market and/or brand value. According to Verizon, 30% of all data breaches in 2019 were caused by internal users and IBM estimates that the average cost of a data breach was $3.9 million. As such, security teams need to keep IT services that house business data under intense scrutiny. Any solution promising open and pervasive sharing and collaboration, or work from anywhere, can strike fear into the hearts of security and privacy teams. Organizations may stall a cloud migration until the security team gives its approval, ensuring a move to the cloud will not negatively impact the current security posture. Companies are often looking for a bridge to map written controls into security standards in the cloud solutions they deploy.

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Automation. IT teams regularly spend too much time on routine operational tasks and are often reactive in their efforts to drive business value with solutions. While partially due to a lack of insights on where and how to focus, IT is also required to do more with less in response to increasing pressure to cut costs. A recent survey of IT professionals conducted by the Association for Information and Image Management, and commissioned in part by AvePoint, found that 63% of respondents spent four or more hours per week doing routine governance tasks for collaborative workspaces per week, such as provisioning, changing permissions, and changing site settings. With this effort-intensive, manual approach to managing collaboration, IT operations teams struggle with being able to service the unique productivity and governance needs of different teams, departments, or divisions within their organizations. For example, METC leverages our Cloud Governance capability to provide five different provisioning processes for the five different councils of which it is comprised. Those organizations that have found their way through these challenges know that the urgent need is automation.

The Market Opportunity

To achieve the promise of modern, digital transformation, solution providers like Microsoft and Salesforce rely on their partner ecosystems to move data and offer extended protection, as well as fill the automation gaps for IT teams charged with managing these systems. They focus on delivering positive experiences for business users, while they rely on partners to help make sure that systems can continue to provide value for the long term.

Microsoft estimated that it has sold more than 250 million seats to use Microsoft 365 as of April 2020. Much of this growth has been thanks to the SMB market segment, which we define as companies with 500 users or less. Microsoft estimates that SMB users account for 60% of the global workforce. This figure is still far greater than the 115 million daily active users that Microsoft has reported for Microsoft Teams in October 2020. Microsoft has stated that for its three months ended December 31, 2020, its Office 365 Commercial revenue increased by 21% compared to the prior year period. We believe this means that, in order for technology spend to not go to waste, there are still approximately 143 million seats not deployed, or under deployed out of Microsoft’s existing customer base, a significant additional market opportunity for AvePoint. Based on our calculated average of approximately 3,000 seats per cloud customer, this lagging Teams adoption represents an additional approximately 47,000 potential AvePoint Cloud customers in Microsoft’s existing customer base.

This problem is not unique to Microsoft. The need to support under-staffed IT teams is the case regardless of the cloud platform adopted.

Ample partner opportunities exist for product development. For those on the Microsoft cloud, Forrester published a paper promoting the need for Cloud Backup solutions, echoing Microsoft’s own recommendation to our customers, captured in the image below.

Image: Microsoft United States Service Level Agreement, section 6b. Captured August 2020.

Salesforce announced the end-of-life of its own Data Recovery Service in July 2020, directing its customer base of over 150,000 organizations to seek protection from third parties. Although Salesforce reinstated its Data Recovery Service in March 2021, as reinstated it only provides a disaster recovery service intended for use in the event of an emergency, which provides only limited metadata restore options. With Salesforce’s revenue growing approximately 20% on a year-over-year basis, as indicated by their publicly announced third quarter of fiscal year 2021 revenue, the backup opportunity is clear. However, backup alone is not sufficient to drive the level of cloud service adoption Microsoft and Salesforce require to achieve their growth and adoption targets. These services will not meet all of the needs of organizations and managed service providers (“MSPs”).

In addition to multi-cloud backup, individual organizations and MSPs need migration, security, and management solutions that will help them differentiate their own services and drive recurring revenue, all while securing collaboration. Organizations currently have far more cloud applications than they realize, and will need to ensure they remain protected, or find ways to consolidate them to simplify IT operations and user experiences. Many research reports highlight the fact that organizations are using multiple cloud services; for example:

•	In a 2019 report, Forcepoint found that a typical enterprise company was using 600 to 1,000 software-as-a-service applications.

•	In its 2019 report on cloud adoption, McAfee found that most organizations believe they use only 30 cloud services, but on average actually use over 1,900 cloud services.

Security and privacy remain top of mind with the evolving regulatory landscape. GDPR, followed by CCPA, requires corporations to protect user data, or be at risk of significant fines and penalties of up to 4% of their annual earnings. The potential negative impact on shareholder value as a result of lost consumer and customer confidence also weighs on companies. There is a tension between the need to satisfy digital transformation and support a digital workforce while also complying with regulations and protection of the company’s best interests. IT will not be able to manage this change without implementing technology to both assist in deploying these best practices as well as maintaining them through automation.

Existing Solutions Are Missing the Mark

Many organizations look to Microsoft, their own IT teams, or legacy data management and data security vendors to solve their needs. Newer players are also entering the market. However, these solutions fail to meet the needs of many customers due limitations in one or more of the following areas:

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Breadth. Microsoft has acquired numerous companies that have overlapping technical capabilities with other third-party products, but these are often point solutions. For example, Microsoft’s recent acquisition of a cloud-to-cloud migration solution only migrates file data, but lacks support for e-mail or other popular collaboration solutions. In addition, Microsoft has made these kinds of acquisitions part of their premium enterprise offerings, which require customers to increase their subscription costs significantly. These vendor-bundled capabilities remain available only to the minority of customers able to commit to long term investments in premium subscription SKUs.

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Depth of Expertise. Large, legacy players with longer time-in-market may offer “Microsoft 365 backup”, or “Microsoft 365 tagging and classification”, for example, as part of their broad backup or classification product offerings. These vendors approach new cloud services as “just another source” to support. The result is limited support for “lowest common denominator” features that are common to their other, already supported systems. They lack the research and development investment to properly support the nuances of Microsoft 365. This is often exemplified in their support for things like Microsoft 365 Teams that are first only approached as a new way to store files and e-mails, ignoring the complexity of chats, conversations, tasks, memberships, and other forms of collaboration. This deficiency leaves customer organizations exposed when these solutions fail to keep up with the latest Microsoft development or simply do not sufficiently recover critical data in the event of a loss.

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Agility. One size does not fit all. “Doesn’t Microsoft do that?” is a common question we encounter. The reality is that even though Microsoft native capabilities are powerful, they often lack flexibility that business owners demand. All-or-nothing controls held by IT are not sufficient to exploit new collaboration capabilities. This limitation leads to further shadow IT and “workaround” solutions that ultimately increase collaboration risk. Alternative home-grown solutions that companies create to automate common IT functions, such as workspace provisioning, lack flexibility and robustness, and are expensive to maintain.

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Security. Newer to market SaaS solutions are not yet proven in the enterprise, and have yet to undergo rigorous security certifications, such as ISO 27001:2013 that we hold. These solutions often are testing the market and do not yet have an investment in a global infrastructure or network of data centers that would provide data sovereignty to global customers.

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Scalability. Traditional data management solutions were not born in the cloud and are not ready for the modern cloud-based enterprise. As a result, their SaaS platforms and products have been released more recently, or still require significant configuration and hosting by organizations or their MSPs. Small, developer-led organizations without the backing of a larger, well established parent company often lack experience in the enterprise and are unpredictably costly to maintain. Initial SaaS solutions may only have presences in one or two global datacenters and fail to efficiently scale to support tens of thousands of sites and workspaces.

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Support. Newer players lack the experience with the Microsoft stack, and deep relationships throughout the Microsoft organization. New players deliver products that are point solutions, which not only lack flexibility, but are often under-supported, lacking a global customer success team or R&D investment.

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Total Cost of Ownership. Organizations that choose to pursue home-grown solutions or solutions without their own SaaS platforms often incur overall higher total costs of ownership in the long run compared to fully integrated and third-party-supported SaaS solutions like AvePoint due to the time, complexity, and skill sets required to implement and operate software and code.

Our Evolution

We were founded in 2001 with the aim to deliver backup and restore for enterprises for a new Microsoft product, SharePoint, that offered sites, or workspaces, for internal and team-based collaboration. Our product line quickly evolved to include migration to support customer upgrades to later SharePoint versions, replication across multiple SharePoint instances, archiving to comply with records management, and reporting capabilities built on the DocAve Software Platform (“DocAve”), our flagship software platform. DocAve has allowed us to gain brand awareness in the enterprise market since its launch in 2002. The target for the original platform was administrators who were called on to manage popular SharePoint deployments running on corporate networks. Our early growth was closely aligned with the rapid adoption of SharePoint over the years. We introduced additional on-premises products, such as Governance Automation, Compliance Guardian Platform, and Records which extended the availability of our solutions to other key stakeholders involved in securing organizational collaboration. These products helped overwhelmed IT teams manage SharePoint-as-a-Service, with built in governance controls to common IT requests; data classification, audit, and protection; and information lifecycle management. As our customers and Microsoft transitioned to the cloud, so did we. As enterprise collaboration became more about comprehensive collaboration capabilities beyond what SharePoint sites offered, we expanded our offerings accordingly. We have since evolved into a global data management software company that supports organizations where they work. While our primary customer base is still largely Microsoft-centric, our cloud backup and migration capabilities are designed to capture multi-cloud opportunities across Salesforce as well.

The following graphics illustrate our historical achievements and the evolution of our strategy and product offerings:

We have made significant investments into developing cloud storage and cloud-based computing products to support our growing SaaS business since its first release of DocAve Online, the pre-cursor to AvePoint Online Services, in 2013. Today, we take a cloud-first approach to partner and customer acquisition, as our SaaS platform began to overtake on-premises in terms of platform popularity with the introduction of Office 365 (now Microsoft 365) and advanced collaborative services such as Microsoft Teams. Our SaaS platform offers backup, insights, records management, governance, compliance, and productivity extensions for Microsoft 365.

Our SaaS and on-premises platform features include automation of Administration, Data Backup, Archiving, Disaster Recovery, Migration, Records Management, Auditing/Reporting, Governance, Risk Assessment, Data Analytics, and Business User Productivity. As we continues to expand our product offerings, we are leading with a cloud-first technology architecture and a focus on providing capabilities designed for the employee experience in the context of their work.

In addition, our services team, which provides services on a per-project basis, together with our global Customer Success program, seek to achieve high customer retention and to identify expansion opportunities within accounts. We project that our involvement in accounts will help drive high rates of adoption of our technology to retain customers for future years. We also provide training, installation, configuration, Technical Account Management, and AvePoint Partner Services, in support of our products.

We believe that our recent performance in growing SMB market acquisition is indicative of our accelerating market potential. To help capture additional SMB market share, we established a global distribution strategy in 2019. This channel targets MSPs, who support and host IT for multiple small business clients. Transactions occur in online marketplaces hosted by our distribution partners. This new sales channel differs from our traditional business, in that contracts are monthly, and the typical end-customer spends less than $100 a month on the product due to the small number of license counts required. This is a high-velocity, low-touch, volume-driven business. As of March 31, 2021 and December 31, 2020, our Channel business was transacting the equivalent of $5.5 million and $4.2 million in annual recurring revenue, calculated as March’s and December’s MRR, multiplied by twelve months. We believe that our accelerating success in the SMB market is indicative of our ability to identify, invest, and execute in new markets.

Competitive Advantages of our Business

We believe we have the following strengths that drive value to our customers and provides sustainable advantages:

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Approximately Half of Our Workforce Are Developers. Growth through technology excellence, driven by our obsessive need to get to the root of, and solve, its customers’ needs, is our top investment priority. We have the ability to quickly pivot, and respond to customer requests, market shifts, and technology changes, including the latest Microsoft 365 services and SharePoint capabilities.

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Lower Total Cost of Ownership through our SaaS Platform. Unlike home-grown development, stitched-together point solutions, or non-SaaS enabled solutions, adoption of AvePoint Cloud requires no investment from the customer’s own hardware teams and no additional overhead to operations teams to install, maintain, roll out upgrades, and enhancements automatically. We estimate that our average 5000-seat Cloud Backup customer can save as much as $2 per $1 spend, when compared with self-hosted backup solutions, based on benchmark storage costs and admin expenses. Similarly, we estimate that our average Cloud Governance customer, of approximately 12,000 seats, can save up to $5.40 per $1 of spend in reduced overhead and administration versus home grown or out of the box solutions, based on industry benchmark employee salaries. Our solutions help IT teams scale to meet growing business demands on technology and can be trialed on the cloud instantly.

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Enterprise Scale, Strength, and Value. Our offerings benefit both SMB and MM, larger multi-national organizations, and organizations with isolated cloud requirements. Our solutions scale up automatically to match the size of organizations. In addition, our solutions scale out across public clouds and isolated cloud instances such as those for data sovereignty or certification by the Federal Risk and Authorization Management Program (“FedRAMP”), and are priced competitively.

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Global Marketplace Presence for Rapid Go-to-Market of New Products and Flexible Monthly Billing for MSPs. Our products are available in over 100 global marketplaces that align to various countries and currencies, backed by more than 12 distributors, for rapid go-to-market of new products and flexible monthly billing for MSPs. The ability to purchase through these established marketplaces simplifies the transaction mechanism and broadens our reach into the SMB market. Marketplace transactions can be billed to MSPs or reseller partners monthly, decreasing upfront costs and adding to our monthly recurring revenue.

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Microsoft and Industry Relationships and Expertise. We believe that our early access to technology adoption programs provide it with a significant advantage. Several members of our staff have been designated as Microsoft Most Valued Professionals and Regional Directors by Microsoft. We are also relying on professional memberships and experience to aid in developing customer solutions, including the consultation of former records managers and members of the International Association of Privacy Professionals on staff.

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High Velocity Sales and Marketing Team. Our products are supported by a direct enterprise sales force, a hybrid direct and channel-backed mid-market team, and a rapidly scaling channel team to work with global distributors and MSPs.

•	Global Support. With 24x7, live support, our customers and partners can call any time they need, for help with their purchase or trial license and get help from our Microsoft certified technicians.

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Dedicated Customer Success Team. Our team exists to delight customers at every stage of engagement. Customer success helps identify opportunities to expand our implementation, accounting for additional use cases as they are identified, resulting in quick account expansion and reduced churn. High risk accounts are targeted based on telemetry to identify slow adoption or stalled deployments.

Our Strategy

Our mission is to help organizations collaborate with confidence. We help transform data and collaboration so users can be more productive with the latest cloud services, and drive efficiency in delivery and management of those services with automation.

We expect to continue to invest in sales and marketing teams to expand our market reach and accelerate customer acquisition. Our customer success team aims to reduce churn and delight customers. Our product and development teams will continue to work to gain expertise on core platforms, like Microsoft 365, SharePoint, and Salesforce, to ensure support for the latest features and releases in near-real-time. In addition, we expect that our continued investment in research and development will broaden our expertise on key cloud platforms, to deliver depth and breadth for our customers.

Growth Drivers

The size of the Microsoft 365 market is approximately 250 million licensed users. Our executives believe that this number could grow to 500 million, if Microsoft continues its approximately 20% growth rate that it has reported in recent earnings calls. We believe this presents a massive addressable market to pursue, leading with our SaaS data management solutions for Microsoft 365. Specifically, we are relying on the following growth drivers to help increase market share.

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Continue Aggressive Product Development. We will seek to introduce adjacent products to extend its current cloud data management story, to expand within accounts, and thereby increase each customer’s lifetime value potential. Focusing on the customer experience will ensure our technology drives value, not just to the business but to individual users. We also intend to continue to invest in multi-cloud development beyond Microsoft services.

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Pursue Insights. We will continue technology innovation by expanding our current product telemetry capabilities (vital in its current ability to auto-identify active versus inactive customer engagements), adopting new approaches to data gathering, automated decisioning, and delivery of business applications which can create personalized, contextualized, dynamic experiences for individual customers. These data-driven experiences can inspire deep emotional connections to products and the brand, which in turn can drive loyalty and business growth.

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Increase Customer Retention and Lifetime Value with Customer Success. We plan to significantly expand our customer success program to decrease churn, decrease time to value, increase customer satisfaction, and set up successful land and expand opportunities. As of March 31, 2021 and December 31, 2020 our trailing twelve-month dollar-based net retention rate was approximately 110% and 107%, respectively, and we seeks to increase this metric. To drive results, we will be hiring additional customer success staff, as well as investing in technology to automate customer engagement, follow-up, and identification of at-risk accounts that should be prioritized for action.

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Acquire SMB Market Share through Channel. We believe that building strategic relationships and channel cultivation will enable us to penetrate markets in which we previously lacked presence before 2018. We expect to continue to invest heavily in our global distribution network as well as original equipment manufacturer (“OEM”) partnerships with organizations that are deeply embedded and trusted among MSPs and their SMB customers. Microsoft estimates that SMB users account for 60% of the global workforce, and our executives estimate that this could make up as much as 50% of the Microsoft 365 market in seat count. SMB is our fastest revenue and seat acquisition growth segment, scaled up in selling through our distribution network and partners. Given our position as a SaaS data management provider with enterprise-quality data management capabilities, including security, delegated administration, and global support, we expect significant growth in our Channel business.

•	Expand MM Market Share through Channel. The MM segment is already a very strong segment for us, representing nearly 36% and 29% of our total sales as of March 31, 2021 and December 31, 2020,

respectively. We define the MM segment as companies with greater than 500 user seats and up to 5,000 user seats, with an annual revenue of $2.5 billion or less. Our MM segment is covered by our inside sales organization, which today is the highest performing organization with short sales cycles, averaging one to three months, predictable deal volumes, high sales quota achievement, and scalable new hire ramp up times. We plan to continue to expand our MM customer segment by expanding our inside sales organization, aided by our business development tele-sales teams, and scaled up by selling with Channel partners.

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Make Channel and Direct Sales Investments to Achieve Geographic Expansion. We are continuing to invest in key partnerships and Channel to reach new geographies more easily, especially in markets like Southern and Eastern Europe, Middle East, Africa, and LATAM territories.

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Sell Premium Value Added Services Plus Products in the Large Enterprise Segment. We plan to offer expert services in the enterprise segment where we have a strong footprint today, to deepen our large enterprise relationships, grow customer opportunities, ensure successful roll-out, and identify further expansion opportunities within accounts. Our enterprise segment is defined as companies with greater than 5,000 user seats or greater than $2.5 billion in annual revenue. This segment comprised approximately 59% and 67% of our overall sales as of March 31, 2021 and December 31, 2020, respectively.

Our Solutions

We believe that it we are well positioned to help global organizations take advantage of the promise of the modern digital workplace. Our solutions help organizations migrate, manage, and protect our data to overcome digital transformation challenges and accelerate cloud adoption. Key value highlights of our data management solutions include:

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Migration and Integration from Other Clouds and Legacy Systems. With our solutions, customers can inventory and move mail, files, and collaboration content to the Microsoft 365 cloud. This can be a direct move or a hybrid model that leaves partial data on customer-owned servers during the upgrade (such as a newer version of Microsoft SharePoint Server). In 2019, AvePoint software completed hundreds of migrations from systems like Slack, G-Suite, SharePoint, file systems, and LiveLink to Office 365. We have helped organizations significantly shorten their timelines in response to technology or market shifts, such as our customer Hydro, which transformed into Office 365 after Microsoft announced the end-of-life of SharePoint 2010, which the customer indicated reduced costs associated with redundant, obsolete, and trivial data by archiving and expiring 46% of legacy SharePoint sites during their digital transformation.

•	Data and Information Protection:

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Our solutions directly target regulated industries with security management, records management, and compliance-reporting capabilities. Customers use us to manage guest-access governance, data classification, records management file plans, audit activity history, and manage permissions to data hosted in the Microsoft 365 cloud. Our compliance solutions are helping critical Microsoft services such as OneDrive for Business and Microsoft Teams pass internal security audits that were serving as blockers to cloud adoption, while enabling collaboration with external users.

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Our data protection solutions protect more than 50 petabytes of information worldwide, providing long-term recovery and legal retention for data stored in the Microsoft 365 and Salesforce clouds. For multi-national clients who have globally-distributed businesses, our data protection solutions help prevent accidental deletions, and facilitate compliance with regulations and audits. We helped customers this year recover from ransomware attacks within a business day and roll back permissions errors that had resulted in over-exposed sensitive data.

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Automation. Our governance solutions are intended to save our customers significant time on common tasks, like workspace provisioning, recertification, or change requests in the Microsoft 365 cloud. Our workflow-based system creates a catalog of digital assets in Microsoft 365 and uses these to map governance and lifecycle policies (such as whether external users are allowed to collaborate on sensitive information). Customers like Thermo Fisher have been able to reduce IT tickets by 50% or more by automating many common tasks in managing Microsoft 365. This frees up IT teams to deliver compelling business solutions, instead of rote IT tasks for permissions management, recertifying workspaces, and cleaning up stale or out of date content and workspaces. Our customer Intrepid Travel drastically reduced workspace provisioning time saving an estimated three months of work per year. Our solutions are built with the entire content lifecycle in mind, allowing customers to know that once information is no longer useful, it is removed from the systems to ensure users keep a clean experience in their digital workspace. For example, the Metropolitan Council, a regional policy making organization in the Twin Cities area of the United States, leverages Cloud Governance’s capability to provide five different provisioning processes for the five different councils of which it is comprised. This was a critical part of their response to the COVID-19 Work From Home order.

Technology Differentiators

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Cloud First, Hybrid Enabled. We support customers wherever they are on their cloud journey. Even if customers are committed to a fully on-premises or hybrid (partly on-premises, partly in cloud) deployment, they have the same robust migration, management, and protection solutions available to our cloud customers.

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Depth of Expertise. Our team has deep experience in the Microsoft technology stack, allowing us to offer a range of solutions, and the most comprehensive support for the Microsoft 365 cloud. Our developers have been working with Microsoft technology since 2001 and were among the first to offer SaaS solutions for Microsoft 365. Our SaaS solutions have offered multi-cloud backup since 2014.

•	Breadth of Technology and Cloud Support. We meet customers where they are (whether spread across clouds, or still on-premises or private clouds).

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New Technology Adoption. Our SaaS solutions, built on latest technologies, optimize deployments. Our cloud leverages the latest cloud-services from Microsoft Azure to deploy, secure, and scale to meet customer demand, leveraging Virtual Machine Scale Sets, Azure Kubernetes Service, Machine Learning, and other technologies.

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Built to Scale. The AvePoint Cloud is spread across 12 global data centers and supports organizations with hundreds of thousands of users, and more than seven million cloud users. Our multi-tenant architecture is designed to allow customers to get the latest technology enhancements as they are available.

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Security. We are ISO 27001:2013 certified and the AvePoint Online Services for the U.S. government cloud platform received authority to operate (“ATO”) under FedRAMP on March 31, 2021. Our products support role-based access controls, delegated administration, and have undergone numerous rigorous security certifications intended to give our customers peace of mind.

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Insights Everywhere. Our prioritized insights help our customers know where to focus. We make suggestions based on best practices, including Microsoft recommendations. Our insights drive efficiency and take the guesswork out of prioritization.

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Automation Everywhere. We allow customers to “set it and forget it”, or to keep human review in their process. When we find what is wrong, for example external users that have been added to internal or confidential workspaces, we can fix it automatically by removing the permissions. Even backups will run automatically with a few simple clicks.

Our Software Platforms

The AvePoint Cloud is a SaaS platform, hosted in Microsoft Azure datacenters. AvePoint Cloud offers modules to protect data, secure collaboration, provide valuable insights, proactively enforce governance policies, and enable data and application lifecycle management for Microsoft 365. In addition, we have expanded to support multi-cloud backup across Dynamics 365, Salesforce, and Google Workspace. Our technology has been selected as a preferred partner by global distributors, such as Ingram Micro, and as the preferred solution from other backup vendors, that chose our Cloud Backup technology to complement their existing end-point backup technology instead of building their own. This distribution partners operate primarily in the small and mid-size business market segments.

Organizations with hybrid or on-premises collaboration platforms and data spread across File Shares, SharePoint, and more, benefit from our product platforms that have evolved over the last 20 years.

Our platforms support requirements for:

•	Infrastructure management;

•	Security, risk, and compliance controls;

•	Operational governance; and

•	Information governance.

These requirements can be met with our capabilities for:

•	Data protection;

•	Storage optimization;

•	Reporting;

•	Administration;

•	Data classification;

•	Audit;

•	End-user experience and productivity;

•	Records management;

The following graphic illustrates the roles within an organization that are supported by our technology:

Figure: AvePoint Technology Platforms

Recent Product Innovation

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MyHub for Microsoft 365: Simplifying the Microsoft 365 experience to drive adoption, productivity. MyHub offers persona-driven experiences to help drive end user adoption and collaboration across all Microsoft 365 services, helping organizations get the most from their investment in the service. The latest MyHub release proved critical in helping align Microsoft 365 services with the way users and groups work together, especially when they are spread out and work was previously isolated in one service. The image below shows the MyHub home screen, and zooms in on the ability to create a Hub based on metadata or other workspace properties for faster access:

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AvePoint Online Services (“AOS”) for Microsoft 365, Dynamics 365, Salesforce, and Google Workspace. AOS offers a single pane of glass for IT teams to configure and manage their AvePoint Cloud services. Delegated administration enables security trimmed, role-based access to specific functions or cloud collaboration scopes. Sub-group administrators, records managers, or other key business stakeholders only get access to what they need to do their jobs. Shared services offer insights that can be consumed across AvePoint services. The image below shows the AOS home screen, with several cloud services that can be launched from this experience:

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Policies & Insights (“PI”) for Microsoft 365: PI secures collaboration across internal and external users and highlights and proactively prevents oversharing of sensitive content for collaborative workspaces. It enforces security and access controls to keep workspaces secure. Released in the midst of the global COVID-19 pandemic, PI’s zero configuration model and rapid value framework helped address immediate concerns our customers were facing in COVID-19, as they transitioned to remote work but were still challenged to keep their corporate IP and collaboration secure. Over-privileged users and over-exposed sensitive information is revealed in near real-time, helping IT teams focus their resources to deliver the most impact. Then, our automation helps keep IT teams one step ahead of security issues, as it reverts unauthorized changes or access in real time. The image below shows PI’s dashboard insights, including trends for instances of external users and anonymous links, and summarizes items contributing to collaboration risk that can be addressed with PI:

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Multi-Cloud Support for Data Protection. Business continuity of an expanding set of business-critical assets establishes trust in the cloud as customers grow their footprint. We help ensure organizations can easily meet their data retention requirements, in their sovereignty of choice, with ease. Delegated access controls are designed to ensure administrators, power users, MSPs, or end users can only access the content they own during recovery. This is displayed through a single-pane-of-glass for IT teams to manage multiple cloud assets. The images below show the Cloud Backup experience after navigating from the AOS home screen. The Cloud Backup home screen shows backup progress for the Microsoft 365 services AvePoint protects:

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Migration and Hybrid Integration Platform to Enable Digital Transformation. Our technology builds in best practices, enabling a three-phased approach for migration, to analyze, migrate and monitor progress throughout a customer’s transformation. We enable fast migration of cloud or on-premises mail, files, and collaboration data using Microsoft’s High Speed Migration APIs where available. Alternatively, if an organization’s transformation is happening over an extended period, hybrid integration enables platform co-existence. When it is time to move, organizations can bring what they need and leave what they do not with automated filters and granular scope selection. We help analyze an organization’s data to help its teams know the difference, and transform the organization’s data, permissions, and more. The image below shows the resulting analysis, or pre-migration report, of an on-premises scope, as well as the option to change the source type to switch between supported sources:

Our Technology

Designed for the Cloud

Traditional software requires an investment from customers in hardware and supporting software to provide solutions for collaboration. We built our solution on cloud computing: a highly dynamic platform that makes sure businesses do not need to worry about how many users can fit on a single hardware application without causing major slowdowns during peak hours. As we grow and add customers, or as customers grow and add users, our platform leverages the cloud to dynamically add more computing power. Resources can be freely allocated to and from other compute resources by the software, enabling maximum utilization and helping to prevent service outages. Our multi-cloud instance computing also reduces the downtime associated with releasing new versions of the software, allowing for real-time updates and continuous integration of new solutions to the cloud service platform. Furthermore, multi-instance model/architecture provides us the ability to tailor/design our application requirements in various business models, helping to ensure security, streamline the development cycle, and ensure the efficient and high-quality utilization of resources. Today, we offer different flavors of the Cloud Services platform, commercial cloud, sovereign cloud, and FedRAMP cloud. This provides us with a unique opportunity to adhere to the ever-changing regulatory environment of many industries.

Build Automation and Continuous Delivery

We focus on building platform-based SaaS that allows us to quickly expand and add products to a common set of features. Essential tools for monitoring and managing our software is provided to the customer through a single pane of glass. This enables us to:

•	quickly patch and deploy new features to our cloud without disrupting core customer use cases;

•	keep up with the latest Microsoft releases by shipping features to customers with non-disruptive upgrades every two months;

•	pivot existing customers to new technologies on adjacent workloads without requiring new configurations or setup; and

•	share core services to optimize how often customer environments are accessed, including re-usable audit logs, change logs, and other key metadata needed by multiple products.

This is supported by both agile development teams as well as automation through our cloud operations teams to aid in deploying and monitoring regular updates to our technology. In addition, no human intervention is needed to quickly start trials for our software since there is no technology to install, reducing friction in the sales cycle.

Scalable and Resilient

We have been developing technology to support customers running SharePoint Server since 2001, with the ability to scale our windows-server based technology to support large and geographically dispersed environments. The ability to scale Migration, Backup, and Protection services but maintain a single pane of glass has been an essential tenet of our platform since the beginning. This included redundancy of services to protect against outages, maintain high availability, and protect customers from service disruption.

Learning from years of deploying and maintaining these environments, our cloud service is built to scale to serve our rapidly growing customer base. Our service is currently hosted in 12 of Microsoft’s Azure data centers and can scale to new regions without needing additional local resources from AvePoint. Our service is built using the latest cloud services to eliminate the need to constantly maintain patching of compute or database resources, and makes ample use of native-cloud functionality such as container services, business intelligence, and machine learning.

In addition, we dynamically grow our multi-tenant instance as customers are added and as they grow, ensuring performance and scale are matched to customer size based on data size or user count. As customers increase in size, we will dynamically adjust based on their predicted behavior. Since our technology does not rely on patching or maintaining servers, Our products are able to scale almost indefinitely. Our platform is able to commit to performance service level agreements and uptime because of the reliability of the service it is built on and the ability to dynamically scale on demand.

We use only supported APIs and recommended technology and practices, ensuring the supportability of our customers. In addition, many of our services are accessible via API for consumption in larger enterprise IT or managed service provider portals, such as ServiceNow.

Secure

Our solutions are built based on security and privacy best practices and are certified against the International Organizations for Standardization’s (“ISO”) 27001:2013 standards. Our ISO Certification covers the management, operation and maintenance of the people and information assets, information systems and the associated processes that enable corporate operations, and the development and deployment of products and services provided to our customers and employees. We follow the latest security practices, incorporating security and privacy by design and by default. Our Information Security Management System policies and procedures are reviewed least annually. Our software development lifecycle follows industry security standards (NIST 800-64 and OWASP) and are verified through automated code quality and vulnerability checks against industry standard vulnerabilities. Additionally, internal audits are conducted annually, and we are subject to annual third-party surveillance audits to prove ongoing compliance. Data is encrypted by default, ensuring only customers have access to critical backup, archive, or record data created by our solutions. Single-sign-on is standard for customers on our platform, ensuring they are subject to all security standards set forth by their company. In addition, a strong role-based access control is designed to ensure that users can be delegated or authorized to work only across smaller parts of the organization, minimizing cross-border data transfer or violations of ethical walls.

The AvePoint Online Services for U.S. government cloud platform received ATO under FedRAMP on March 31, 2021. Our Cloud Services are a FedRAMP (Moderate) Authorized SaaS solution for use across all U.S. government agencies. Our ATO was sponsored by the U.S. Department of Energy. FedRAMP is a government-wide program that promotes the adoption of secure cloud services by providing a standardized approach to security assessment, authorization, and continuous monitoring for cloud products and services. As a FedRAMP (Moderate) Authorized SaaS solution provider, We provide federal agencies the ability to use our cloud deployments and services models at low, moderate, and high risk impact levels. FedRAMP ATO validates the security and operational processes for many aspects of our application and SaaS service delivery including software development and lifecycle processes, vulnerability assessments and remediation, access controls and role separation, auditing, logging and reporting.

Our Services

We offer a range of professional services and support structures to complement our product line. Our goal is first to drive adoption. Through direct customer engagement, we also determine investments for new and existing product innovation. These are often used as low-risk ways to customize and enhance solutions for industry verticals to supply demands for document management, education, end-user engagement, and delegated administration, as examples.

Core Services

We leverage customer interactions and services as a means to enhance and innovate our products and technologies. We provide the following services:

•	Real-Time Support. Our global support staff supports our customers, 24x7x365. Our engineers are certified on Microsoft and AvePoint technology.

•	Training. Our Microsoft-certified technicians are available to help organizations extract even more value from our solutions, from the commencement of their relationship with us.

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Customer Success. Our global Customer Success organization aims to enable successful technology adoption and decrease time to value, and is compensated in part on the basis of customer renewals and in-account expansion.

•	Cloud Operations. Our team manages our globally distributed cloud platform to ensure optimal availability and reliability.

Consulting and Implementation

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Assessment and Design. We help our customers conduct thorough reviews and make recommendations on how to align information architecture, including information classification, as well as IT process to business needs.

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Migration. Our white glove migration services have enabled large enterprises to transition to the cloud. Our services have migrated customers with 50 terabytes of content in a single project, while satisfying strict regulatory and operational requirements.

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Implementation and Post-Deployment. From configuration to intranet design, and Document Management or Case Management Systems that stitch together our software platforms to deliver Industry-specific solutions, our technical expertise is backed by consulting experience shared among AvePoint teams.

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Security and Compliance Health Checks. Our technology enables a range of Cybersecurity Services opportunities. Most common are “Cloud Readiness Assessments” and “Compliance Health Checks.” These are used to help customers understand their as-is state and provide recommendations for approaches to cloud consolidation, migration, automating application and data governance, as well as tagging and classification strategies.

AvePoint Customers

As of March 31, 2021, our solutions have been deployed across approximately 19,000 customers and host more than seven million cloud users.

Our solutions reach horizontally across many industry verticals. However, we often see that most value is realized in organizations subject to intense legal, regulatory, or security requirements. Below is a sampling of customers across key industries, representing a variety of markets.

Representative Customers

Manufacturing	Public Sector	Health Services
Renesas transformed legacy LiveLink data into Microsoft 365 and streamlines SharePoint Online permissions and Group management with AvePoint within five months.

Airways New Zealand required robust records management and governance and is now a leader in PRA compliance for Office 365.

Oakridge National Laboratory executed a compliant migration of 2.7 terabytes worth of data from SharePoint 2010 to Office 365 comprising approximately 43,000 lists and 3.6 million objects ahead of the project schedule.

Centers for Medicare & Medicaid Services needed to secure PHI and PII, quickly migrate content, and automate operational controls. As a result, SharePoint usage has increased 50% and they are able to monitor PHI compliance in near real-time.

Sysmex needed to enable secure external collaboration, enable granular content recovery, and automate its governance. By automating routine yet time-intensive tasks they have, “dramatically reduced the burden on our IT department”.

Retail	Financial Services	Technology
Laser Clinics Australia needed an Office 365 backup tool that would be GDPR compliant and low maintenance. They have achieved both objectives with the multi-geo feature allowing them to choose where their backup data lives. This safety net has allowed them to boost their Microsoft Teams adoption.	AuditOne gained better control over Microsoft 365 data protection and generates Audit Reports 88% faster with AvePoint Online Services.	Ictivity required multi-tenant SaaS backup for their clients. Cambridge Consultants were able to achieve 94% Teams adoption while reducing technology sprawl and securing team collaboration.

Customers Across Diversified Industries

Sales, Marketing and Customer Success

Sales

We employ both a direct and indirect sales force as part of our global Go-To-Market strategy. Our sales force is organized by both customer size and vertical segmentation within designated geographies. Within geographies, our sales force is segmented into SMB, and enterprise sales teams based on customer size. Our SMB segment is defined as organizations with 500 user seats or less, and the SMB Sales Team primarily engages this customer segmentation indirectly through distribution channels and partner networks. This reinforces our strategy of low-touch, high volume, transactional business coverage of the SMB segment. The MM segment is covered by our inside sales team, which today is the highest performing team in the company with less than six-month sales cycles, predictable deal volumes, high sales quota achievement, and scalable new hire ramp up times. The MM sales team engages customers directly in majority of the cases, with some regional geographical teams such as Germany leveraging local partners to assist in reaching a wider audience with local-language support. The enterprise sales team is primarily an outside sales organization who engages customers directly, with sales representatives spread regionally to cover their respective customer geographies.

The MM and enterprise sales teams are supported by our Business Development Representatives (“BDR”) team, an outbound tele-sales team for lead generation and opportunity qualification. The BDR team is centrally consolidated into two call centers, one in each hemisphere, to ensure continuous coverage supporting our global sales teams and aims to respond to all inbound sales requests within 48 hours.

Marketing

Our global marketing organization consists of a centralized corporate team that focuses on brand building, thought leadership, capturing customer stories, communications, product marketing, marketing operations, and digital marketing. Regionally, field teams align local efforts with market needs, and execute on all direct and Channel activities. Our marketing activities often combine high-touch in-person activities with highly automated digital awareness, capture, conversion, and nurture via digital advertising, social media, email marketing, and online learning. COVID-19 has shifted the majority of all formerly in-person and high-touch activities online, including our annual ShiftHappens Conference – a global industry conference showcasing how customers navigate their digital transformation journey, and many deep-dive customer workshops. Our tactics also include community building and participation, and our company leaders frequently present as subject matter experts or hosts of market-leading events like Microsoft Inspire and Ignite.

Customer Success

Our CS team is a global customer service organization that sits at the intersection of Sales, Engineering, and Support organizations, directly responsible for client after sales care. Our CS team employs a proactive relationship-focused client management approach designed to ensure that our valued customers get the care they need to rapidly deploy, and receive value from, their technology investment in us. CS is responsible for securing our client base’s contracts renewal and maintain ARR through ensuring increased adoption and continuous utilization of our software. Our CS teams are imbedded deep into customer organizations and are therefore able to identify cross-sell or expand opportunities. This includes identifying at-risk clients, as well as proactively address support or other concerns before they become critical issues.

Our CS strategy is rolled out to align with Sales Team segmentation, which includes tiered level coverage across our enterprise, MM, and SMB customer segments.

Strategic Relationships

Our software is designed with and distributed through key strategic relationships below:

•

Microsoft. Microsoft is our most important strategic partner. We are a Microsoft Gold Certified Partner in Application Development, Cloud Platform, Cloud Productivity, and Collaboration and Content, and are a Microsoft Managed, Independent Software Vendor (“ISV”) partner. We believe that our participation in Microsoft’s Technology Adoption Programs, Vendor or Third-Party Councils, and invite-only MVP and RD programs, as well as our five Partner of the Year awards in the last six years, illustrate not only the level of commitment from both parties, but the depth of the current relationship that gives us a competitive advantage. Microsoft not only encourages partner development to meet customer requirements beyond the scope of its services, they help fund our development of apps and experiences critical to their customer success. We leverage and rely on Microsoft’s Azure infrastructure to host and make available our SaaS offerings.

•

OEM. Our solutions are currently being sold branded by other vendors across global marketplaces. We believe that the selection of our technology to provide cloud-to-cloud backup by a global backup provider speaks to the strength of our solutions.

•	Global Distribution Network. More than 100 global marketplaces carry our products, across distributors like Ingram Micro and Tech Data Corporation, to scale SMB market acquisition through MSPs.

Competition

Unlike traditional vendors focused on data management, we approach the full spectrum of adoption for the Microsoft cloud, from migration through protection of their information. While some vendors are interested in data governance, we believe in supporting user adoption as well giving us the advantage of protecting the full lifecycle of users in the cloud.

More generally, our competition can be categorized in one of three ways: (1) large, legacy backup or security vendor, (2) new startups focused on a few key workloads, or (3) home grown solutions from customer IT teams combined with native controls in Microsoft 365.

We have summarized below what we believe to be our advantages over these types of solutions:

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Legacy Vendors. Our depth and expertise on Microsoft 365, as well as SharePoint and even Salesforce backup, mean our solutions are better able to handle stringent requirements. Our SaaS backup solution has been commercially available since 2013 and has undergone rigorous security certifications. Some of our legacy competitors have only released their SaaS backup solutions for Microsoft 365 in 2020. Our historical focus on Microsoft has allowed us to be faster to market, which we believe is critical for organizations that cannot wait on vendor support before transitioning to their cloud investments. We know backup, security, and migration data management capabilities are more than a checkbox. We rely on the sophistication of our solution approach to win business against these competitors.

•

Start-Ups. Smaller competitors often lack the necessary support, flexibility, security, and reliability to support enterprise customers. The complexity required to support advanced IT use cases often consumes development resources, and over-taxed regionally-based support teams have difficulty providing 24x7 support.

•

Home-Grown / Native Solutions. We offer what we believe to be the most flexible, secure, and operationally efficient solutions in the market, in our segment. Home-grown or even heavily custom code-based solutions are increasingly costly to maintain. IT staff rotate through roles, move on to other organizations, or simply lose the capacity to be able to keep up-to-date with the ever increasing Microsoft 365, Salesforce, or G-Suite ecosystem. Providing automated product upgrades as often as every two months with no cost of servers or maintenance is often a simple value proposition to prospective customers that we believe our competitors are not able to provide.

We believe that we compete favorably with our competitors, which include Veeam Software, Varonis Systems and Spanning Backup, on the basis of our technology and the other advantages of our solutions described in this prospectus.

Research and Development

Our research and development team consists of our user experience, product strategy, engineering teams, and technical operations. These groups are responsible for the design, development, testing, and delivery of new technologies and features for our platform. They are also responsible for scaling our platform and maintaining our cloud infrastructure. We invest substantial resources in research and development to drive core technology innovation and bring new products to market. We are an early adopter and thought leader in agile development, DevOps culture, and site reliability engineering, empowering our engineers with full-service ownership of their code in production, leading to high-quality software. Our distributed research and development efforts enable us to attract talent across our multiple locations, primarily in the United States and supported by China and the Philippines.

Intellectual Property

We rely on a combination of trade secrets, copyrights, and trademarks to establish and protect our intellectual property rights. We also rely on contractual protections, such as license, assignment, and confidentiality agreements, and technical measures. We pursue the registration of domain names, trademarks, and service marks in the United States and in various jurisdictions outside the United States. We control access to and use of our proprietary technology and other confidential information through the use of internal and external controls, including contractual protections with employees, contractors, customers, and partners, and our software is protected by U.S. and international intellectual property laws. We require our employees, consultants, and other third parties to enter into confidentiality and proprietary rights agreements and control access to software, documentation, and other proprietary information. Our policy is to require employees and independent contractors to sign agreements assigning to us any inventions, trade secrets, works of authorship, developments, and other processes generated by them on our behalf and agreeing to protect our confidential information. In addition, we generally enter into confidentiality agreements with our vendors and customers.

Although we rely on intellectual property rights, including trade secrets, copyrights, and trademarks, as well as contractual protections to establish and protect our proprietary rights, we believe it is our team’s ability to execute – by developing new products, and our efficiency at new market acquisition, that will maintain our market leadership position.

Facilities

Our principal executive offices are located in Jersey City, New Jersey and consist of approximately 11,804 square feet under a lease that expires in November 2024. We maintain additional offices in multiple locations in the United States and internationally in Europe and the Asia-Pacific region. We believe that our current facilities are adequate to meet our ongoing needs and that suitable additional alternative spaces will be available in the future on commercially reasonable terms.

Employees and Human Capital Resources

As of March 31, 2021, we had 1,511 employees across our 30 global offices. None of our employees are represented by a labor union with respect their employment. We have not experienced any work stoppages and we consider our relations with our employees to be good.

We value agility, passion and teamwork, and are building an environment for lifelong learners to go to the next level, sharpen their skillsets and develop professionally and personally. Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and new employees, advisors and consultants. The principal purposes of our equity and cash incentive plans are to attract, retain and reward personnel through the granting of stock-based and cash-based compensation awards, in order to increase stockholder value and the success of the company by motivating such individuals to perform to the best of their abilities and achieve our objectives. We are committed to providing a competitive and comprehensive benefits package to our employees. Our benefits package provides a balance of protection along with the flexibility to meet the individual health and wellness needs of our employees.

Regulatory Considerations

The legal environment of internet-based businesses, both in the United States and internationally, is evolving rapidly and is often unclear. For example, we occasionally cannot be certain which laws will be deemed applicable to us given the global nature of its business. This ambiguity includes topics such as data privacy and security, pricing, advertising, taxation, content regulation, and intellectual property ownership and infringement. See the section titled “Risk Factors – Risks related to Our business and industry – Evolving global internet laws, regulations and standards, privacy regulations, cross-border data transfer restrictions, and data localization requirements, may limit the use and adoption of our services, expose us to liability, or otherwise harm our business.”

Data Protection and Privacy

Our platform and the customer data it uses, collects, and processes to run our business are an integral part of our business model. As a result, our compliance with laws dealing with the use, collection, and processing of personal data is core to our strategy. Regulators around the world have adopted or proposed requirements regarding the collection, use, transfer, security, storage, destruction, and other processing of personal data. These laws are increasing in number, enforcement, and fines and other penalties. All states have adopted laws requiring notice to consumers of a security breach involving their personal information. In the event of a security breach, these laws may subject us to incident response, notice and remediation costs. Failure to safeguard data adequately or to destroy data securely could subject us to regulatory investigations or enforcement actions under federal or state data security, unfair practices, or consumer protection laws. The scope and interpretation of these laws could change, may be contradictory and unclear, and the associated burdens and compliance costs could increase in the future. Two such governmental regulations that have significant implications for our platform are the GDPR and the CCPA.

The GDPR became effective in May 2018, implementing more stringent requirements in relation to the use of personal data relating to European Union individuals. Personal data includes any type of information that can identify a living individual, including name, identification number, email address, location, internet protocol addresses, and cookie identifiers. Among other requirements, the GDPR mandates notice of and a lawful basis for data processing activities, data protection impact assessments, a right to “erasure” of personal data, and data breach reporting.

In the United States, California adopted the CCPA, which became effective in January 2020. The CCPA establishes a privacy framework for covered businesses, including an expansive definition of personal information and data privacy rights for California residents. Among other requirements, the CCPA mandates new disclosure to consumers and allows consumers to opt out of sales of personal information. The CCPA includes a framework with potentially severe statutory damages and private rights of action.

We have a commitment from our board of directors down through our Executive Committee, Steering Committee, Chief Legal Officer, Chief Information Security Officer (the “CISO”) and Privacy, Security and Risk Team, to ensure that each executive and senior leader has a clear and consistent vision, role and responsibilities with regards to their risks, risk mitigation strategies, documented clearly in their enterprise information security policy. Our CISO reports directly to our CEO. We have implemented a cross functional security and privacy team through which we engage senior management on issues, align policies, procedures and technical controls to demonstrate our process and our commitment to our customers and users, and train each of our employees on all privacy and security expectations. The team is comprised of representatives from Privacy, Security and Risk, IT, Product, and Legal. Under the leadership of our CISO, we have implemented a methodology through which we are regularly (i) assessing existing risks to sensitive information; (ii) developing procedures and ways to manage and control such risks; (iii) monitoring outsourcing arrangements to third parties to ensure compliance with our procedures; (iv) evaluating and suggesting adjustments to our security program, as appropriate, in light of relevant changes in technology, threats to sensitive information, and other circumstances affecting us; and (v) briefing our managers at least annually (or as often as the managers may request) on the procedures involved with the security program, risk assessment, service provider arrangements, testing, security breaches and recommendations for changes.

The Legal Team is responsible for changes necessary to respond to new risks and changes in the law or regulations; (ii) working with the Information Security Team to coordinate changes in policy with changes in procedure to ensure compliance between both policy and procedure of information security; and (iii) conducting an annual risk assessment to assess the adherence of the procedures. The CISO and the Legal Team, or a qualified person designated by them, trains all Company personnel to explain our information security, privacy and data protection compliance efforts, policies and procedures. The Risk Assessment program is approved by management, communicated to appropriate constituents and the CISO is the designated owner responsible for reviewing and maintaining the program in conformance with a documented information security policy that has been approved by management, communicated to appropriate stakeholders and is managed also by the CISO. The CISO has also pointed an internal auditor, who performs a standards-based audit of the company against our security program, through an annual audit and risk assessment. The Internal Audit Report must be sent to the CISO and must include possible corrective actions that will be documented in a corrective action form and tracked by the project manager. Management regularly reviews the compliance of information processing within their area of responsibility with the appropriate security policies, standards, and any other security requirements.

Further, we have has been certified for ISO’s 27001:2013 framework. ISO is an independent, non-governmental international organization with a membership of 161 national standard bodies. ISO is credited for publishing more than 2,100 international standards covering almost every industry from technology to food safety. Our ISO certification covers the management, operation and maintenance of the people and information assets, information systems and the associated processes that enable corporate operations as well as the development and deployment of products and services provided to our customers and employees. Internal audits are conducted annually, and we are subject to annual third-party surveillance audits to maintain ongoing compliance.

The implementation of such compliance-driven programs is not new to us, and we remain fully committed to approaching this initiative diligently with the utmost focus on securing and maintaining customer trust. Our ISO certification represents a steadfast commitment to continually improving our information security and privacy programs. This certification illustrates the maturity and robustness of our on-premises software solutions and our SaaS-based platform.

Our CISO also serves as our Chief Privacy Officer and together with the Privacy, Security and Risk Team and the Legal Team holds responsibility for the privacy program. This group identifies privacy risks and associated mitigation plans formally documented and reviewed by management. We have implemented a formal privacy awareness training for employees, contractors, and third-party users to ensure confidentiality and privacy of personal or protected information and should allocate reasonable resources (in time and money) allocated to mitigating identified privacy risks and controls to ensure that the collection and usage of personal information is limited and in compliance with applicable law. We work hard to ensure our privacy and security programs meet the highest standards of data protection.

We are committed to developing, implementing, and maintaining appropriate administrative, technical, and physical safeguards within the products and services we provide and within our own systems, building on the foundation and discipline necessary to develop and support some of the leading privacy and security products in the world.

Anti-corruption and sanctions

We are subject to the FCPA. The FCPA prohibits corporations and individuals from engaging in improper activities to obtain or retain business or to influence a person working in an official capacity. It prohibits, among other things, providing, directly or indirectly, anything of value to any foreign government official, or any political party or official thereof, or candidate for political influence to improperly influence such person. Similar laws exist in other countries, such as the UK, that restrict improper payments to persons in the public or private sector. Many countries have laws prohibiting these types of payments within the respective country. Historically, technology companies have been the target of FCPA and other anti-corruption investigations and penalties.

In addition, we are subject to U.S. and foreign laws and regulations that restrict our activities in certain countries and with certain persons. These include the economic sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control and the export control laws administered by the U.S. Commerce Department’s Bureau of Industry.

Legal Proceedings

From time to time, we are involved in various legal proceedings arising in the normal course of business activities. We are not presently a party to any litigation the outcome of which, we believe, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, cash flows, or financial condition.

MANAGEMENT

Directors and Executive Officers

Our directors and executive officers and their ages as of July 1, 2021 are as follows:

Name	Age	Position
Executive Officers
Xunkai Gong	58	Executive Chairman
Tianyi Jiang	47	Chief Executive Officer and Director
Brian Brown	49	Chief Operating Officer and Director
Sophia Wu	45	Chief Financial Officer
Andy Yong	54	Chief Investment Officer
Non-Employee Directors
Stephen CuUnjieng(1)(2)(3)	62	Director
Jeff Teper(1)(2)(3)	57	Director
John Ho(1)	44	Director
Jeff Epstein(2)(3)	64	Director

(1)	Member the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.

Executive Officers

Xunkai Gong has served as our Chairman and Chief Executive Officer since Legacy AvePoint’s incorporation in 2001. Mr. Gong holds a master’s degree in computer engineering from University of Chinese Academy of Sciences, a master’s degree in computer science from Southern University and Agricultural and Mechanical College at Baton Rouge, and a bachelor’s degree in electrical and electronics engineering from Dalian University of Technology. We believe Mr. Gong is qualified to serve as a member of our board of directors due to technical experience and leadership of AvePoint for the last twenty years.

Tianyi Jiang has served as our Co-Chief Executive Officer since 2008 and as a director since 2005. Dr. Jiang holds doctorate and master’s degrees in Data Mining from New York University in addition to a bachelor’s degree and master’s degree in Electrical and Computer Engineering from Cornell University. We believe Dr. Jiang is qualified to serve as a member of our board of directors because of his executive leadership experience and extensive experience in the fields of cloud computing and SaaS.

Brian Brown has served as our Chief Operating Officer, General Counsel and a director since 2004. Mr. Brown holds a bachelor’s degree from the University of Michigan and a Juris Doctor from Michigan State University. We believe Mr. Brown is qualified to serve as a member of our board of directors because of his executive leadership experience, extensive legal background, familiarity with SaaS company operations and acumen with respect to international entity formation and operations.

Sophia Wu has served as our Chief Financial Officer since August 2020. Ms. Wu served as our SVP of Finance from April 2018 through August 2020. From December 2015 to March 2018, Ms. Wu traveled and pursued opportunities outside her finance career. Ms. Wu holds a master’s degree in Accounting from the State University of New York at Albany and a bachelor’s degree in international business administration from Shanghai University of Finance and Economics. She has been a Certified Public Accountant in the State of New York since 2004.

Andy Yong has served as our Chief Investment Officer since February 2020. Mr. Yong was the head of private wealth management for HL Bank Singapore from December 2017 to November 2019 and the head of private clients (Asia) for Hawksford Trust Pte Limited from April 2017 to November 2017. Mr. Yong was the senior advisor for Fairfield Advisory, Inc. from September 2015 to December 2017. Mr. Yong holds an MBA from Southern Illinois University, a bachelor‘s degree in Accountancy from the University of Idaho and a bachelor’s degree in Finance from Northern Illinois University.

Non-Employee Directors

Jeff Epstein, Apex’s Co-Chief Executive Officer, Chief Financial Officer and Secretary since inception, has since 2011 been an operating partner with Bessemer Venture Partners, a venture capital firm, where he primarily works with chief executive and financial officers to create substantial operational improvements. From 2008 to 2011, Mr. Epstein was executive vice president and chief financial officer of Oracle Corporation, a global technology company. Prior to joining Oracle, he served as chief financial officer of several public and private companies, including DoubleClick (sold to Google), King World Productions (sold to CBS) and Nielsen’s Media Measurement and Information Group. Earlier in his career, he was an investment banker at The First Boston Corporation. Today Mr. Epstein leads the CFO Advisory Board at Bessemer where more than 100 portfolio company CFOs meet in person and online to help each other improve their effectiveness. Mr. Epstein specializes in marketplaces and B2B software companies and co-teaches the Lean Launchpad class at Stanford University’s Graduate School of Engineering. Within the last five years he has served on the boards of directors of Kaiser Permanente, a non-profit healthcare company, Okta, Inc., an identity and access management company, Booking Holdings, an online provider of travel services, Twilio, a cloud communications platform, Shutterstock, a stock photography and stock footage provider, and several private companies. Mr. Epstein holds an MBA from the Stanford University Graduate School of Business, and a BA from Yale College. We believe Mr. Epstein is qualified to serve as a member of the board of directors because of his extensive industry and finance experience.

Stephen CuUnjieng has served as a member of our board of directors since February 2020. Mr. CuUnjieng served as Chairman of Evercore Asia Limited, an investment firm, from 2011 to 2020. Mr. CuUnjieng currently serves as an independent director of First Philippine Holdings Corporation, a position he has held since May 2018, and previously served as an independent director at Aboitiz Equity Ventures from 2010 to May 2018. From 2008 to 2017, Mr. CuUnjieng served as an Adviser to the Board of SM Investments Corporation. Mr. CuUnjieng earned an MBA from the University of Pennsylvania and a bachelor’s degree as well as a bachelor of laws degree from Ateneo de Manila University. We believe Mr. CuUnjieng is qualified to serve as a member of our board of directors because of his experience in finance and capital raising.

John Ho has served as a member of our Board since the consummation of the Business Combination. Since 2009, Mr. Ho has served as founder and chief industrialist investor of Janchor Partners. Mr. Ho has served as a non-executive director for Vocus Group Limited, a telecommunications company listed on the ASX, since January 2018. From April 2017 to December 2019, he served as chairman of the board of directors of Bellamy’s Organic, an organic infant milk formula and baby food company listed on the ASX. From July 2014 to July 2019, he served on the listing committee for the Hong Kong Exchanges and Clearing Limited, including as deputy chairman. Mr. Ho received a bachelor of science degree in mathematics and a bachelor of commerce degree in finance from The University of New South Wales in Sydney, Australia. We believe Mr. Ho is qualified to serve as a member of our board of directors because of his experience in finance and as a director of public companies.

Jeff Teper has served as a member of our board of directors since December 2014. Mr. Teper has worked at Microsoft Corporation since March 1992 and currently holds the title Corporate Vice President. Mr. Teper holds an MBA from Harvard Business School. He also holds a bachelor’s degree from New York University. We believe Mr. Teper is qualified to serve as a member of our board of directors because of his executive leadership experience and extensive experience in the Microsoft ecosystem and his familiarity with the industry.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Board Composition

Our business and affairs are organized under the direction of our board of directors which meets on a regular basis and additionally as required. In accordance with our amended and restated bylaws, the board of directors may establish the authorized number of directors from time to time by resolution. The board of directors consists of seven members. The board of directors is divided into three classes with staggered three-year terms. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election, subject to his or her office being vacated sooner pursuant to our amended and restated bylaws. and each member serves a one-year term expiring at our next annual meeting of stockholders, subject to his or her office being vacated sooner pursuant to our amended and restated bylaws.

Our initial directors will be divided among the three classes as follows:

•	the Class I directors will be Tianyi Jiang and Stephen CuUnjieng, and their terms will expire at the annual meeting of stockholders to be held in 2022;

•	the Class II directors will be Brian Brown, Jeff Epstein and John Ho and their terms will expire at the annual meeting of stockholders to be held in 2023; and

•	the Class III directors will be Xunkai Gong and Jeff Teper and their terms will expire at the annual meeting of stockholders to be held in 2024.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

The initial division of the board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Board Leadership Structure

The board of directors is chaired by Xunkai Gong, our Executive Chairman.

Director Independence

The board of directors has reviewed the independence of each director. Based on information provided by each director concerning her or his background, employment and affiliations, the board of directors determined that none of the directors, other than Xunkai Gong, Tianyi Jiang and Brian Brown, has any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of the directors, other than Messrs. Gong, Jiang and Brown, is “independent” as that term is defined under the Nasdaq listing standards. In making these determinations, the board of directors considered the current and prior relationships that each non-employee director has with AvePoint and all other facts and circumstances the board of directors deems relevant in determining their independence including the beneficial ownership of securities of AvePoint by each non-employee director and the transactions described in the section titled “Certain Relationships and Related Party Transactions.”

Role of the Board in Risk Oversight/Risk Committee

One of the key functions of the board of directors is the informed oversight of our risk management process. The board of directors does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through various standing committees of the board that address risks inherent in their respective areas of oversight. In particular, the board is responsible for monitoring and assessing strategic risk exposure and the audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. The compensation committee assesses and monitors whether our compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Board Committees

Upon the consummation of the Business Combination, the board of directors reconstituted our audit committee, compensation committee, and nominating and corporate governance committee and adopted a new charter for each of these committees, which comply with the applicable requirements of current SEC and Nasdaq rules. We intend to comply with future requirements to the extent applicable. Copies of the charters for each committee are available on the investor relations portion of our website at www.AvePoint.com.

Audit Committee

The audit committee consists of John Ho, Stephen CuUnjieng and Jeff Teper, each of whom the board of directors has determined satisfies the independence requirements under Nasdaq listing standards and Rule 10A- 3(b)(1) of the Exchange Act. The chair of the audit committee is John Ho. Mr. Ho is an “audit committee financial expert” within the meaning of SEC regulations. Each member of the audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, the board of directors has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector.

The primary purpose of the audit committee is to discharge the responsibilities of the board of directors with respect to our corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee the independent registered public accounting firm. Specific responsibilities of the audit committee include:

•	helping the board of directors oversee corporate accounting and financial reporting processes;

•	managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit the financial statements;

•

discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, the interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing related person transactions;

•

obtaining and reviewing a report by an independent registered public accounting firm at least annually that describes internal quality control procedures, any material issues with such procedures and any steps taken to deal with such issues when required by applicable law; and

•	approving or, as permitted, pre-approving, audit and permissible non-audit services to be performed by an independent registered public accounting firm.

Compensation Committee

The compensation committee consists of Jeff Epstein, Stephen CuUnjieng and Jeff Teper. The chair of the compensation committee is Jeff Epstein. The board of directors has determined that each member of the compensation committee is independent under the Nasdaq listing standards and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

The primary purpose of the compensation committee is to discharge the responsibilities of the board of directors in overseeing the compensation policies, plans and programs and to review and determine the compensation to be paid to executive officers, directors and other senior management, as appropriate. Specific responsibilities of the compensation committee include:

•	reviewing and approving the compensation of the chief executive officer, other executive officers and senior management;

•	administering the equity incentive plans and other benefit programs;

•

reviewing, adopting, amending and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for the executive officers and other senior management; and

•	reviewing and establishing general policies relating to compensation and benefits of our employees.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee consists of Stephen CuUnjieng, Jeff Epstein and John Ho. The chair of the nominating and corporate governance committee is Stephen CuUnjieng.    The board of directors have determined that each member of the nominating and corporate governance committee is independent under the Nasdaq listing standards. Specific responsibilities of the nominating and corporate governance committee include:

•	identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on the board of directors;

•	considering and making recommendations to the board of directors regarding the composition and chairmanship of the committees of the board of directors;

•	developing and making recommendations to the board of directors regarding corporate governance guidelines and matters, including in relation to corporate social responsibility; and

•	overseeing periodic evaluations of the performance of the board of directors, including our individual directors and committees.

Compensation Committee Interlocks

None of the members of the compensation committee have ever been an executive officer or employee of AvePoint, except for Mr. Epstein. None of our executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that serve as a member of the board of directors or compensation committee.

Non-Employee Director Compensation

During 2020, we did not pay cash compensation to our non-employee directors; however, certain directors received grants of stock options in connection with their service as a director. We reimburse our directors for reasonable travel expenses incurred in connection with their service on our board of directors.

2020 Director Compensation Table

The following table sets forth information regarding the compensation earned for service on our board of directors during the year ended December 31, 2020 by non-employee directors. Dr. Jiang and Messrs. Gong and Brown also serve as directors but did not receive any additional compensation for their service as directors. Their compensation as executive officers is set forth below “Summary Compensation Table.”

Name	Option Awards (1)(2)	Stock Awards (2)	Total
Stephen CuUnjieng	$385,636	—	—
Jeffrey Teper	$385,636	—	—
Michael McGinn(3)	—	—	—

(1)

The amounts reported represent the aggregate grant date fair value of service-based option grants and performance-based option grants awarded to the director during 2020, calculated in accordance with FASB ASC Topic 718. Such grant date fair values do not take into account any estimated forfeitures related to service-vesting conditions. This calculation assumes that the director will perform the requisite service for the award to vest in full as required by SEC rules. The grant date fair values of the service-based option grants during 2020 were $314,390 for each of Mr. CuUnjieng and Mr. Teper, and the grant date fair values of the performance-based option grants during 2020 were $71,246 for each of Mr. CuUnjieng and Mr. Teper. For the performance-based stock options, the grant date fair values are based on the probable outcome of the performance conditions in accordance with FASB ASC Topic 718. Assuming the highest level of achievement, the grant date values for the performance-based options would be $104,774 for Mr. CuUnjieng and Mr. Teper. The assumptions used in calculating the grant date fair values of the equity awards reported in this column are set forth in Note 12 of our audited Consolidated Financial Statements for the year ended December 31, 2020 appearing at the end of this prospectus. The amounts reported in this column reflect the accounting cost for these equity awards and do not correspond to the actual economic value that may be realized by the directors upon the vesting of the stock options, the exercise of the stock options or the sale of the common stock underlying such stock options.

(2)	The table below shows the aggregate number of shares subject to option awards outstanding for each of our non-employee directors as of December 31, 2020.
(3)	Mr. McGinn ceased serving as a director of AvePoint as of April 2021.

Name	Number of Shares Subject to Outstanding Options
Stephen CuUnjieng	30,405
Jeffrey Teper	60,818
Michael McGinn(1)	—

(1)	Mr. McGinn ceased serving as a director of AvePoint as of April 2021.

Limitation on Liability and Indemnification of Directors and Officers

Our certificate of incorporation limits a directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and our amended and restated bylaws provide that we will, in certain situations, indemnify our directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, we have entered into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at our request.

We also maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the certificate of incorporation and amended and restated bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, or the Code of Conduct, applicable to all of our employees, executive officers and directors. The Code of Conduct is available at the investors section of our website at www.AvePoint.com. Information contained on or accessible through this website is not a part of this prospectus, and the inclusion of such website address in this prospectus is an inactive textual reference only. Any amendments to the Code of Conduct, or any waivers of its requirements, are will be disclosed on our website to the extent required by applicable rules and exchange requirements.

EXECUTIVE COMPENSATION

As used in this section, “AvePoint,” “we,” “us” or “our” refers to AvePoint Operations, Inc. (formerly AvePoint, Inc.) prior to the closing of the Business Combination and AvePoint, Inc. after the closing of the Business Combination.

For the year ended December 31, 2020, our named executive officers were:

•	Tianyi Jiang, our Chief Executive Officer;

•	Xunkai Gong, our Executive Chairman; and

•	Brian Brown, our Chief Operating Officer and General Counsel.

Dr. Jiang and Mr. Gong served as our co-Chief Executive Officers until August 2020, when Mr. Gong was appointed Executive Chairman. During 2020, Dr. Jiang served as our principal executive officer.

Summary Compensation Table

The following table provides information regarding total compensation awarded to, earned by, and paid to our named executive officers for services rendered to us in all capacities for 2020.

Name and Principal Position	Year	Salary	Bonus(1)	Option Awards(2)	Total
Tianyi Jiang Chief Executive Officer	2020	$360,000	$998,900	$4,741,337	$6,100,237

Xunkai Gong Executive Chairman	2020	330,000	1,177,500	3,362,737	4,870,237

Brian Brown Chief Operating Officer and General Counsel	2020	240,000	927,900	1,599,479	2,767,379

(1)

The bonuses reported in this column for 2020 consist of special transaction bonuses paid in December 2020 to the named executive officers following our execution of the Business Combination Agreement. In addition to the special transaction bonuses, each officer is eligible to receive an annual discretionary bonus for his performance in 2020. The discretionary bonuses are expected to be similar to amounts paid in prior years to each named executive officer. For 2019, the annual discretionary performance bonuses were $215,000 for Dr. Jiang, $230,000 for Mr. Gong and $150,000 for Mr. Brown.

(2)

The amounts reported in this column represent the aggregate grant date fair value of service-based option grants and performance-based option grants awarded to the named executive officer during 2020, calculated in accordance with FASB ASC Topic 718. Such grant date fair values do not take into account any estimated forfeitures related to service-vesting conditions. This calculation assumes that the named executive officer will perform the requisite service for the award to vest in full as required by SEC rules. The grant date fair values of the service-based option grants during 2020 were $4,119,974 for Dr. Jiang, $2,741,374 for Mr. Gong and $1,367,613 for Mr. Brown, and the grant date fair values of the performance-based option grants during 2020 were $621,363 for each of Dr. Jiang and Mr. Gong and $231,866 for Mr. Brown. For the performance-based stock options, the grant date fair values are based on the probable outcome of the performance conditions in accordance with FASB ASC Topic 718 as of the date of grant. Assuming the highest level of performance conditions, the grant date fair values for the performance-based options would have been $913,764 for each of Dr. Jiang and Mr. Gong and $340,969 for Mr. Brown. The assumptions used in calculating the grant date fair values of the equity awards reported in this column are set forth in Note 12 of our audited Consolidated Financial Statements for the year ended December 31, 2020 appearing elsewhere in this prospectus. The amounts reported in this column reflect the accounting cost for these equity awards and do not correspond to the actual economic value that may be realized by our named executive officers upon the vesting of the stock options, the exercise of the stock options or the sale of the common stock underlying such stock options.

Outstanding Equity Awards as of December 31, 2020

The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2020.

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price	Option Expiration Date
Tianyi Jiang	7/1/2016	868,129	—		—		$1.34	7/1/2026
	1/10/2019	227,883	292,993	(1)	—		1.59	1/10/2029
	8/12/2020	—	1,910,422	(1)	—		3.91	8/12/2030
	8/12/2020	—	—		391,283	(2)	3.91	8/12/2030
	8/12/2020	—	868,129	(1)(3)	—		3.91	8/12/2030
	9/3/2018	—	1,866,477	(4)	—		0.03	9/3/2028
Xunkai Gong	7/1/2016	948,344	—		—		1.34	7/1/2026
	1/10/2019	227,883	292,993	(1)	—		1.59	1/10/2029
	8/12/2020	—	1,910,422	(1)	—		3.91	8/12/2030
	8/12/2020	—	—		391,283	(2)	3.91	8/12/2030
Brian Brown	6/1/2011	170,240	—		—		0.43	6/1/2021
	7/1/2016	434,064	—		—		1.34	7/1/2026
	1/10/2019	170,908	219,749	(1)	—		1.59	1/10/2029
	8/12/2020	—	82,117	(1)	—		3.91	8/12/2030
	8/12/2020	—	—		146,010	(2)	3.91	8/12/2030
	8/12/2020	—	217,032	(3)	—		3.91	8/12/2030
	1/1/2016	—	1,736,258	(4)	—		0.03	1/1/2026

(1)	This option vests as to 25% of the shares underlying the option on the first anniversary of the date of grant, with the remainder vesting in 12 equal quarterly installments thereafter.
(2)

This performance-based option vests upon the achievement of specified performance objectives relating to our financial metrics for the year ending December 31, 2021 as compared to the year ended December 31, 2020.

(3)

Represents a one-time option grant in 2020 that replaced earlier option grants that were due to expire before the end of 2020. As a result, the number of stock options granted is higher than it would have been in the absence of this additional one-time option grant.

(4)

This option was fully vested but was not exercisable as of December 31, 2020 in order for the option to comply with Section 409A of the Internal Revenue Code. Upon the Closing, this option was terminated and the holder is now entitled to receive a number of shares of our common stock based upon the intrinsic value of the option as of the termination date. The shares of our common stock issuable upon termination of the option will be paid to the holder on the earlier of July 1, 2022 or specified events including change of control of AvePoint, separation of service and the recipient’s disability or death.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the JOBS Act. As an emerging growth company, we are exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our President and Chief Executive Officer to the median of the annual total compensation of all of our employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Act.

Pension Benefits

Our named executive officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by us during 2020.

Nonqualified Deferred Compensation

Our named executive officers did not participate in, or earn any benefits under, a nonqualified deferred compensation plan sponsored by us during 2020.

Employment Agreements

In January 2021, each of our named executive officers entered into employment agreements with us.

Below are descriptions of the employment agreements between us and the named executive officers including Tianyi Jiang, who serves as our Chief Executive Officer, Brian Brown, who serves as our Chief Operating Officer and General Counsel, and Xunkai Gong, who serves as our Executive Chairman. For a discussion of the severance pay and other benefits to be provided in connection with a termination of employment under the arrangements with our named executive officers, please see “—Potential Payments Upon Termination or Change in Control” below.

Term. The employment agreements with each of the named executive officers provide for at-will employment for an initial term of three years. Following the initial term, the employment agreements will automatically renew for successive one-year terms unless either party provides the other with at least 60 days’ notice of intent not to renew before the expiration of the applicable term.

Base Salary. The employment agreements provide for the initial annual base salaries set forth below:

Named Executive Officer	Initial Annual Base Salary
Tianyi Jiang	$450,000

Xunkai Gong	$400,000

Brian Brown	$350,000

Annual Bonus. Each named executive officer is eligible to receive an uncapped discretionary annual cash bonus with a target amount equal to 100% of his then current annual base salary, payable dependent on the achievement of individual and corporate performance goals as established by our board of directors, and such named executive officer’s continued performance of services through December 31 of the applicable bonus year.

Equity Awards. The named executive officers are also eligible to receive awards of stock options or other equity awards pursuant to any plans or arrangements maintained by us. Such equity awards are subject to accelerated vesting upon certain circumstances as discussed in “—Potential Payments Upon Termination or Change in Control” below.

Benefits. Each of the named executive officers are eligible to participate in our standard employee benefit plans and programs.

Potential Payments Upon Termination or Change in Control

Pursuant to the terms of the employment agreements, if a named executive officer’s employment is terminated or his employment agreement is not renewed by us without “Cause” or such named executive officer resigns employment for “Good Reason” (each, as defined in the applicable employment agreement), and subject to delivery of a separation agreement including a general release of claims in favor of us, each named executive officer will be entitled to (i) an amount equal to his then current base salary and annual bonus (based on the average of his annual bonus earned in the two years prior to his termination) payable on each of our regularly scheduled payroll dates for eighteen (18) months (or, in the case of Mr. Gong twenty four (24) months) after his termination or resignation date, (ii) the cost of COBRA continuation coverage for all health plans and programs that such named executive officer participated in immediately prior to his termination until the earliest of (A) eighteen (18) months (or, in the case of Mr. Gong, twenty four (24) months) following his termination or resignation date, (B) the date when he becomes eligible for substantially equivalent health insurance coverage in connection with new employment, or (C) the date he ceases to be eligible for COBRA continuation coverage for any reason, and (iii) immediate vesting of all unvested equity awards (excluding any equity award subject to the achievement of any performance-based or other vesting criteria other than time- or service-based vesting) that otherwise would have vested during the eighteen (18) month period following such named executive officer’s termination or resignation.

In the event that a named executive officer’s employment is terminated due to his death or “Disability”, by us for “Cause”, by such named executive officer other than for “Good Reason”, or due to the “Discontinuance of Business” (each as defined in the applicable employment agreement), the named executive officer or his estate will not be entitled to any severance benefits or any other compensation or benefits other than (i) the payment of any accrued but unpaid salary, (ii) any unreimbursed business expenses, and (iii) any benefits owed under a qualified retirement, health, or welfare benefit plan in which such named executive officer was a participant in accordance with applicable law and the provisions of such plan.

In addition to the foregoing, each named executive officer is entitled to full vesting of their outstanding equity awards if they (i) remain in “Continuous Service” to us through the closing of a “Change in Control” (each as defined in the then current equity incentive plan), or (ii) are terminated without “Cause” or resign for “Good Reason” during the three-month period immediately prior to the closing of a change in control. In order to receive any such acceleration, the applicable named executive officer must execute a general release of claims in favor of us, and allow such release to become effective.

Executive Compensation

Following the Closing, our board of directors and compensation committee will oversee the compensation policies, plans and programs and review and determine compensation to be paid to our executive officers, directors and other senior management, as appropriate. The compensation policies followed by us will be intended to provide for compensation that is sufficient to attract, motivate and retain executives and other individuals and to establish an appropriate relationship between executive compensation and the creation of stockholder value.

Equity-Based Compensation

Equity-based compensation has been and will continue to be an important foundation in executive compensation packages, as we believe it is important to maintain a strong link between executive incentives and the creation of stockholder value. We believe that performance and equity-based compensation can be an important component of the total executive compensation package for maximizing stockholder value while, at the same time, attracting, motivating and retaining high-quality executives.

We have historically awarded option grants to our named executive officers on a bi-annual basis. We awarded option grants to our named executive officers during 2020 because we did not award any option grants to our named executive officers during 2019.

Formal guidelines for the allocations of equity-based compensation to the named executive officers by us have not yet been determined, but it is expected that the 2021 Plan will be an important element of our compensation arrangements for both executive officers and directors, and that the executive officers will also be eligible to participate in the ESPP.

2021 Plan

In May 2021 our board of directors adopted the 2021 Plan and our stockholders approved the 2021 Plan in June 2021. The 2021 Plan became effective immediately upon the Closing.

Eligibility

Any individual who is an employee of AvePoint or any of its affiliates, or any person who provides services us or any of our affiliates, including members of our board of directors, is eligible to receive awards under the 2021 Plan at the discretion of the plan administrator.

Awards

The 2021 Plan provides for the grant of incentive stock options (“INSOs”) within the meaning of Section 422 of the Code to employees, including employees of any parent or subsidiary, and for the grant of nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of awards to employees, directors and consultants, including employees and consultants of our affiliates.

Authorized Shares

Initially, the maximum number of shares of our common stock that may be issued under the 2021 Plan after it becomes effective will not exceed 30,273,164 shares our common stock. In addition, the number of shares of our common stock reserved for issuance under the 2021 Plan will automatically increase on January 1 of each year, beginning on January 1, 2022 and continuing through and including January 1, 2031, in an amount equal to (1) 5.0% of the total number of shares of our common stock outstanding on December 31 of the preceding year, or (2) a lesser number of shares of our common stock determined by the our board of directors prior to the date of the increase. The maximum number of shares of our common stock that may be issued upon the exercise of INSOs under the 2021 Plan is 30,273,164 shares.

Shares subject to stock awards granted under the 2021 Plan that expire or terminate without being exercised or otherwise issued in full or that are paid out in cash rather than in shares do not reduce the number of shares available for issuance under the 2021 Plan. Shares withheld under a stock award to satisfy the exercise, strike or purchase price of a stock award or to satisfy a tax withholding obligation do not reduce the number of shares available for issuance under the 2021 Plan. If any shares of our common stock issued pursuant to a stock award are forfeited back to or repurchased or reacquired by us (1) because of the failure to vest, (2) to satisfy the exercise, strike or purchase price or (3) to satisfy a tax withholding obligation in connection with an award, the shares that are forfeited, repurchased or reacquired will revert to and again become available for issuance under the 2021 Plan.

Non-Employee Director Compensation Limit

The aggregate value of all compensation granted or paid to any non-employee director with respect to any calendar year, including awards granted and cash fees paid to such non-employee director, will not exceed (1)

$750,000 in total value or (2) if such non-employee director is first appointed or elected to the our board of directors during such calendar year, $1,000,000 in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes and excluding distributions from a deferred compensation program.

Plan Administration

Our board of directors, or a duly authorized committee thereof, will administer the 2021 Plan and is referred to as the “plan administrator” herein. Our board of directors may also delegate to one or more of our officers the authority to (1) designate employees (other than officers) to receive specified stock awards and (2) determine the number of shares subject to such stock awards. Under the 2021 Plan, our board of directors has the authority to determine award recipients, grant dates, the numbers and types of stock awards to be granted, the applicable fair market value, and the provisions of each stock award, including the period of exercisability and the vesting schedule applicable to a stock award.

Under the 2021 Plan, our board of directors also generally has the authority to effect, without the approval of stockholders but with the consent of any materially adversely affected participant, (1) the reduction of the exercise, purchase, or strike price of any outstanding option or stock appreciation right; (2) the cancellation of any outstanding option or stock appreciation right and the grant in substitution therefore of other awards, cash, or other consideration; or (3) any other action that is treated as a repricing under generally accepted accounting principles.

Stock Options

INSOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2021 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of a share of our common stock on the date of grant. Options granted under the 2021 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator.

The plan administrator determines the term of stock options granted under the 2021 Plan, up to a maximum of 10 years. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with us or any of our affiliates ceases for any reason other than disability, death, or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. This period may be extended in the event that exercise of the option is prohibited by applicable securities laws. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with us or any of our affiliates ceases due to death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 18 months following the date of death. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with us or any of our affiliates ceases due to disability, the optionholder may generally exercise any vested options for a period of 12 months following the cessation of service. In the event of a termination for cause, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of our common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of our common stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO or (5) other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, options and stock appreciation rights generally are not transferable except by will or the laws of descent and distribution. Subject to approval of the plan administrator or a duly authorized officer, an option may be transferred pursuant to a domestic relations order.

Tax Limitations on INSOs

The aggregate fair market value, determined at the time of grant, of our common stock with respect to INSOs that are exercisable for the first time by an award holder during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No INSO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of total combined voting power of AvePoint or that of any of our parent or subsidiary corporations unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the INSO does not exceed five years from the date of grant.

Restricted Stock Unit Awards

Restricted stock unit awards are granted under restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of shares of our common stock, a combination of cash and shares of our common stock as determined by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement or by the plan administrator, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Restricted Stock Awards

Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, services to us, or any other form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with us ends for any reason, we may receive any or all of the shares of our common stock held by the participant that have not vested as of the date the participant terminates service with us through a forfeiture condition or a repurchase right.

Stock Appreciation Rights

Stock appreciation rights are granted under stock appreciation right agreements adopted by the plan administrator. The plan administrator determines the strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of a share of our common stock on the date of grant. A stock appreciation right granted under the 2021 Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator. Stock appreciation rights may be settled in cash or shares of our common stock or in any other form of payment, as determined by the plan administrator and specified in the stock appreciation right agreement.

The plan administrator determines the term of stock appreciation rights granted under the 2021 Plan, up to a maximum of 10 years. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with us or any of our affiliates ceases for any reason other than cause, disability, or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. This period may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with us or any of our affiliates ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Performance Awards

The 2021 Plan permits the grant of performance awards that may be settled in stock, cash or other property. Performance awards may be structured so that the stock or cash will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, our common stock.

The performance goals may be based on any measure of performance selected by the plan administrator. The performance goals may be based on company-wide performance or performance of one or more business units, divisions, affiliates or segments and may be either absolute or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the plan administrator when the performance award is granted, the plan administrator will appropriately make adjustments in the method of calculating the attainment of performance goals as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any portion of our business which is divested achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of our common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to holders of our common stock other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under our bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, our board of directors may establish or provide for other adjustment items in the award agreement at the time the award is granted or in such other document setting forth the performance goals at the time the performance goals are established.

Other Stock Awards

The plan administrator may grant other awards based in whole or in part by reference to our common stock. The plan administrator will set the number of shares under the stock award (or cash equivalent) and all other terms and conditions of such awards.

Changes to Capital Structure

In the event there is a specified type of change in our capital structure, such as a stock split, reverse stock split or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2021 Plan, (2) the class of shares used to determine the number of shares by which the share reserve may increase automatically each year, (3) the class and maximum number of shares that may be issued on the exercise of INSOs and (4) the class and number of shares and exercise price, strike price or purchase price, if applicable, of all outstanding stock awards.

Corporate Transactions

The following applies to stock awards under the 2021 Plan in the event of a corporate transaction (as defined in the 2021 Plan), unless otherwise provided in a participant’s stock award agreement or other written agreement with us or one of our affiliates or unless otherwise expressly provided by the plan administrator at the time of grant.

In the event of a corporate transaction, any stock awards outstanding under the 2021 Plan may be assumed, continued or substituted for by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by us with respect to the stock award may be assigned to our successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such stock awards, then (i) with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full (or, in the case of performance awards with multiple vesting levels depending on the level of performance, vesting will accelerate at 100% of the target level) to a date prior to the effective time of the corporate transaction (contingent upon the effectiveness of the corporate transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by us with respect to such stock awards will lapse (contingent upon the effectiveness of the corporate transaction), and (ii) any such stock awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, except that any reacquisition or repurchase rights held by us with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the corporate transaction.

In the event a stock award will terminate if not exercised prior to the effective time of a corporate transaction, the plan administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value to the excess (if any) of (i) the per share amount payable to holders of our common stock in connection with the corporate transaction, over (ii) any per share exercise price payable by such holder, if applicable.

Plan Amendment or Termination

Our board of directors has the authority to amend, suspend, or terminate the 2021 Plan at any time, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require approval of the our stockholders. No INSOs may be granted after the tenth anniversary of the date Apex’s board of directors adopts the 2021 Plan. No stock awards may be granted under the 2021 Plan while it is suspended or after it is terminated.

U.S. Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences to participants and us with respect to participation in the 2021 Plan, which became effective as of Closing. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on such participant’s particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired under the 2021 Plan. The 2021 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income

Security Act of 1974, as amended. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income as well as the requirement of reasonableness and the satisfaction of our tax reporting obligations.

Nonstatutory Stock Options

Generally, there is no taxation upon the grant of a NSO. Upon exercise, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the stock option over the exercise price. If the participant is employed by us or one of our affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant.

Incentive Stock Options

The 2021 Plan provides for the grant of stock options that are intended to qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, a participant generally is not subject to ordinary income tax upon the grant or exercise of an INSO. If the participant holds a share received upon exercise of an INSO for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the participant’s tax basis in that share will be long-term capital gain or loss. If, however, a participant disposes of a share acquired upon exercise of an INSO before the end of the required holding period, which is referred to as a disqualifying disposition, the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date of exercise of the stock option over the exercise price.

However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the participant will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year. For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired upon exercise of an INSO exceeds the exercise price of the stock option generally will be an adjustment included in the participant’s alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired upon exercise of an INSO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised. We are not allowed a tax deduction with respect to the grant or exercise of an INSO or the disposition of a share acquired upon exercise of an INSO after the required holding period. If there is a disqualifying disposition of a share, however, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant, subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and provided that either the employee includes that amount in income or we timely sastify its reporting requirements with respect to that amount.

Restricted Stock Awards

Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is subject to restrictions constituting a substantial risk of forfeiture when it is received (for example, if the employee is required to work for a period of time in order to have the right to transfer or sell the stock), the recipient generally will not recognize income until the restrictions constituting a substantial risk of forfeiture lapse, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days following the date of grant, to recognize ordinary income, as of the date of grant, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock award will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the restrictions constituting a substantial risk of forfeiture lapse. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock award.

Restricted Stock Unit Awards

Generally, the recipient of a restricted stock unit award will generally recognize ordinary income at the time the stock is delivered equal to the excess, if any, of (i) the fair market value of the stock received over any amount paid by the recipient in exchange for the stock or (ii) the amount of cash paid to the participant. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock unit award will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock unit award.

Stock Appreciation Rights

Generally, the recipient of a stock appreciation right will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

Tax Consequences to AvePoint

Compensation of Covered Employees

Our ability to obtain a deduction for amounts paid under the 2021 Plan could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits our ability to deduct compensation, for U.S. federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m) of the Code) in excess of $1 million.

Golden Parachute Payments

Our ability (or the ability of one of our subsidiaries) to obtain a deduction for future payments under the 2021 Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain “excess parachute payments” made in connection with a change in control of an employer-corporation.

New Plan Benefits

The awards, if any, that will be made to eligible persons under the 2021 Plan are subject to the discretion of our compensation committee. Therefore, we cannot currently determine the benefits or number of shares subject to awards that may be granted in the future and a new plan benefits table is thus not provided.

ESPP

In May 2021 our board of directors adopted the ESPP and our stockholders approved the ESPP in June 2021. The ESPP Plan became effective immediately upon the Closing.

Purpose

The purpose of the ESPP is to provide a means by which our eligible employees and certain designated companies may be given an opportunity to purchase shares of our common stock, to assist us in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for our success.

The Plan includes two components: a 423 Component and a Non-423 Component. We intend that the 423 Component will qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code. Except as otherwise provided in the ESPP or determined by our board of directors, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

Share Reserve

The maximum number of shares of our common stock that may be issued under the ESPP is 3,027,316 shares. Additionally, the number of 3,027,316 shares of our common stock reserved for issuance under the ESPP will automatically increase on January 1 of each year, beginning on January 1, 2022 and continuing through and including January 1, 2031, by the lesser of (1) 1% of the total number of shares of our common stock outstanding on December 31 of the preceding calendar year, (2) 2,018,210 shares of our common stock, or (3) such lesser number of shares of our common stock as determined by our board of directors. Shares subject to purchase rights granted under the ESPP that terminate without having been exercised in full will not reduce the number of shares available for issuance under the ESPP.

Administration

Our board of directors, or a duly authorized committee thereof, will administer the ESPP.

Limitations

Our employees and the employees of any of its designated affiliates, will be eligible to participate in the ESPP, provided they may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by the administrator: (1) customary employment with us or one of our affiliates for more than 20 hours per week and for five or more months per calendar year or (2) continuous employment with us or one of our affiliates for a minimum period of time, not to exceed two years, prior to the first date of an offering. In addition, our board of directors may also exclude from participation in the ESPP or any offering, employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) or a subset of such highly compensated employees. An employee may not be granted rights to purchase stock under the ESPP (a) if such employee immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of our stock or (b) to the extent that such rights would accrue at a rate that exceeds $25,000 worth of our stock for each calendar year that the rights remain outstanding.

The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Code. The administrator may specify offerings with a duration of not more than 27 months, and may specify one or more shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our common stock will be purchased for the employees who are participating in the offering. The administrator, in its discretion, will determine the terms of offerings under the ESPP. The administrator has the discretion to structure an offering so that if the fair market value of a share of our common stock on any purchase date during the offering period is less than or equal to the fair market value of a share of our common stock on the first day of the offering period, then that offering will terminate immediately, and the participants in such terminated offering will be automatically enrolled in a new offering that begins immediately after such purchase date.

A participant may not transfer purchase rights under the ESPP other than by will, the laws of descent and distribution, or as otherwise provided under the ESPP.

Payroll Deductions

The ESPP permits participants to purchase shares of our common stock through payroll deductions of up to 15% of their earnings. Unless otherwise determined by the administrator, the purchase price per share will be 85% of the lower of the fair market value of a share of our common stock on the first day of an offering or on the date of purchase. Participants may end their participation at any time during an offering and will be paid their accrued contributions that have not yet been used to purchase shares, without interest. Participation ends automatically upon termination of employment with us and our related affiliates.

Withdrawal

Participants may withdraw from an offering by delivering a withdrawal form to us and terminating their contributions. Such withdrawal may be elected at any time prior to the end of an offering, except as otherwise provided by the administrator. Upon such withdrawal, we will distribute to the employee such employee’s accumulated but unused contributions without interest, and such employee’s right to participate in that offering will terminate. However, an employee’s withdrawal from an offering does not affect such employee’s eligibility to participate in any other offerings under the ESPP.

Termination of Employment

A participant’s rights under any offering under the ESPP will terminate immediately if the participant either (i) is no longer employed by us or any of our parent or subsidiary companies (subject to any post-employment participation period required by law) or (ii) is otherwise no longer eligible to participate. In such event, we will distribute to the participant such participant’s accumulated but unused contributions, without interest.

Corporate Transactions

In the event of certain specified significant corporate transactions, such as a merger or change in control, a successor corporation may assume, continue, or substitute each outstanding purchase right. If the successor corporation does not assume, continue, or substitute for the outstanding purchase rights, the offering in progress will be shortened and a new purchase date will be set. The participants’ purchase rights will be exercised on the new purchase date and such purchase rights will terminate immediately thereafter.

Amendment and Termination

Our board of directors has the authority to amend, suspend, or terminate the ESPP, at any time and for any reason, provided certain types of amendments will require the approval of our stockholders. Any benefits privileges, entitlements and obligations under any outstanding purchase rights granted before an amendment, suspension or termination of the ESPP will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such purchase rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. The ESPP will remain in effect until terminated by the our board of directors in accordance with the terms of the ESPP.

U.S. Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences to participants and us with respect to participation in the ESPP. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on such participant’s particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of a purchase right or the sale or other disposition of our commons tock acquired under the ESPP. The ESPP is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

423 Component of the ESPP

Rights granted under the 423 Component of the ESPP are intended to qualify for favorable U.S. federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under the provisions of Section 423 of the Code.

A participant will be taxed on amounts withheld for the purchase of shares of our common stock as if such amounts were actually received. Otherwise, no income will be taxable to a participant as a result of the granting or exercise of a purchase right until a sale or other disposition of the acquired shares. The taxation upon such sale or other disposition will depend upon the holding period of the acquired shares.

If the shares are sold or otherwise disposed of more than two years after the beginning of the offering period and more than one year after the shares are transferred to the participant, then the lesser of the following will be treated as ordinary income: (i) the excess of the fair market value of the shares at the time of such sale or other disposition over the purchase price; or (ii) the excess of the fair market value of the shares as of the beginning of the offering period over the purchase price (determined as of the beginning of the offering period). Any further gain or any loss will be taxed as a long-term capital gain or loss.

If the shares are sold or otherwise disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income at the time of such sale or other disposition. The balance of any gain will be treated as capital gain. Even if the shares are later sold or otherwise disposed of for less than their fair market value on the purchase date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the shares on such purchase date. Any capital gain or loss will be short-term or long-term, depending on how long the shares have been held.

Non-423 Component

A participant will be taxed on amounts withheld for the purchase of shares of our common stock as if such amounts were actually received. Under the Non-423 Component, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the purchase right over the purchase price. If the participant is employed by us or one of our affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to the fair market value of the shares on the date of exercise of the purchase right, and the participant’s capital gain holding period for those shares will begin on the day after the shares are transferred to the participant.

There are no U.S. federal income tax consequences to us by reason of the grant or exercise of rights under the ESPP. We are entitled to a deduction to the extent amounts are taxed as ordinary income to a participant for shares sold or otherwise disposed of before the expiration of the holding periods described above (subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of tax reporting obligations).

New Plan Benefits

Participation in the ESPP is voluntary and each eligible employee will make an individual decision regarding whether and to what extent to participate in the ESPP. Therefore, we cannot currently determine the benefits or number of shares subject to purchase rights and a new plan benefits table is thus not provided.

2016 Equity Incentive Plan

The following summary describes the material terms of our 2016 Equity Incentive Plan, which was adopted by our board of directors and approved by our stockholders in January 2016.

Awards. The 2016 Plan provides for the grant of INSOs, NSOs, stock appreciation rights, restricted stock, restricted stock units, and other stock awards (collectively, “Awards”) to our employees, directors, and consultants who provide services to us. We have granted INSOs, NSOs, restricted stock, and restricted stock units under the 2016 Plan.

Authorized Shares. Subject to certain capitalization adjustments, the aggregate number of shares of our common stock that may be issued pursuant to stock awards under the 2016 Plan will not exceed 4,880,691 shares. The maximum number of shares of our common stock that may be issued pursuant to the exercise of INSOs under the 2016 Plan is 14,642,073 shares.

Shares subject to awards granted under the 2016 Plan that expire or terminate without being exercised in full or that are settled in cash rather than in shares do not reduce the number of shares available for issuance under the 2016 Plan. Additionally, if any shares issued pursuant to a stock award are forfeited back to us or repurchased because of the failure to meet a contingency or condition required to vest, then the shares that are forfeited or repurchased will revert to and again become available for issuance under the 2016 Plan. This includes shares used to pay the exercise price of a stock award or to satisfy the tax withholding obligations related to a stock award.

Plan Administration. The 2016 Plan is administered by our board of directors, or a duly authorized committee of our board of directors and is referred to as the “plan administrator” herein. Subject to the provisions of the 2016 Plan, the plan administrator will determine in its discretion the persons to whom and the times at which Awards are granted, the sizes of such Awards and all of their terms and conditions. The plan administrator will have the authority to construe and interpret the terms of the 2016 Plan and Awards granted under it. The plan administrator may also delegate to one or more of our officers the authority to (1) designate employees (other than officers) to receive specified awards and (2) determine the number of shares subject to such awards.

Under the 2016 Plan, the plan administrator also generally has the authority to effect, with the consent of any adversely affected participant, (A) the reduction of the exercise, purchase, or strike price of any outstanding award; (B) the cancellation of any outstanding award and the grant in substitution therefore of other awards, cash, or other consideration; or (C) any other action that is treated as a repricing under generally accepted accounting principles.

Stock Options. As of December 31, 2020, options to purchase 2,202,882 shares of our common stock were outstanding under the 2016 Plan. INSOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2016 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under the 2016 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator. The standard form of option award agreement under the 2016 Plan provides that options will vest 25% on the first anniversary of the vesting commencement date with the remainder vesting ratably over the next 36 months, subject to continued service through each applicable date. Under the 2016 Plan, the plan administrator has the authority to grant Awards with early exercise rights and to provide for accelerated vesting.

The plan administrator determines the term of stock options granted under the 2016 Plan, up to a maximum of 10 years. If an optionholder’s service relationship with us or any of our affiliates ceases for any reason other than disability, death or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. This period may be extended in the event that exercise of the option is prohibited by applicable securities laws. If an optionholder’s service relationship with us or any of our affiliates ceases due to death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 18 months following the date of death. If an optionholder’s service relationship with us or any of our affiliates ceases due to disability, the optionholder may generally exercise any vested options for a period of 12 months following the cessation of service. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of our common stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO, (5) a deferred payment arrangement or (6) other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, options generally are not transferable except by will or the laws of descent and distribution. Subject to approval of the plan administrator or a duly authorized officer in each case, (i) an option may be transferred pursuant to a domestic relations order, official marital settlement agreement, or other divorce or separation instrument and (ii) an optionholder may designate a beneficiary who may exercise the option following the optionholder’s death.

Tax Limitations on INSOs. The aggregate fair market value, determined at the time of grant, of our common stock with respect to INSOs that are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No INSO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the INSO does not exceed five years from the date of grant.

Restricted Stock Unit Awards. Restricted stock unit awards are granted under restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration that may be acceptable to our board of directors and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Restricted Stock Awards. Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, past or future services to us, or any other form of legal consideration that may be acceptable to our board of directors and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with us ends for any reason, we may receive any or all of the shares of common stock held by the participant that have not vested as of the date the participant terminates service with us through a forfeiture condition or a repurchase right.

Changes to Capital Structure. In the event there is a specified type of change in our capital structure, such as a stock split, reverse stock split or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2016 Plan, (2) the class and maximum number of shares that may be issued on the exercise of INSOs and (3) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.

Corporate Transactions. The 2016 Plan provides that in the event of certain specified significant corporate transactions, unless otherwise provided in an award agreement or other written agreement between us and the award holder, the plan administrator may take one or more of the following actions with respect to such stock awards:

•	Arrange for the assumption, continuation, or substitution of a stock award by a surviving or acquiring corporation;

•	Arrange for the assignment of any reacquisition or repurchase rights held by us to the surviving or acquiring corporation;

•	Accelerate the vesting, in whole or in part, of the stock award and provide for its termination if not exercised (if applicable) at or before the effective time of the transaction;

•	Arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by us;

•	Cancel or arrange for the cancellation of the stock award, to the extent not vested or not exercised before the effective time of the transaction, in exchange for a cash payment, if any; and

•

Make a payment equal to the excess, if any, of (A) the value of the property the participant would have received on exercise of the award immediately before the effective time of the transaction, over (B) any exercise price payable by the participant in connection with the exercise.

The plan administrator is not obligated to treat all stock awards or portions of stock awards in the same manner and is not obligated to treat all participants in the same manner.

Under the 2016 Plan, a corporate transaction is generally the consummation of: (1) a sale of all or substantially all of our assets, (2) the sale or disposition of at least 50% of our outstanding securities, (3) a merger or consolidation in which we do not survive the transaction, or (4) a merger or consolidation in which we survive the transaction but the shares of our common stock outstanding immediately before such transaction are converted or exchanged into other property by virtue of the transaction.

Change in Control. In addition to the above, the plan administrator may provide, in an individual award agreement that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a change in control.

Under the 2016 Plan, a change in control is generally (1) the acquisition by any person or company of more than 50% of the combined voting power of our then outstanding stock, (2) a merger, consolidation or similar transaction in which our stockholders immediately before the transaction do not own, directly or indirectly, more than 50% of the combined voting power of the surviving entity (or the parent of the surviving entity) in substantially the same proportions as their ownership immediately prior to such transaction, or (3) a sale, lease, exclusive license or other disposition of all or substantially all of our assets other than to an entity more than 50% of the combined voting power of which is owned by its stockholders in substantially the same proportions as their ownership of our outstanding voting securities immediately prior to such transaction.

Plan Amendment or Termination. Our board of directors has the authority to amend, suspend, or terminate the 2016 Plan, provided that such action does not impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of our stockholders. Unless terminated sooner, the 2016 Plan will automatically terminate on December 31, 2025. No stock awards may be granted under the 2016 Plan while it is suspended or after it is terminated.

Upon the closing of the Business Combination, outstanding stock options under the 2016 Plan were assumed by AvePoint and converted into options to purchase AvePoint’s common stock. Such stock options will continue to be governed by the terms of the 2016 Plan and the stock option agreements thereunder, until such outstanding options are exercised or until they terminate or expire by their terms. No further awards shall be made under the 2016 Plan following the effectiveness of the 2021 Plan.

2006 Equity Incentive Plan

AvePoint maintains an equity incentive plan established in 2006, the 2006 Equity Incentive Plan (the “2006 Plan”). Under the 2006 Plan, we may grant incentive stock options, non-qualified stock options and restricted stock to eligible recipients under the Plan which include employees, directors and consultants. To date, we have issued only stock options and restricted stock. On January 1, 2016, we adopted the 2016 Plan, which replaced, on a go forward basis, the 2006 Plan. All ungranted equity reserved for issuance and not subject to outstanding awards under the 2006 Plan have been assumed by the 2016 Plan and no additional equity will be granted under the 2006 Plan. As of March 31, 2021, 2,243,877 shares remained for future awards under the 2016 Equity Incentive Plan. All outstanding stock awards granted under the 2006 Plan will remain subject to the 2006 Plan.

401(k) Plan

AvePoint provides a retirement savings plan for the benefit of its employees, including its named executive officers. The plan is intended to qualify as a tax-qualified 401(k) plan so that contributions to the 401(k) plan, and income earned on such contributions, are not taxable to participants until withdrawn or distributed from the 401(k) plan (except in the case of contributions under the 401(k) plan designated as Roth contributions). The 401(k) plan provides that each participant may contribute up to an annual statutory limit. Participants who are at least 50 years old can also contribute additional amounts based on statutory limits for “catch-up” contributions. Under the 401(k) plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan’s trustee as directed by participants.

Rule 10b5-1 Sales Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them. The director or executive officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and executive officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material nonpublic information, subject to compliance with the terms of our insider trading policy and the lock-up agreements such persons have entered into in connection with the Business Combination. For more information regarding such lock-up agreements, please see the section titled “Certain Relationships and Related Party Transactions—AvePoint Related Agreements—Lock-up Agreements.”

Other Employee Benefits

AvePoint’s named executive officers are eligible to participate in AvePoint’s health and welfare plans to the same extent as all full-time employees.

AvePoint generally has not provided perquisites or personal benefits except in limited circumstances, and it did not provide any perquisites or personal benefits to its named executive officers in 2020.

During the year ended December 31, 2019, AvePoint entered into agreements with certain officers that granted them put options to require AvePoint to redeem a portion of their AvePoint common stock holdings, including shares underlying stock options, in specified circumstances. See the section titled “Certain AvePoint Relationships and Related Party Transactions — Put & Call Agreements” for more information. Pursuant to the Stockholder Support Agreement, these agreements will be terminated upon the Closing.

Non-Employee Director Compensation

During 2020, AvePoint did not pay cash compensation to its non-employee directors; however, certain directors received grants of stock options in connection with their service as a director. AvePoint reimburses its directors for reasonable travel expenses incurred in connection with their service on AvePoint’s board of directors.

2020 Director Compensation Table

The following table sets forth information regarding the compensation earned for service on AvePoint’s board of directors during 2020. Dr. Jiang and Messrs. Gong and Brown also serve as directors of AvePoint but did not receive any additional compensation for their service as directors. Their compensation as executive officers is set forth above under “— Summary Compensation Table.”

Name	Option Awards(1)(2)
Stephen CuUnjieng	$385,636
Jeffrey Teper	385,636
Michael McGinn(3)	—

(1)

The amounts reported represent the aggregate grant date fair value of service-based option grants and performance-based option grants awarded to the director during 2020, calculated in accordance with FASB ASC Topic 718. Such grant date fair values do not take into account any estimated forfeitures related to service-vesting conditions. This calculation assumes that the director will perform the requisite service for the award to vest in full as required by SEC rules. The grant date fair values of the service-based option grants during 2020 were $314,390 for each of Mr. CuUnjieng and Mr. Teper, and the grant date fair values of the performance-based option grants during 2020 were $71,246 for each of Mr. CuUnjieng and Mr. Teper. For the performance-based stock options, the grant date fair values are based on the probable outcome of the performance conditions in accordance with FASB ASC Topic 718. Assuming the highest level of achievement, the grant date values for the performance-based options would be $104,774 for Mr. CuUnjieng and Mr. Teper. The assumptions used in calculating the grant date fair values of the equity awards reported in this column are set forth in Note 12 of AvePoint’s audited Consolidated Financial Statements for the year ended December 31, 2020 appearing at the end of this prospectus/proxy statement. The amounts reported in this column reflect the accounting cost for these equity awards and do not correspond to the actual economic value that may be realized by the directors upon the vesting of the stock options, the exercise of the stock options or the sale of the common stock underlying such stock options.

(2)	The table below lists the aggregate number of shares subject to option awards outstanding for each of AvePoint’s non-employee directors as of December 31, 2020.
(3)	Mr. McGinn ceased serving as a director of AvePoint as of April 2021.

Name	Number of Shares Subject to Outstanding Options
Stephen CuUnjieng	30,405
Jeffrey Teper	60,818
Michael McGinn(1)	—

(1)	Mr. McGinn ceased serving as a director of AvePoint as of April 2021.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements for our directors and executive officers, which are described elsewhere in this prospectus, below is a description of transactions since January 1, 2018 to which we, Apex or Legacy AvePoint were a party or will be a party, in which:

•	The amounts involved exceeded or will exceed $120,000; and

•

Any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Legacy AvePoint Related Party Transactions

Promissory Notes

In November 2013 and January 2016, Legacy AvePoint entered into promissory notes with certain of its executive officers, including Xunkai Gong, Legacy AvePoint’s Executive Chairman; Tianyi Jiang, Legacy AvePoint’s Chief Executive Officer; and Brian Brown, Legacy AvePoint’s Chief Operating Officer and General Counsel. The principal and interest on these promissory notes were repaid by the executive officers in full in December 2020.

Borrower	Date of Promissory Note	Largest Aggregate Amount of Principal Outstanding During the Period	Amount Outstanding as of December 31, 2020	Amount of Principal Paid During the Period	Amount of Interest Paid During the Period	Annual Rate or Amount of Interest Payable on the Indebtedness
Xunkai Gong	11/29/2013	$1,009,500	—	$1,009,500	$150,289	2%
Tianyi Jiang	11/29/2013	807,600	—	807,600	120,231	2%
Brian Brown	11/29/2013	807,600	—	807,600	120,231	2%
Xunkai Gong	1/1/2016	14,357	—	14,357	3,053	4%
Tianyi Jiang	1/1/2016	58,600	—	58,600	12,463	4%

Put & Call Agreements

In December 2019, Legacy AvePoint entered into put & call agreements with Brian Brown and certain other officers. The Put & Call Agreements granted to Mr. Brown and certain other officers put options to request redemption of up to 182,432 shares of Legacy AvePoint common stock during the period from March 26, 2025 to April 26, 2025 or, if earlier, the 30 day period following a qualifying termination, as defined in the Put & Call Agreements, for a redemption price per share equal to the fair market value of the shares, as determined by Legacy AvePoint’s board of directors. The put & call agreements also granted Legacy AvePoint call rights to purchase up to the same number of shares from Mr. Brown at a purchase price equal to the fair market value of the shares, subject to the prior written consent of Avatar Investment and its affiliated entities as long as they continue to hold any shares of Legacy AvePoint Series C Preferred Stock.

The put & call agreements were terminated upon the Closing of the Business Combination.

Series C Preferred Stock Financing

In December 2019, Legacy AvePoint entered into a stock purchase and redemption agreement (the “Series C SPA”) pursuant to which it issued and sold an aggregate of 4,832,409 shares of its Series C Preferred Stock to investors affiliated with Sixth Street at a purchase price of $31.0404 per share, for aggregate gross proceeds of $150.0 million.

At the same time, Legacy AvePoint entered into a non-voting common stock purchase agreement (the “Non-Voting SPA”) with AVPT, LLC, one of Legacy AvePoint’s former principal stockholders. Messrs. Gong and Jiang were managers of AVPT Manager, LLC, which was the sole manager of AVPT, LLC. Pursuant to the Non-Voting SPA, AVPT, LLC purchased 497,735 shares of Legacy AvePoint’s common stock at a purchase price of $32.889 per share, for a total purchase price of $16.4 million. The transactions contemplated by the Series C SPA and the Non-Voting SPA are together referred to as the “Series C Financing.” AVPT, LLC was dissolved in connection with the Business Combination.

Immediately following the closing of the Series C Financing, Legacy AvePoint redeemed 2,631,842 shares of Series B-1 Convertible Preferred Stock and 2,385,032 shares of Series B-2 Convertible Preferred Stock for an aggregate of $165.0 million from entities affiliated with Goldman Sachs & Co., one of Legacy AvePoint’s former principal stockholders.

Common Stock Financing

In June 2020, Legacy AvePoint entered into a common stock purchase agreement with AVPT, LLC pursuant to which AVPT, LLC purchased 722,734 shares of Legacy AvePoint non-voting common stock at a purchase price of $32.889 per share, for an aggregate purchase price of $23.8 million.

In August 2020, Legacy AvePoint used the proceeds of the AVPT, LLC investment described above together with available cash resources to redeem an additional 694,498 shares of Series B-1 Convertible Preferred Stock and 351,445 shares of Series B-2 Convertible Preferred Stock held by entities affiliated with Goldman Sachs & Co. for an aggregate redemption price of $34.4 million.

In September 2020, Legacy AvePoint entered into a common stock purchase agreement with AVPT, LLC pursuant to which AVPT, LLC purchased 631,431 shares of AvePoint non-voting common stock at a purchase price of $53.40 per share, for a total purchase price of $33.7 million.

Indemnification Agreements

Legacy AvePoint has entered into indemnification agreements with its executive officers and directors. The indemnification agreements require Legacy AvePoint to indemnify its executive officers and directors to the fullest extent permitted by Delaware law.

AvePoint Related Agreements

A&R Registration Rights Agreement

In connection with the Closing of the Business Combination, certain holders of our capital stock entered into an amended and restated registration rights agreement. See the section titled “The Business Combination — A&R Registration Rights Agreement” for more information.

Related Person Transactions Policy Following the Business Combination

Upon the consummation of the Business Combination, our Board adopted a written related person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of our policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we or any of our subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.

Transactions involving compensation for services provided to us as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of our voting securities (including our common stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of our voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to our audit committee (or, where review by our audit committee would be inappropriate, to another independent body of our board of directors) for review. To identify related person transactions in advance, we will rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related person transactions, our audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:

•	The risks, costs, and benefits to us;

•	The impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	The terms of the transaction;

•	The availability of other sources for comparable services or products; and

•	The terms available to or from, as the case may be, unrelated third parties.

Our audit committee will approve only those transactions that it determines are fair to us and in our best interests. All of the transactions described above were entered into prior to the adoption of such policy.

Indemnification Agreements

Our certificate of incorporation contains provisions limiting the liability of our executive officers and directors, and our bylaws provide that we will indemnify each of our executive officers and directors to the fullest extent permitted under Delaware law. Our certificate of incorporation and the our bylaws also provide our board of directors with discretion to indemnify certain key employees when determined appropriate by our board of directors.

We have entered into indemnification agreements with all of our directors and executive officers. The indemnification agreements provide that we will indemnify each of our directors, executive officers, and other key employees against any and all expenses incurred by such director, executive officer, or other key employee because of his or her status as one of our directors, executive officers, or other key employees, to the fullest extent permitted by Delaware law, the our certificate of incorporation and our bylaws. In addition, the indemnification agreements provide that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by its directors, executive officers, and other key employees in connection with a legal proceeding involving his or her status as a director, executive officer, or key employee. For more information regarding these indemnification agreements, see the section entitled “Description of Capital Stock.”

Lock-Up Agreements

In connection with the Closing, certain key stockholders of Legacy AvePoint (the “Key AvePoint Stockholders”) entered into agreements (the “AvePoint Lock-Up Agreements”) providing that they will not, subject to certain exceptions, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, any shares of Apex Common Stock held by them immediately after the Effective Time, any shares of Apex Common Stock issuable upon the exercise of options to purchase shares of Apex Common Stock held by them immediately after the Effective Time, or any securities convertible into or exercisable or exchangeable for Apex Common Stock held by them immediately after the Effective Time (including any shares of Apex Common Stock), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-Up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to affect any transaction specified in clause (i) or (ii) until 180 days after the Closing.

With respect to certain shares of Apex Common Stock held by Sponsor on behalf of Jeff Epstein and Brad Koenig, each of Jeff Epstein and Brad Koenig entered into Lock-Up Agreements providing that they will not, subject to certain exceptions, Transfer any of their Apex Founder Lock-Up Shares until 12 months after the Closing and 50% of their Apex Founder Lock-Up Shares until 24 months after the Closing.

Apex Related Agreements

As used in this section, unless the context suggests otherwise, “we,” “us,” “our,” “Company,” or “Apex” refer to Apex Technology Acquisition Corporation.

Founder Shares

During the year ended December 31, 2019, the Sponsor purchased 7,187,500 shares of Apex Class B Common Stock for an aggregate price of $25,000. These shares automatically converted into shares of Class A common stock of Apex, par value $0.0001 per share (the “Apex Class A Common Stock” and together with the Apex Class B Common Stock,” the “Apex Common Stock”) upon consummation of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Apex Class A Common Stock, or equity-linked securities, were issued or deemed issued in excess of the amounts offered in the IPO and related to the closing of a Business Combination, the ratio at which shares of Apex Class B Common Stock converted into shares of Apex Class A Common Stock will be adjusted (unless the holders of a majority of the outstanding shares of Apex Class B Common Stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the total number of shares of Apex Class A Common Stock issuable upon conversion of all shares of Apex Class B Common Stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the IPO (not including shares of Apex Class A Common Stock underlying the Apex Units) plus all shares of Apex Class A Common Stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, any private placement-equivalent warrants issued, or to be issued, to any seller in a Business Combination, any private placement equivalent securities issued to the Sponsor or its affiliates upon conversion of loans made to the Company).

These shares of Apex Class B Common Stock included an aggregate of up to 1,143,750 shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Sponsor would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the IPO (excluding Apex Class A Common Stock underlying the Apex Units). In connection with the underwriters’ partial exercise of the over-allotment option and the forfeiture of the remaining over-allotment option, 18,750 of these shares of Apex Class B Common stock were forfeited and 1,125,000 such shares are no longer subject to forfeiture, resulting in an aggregate of 8,750,000 shares of Apex Class B Common Stock issued and outstanding as of December 31, 2019 and December 31, 2020.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last sale price of Apex Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which Apex completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of Apex’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Related Party Loans

On June 25, 2019, the Sponsor loaned Apex an aggregate of up to $300,000 to cover expenses related to the IPO (the “Promissory Note”). The Promissory Note was non-interest bearing and payable on the earlier of

December 31, 2019 or the completion of the IPO. Outstanding borrowings amounting to $275,000 under the Promissory Note were repaid upon the consummation of the IPO.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of Apex’s officers and directors may, but are not obligated to, loan Apex funds as may be required (“Working Capital Loans”), Apex would repay the Working Capital Loans out of the proceeds of the Trust Account released to Apex. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into units upon consummation of the Business Combination at a price of $10.00 per unit. The units would be identical to the Apex Units. There are no borrowings outstanding as of December 31, 2020 and December 31, 2019.

Registration Rights Agreement

That certain registration rights agreement dated September 16, 2019 was amended and restated and Apex, the Sponsor, Cantor and the Key AvePoint Stockholders (which includes the Sixth Street Holders) entered into the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, we agreed that, within 15 business days after the Closing, we will file with the SEC (at our sole cost and expense) the Resale Registration Statement, and Apex shall use commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as practicable after the filing thereof. Each of (i) the Sixth Street Holders and (ii) the other Key AvePoint Stockholders on the one hand, and the Sponsor and Cantor on the other, may demand registration of their registrable securities by us up to twice a year. Each such group of demanding holders may request to sell all or any portion of their registrable securities in an underwritten offering as long as the total offering price is expected to exceed, in the aggregate, $10 million. Parties subject to the Registration Rights Agreement are entitled to unlimited piggyback registration rights.

Sponsor Support Agreement

On November 23, 2020, the Sponsor entered into the Sponsor Support Agreement pursuant to which the Sponsor agreed, among other things, to vote all of its shares of Apex Common Stock (i) in favor of all Stockholder Proposals, (ii) against any competing business combination proposal and related proposals or agreements (iii) against any change in the business, management or Apex’s board of directors (other than as contemplated by the Stockholder Proposals) and (iv) against any proposal that would frustrate any provision of the Business Combination Agreement.

Pursuant to the Sponsor Support Agreement, the Sponsor agreed to deposit 2,916,700 shares of its existing Apex Common Stock into escrow and that such shares are subject to the vesting provisions set forth below:

•

100% of the Sponsor Earn-Out Shares shall vest and be released to the Sponsor if at any time from and after the Closing through the seventh anniversary thereof the Closing Price is greater than or equal to $15.00 (as adjusted for share splits, share capitalization, reorganizations, recapitalizations and the like) over any 20 trading days within any 30 trading day period; and

•

100% of the remaining Sponsor Earn-Out Shares that have not previously vested under the Sponsor Support Agreement shall vest and be released to the Sponsor if at any time from and after the Closing through the seventh anniversary thereof Apex consummates a Subsequent Transaction.

Subscription Agreements

In connection with the execution of the Business Combination Agreement, on November 23, 2020, Apex entered into separate Subscription Agreements with the PIPE Subscribers, pursuant to which the PIPE

Subscribers agreed to purchase, and Apex agreed to sell to the PIPE Subscribers, the PIPE Shares for a purchase price of $10.00 per share and an aggregate purchase price of $140 million in the PIPE. In connection with the PIPE, each of Brad Koenig and Jeff Epstein agreed to purchase of 50,000 shares of Apex Common Stock.

The closing of the sale of the PIPE Shares pursuant to the Subscription Agreements is contingent upon, among other customary closing conditions, the concurrent consummation of the Business Combination. The purpose of the PIPE is to raise additional capital for use by AvePoint following the Closing.

Pursuant to the Subscription Agreements, we agreed that, within 15 business days after the Closing, we would file with the SEC a registration statement registering the resale of the PIPE Shares (the “PIPE Resale Registration Statement”), and, subject to certain conditions, we will use its commercially reasonable efforts to have the PIPE Resale Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 90th calendar day following the filing date thereof if the SEC notifies us that it will “review” the PIPE Resale Registration Statement and (ii) the 10th business day after the date we are notified (orally or in writing, whichever is earlier) by the SEC that the PIPE Resale Registration Statement will not be “reviewed” or will not be subject to further review.

Private Warrants

Simultaneously with the closing of the Initial Public Offering, the Sponsor and Cantor purchased an aggregate of 810,000 Placement Units at a price of $10.00 per Placement Unit, for an aggregate purchase price of $8,100,000, of which the Sponsor purchased 657,500 Placement Units and Cantor purchased 152,500 Placement Units. Each Placement Unit consists of one share of common stock and one-half of one redeemable warrant (each, a “Placement Warrant”). Each whole Placement Warrant is exercisable to purchase one share of common stock at a price of $11.50 per share. The proceeds from the Placement Units were added to the proceeds from the Initial Public Offering held in the Trust Account.

Administrative Support Agreement

Apex entered into an agreement whereby, commencing on September 16, 2019 through the earlier of the Apex’s consummation of a Business Combination and its liquidation, Apex will pay an affiliate of the Sponsor a total of $15,000 per month for office space, utilities and secretarial and administrative support. For the year ended December 31, 2020 and for the period from April 5, 2019 (inception) through December 31, 2019, Apex incurred and paid $180,000 and $50,500 in fees for these services, respectively.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of July 1, 2021 by:

•	each person known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our executive officers and directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and Warrants that are currently exercisable or exercisable within 60 days.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and restricted stock units that are currently exercisable or vested or that will become exercisable or vest within 60 days. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G or 13D filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. The beneficial ownership percentages set forth in the table below are based on 180,272,638 shares of common stock issued and outstanding as of July 7, 2021.

Name and Address of Beneficial Owner(1)	Number of Shares	Percentage of Common Stock Outstanding
5% or Greater Stockholders:
Entities affiliated with Sixth Street(2)	28,500,592	15.8%
Zhijian Lu(3)	19,302,129	10.7%
James Zhu(4)	10,946,400	6.1%

Named Executive Officers and Directors:
Xunkai Gong(5)	17,848,331	9.9%
Tianyi Jiang(6)	16,979,834	9.4%
Brian Brown(7)	2,106,229	1.2%
Stephen CuUnjieng(8)	66,063	*
Jeff Epstein(9)	50,000	*
John Ho(10)	4,215,890	2.3%
Jeffrey Teper(11)	66,063	*
Sophia Wu(12)	168,117	*
Andy Yong(13)	239,104	*

All current directors and executive officers as a group (9 persons)	41,636,846	23.1%

* Less than one percent.

(1)

Unless otherwise indicated, the business address of each of the directors, executive officers and 5% or greater stockholders of the Company is C/O AvePoint, Inc., 525 Washington Blvd, Suite 1400 Jersey City, NJ, 07310.

(2)

Consists of shares of common stock issued upon exchange for shares of Series C Convertible Preferred shares of AvePoint held by Avatar Investment Opportunities, LLC, Avatar Investment Solutions (A), LLC and Avatar Investment Solutions 1, LLC (together, the “Sixth Street Holders”). Redwood IV Finance 1, LLC is the managing member of Avatar Investment Opportunities, LLC. TCS Finance (A), LLC is the managing member of Avatar Investment Solutions (A), LLC. TCS Finance 1, LLC is the managing member of Avatar Investment Solutions 1, LLC.

TSSP Opportunities GenPar IV, L.P. is the manager of Redwood IV Finance 1, LLC. TSSP Capital Solutions GenPar, L.P. is the manager of each of TCS Finance (A), LLC and TCS Finance 1, LLC. Each of TSSP Opportunities GenPar IV, L.P. and TSSP Capital Solutions GenPar, L.P. is ultimately indirectly controlled by Sixth Street Partners Management Company, L.P., a Delaware limited partnership (“Management Company”). Management Company is managed by its general partner, whose managing member is Alan Waxman. Alan Waxman disclaims beneficial ownership over the reported securities, except to the extent of his pecuniary interest therein. The address for each of these entities is 2100 McKinney Avenue, Suite 1500, Dallas, Texas 72501. The principal business address for Mr. Waxman is c/o Sixth Street Partners, LLC, 345 California Street, Suite 3300, San Francisco, CA 94104.
(3)

Consists of (i) 18,552,065 shares of common stock and (ii) 750,064 shares of common stock underlying options exercisable within 60 days of July 1, 2021 (the “Ownership Date”). The 18,552,065 shares include (i) 51,392 shares held by Zhijian Lu, (ii) 1,608,724 shares held The Bridge Water Trust, (iii) 804,757 shares held by KEM Lily LLC, (iv) 6,490,706 shares held by Fire Stone Family Trust, (v) 7,183,005 shares held by KEM Phoenix LLC, (vi) 804,757 shares held by KEM Rose LLC and (vii) 1,608,724 shares held by The Cherry Tree Trust. Mr. Lu has sole voting and dispositive power with respect to the shares held in his name and shares underlying options. Mr. Lu shares voting and dispositive power with Yan Ji with respect to shares held by Fire Stone Family Trust, KEM Lily LLC, KEM Rose LLC and KEM Phoenix, LLC. Mr. Lu shares voting and dispositive power with Jeffrey Scott Bardsley with respect to shares held by The Bridge Water Trust. Mr. Lu shares voting and dispositive power with Wen Ji Bardsley with respect to shares held by The Cherry Tree Trust.

(4)

Consists of (i) 10,370,186 shares of common stock and (ii) 576,214 shares of common stock underlying options exercisable within 60 days of the Ownership Date. The 10,370,186 shares include (i) 402,378 shares held by MZ-Theta LLC, (ii) 2,670,009 shares held by MZ-Omega1 Trust, (iii) 842,209 shares held by The Shanmiao Trust, (iv) 1,207,145 shares held by MZ-Alpha LLC, (v) 1,207,145 shares held by MZ-Beta LLC, (vi) 402,378 shares held by MZ-Delta LLC, (vii) 402,378 shares held by MZ-Eta LLC, (viii) 2,394,335 shares held by MZ-Gamma LLC and (ix) 842,209 shares held by The Zhijian 2020 Trust. Mr. Zhu shares voting and dispositive power with Sharron Shanmiao Ma with respect to the shares held by MZ-Alpha LLC, MZ-Beta LLC, MZ-Delta LLC, MZ-Eta LLC, MZ-Gamma LLC and MZ-Theta LLC. Mr. Zhu shares voting and dispositive power with Brian Zhu with respect to the shares held by The Shanmiao Trust. Mr. Zhu shares voting and dispositive power with Sharron Shanmiao Ma and Alec Zhu with respect to the shares held by The Zhijian 2020 Trust. Mr. Zhu has sole voting and dispositive power with respect to the shares held by MZ-Omega1 Trust and shares underlying options.

(5)

Consists of (i) 17,239,634 shares of common stock and (ii) 608,697 shares of common stock underlying options exercisable within 60 days of the Ownership Date. The 17,239,634 shares include (i) 4,788,670 shares held by Mr. Gong’s affiliate Giocoso Holdings LLC, (ii) 804,757 shares held by Mr. Gong’s affiliate Cadenza Holdings LLC and (iii) 239,431 shares held by Mr. Gong’s affiliate Vivace Holdings LLC, each of which Mr. Gong may be deemed to beneficially own, as well as 2,011,112 shares held by The Purple Harbor Trust, for which Mr. Gong is the trustee, 2,011,112 shares held by The Purple Cove Trust, for which Mr. Gong is the trustee, and 7,384,552 shares held by G Sonata Trust, for which Mr. Gong is the trustee. Mr. Gong holds sole voting and dispositive power with respect to the shares held of record by each trust.

(6)

Consists of (i) 14,291,427 shares of common stock, (ii) 1,862,424 shares of common stock issuable on the earlier of (a) July 1, 2022 and (b) specified events including change of control of the Company, separation of service and Mr. Jiang’s disability or death, pursuant to an agreement between the Company and Mr. Jiang dated June 30, 2021 and (iii) 825,983 shares of common stock issuable pursuant to options exercisable within 60 days of the Ownership Date. The 14,291,427 shares include 3,902,404 shares held by Mr. Jiang’s affiliate River Valley Ltd. and 2,633,766 shares held by Red Kite LLC, which Mr. Jiang may be deemed to beneficially own, as well as 7,755,257 shares held by the Capella 2021 GRAT, for which Mr. Jiang is the trustee.

(7)

Consists of (i) 90,304 shares of common stock, (ii) 1,732,488 shares of common stock issuable on the earlier of (a) July 1, 2022 and (b) specified events including change of control of the Company, separation of service and Mr. Brown’s disability or death, pursuant to an agreement between the Company and Mr. Brown dated June 30, 2021 and (iii) 283,437 shares of common stock issuable pursuant to options exercisable within 60 days of the Ownership Date.

(8)	Consists of 66,063 shares of common stock issuable pursuant to options exercisable within 60 days of the Ownership Date.
(9)	Consists of 50,000 shares of common stock. These numbers are calculated without regard to Mr. Epstein’s membership interest in Apex Technology Sponsor LLC.
(10)

Consists of (i) 200,000 shares of common stock and (ii) 4,015,890 shares of common stock issued in exchange for outstanding Legacy AvePoint common stock held by Mr. Ho’s affiliate, Balmoral Blue Limited. Mr. Ho and his wife, Anita Hong, may be deemed to beneficially own these securities.

(11)	Consists of 66,063 shares of common stock issuable pursuant to options exercisable within 60 days of the Ownership Date.
(12)	Consists of 168,117 shares of common stock issued in exchange for outstanding Legacy AvePoint common stock held by Ms. Wu’s spouse.
(13)	Consists of 239,104 shares of common stock issuable pursuant to options exercisable within 60 days of the Ownership Date.

SELLING SECURITYHOLDERS

This prospectus relates to the resale by the selling securityholders from time to time of up to 136,029,478 shares of common stock (including 405,000 shares of common stock that may be issued upon exercise of the Private Warrants, up to 13,329,196 shares of common stock issuable pursuant to outstanding options, up to 1,912,155 shares of common stock issuable as Earnout Shares and up to 2,916,700 shares of common stock issuable as Sponsor Earn-Out Shares) and up to 405,000 Private Warrants. The selling securityholders may from time to time offer and sell any or all of the common stock and Private Warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. As used in this prospectus, the term “selling securityholders” includes the persons listed in the table below, together with any additional selling securityholders listed in a subsequent amendment to this prospectus, and their pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the selling securityholders’ interests in the common stock or Private Warrants other than through a public sale.

Certain of the selling securityholders of Legacy AvePoint listed below entered into a Lock-Up Agreement with us with respect to certain of the shares of common stock that may be sold by it from time to time pursuant to the registration statement of which this prospectus forms part. Such restrictions began at Closing and end 180 days after the date of the Closing. In addition, Apex Technology Sponsor, LLC, on behalf of Jeff Epstein and Brad Koenig, and each of Jeff Epstein and Brad Koenig entered into Lock-Up Agreements providing that they will not, subject to certain exceptions, transfer any of their shares of Class B common stock (which converted to common stock in connection with the Business Combination) until 12 months after the Closing and 50% of such shares of Class B common stock until 24 months after the Closing. See the section titled “Certain Relationships and Related Party Transactions - Lock-Up Agreements.”

Except as set forth in the footnotes below, the following table sets forth, based on written representations from the selling securityholders, certain information as of August 3, 2021 regarding the beneficial ownership of our common stock and Warrants by the selling securityholders and the shares of common stock and Warrants being offered by the selling securityholders. For the avoidance of doubt, the table below also includes Earnout Shares and shares of Common Stock issuable upon the exercise of options not yet vested. The applicable percentage ownership of common stock is based on approximately 180,272,638 shares of common stock outstanding as of July 7, 2021 (prior to exercise of all Warrants). Information with respect to shares of common stock and Private Warrants owned beneficially after the offering assumes the sale of all of the shares of common stock or Private Warrants. The selling securityholders may offer and sell some, all or none of their shares of common stock or Private Warrants, as applicable.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the selling securityholders have sole voting and investment power with respect to all shares of common stock and Warrants that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the selling securityholders, no selling securityholder is a broker-dealer or an affiliate of a broker dealer.

Except as set forth in the footnotes below, (i) the following table does not include up to 17,500,000 shares of common stock issuable upon exercise of the Public Warrants and (2) the address of each selling securityholder is 525 Washington Blvd, Suite 1400, Jersey City, New Jersey 07310.

Please see the section titled “Plan of Distribution” for further information regarding the selling securityholder’s method of distributing these shares.

	Shares of Common Stock				Warrants to Purchase Common Stock
Name of Selling Securityholder	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering

PIPE Investors

Tiger Global Investments, L.P. (1)	5,000,000	5,000,000	—	—	—	—	—	—
Franklin Templeton Investment Funds – Franklin Technology Fund (2)	3,500,000	3,500,000	—	—	—	—	—	—
Federated Hermes Kaufmann Small Cap Fund, a portfolio of Federated Hermes Equity Funds (3)	2,500,000	2,500,000	—	—	—	—	—	—
Shotfut Manayot Chool - Pheonix Amitim (4)	1,350,000	1,350,000	—	—	—	—	—	—
The Pheonix Insurance Company Ltd (4)	150,000	150,000	—	—	—	—	—	—
EDB Investments Pte Ltd (5)	700,000	700,000	—	—	—	—	—	—
Millais Limited (6)	500,000	500,000	—	—	—	—	—	—
Koenig Family LLC (7)	50,000	50,000	—	—	—	—	—	—

Directors & Officers of AvePoint

Xunkai Gong (8)	21,342,644	21,342,644	—	—	—	—	—	—
The Purple Cove Trust (8)	2,045,360	2,045,360	—	—	—	—	—	—
The Purple Harbor Trust (8)	2,045,360	2,045,360	—	—	—	—	—	—
Giacoso Holdings LLC (8)	4,870,218	4,870,218	—	—	—	—	—	—
Vivace Holdings LLC (8)	243,508	243,508	—	—	—	—	—	—
Cadenza Holdings LLC (8)	818,460	818,460	—	—	—	—	—	—
G Sonata Trust (8)	7,544,403	7,544,403	—	—	—	—	—	—
Tianyi Jiang (9)	20,978,445	20,978,445	—	—	—	—	—	—
Capella 2021 GRAT (9)	7,887,324	7,887,324	—	—	—	—	—	—
Red Kite LLC (9)	2,678,617	2,678,617	—	—	—	—	—	—
River Valley Ltd. (9)	3,985,909	3,985,909	—	—	—	—	—	—
Jeff Epstein (10)	50,000	50,000	—	—	—	—	—	—
Brian Brown (11)	3,382,970	3,382,970	—	—	—	—	—	—
Andy Yong (12)	478,120	478,120	—	—	—	—	—	—
Stephen CuUnjieng (13)	264,263	264,263	—	—	—	—	—	—
Jeff Teper (14)	528,596	528,596	—	—	—	—	—	—
Balmoral Blue Limited (15)	4,286,002	4,286,002	—	—	—	—	—	—
Sophia Wu (16)	283,835	283,835	—	—	—	—	—	—

Other Holders of Registration Rights Pursuant to Registration Rights Agreement

Apex Technology Sponsor LLC (17)	9,736,250	9,736,250	—	—	328,750	328,750	—	—
Cantor Fitzgerald & Co. (18)	228,750	228,750	—	—	76,250	76,250	—	—
Avatar Investment Opportunities LLC (19)	13,634,059	13,634,059	—	—	—	—	—	—
Avatar Investment Solutions 1, LLC (19)	6,891,122	6,891,122	—	—	—	—	—	—

	Shares of Common Stock				Warrants to Purchase Common Stock
Name of Selling Securityholder	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Avatar Investment Solutions (A), LLC (19)	8,690,660	8,690,660	—	—	—	—	—	—
Zhijian Lu (20)	20,054,556	20,054,556	—	—	—	—	—	—
The Bridge Water Trust (20)	1,636,119	1,636,119	—	—	—	—	—	—
KEM Lily LLC (20)	818,461	818,461	—	—	—	—	—	—
Fire Stone Family Trust (20)	6,626,813	6,626,813	—	—	—	—	—	—
KEM Pheonix LLC (20)	7,305,328	7,305,328	—	—	—	—	—	—
KEM Rose LLC (20)	818,461	818,461	—	—	—	—	—	—
The Cherry Tree Trust (20)	1,636,119	1,636,119	—	—	—	—	—	—
James Zhu (21)	11,278,227	11,278,227	—	—	—	—	—	—
MZ-Theta LLC (21)	409,230	409,230	—	—	—	—	—	—
MZ-Omega1 Trust (21)	2,723,166	2,723,166	—	—	—	—	—	—
The Shanmiao 2020 Trust (21)	856,551	856,551	—	—	—	—	—	—
MZ-Alpha LLC (21)	1,227,702	1,227,702	—	—	—	—	—	—
MZ-Beta LLC (21)	1,227,702	1,227,702	—	—	—	—	—	—
MZ-Delta LLC (21)	409,230	409,230	—	—	—	—	—	—
MZ-Eta LLC (21)	409,230	409,230	—	—	—	—	—	—
MZ-Gamma LLC (21)	2,435,109	2,435,109	—	—	—	—	—	—
The Zhijian 2020 Trust (21)	856,551	856,551	—	—	—	—	—	—
Thomas Morf (22)	170,979	170,979	—	—	—	—	—	—
Total		136,029,478	—			405,000	—

*	Less than one percent.
(1)

Consists of 5,000,000 shares of common stock held of record by Tiger Global Investments, L.P. and/or other entities or persons affiliated with Tiger Global Management, LLC. Tiger Global Management, LLC is controlled by Chase Coleman and Scott Shleifer. The address for each of these entities and individuals is 9 West 57th Street, 35th Floor, New York, NY 10019.

(2)

Consists of 3,500,000 shares of common stock held of record by Franklin Templeton Investment Funds – Franklin Technology Fund (the“Franklin Fund”). Franklin Advisers, Inc. (“FAV”) is the investment manager of the Franklin Fund. FAV is an indirect wholly owned subsidiary of a publicly traded company,

Franklin Resources (“FRI”) and may be deemed to be the beneficial owner of these securities for purposes of Rule 13d-3 under the Exchange Act in its capacity as the investment adviser to such funds and accounts pursuant to investment management contracts that grant investment and/or voting power to FAV. When an investment management contract (including a sub-advisory agreement) delegates to FAV investment discretion or voting power over the securities held in the investment advisory accounts that are subject to that agreement, FRI treats FAV as having sole investment discretion or voting authority, as the case may be, unless the agreement specifies otherwise. Accordingly, FAV reports for purposes of Section 13(d) of the Exchange Act that it has sole investment discretion and voting authority over the securities covered by any such investment management agreement, unless otherwise specifically noted. The address of the Franklin Fund is c/o Franklin Advisers, Inc., One Franklin Parkway, San Mateo, California 94403. Based on information provided to us by the selling securityholder, the selling securityholder may be deemed to be an affiliate of broker-dealers. Based on such information, the selling securityholder acquired the shares of common stock being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the selling securityholder did not have any agreements or understandings with any person to distribute such shares.
(3)

Beneficial ownership consists of 2,500,000 shares of common stock held by Federated Hermes Kaufmann Small Cap Fund, a portfolio of Federated Hermes Equity Funds (the “Federated Fund”). The address of the Federated Fund is 4000 Ericsson Drive, Warrendale, Pennsylvania 15086-7561. The Federated Fund is managed by Federated Equity Management Company of Pennsylvania and subadvised by Federated Global

Investment Management Corp., which are wholly owned subsidiaries of FII Holdings, Inc., which is a wholly owned subsidiary of Federated Hermes, Inc. (the “Federated Parent”). All of the Federated Parent’s outstanding voting stock is held in the Voting Shares Irrevocable Trust (the “Federated Trust”) for which Thomas R. Donahue, Rhodora J. Donahue and J. Christopher Donahue, who are collectively referred to as Federated Trustees, act as trustees. The Federated Parent’s subsidiaries have the power to direct the vote and disposition of the securities held by the Federated Fund. Each of the Federated Parent, its subsidiaries, the Federated Trust, and each of the Federated Trustees expressly disclaim beneficial ownership of such securities.
(4)

Consists of (i) 1,350,000 shares held by Shotfut Menayot Chool - Phoenix Amitim (“Amitim”) and (ii) 150,000 shares held by The Phoenix Insurance Company Ltd. (“Pheonix Insurance”). Haggai Schreiber, Deputy Chief Executive Officer and Chief Investment Officer, Gilad Shamir, Chief Investment Officer and Dan Kerner, Head of Nostro, each of Amitim and Phoenix Insurance Company, may be deemed to have voting and dispositive power with respect to the securities held by Amitim and Phoenix Insurance. The address of each of Amitim and Pheonix Insurance is Derech Hashalom 53, Giv’atayim, Israel 5345433.

(5)

Consists of 700,000 shares of common stock purchased in the PIPE held by EDB Investments Pte Ltd (“EDB Investments”). EDBI Pte Ltd (“EDBI”) is the fund manager of EDB Investments. Both EDB Investments and EDBI are wholly-owned by the Economic Development Board of Singapore, a Singapore statutory board. EDBI has the power to direct the vote and disposition of the shares owned beneficially and of record by EDB Investments. The address of EDB Investments is 250 North Bridge Road, #20-03 Raffles City Tower, Singapore 179101.

(6)	Consists of 500,000 shares of common stock purchased in the PIPE. The address of Millais Limited is c/o Millais USA LLC, 767 5th Avenue, 9th Floor, New York, NY 10153.
(7)

Consists of 50,000 shares of common stock purchased in the PIPE held by Koenig Family LLC. These numbers are calculated without regard to Mr. Koenig’s membership interest in Apex Technology Sponsor LLC. Mr. Koenig is the manager of Koenig family LLC and may be deemed to beneficially own these securities.

(8)

Consists of (i) 17,239,634 shares of common stock issued in exchange for outstanding Legacy AvePoint common stock, (ii) 3,775,335 shares of common stock issuable pursuant to options held as of August 3, 2021 (the “Selling Holder Ownership Date”) and (iii) 327,675 shares of common stock issuable upon the achievement of certain earnout provisions. The 17,239,634 shares and 327,675 Earnout Shares respectively include (i) 4,788,670 shares and 81,548 Earnout Shares held by Mr. Gong’s affiliate Giocoso Holdings LLC, (ii) 804,757 shares and 13,703 Earnout Shares held by Mr. Gong’s affiliate Cadenza Holdings LLC and (iii) 239,431 shares and 4,077 Earnout Shares held by Mr. Gong’s affiliate Vivace Holdings LLC, each of which Mr. Gong may be deemed to beneficially own, as well as 2,011,112 shares and 34,248 Earnout Shares held by The Purple Harbor Trust, for which Mr. Gong is the trustee, 2,011,112 shares and 34,248 Earnout Shares held by The Purple Cove Trust, for which Mr. Gong is the trustee, and 7,384,552 shares and 159,851 Earnout Shares held by G Sonata Trust, for which Mr. Gong is the trustee. Mr. Gong holds sole voting and dispositive power with respect to the shares held of record by each trust. Mr. Gong currently serves as Executive Chairman of our board of directors and served as Chairman and Chief Executive Officer of Legacy AvePoint since its incorporation in 2001.

(9)

Consists of (i) 14,291,427 shares of common stock issued in exchange for outstanding Legacy AvePoint common stock, (ii) 1,862,424 shares of common stock issuable on the earlier of (a) July 1, 2022 and (b) specified events including change of control of AvePoint, separation of service and Mr. Jiang’s disability or death, pursuant to an agreement between us and Mr. Jiang dated June 30, 2021, (iii) 4,564,171 shares of common stock issuable pursuant to options held as of the Selling Holder Ownership Date and (iv) 260,423 shares of common stock issuable upon the achievement of certain earnout provisions. The 14,291,427 shares and 260,423 Earnout Shares respectively include (i) 3,902,404 shares and 83,505 Earnout Shares held by Mr. Jiang’s affiliate River Valley Ltd. and (ii) 2,633,766 shares and 44,851 Earnout Shares held by Red Kite LLC, which Mr. Jiang may be deemed to beneficially own, as well as 7,755,257 shares and 132,067 Earnout Shares held by the Capella 2021 GRAT, for which Mr. Jiang is the trustee. Mr. Jiang currently serves and Chief Executive Officer and a member of our board of directors and served as Co-Chief Executive Officer of Legacy AvePoint since 2008 and a director since 2005.

(10)

Consists of 50,000 shares of common stock purchased in the PIPE held by Mr. Epstein. These numbers are calculated without regard to Mr. Epstein’s membership interest in Apex Technology Sponsor LLC. Mr. Epstein currently has served as a director of AvePoint since July 2021.

(11)

Consists of (i) 90,304 shares of common stock issued in exchange for outstanding Legacy AvePoint common stock, (ii) 1,732,488 shares of common stock issuable on the earlier of (a) July 1, 2022 and (b) specified events including change of control of AvePoint, separation of service and Mr. Brown’s disability or death, pursuant to an agreement between us and Mr. Brown dated June 30, 2021, (iii) 1,551,099 shares of common stock issuable pursuant to options held as of the Selling Holder Ownership Date and (iv) 9,079 shares of common stock issuable upon the achievement of certain earnout provisions. Mr. Brown currently serves as of Chief Operating Officer and General Counsel and a member of our board of directors and served as the same for Legacy AvePoint since 2004.

(12)

Consists of (i) 478,028 shares of common stock issuable pursuant to options held as of the Selling Holder Ownership Date and (ii) 92 shares of common stock issuable upon the achievement of certain earnout provisions. Mr. Yong currently serves as our Chief Investment Officer, a role he held for Legacy AvePoint since February 2020.

(13)

Consists of 264,263 shares of common stock issuable pursuant to options held as of the Selling Holder Ownership Date. Mr. CuUnjieng currently serves as a member of our board of directors, a role he held for Legacy AvePoint since February 2020.

(14)

Consists of 528,596 shares of common stock issuable pursuant to options held as of the Selling Holder Ownership Date. Mr. Teper currently serves as a member of our board of directors, a role he held for Legacy AvePoint since December 2014.

(15)

Consists of (i) 200,000 shares of common stock purchased in the PIPE, (ii) 4,015,890 shares of common stock issued in exchange for outstanding Legacy AvePoint common stock and (iii) 70,112 shares of common stock issuable upon the achievement of certain earnout provisions held by Balmoral Blue Limited, an affiliate of John Ho. Mr. Ho and his wife, Anita Hong may be deemed to beneficially own these securities. Mr. Ho has served as a director of AvePoint since July 2021.

(16)

Consists of 283,835 shares of common stock issuable pursuant to options held as of the Selling Holder Ownership Date. Ms. Wu currently serves as our Chief Financial Officer, a role she held for Legacy AvePoint since August 2020.

(17)

Consists of (i) 9,736,250 shares of common stock, resulting from the conversion of (a) 8,750,000 shares of Apex Class B Common Stock purchased in connection with Apex’s IPO of which 2,916,700 are Sponsor Earn-Out Shares and currently deposited in escrow subject to meeting the Sponsor Vesting Conditions (as defined below) and (b) 657,500 shares of common stock which were issued as a result of the split of the Private Units in connection with the Closing and (c) 328,750 shares of common stock which can be issued upon the exercise of 328,750 Private Warrants and (ii) 328,750 Private Warrants which were issued as a result of the split of the Private Units in connection with Closing, held by Apex Technology Sponsor LLC. The Sponsor Earn-Out Shares are subject to the following vesting conditions (the “Sponsor Vesting Conditions”): a) 100% of the Sponsor Earn-Out Shares shall vest and be released to the Sponsor if at any time from and after the Closing through the seventh anniversary thereof, the Closing Price is greater than or equal to $15.00 (as adjusted for share splits, share capitalization, reorganizations, recapitalizations and the like) over any 20 trading days within any 30 trading day period; and 100% of the remaining Sponsor Earn-Out Shares that have not previously vested under the Sponsor Support Agreement (as defined herein) shall vest and be released to the Sponsor if at any time from and after the Closing through the seventh anniversary thereof, Apex consummates a Subsequent Transaction. There are three managing members of the Sponsor, Brad Koenig, Alex Vieux and Steven Fletcher. Each manager has one vote, and the approval of two of the three managing members is required to approve an action of the Sponsor. Under the so-called “rule of three”, if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and a voting or dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. Based upon the foregoing, no individual managing member of the Sponsor exercises voting or dispositive control over any of the securities held by the Sponsor, even those in which such managing member directly holds a pecuniary interest. Accordingly, none of the managing members will be deemed to have or share beneficial ownership of such shares. Mr. Epstein, a member of our board of directors is a member of the Sponsor.
(18)

Consists of (i) 152,500 shares of common stock that were issued as a result of the split of the Private Units in connection with the Closing, (ii) 76,250, shares of common stock which can be issued upon the exercise of Private Warrants and (iii) 152,500 Private Warrants that were issued as a result of the split of the Private Units in connection with the Closing. Howard W. Lutnick, through indirect beneficial ownership of the general partners of Cantor Fitzgerald & Co., has voting and investment control over the shares. Mr. Lutnick disclaims beneficial ownership of the shares except to the extent of any pecuniary interest therein. Based on information provided to us by the selling securityholder, the selling securityholder is a registered broker-dealer. Based on such information, the selling securityholder acquired the shares of common stock being registered for investment or transaction-based compensation for investment banking or similar services.

Based on such information, the selling securityholder acquired the shares of common stock being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the selling securityholder did not have any agreements or understandings with any person to distribute such shares. The business address of Cantor Fitzgerald & Co. is 110 East 59th Street, New York, New York 10022.
(19)

Consists of 28,500,592 shares of common stock issued upon exchange for shares of Series C Convertible Preferred shares of Legacy AvePoint and 715,249 shares of common stock issuable upon the achievement of certain earnout provisions. The 28,500,592 shares and 715,249 Earnout Shares respectively include (i) 13,300,276 shares and 333,783 Earnout Shares held by Avatar Investment Opportunities, LLC, (ii) 6,677,227 shares and 213,895 Earnout Shares held by Avatar Investment Solutions (A), LLC and (iii) 8,523,089 shares and 167,571 Earnout Shares held by Avatar Investment Solutions 1, LLC. Redwood IV Finance 1, LLC is the managing member of Avatar Investment Opportunities, LLC. TCS Finance (A), LLC is the managing member of Avatar Investment Solutions (A), LLC. TCS Finance 1, LLC is the managing member of Avatar Investment Solutions 1, LLC. TSSP Opportunities GenPar IV, L.P. is the manager of Redwood IV Finance 1, LLC. TSSP Capital Solutions GenPar, L.P. is the manager of each of TCS Finance (A), LLC and TCS Finance 1, LLC. Each of TSSP Opportunities GenPar IV, L.P. and TSSP Capital Solutions GenPar, L.P. is ultimately indirectly controlled by Management Company. Management Company is managed by its general partner, whose managing member is Alan Waxman. Alan Waxman disclaims beneficial ownership over the reported securities, except to the extent of his pecuniary interest therein. The address for each of these entities is 2100 McKinney Avenue, Suite 1500, Dallas, Texas 72501. The principal business address for Mr. Waxman is c/o Sixth Street Partners, LLC, 345 California Street, Suite 3300, San Francisco, CA 94104.

(20)

Consists of (i) 18,552,065 shares of common stock issued in exchange for outstanding Legacy AvePoint common stock, (ii) 1,160,988 shares of common stock issuable pursuant to options held as of the Ownership Date and (iii) 341,503 shares of common stock issuable upon the achievement of certain earnout provisions. The 18,552,065 shares and 341,503 Earnout Shares respectively include (i) 51,392 shares and 875 Earnout Shares held by Zhijian Lu, (ii) 1,608,724 shares and 27,395 Earnout Shares held The Bridge Water Trust, (iii) 804,757 shares and 13,704 Earnout Shares held by KEM Lily LLC, (iv) 6,490,706 shares and 136,107 Earnout Shares held by Fire Stone Family Trust, (v) 7,183,005 shares and 122,323 Earnout Shares held by KEM Phoenix LLC, (vi) 804,757 shares held by KEM Rose LLC and (vii) 1,608,724 shares and 27,395 Earnout Shares held by The Cherry Tree Trust. Each of The Bridge Water Trust, KEM Lily LLC, Fire Stone Family Trust, KEM Phoenix LLC, KEM Rose LLC and The Cherry Tree Trust is ultimately indirectly controlled by Zhijian Lu and he may be deemed to beneficially own these securities.

(21)

Consists of (i) 10,370,186 shares of common stock issued in exchange for outstanding Legacy AvePoint common stock, (ii) 722,881 shares of common stock issuable pursuant to options held as of the Ownership Date and (iii) 185,160 shares of common stock issuable upon the achievement of certain earnout provisions. The 10,370,186 shares and 185,160 Earnout Shares respectively include (i) 402,378 shares and 6,852 Earnout Shares held by MZ-Theta LLC, (ii) 2,670,009 shares and 53,157 Earnout Shares held by MZ-Omega1 Trust, (iii) 842,209 shares and 14,342 Earnout Shares held by The Shanmiao Trust, (iv) 1,207,145 shares and 20,557 Earnout Shares held by MZ-Alpha LLC, (v) 1,207,145 shares and 20,557 Earnout Shares held by MZ-Beta LLC, (vi) 402,378 shares and 6,852 Earnout Shares held by MZ-Delta LLC, (vii) 402,378 shares and 6,852 Earnout Shares held by MZ-Eta LLC, (viii) 2,394,335 shares and

40,774 Earnout Shares held by MZ-Gamma LLC and (ix) 842,209 shares and 14,342 Earnout Shares held by The Zhijian 2020 Trust. Each of MZ-Theta LLC, MZ-Omega1 Trust, The Shanmiao 2020 Trust, MZ-Alpha LLC, MZ-Beta LLC, MZ-Delta LLC, MZ-Eta LLC, MZ-Gamma LLC, and The Zhijian 2020 Trust is ultimately indirectly controlled by James Zhu and he may be deemed to beneficially own these securities.
(22)

Consists of (i) 168,117 shares of common stock issued in exchange for outstanding Legacy AvePoint common stock and (ii) 2,862 shares of common stock issuable upon the achievement of certain earnout provisions. Mr. Morf is the husband of Sophia Wu, who is our Chief Financial Officer, a role she served for Legacy AvePoint since August 2020.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of certain material U.S. federal income tax considerations generally applicable to the ownership and disposition of our common stock and the exercise, disposition and lapse of our Warrants. The common stock and the Warrants are referred to collectively herein as our securities. All prospective holders of our securities should consult their tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the ownership and disposition of our securities.

This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating to the ownership and disposition of our securities. This summary is based upon current provisions of the Code, existing U.S. Treasury Regulations promulgated thereunder, published administrative pronouncements and rulings of the U.S. Internal Revenue Service (the “IRS”), and judicial decisions, all as in effect as of the date of this prospectus. These authorities are subject to change and differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to holders described in this discussion. There can be no assurance that a court or the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling with respect to the U.S. federal income tax consequences to a holder of the ownership or disposition of our securities.

We assume in this discussion that a holder holds our securities as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of that holder’s individual circumstances, nor does it address the special tax accounting rules under Section 451(b) of the Code, any alternative minimum, Medicare contribution, estate or gift tax consequences, or any aspects of U.S. state, local or non-U.S. taxes or any non-income U.S. federal tax laws. This discussion also does not address consequences relevant to holders subject to special tax rules, such as holders that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below), corporations that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, governmental organizations, banks, financial institutions, investment funds, insurance companies, brokers, dealers or traders in securities, commodities or currencies, regulated investment companies or real estate investment trusts, persons that have a “functional currency” other than the U.S. dollar, tax- qualified retirement plans, holders who hold or receive our securities pursuant to the exercise of employee stock options or otherwise as compensation, holders holding our securities as part of a hedge, straddle or other risk reduction strategy, conversion transaction or other integrated investment, holders deemed to sell our securities under the constructive sale provisions of the Code, passive foreign investment companies, controlled foreign corporations, and certain former U.S. citizens or long-term residents.

In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold our securities through such partnerships. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds our securities, the U.S. federal income tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their tax advisors regarding the tax consequences of the ownership and disposition of our securities.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of our securities (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (a) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (b) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. Holder” is a beneficial owner of our securities that is neither a U.S. Holder nor a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

Tax Considerations Applicable to U.S. Holders

Taxation of Distributions

If we pay distributions or make constructive distributions (other than certain distributions of our stock or rights to acquire our stock) to U.S. Holders of shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid or deemed paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “— Tax Considerations Applicable to U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

Dividends we pay to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at long-term capital gains rates. If the holding period requirements are not satisfied, a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at ordinary income tax rates instead of the preferential rates that apply to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock

A U.S. Holder generally will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our common stock. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the common stock so disposed of exceeds one year. The amount of gain or loss recognized generally will be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its common stock so disposed of. A U.S. Holder’s adjusted tax basis in its common stock generally will equal the U.S. Holder’s acquisition cost for such common stock (or, in the case of common stock received upon exercise of a Warrant, the U.S. Holder’s initial basis for such common stock, as discussed below), less any prior distributions treated as a return of capital. Long-term capital gains recognized by non-corporate U.S. Holders generally are eligible for reduced rates of tax. If the U.S. Holder’s holding period for the common stock so disposed of is one year or less, any gain on a sale or other taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at ordinary income tax rates. The deductibility of capital losses is subject to limitations.

Exercise of a Warrant

Except as discussed below with respect to the cashless exercise of a Warrant, a U.S. Holder generally will not recognize taxable gain or loss upon the exercise of a Warrant for cash. The U.S. Holder’s initial tax basis in the share of our common stock received upon exercise of the Warrant generally will be an amount equal to the sum of the U.S. Holder’s acquisition cost of the Warrant and the exercise price of such Warrant. It is unclear whether a U.S. Holder’s holding period for the common stock received upon exercise of the Warrant would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the Warrants.

In certain circumstances, the Warrants may be exercised on a cashless basis. The U.S. federal income tax treatment of an exercise of a warrant on a cashless basis is not clear, and could differ from the consequences described above. It is possible that a cashless exercise could be a taxable event. U.S. holders are urged to consult their tax advisors as to the consequences of an exercise of a Warrant on a cashless basis, including with respect to their holding period and tax basis in the common stock received upon exercise of the Warrant.

Sale, Exchange, Redemption or Expiration of a Warrant

Upon a sale, exchange (other than by exercise), redemption, or expiration of a Warrant, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) the U.S. Holder’s adjusted tax basis in the Warrant. A U.S. Holder’s adjusted tax basis in its Warrants generally will equal the U.S. Holder’s acquisition cost of the Warrant, increased by the amount of any constructive distributions included in income by such U.S. Holder (as described below under “Tax Considerations Applicable to U.S. Holders — Possible Constructive Distributions”). Such gain or loss generally will be treated as long-term capital gain or loss if the Warrant is held by the U.S. Holder for more than one year at the time of such disposition or expiration.

If a Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s adjusted tax basis in the Warrant. Any such loss generally will be a capital loss and will be long-term capital loss if the Warrant is held for more than one year. The deductibility of capital losses is subject to certain limitations.

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of shares of common stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “Description of Capital Stock – Warrants.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of common stock that would be obtained upon exercise or an adjustment to the exercise price of the Warrant) as a result of a distribution of cash to the holders of shares of our common stock that is taxable to such holders as a distribution. Such constructive distribution would be subject to tax as described above under “Tax Considerations Applicable to U.S. Holders — Taxation of Distributions” in the same manner as if such U.S. Holder received a cash distribution from us on common stock equal to the fair market value of such increased interest.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to distributions paid to a U.S. Holder and to the proceeds of the sale or other disposition of our shares of common stock and Warrants, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number (or furnishes an incorrect taxpayer identification number) or a certification of exempt status, or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. Taxpayers should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Considerations Applicable to Non-U.S. Holders

Taxation of Distributions

In general, any distributions (including constructive distributions) we make to a non-U.S. Holder of shares on our common stock, to the extent paid or deemed paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In the case of any constructive dividend (as described below under “Non-U.S. Holders — Possible Constructive Distributions”), it is possible that this tax would be withheld from any amount owed to a non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from Warrants or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of our common stock and, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under “— Tax Considerations Applicable to Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants” below.

Dividends we pay to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (or, if a tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) generally will not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (generally by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Exercise of a Warrant

The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a Warrant generally will correspond to the U.S. federal income tax treatment of the exercise of a Warrant by a U.S. Holder, as described under “— Tax Considerations Applicable to U.S. Holders — Exercise of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the tax consequences to the non-U.S. Holder would be the same as those described below in “— Tax Considerations Applicable to Non-U.S. Holders — Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants.”

Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants

A non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our common stock or Warrants or an expiration or redemption of our Warrants, unless:

•

the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder);

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. Holder held our common stock or Warrants and, in the case where shares of our common stock are regularly traded on an established securities market, the non-U.S. Holder has owned, directly or constructively, more than 5% of our common stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period for the shares of our common stock. These rules may be modified as applied to the Warrants. There can be no assurance that our common stock will or will not be treated as regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above generally will be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.

If the third bullet point above applies to a non-U.S. Holder and applicable exceptions are not available, gain recognized by such holder on the sale, exchange or other disposition of our common stock or Warrants, as applicable, will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our common stock or Warrants from such holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not believe we currently are or will become a United States real property holding corporation; however, there can be no assurance in this regard. Non-U.S. Holders are urged to consult their tax advisors regarding the application of these rules.

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of shares of common stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “Description of Capital Stock — Warrants.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a non-U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of common stock that would be obtained upon exercise or an adjustment to the exercise price of the Warrant) as a result of a distribution of cash to the holders of shares of our common stock which is taxable to such holders as a distribution. A non-U.S. Holder would be subject to U.S. federal income tax withholding as described above under “Tax Considerations Applicable to Non-U.S. Holders — Taxation of Distributions” under that section in the same manner as if such non-U.S. Holder received a cash distribution from us on common stock equal to the fair market value of such increased interest.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) impose a U.S. federal withholding tax of 30% on certain payments paid to a foreign financial institution (as specifically defined by applicable rules) unless such institution enters into an agreement with the

U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). FATCA also generally imposes a federal withholding tax of 30% on certain payments to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding substantial direct and indirect U.S. owners of the entity. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules.

FATCA withholding currently applies to payments of dividends. The U.S. Treasury Department has released proposed regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a disposition of our common stock. In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers may generally rely on the proposed regulations until final regulations are issued. Non-U.S. Holders are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in our securities..

Information Reporting and Backup Withholding.

Information returns will be filed with the IRS in connection with payments of distributions and the proceeds from a sale or other disposition of our common stock and Warrants. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the rights of our common stock and preferred stock. This summary is qualified by reference to the complete text of our amended and restated certificate of incorporation and amended and restated bylaws filed as exhibits to the registration statement of which this prospectus forms a part.

General

Our amended and restated certificate of incorporation authorizes us to issue up to 1,000,000,000 shares of common stock, $0.0001 par value per share, and 20,000,000 shares of preferred stock, par value $0.0001 per share. Upon the closing of the Business Combination, there were 180,272,638 shares of common stock issued and outstanding.

Common Stock

Voting Rights

Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Under our amended and restated certificate of incorporation, our stockholders will not have cumulative voting rights. Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election.

Dividend Rights

Subject to preferences that may apply to any then-outstanding preferred stock, the holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds. We do not anticipate paying any cash dividends in the foreseeable future.

Liquidation Rights

In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Preemptive or Similar Rights

Holders of common stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Preferred Stock

Under our amended and restated certificate of incorporation our board of directors may, without further action by our stockholders, fix the rights, preferences, privileges and restrictions of up to an aggregate of 20,000,000 shares of preferred stock in one or more series and authorize their issuance. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock. Any issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders would receive dividend payments and payments on liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deterring or preventing a change of control or other corporate action. No shares of preferred stock are outstanding as of the closing of the Business Combination. We have no present plans to issue any shares of preferred stock.

Stock Awards

Upon the closing of the Business Combination, we assumed stock awards to purchase an aggregate of 26,155,711 shares of common stock that were outstanding under Legacy AvePoint’s 2016 Equity Incentive Plan. As of the closing of the Business Combination, 14,602,696 shares of common stock were reserved for future issuance under our 2021 Equity Incentive Plan, which amount may be subject to increase from time to time, and no stock awards had been granted pursuant to such plan. For additional information regarding the terms of these plans, see “Executive Compensation—Employee Benefit and Stock Plans.” We intend to file one or more registration statements on Form S-8 with respect to these plans after 60 days from the closing of the Business Combination.

Warrants

As of the closing of the Business Combination, there were 17,905,000 Warrants to purchase common stock outstanding, consisting of 17,500,000 Public Warrants and 405,000 Private Warrants held by the Sponsors. Each warrant entitles the registered holder to purchase one share of common stock at a price of $11.50 per share at any time commencing 30 days after the closing of the Business Combination. The Warrants will expire at 5:00 p.m., New York City time, on the fifth anniversary of the closing of the Business Combination, or earlier upon redemption or liquidation.

Holders of Public Warrants cannot pay cash to exercise their Public Warrants unless we have an effective and current registration statement covering the issuance of the shares underlying such Warrants and a current prospectus relating thereto. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the Public Warrants is not effective within a specified period following the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise Warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their Warrants on a cashless basis. In the event of such cashless exercise, each holder would pay the exercise price by surrendering the Warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the shares of common stock for the five trading days ending on the trading day prior to the date of exercise.

The Private Warrants are identical to the Public Warrants except that such warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the Apex Initial Stockholders or their permitted transferees.

We may call the Public Warrants for redemption, in whole and not in part, at a price of $0.01 per warrant,

•	at any time after the warrants become exercisable;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder;

•

if, and only if, the reported last sale price of the shares of common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at any time after the warrants become exercisable and ending on the third trading day prior to the notice of redemption to warrant holders; and

•	if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants.

The right to exercise will be forfeited unless the Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for our Warrants was established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the Warrants.

If we call the Warrants for redemption as described above, our management will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the shares of common stock for the 5 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants.

The Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of at least a majority of the then outstanding Public Warrants and Private Warrants, if such modification or amendment is being undertaken prior to, or in connection with, the closing, or Warrants, if such modification or amendment is being undertaken after the closing, in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of shares of common stock issuable on exercise of the Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. The Warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices.

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the office of the warrant agent, with the subscription form, as set forth in the warrant, duly executed, accompanied by full payment of the exercise price, by certified or official bank check payable to the order of the warrant agent, for the number of Warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of common stock and any voting rights until they exercise their Warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrant holders may elect to be subject to a restriction on the exercise of their Warrants such that an electing warrant holder would not be able to exercise their Warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the shares of common stock outstanding.

Anti-Takeover Provisions

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the DGCL, which generally prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its amended and restated certificate of incorporation or amended and restated bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

Certificate of Incorporation and Bylaws

Among other things, our amended and restated certificate of incorporation and amended and restated bylaws will:

•

permit our board of directors to issue up to 20,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change of control;

•	provide that the authorized number of directors may be changed only by resolution of our board of directors or stockholders;

•

provide that, subject to the rights of any series of preferred stock to elect directors, directors may only be removed with or without cause, which removal may be effected, subject to any limitation imposed by law, by the holders of at least 66 2/3% of the voting power of all of our then-outstanding shares of the capital stock entitled to vote generally at an election of directors;

•

provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent or electronic transmission;

•

provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

•

provide that special meetings of our stockholders may be called by the president of our board of directors and shall be called by the president or secretary at the request in writing of a majority of the Board or at the request in writing of stockholders owning at least 50% in amount of the entire capital stock of the corporation issued and outstanding and entitled to vote. and

•

not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

The amendment of any of these provisions would require approval by the holders of at least 66 2/3% of the voting power of all of our then-outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class.

The combination of these provisions will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock.

The amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for actions or proceedings brought under Delaware statutory or common law: (1) any derivative action or proceeding brought on our behalf of the Company; (2) any action asserting a breach of fiduciary duty owed by any current or former director, officer or stockholder of the Company, to the Company or the Company’s stockholders; (3) any action asserting a claim against us arising under the Delaware General Corporation Law; (4) any action regarding the certificate of incorporation or our amended and restated bylaws (as either may be amended from time to time); (5) any action as to which the Delaware General Corporate Law confers jurisdiction to the Court of Chancery of the State of Delaware; (6) any action asserting a claim against us that is governed by the internal affairs doctrine , in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants . The amended and restated certificate of incorporation further provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision of our amended and restated certificate of incorporation will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder and therefore bring a claim in another appropriate forum. Additionally, we cannot be certain that a court will decide that this provision is either applicable or enforceable, and if a court were to find the choice of forum provision contained in the amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Limitations of Liability and Indemnification

See “Management – Limitation on Liability and Indemnification of Directors and Officers.”

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted common stock or Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted common stock or Warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of our common stock then outstanding; or

•	the average weekly reported trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	issuer of the securities that was formerly a shell company ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC reflecting its status as an entity that is not a shell company.

Common stock that stockholders of Legacy AvePoint received in connection with the Business Combination are freely tradable without restriction or further registration under the Securities Act, except for certain shares of our common stock issued pursuant to the 2016 Plan and 2021 Plan, and any shares issued to our affiliates within the meaning of Rule 144.

As of the date of this prospectus, there are 17,905,000 Warrants outstanding, consisting of 17,500,000 Public Warrants, and 405,000 Private Warrants. The Public Warrants are freely tradable. In addition, we are obligated to use best efforts to file a registration statement under the Securities Act covering 17,500,000 shares of our common stock that may be issued upon the exercise of the Public Warrants no later than 15 days after the Closing, and cause such registration statement to become effective and maintain the effectiveness of such registration statement until the expiration of the Public Warrants.

Registration Rights Agreement

In connection with the Closing of the Business Combination, we entered into the Registration Rights Agreement on July 1, 2021, pursuant to which the holders of Registrable Securities (as defined therein) became entitled to, among other things, customary registration rights, including demand, piggy-back and shelf registration rights. The Registration Rights Agreement also provides that the we will pay certain expenses relating to such registrations and indemnify the registration rights holders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act.

For a detailed description of the Registration Rights Agreement, see the section titled “Certain Relationships and Related Party Transactions—AvePoint Related Agreements—Registration Rights Agreement.”

Transfer Agent

The transfer agent for our securities is Continental Stock Transfer & Trust Company. The transfer agent’s address is One State Street Plaza, 30th Floor New York, New York 10004.

PLAN OF DISTRIBUTION

We are registering the issuance by us of (i) up to 17,905,000 shares of common stock, including shares of common stock issuable upon exercise of the Private Warrants, consisting of (i) 405,000 shares of common stock that are issuable upon the exercise of 405,000 Private Warrants and (ii) 17,500,000 shares of common stock that are issuable upon the exercise of 17,500,000 Public Warrants. We are also registering the resale by the selling securityholders or their permitted transferees from time to time of (i) up to 136,029,478 shares of common stock (including up to 405,000 shares of common stock that may be issued upon exercise of the Private Warrants, up to 13,329,196 shares of common stock issuable pursuant to outstanding options, up to 1,912,155 shares of common stock issuable as Earnout Shares and and 2,916,700 Sponsor Earn-Out Shares) and (ii) up to 405,000 Private Warrants.

We are required to pay all fees and expenses incident to the registration of the securities to be offered and sold pursuant to this prospectus. The selling securityholders will bear all commissions and discounts, if any, attributable to their sale of securities.

We will not receive any of the proceeds from the sale of the securities by the selling securityholders. We will receive proceeds from Warrants exercised in the event that such Warrants are exercised for cash. The aggregate proceeds to the selling securityholders will be the purchase price of the securities less any discounts and commissions borne by the selling securityholders.

The shares of common stock beneficially owned by the selling securityholders covered by this prospectus may be offered and sold from time to time by the selling securityholders. The term “selling securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling securityholders may sell their securities by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•

block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position (including 2,916,700 Sponsor Earn-Out Shares (as defined below)) and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of Nasdaq;

•

through trading plans entered into by a selling securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	short sales;

•

distribution to employees, members, limited partners or stockholders of the selling securityholders; through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise;

•	by pledge to secured debts and other obligations;

•	delayed delivery arrangements;

•	to or through underwriters or broker-dealers;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;

•	in options transactions;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

In addition, a selling securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may, at our option, file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the securities short and redeliver the securities to close out such short positions. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker- dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the selling securityholders and their affiliates. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

A holder of Warrants may exercise its Warrants in accordance with the Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the Warrant Agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

We have agreed to indemnify the selling securityholders against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the Warrants or shares offered by this prospectus.

We have agreed with the selling securityholders to keep the registration statement of which this prospectus constitutes a part effective until such time as all of the securities covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or such securities have been withdrawn or, in the case of shares issued pursuant to the Subscription Agreements, until three years from the effective date of this registration statement.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Cooley LLP, Palo Alto, CA.

EXPERTS

The consolidated financial statements of AvePoint, Inc. as of December 31, 2020 and 2019 and for each of the three years in the period ended December 31, 2020 included in this Prospectus have been so included in reliance on the report of Crowe LLP (“Crowe”), independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Apex Technology Acquisition Corporation and Subsidiaries as of December 31, 2020 and 2019, and for the year ended December 31, 2020 and for the period from April 5, 2019 (inception) through December 31, 2019, appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as stated in their report thereon (which includes an explanatory paragraph relating to Apex Technology Acquisition Corporation and Subsidiaries’ ability to continue as a going concern) and included in this proxy statement/prospectus, in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

Crowe has informed our board of directors that two of its international associated entities, Crowe Horwath Osborne AB, or Crowe Sweden, and Crowe Horwath (NZ) Limited, or Crowe NZ, had been providing payroll payment services, or the Services, related to employee(s) in AvePoint’s Swedish branch, or AvePoint Sweden, and in AvePoint’s New Zealand subsidiary, or AvePoint NZ, since 2015. AvePoint Sweden had, depending on the date, one or two employees, and AvePoint NZ had one employee, during the periods in question. The services are inconsistent with the auditor independence rules of the SEC and the Public Company Accounting Oversight Board. Crowe Sweden and Crowe NZ were paid less than $1,500 and $2,000 per annum for the Services, respectively. The provisioning of the Services was terminated in September 2020 for Crowe Sweden, and in November 2018 for Crowe NZ.

Crowe considered whether the matters noted above impacted its objectivity and ability to exercise impartial judgment with regard to its engagement as AvePoint’s auditors and has concluded that there has been no impairment of Crowe’s objectivity and ability to exercise impartial judgment on all matters encompassed within its audits. Crowe believed and currently believes that a reasonable investor with knowledge of all relevant facts and circumstances would reach the same conclusion. Based on the information provided by Crowe, after taking into consideration the facts and circumstances of the above matter and Crowe’s conclusion, AvePoint and AvePoint’s board of directors also concluded that Crowe’s objectivity and ability to exercise impartial judgment has not been impaired.

In reaching AvePoint’s respective conclusions, AvePoint, AvePoint’s board of directors and Crowe considered, among other factors, the following:

•

Crowe Sweden and Crowe NZ were paid $1,500 and $2,000 per annum for the services, respectively, which are de minimis in light of AvePoint’s total operating expenses, as well as aggregate audit fees paid to Crowe;

•	AvePoint Sweden and AvePoint NZ are immaterial on a consolidated basis to AvePoint; and

•	No Crowe Sweden or Crowe NZ personnel who provided services are members of the Crowe audit team.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the securities being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to AvePoint and the securities offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for review at the SEC’s website at www.sec.gov. We also maintain a website at www.AvePoint.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this Form S-1 and, if not defined in the Form S-1, the Proxy Statement. Unless the context otherwise requires, the “Company” refers to AvePoint, Inc. and its subsidiaries after the Closing, and Apex Technology Acquisition Corp. prior to the Closing.

Introduction

The Company is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of Legacy AvePoint becoming a wholly-owned subsidiary of Apex Technology Acquisition Corp. (“Apex”) as a result of Apex’s wholly-owned subsidiary, Merger Sub 1, merging with and into Legacy AvePoint, and Legacy AvePoint surviving the merger (the “First Merger”). AvePoint subsequently merged with and into Merger Sub 2, with Merger Sub 2 surviving the Second Merger as a wholly-owned subsidiary of Apex. Subsequent to the transaction, Apex was renamed AvePoint, Inc. (the “Business Combination”). The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release 33-10786, “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

The following unaudited pro forma condensed combined balance sheet as of March 31, 2021 assumes that the Business Combination occurred on March 31, 2021. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 and the year ended December 31, 2020 present pro forma effect to the Business Combination as if it had been completed on January 1, 2020.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the Combined Company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. Further, the pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the Combined Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The historical financial information of Apex was derived from the unaudited financial statements of Apex as of and for the three months ended March 31, 2021 and the audited financial statements of Apex as of and for the year ended December 31, 2020, included elsewhere in this Form S-1. The historical financial information of AvePoint was derived from the unaudited condensed consolidated financial statements of AvePoint as of and for the three months ended March 31, 2021 and the audited consolidated financial statements of AvePoint as of and for the year ended December 31, 2020, included elsewhere in this Form S-1. This information should be read together with Apex’s and AvePoint’s unaudited and audited financial statements and related notes, the sections titled “Apex Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “AvePoint Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this Form S-1.

Description of the Business Combination

At Close, the aggregate consideration paid to AvePoint’s equityholders was (i) the Aggregate Cash Consideration, which equals an amount in cash of approximately $249 million, minus a deduction for the PIPE Fees (approximately $4.3 million) and (ii) the Aggregate Stock Consideration and Aggregate Option Consideration, which equals 144,576,315 shares of Apex Common Stock, which includes shares of Apex Common Stock that may be issuable pursuant to the exercise of exchanged AvePoint stock options (calculated using the treasury stock method). Each share of AvePoint’s common stock and preferred stock was converted into approximately 8.6914 shares of common stock of the Company based on the determined exchange ratio.

Following the Closing, in addition to the Aggregate Cash Consideration and Aggregate Stock Consideration, the holders of AvePoint Preferred Stock, AvePoint Common Stock and AvePoint Options were issued additional shares of Apex Common Stock, as follows:

•

1,000,000 shares of Apex Common Stock, in the aggregate, if at any time from and after the Closing through the seventh anniversary thereof (x) the Closing Price is greater than or equal to $12.50 over any 20 Trading Days within any 30 Trading Day period or (y) Apex consummates a Subsequent Transaction, which results in the stockholders of Apex having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $12.50 per share.

•

1,000,000 shares of Apex Common Stock, in the aggregate, if at any time from and after the Closing through the seventh anniversary thereof (x) the Closing Price is greater than or equal to $15.00 over any 20 Trading Days within any 30 Trading Day period or (y) Apex consummates a Subsequent Transaction, which results in the stockholders of Apex having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $15.00 per share.

•

1,000,000 shares of Apex Common Stock, in the aggregate, if at any time from and after the Closing through the seventh anniversary thereof (x) the Closing Price is greater than or equal to $17.50 over any 20 Trading Days within any 30 Trading Day period or (y) Apex consummates a Subsequent Transaction, which results in the stockholders of Apex having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $17.50 per share. For the avoidance of doubt, the maximum amount of the Contingent Consideration is 3,000,000 shares of Apex Common Stock, in the aggregate.

Each holder of an Unvested Exchange Option that remains unvested when the contingent milestone is achieved will be issued an award of restricted stock units of the Company for a number of shares of Common Stock equal to such portion of the Contingent Consideration issuable with respect to the Unvested Exchange Option (“Earn-Out RSUs”). Such Earn-Out RSUs will vest in equal amounts over the remaining vesting schedules of the applicable Unvested Exchange Option.

In addition, pursuant to the Sponsor Support Agreement, the Sponsor agreed to deposit 2,916,700 shares of its existing Apex Common Stock (“Sponsor Earn-Out Shares”) into escrow and such shares will be subject to the vesting provisions set forth below:

•

100% of the Sponsor Earn-Out Shares shall vest and be released to the Sponsor if at any time from and after the Closing through the seventh anniversary thereof, the Closing Price is greater than or equal to $15.00 (as adjusted for share splits, share capitalization, reorganizations, recapitalizations and the like) over any 20 trading days within any 30 trading day period; and

•

100% of the remaining Sponsor Earn-Out Shares that have not previously vested under the Sponsor Support Agreement shall vest and be released to the Sponsor if at any time from and after the Closing through the seventh anniversary thereof, Apex consummates a Subsequent Transaction.

Upon the closing of the Business Combination, public stockholders of Apex were offered the opportunity to redeem shares of Class A common stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit in the trust account. The unaudited condensed combined pro forma financial statements reflect actual redemptions of 17,372 shares of Class A common stock at $10.05 per share (based on the marketable securities held in the trust account of approximately $351.7 million).

The following summarizes the consideration (excluding the earn out shares):

(in thousands, except for share amounts)
Shares transferred at Closing (1)	144,576,315
Cash transferred at Closing (2), (3)	248,925
Value per share (4)	10.00

Total Consideration	1,694,688

(1)

The number of shares in the table above includes the issuance of approximately 29,424,313 shares underlying AvePoint Options. These amounts are presented net of an implied share buyback of approximately 6,578,137 options. AvePoint Options do not represent legally outstanding shares of common stock at Closing.

(2)	The cash consideration amount is subject to a deduction for PIPE fees of approximately $4.3 million, which resulted in cash transferred at Closing of $244.6 million.
(3)	The cash consideration reflects actual cash election percentages by the electing AvePoint shareholders (the range of election percentages was between 2.1% and 12.4%).
(4)	Share Consideration is calculated using a $10.00 reference price. The closing price on July 1, 2021 (date of consummation of the Business Combination) was $12.11.

The following table summarizes the pro forma common stock shares outstanding at Close:

	Shares	%
AvePoint shareholders (1),(2),(3)	151,154,452	73.2%
Apex public shareholders (4)	34,982,628	16.9%
PIPE investors	14,000,000	6.8%
Apex sponsor shares (5)	5,833,300	2.8%
Apex private placement shares	657,500	0.3%
Shares underlying underwriter purchase option	152,500	0.1%

Pro Forma common stock at the Closing	206,780,380

AvePoint Options (2)	(29,424,313)

Pro Forma common stock Outstanding at the Closing	177,356,067

(1)

Excludes 3,000,000 of common stock in earn-out consideration. The earn-out consideration is made-up of three tranches and subject to price triggers of $12.50, $15.00, and $17.50, respectively. These shares are not deemed to be outstanding as the price triggers have not yet been achieved for 20 Trading Days within any 30 Trading Day period subsequent to the Closing.

(2)

The number of shares in the table above includes the issuance of 29,424,313 shares of common stock underlying AvePoint Options. The actual number of shares issued was 22,846,176, which is net of an implied share buyback of approximately 6,578,137 options. AvePoint Options do not represent legally outstanding shares of common stock at Closing.

(3)	The number of AvePoint shares in the table above reflects actual cash election percentages by the electing AvePoint Shareholders (the range of election percentages was between 2.1% and 12.4%).
(4)

The number of shares held by Apex public shareholders and the percentages derived there from do not include an assumption that the 143,564 shares of Apex Class A Common Stock acquired by AvePoint will be held as treasury stock following the consummation of the Business Combination.

(5)

Excludes 2,916,700 of Sponsor Earn-Out Shares that are owned by the Sponsor and held in escrow. The release of the Sponsor Earn-Out Shares is subject to the Closing Price being greater than or equal to $15.00 over any 20 trading days within any 30 trading day period after the Closing through the seventh anniversary thereof. For illustrative purposes, the Company has elected not to show the Sponsor Earn-Out Shares as part of the capitalization table as the Sponsor will not have possession of these shares until the price trigger is achieved. However, while the Sponsor Earn-Out Shares are held in escrow, the Sponsor shall have full ownership rights to its earn out shares, including the right to vote such shares and to receive dividends and distributions thereon.

The following unaudited pro forma condensed combined balance sheet as of March 31, 2021 and the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and the year ended December 31, 2020 are based on the historical financial statements of the Company and AvePoint. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2021

(in thousands)

	As of March 31, 2021				As of March 31, 2021
	AvePoint (Historical)	Apex (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$64,565	$139	$351,890	(A)	$258,552
			140,000	(B)
			(50	)(C)
			(51,331	)(D)
			(244,555	)(G)
			(1,631	)(L)
			(300	)(M)
			(175	)(N)
Short-term investments	1,256	—	—		1,256
Accounts receivable	41,372	—	—		41,372
Prepaid rent	690	—	—		690
Prepaid expenses and other current assets	2,004	105	—		2,109
Prepaid income taxes	—	477	—		477

Total current assets	109,887	721	193,848		304,456
Non-current assets:
Cash and marketable securities held in Trust Account	—	351,890	(351,890	)(A)	—
Property and equipment, net	2,651	—	—		2,651
Deferred contract costs	32,800	—	—		32,800
Long-term unbilled receivables	5,543	—	—		5,543
Other assets	8,841	—	(3,351	)(D)	5,490

Total non-current assets	49,835	351,890	(355,241)		46,484

TOTAL ASSETS	$159,722	$352,611	$(161,393)		$350,940

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	1,568	—	(66	)(D)	1,502
Accrued expenses and other liabilities	17,660	6,003	(5,615	)(D)	18,048
Current portion of deferred revenue	64,932	—	—		64,932
Promissory note - related party	—	300	(300	)(M)	—
Franchise tax payable	—	50	(50	)(C)	—

Total current liabilities	84,160	6,353	(6,031)		84,482
Non-current liabilities:
Deferred underwriting compensation	—	13,150	(13,150	)(D)	—
Warrant liability	—	47,247	(45,850	)(K)	1,397
Long-term portion of deferred revenue	8,289	—	—		8,289
Share-based awards classified as liabilities	44,516	—	(44,516	)(G)	—
Contingent consideration	—	—	20,491	(J)	20,491
Other non-current liabilities	3,602	—	—		3,602

Total non-current liabilities	56,407	60,397	(83,025)		33,779

TOTAL LIABILITIES	140,567	66,750	(89,056)		118,261

Commitments and Contingencies
Mezzanine equity:
Class A stock subject to possible redemption	—	280,861	(280,861	)(E)	—
Redeemable convertible preferred stock	192,184	—	(192,184	)(G)	—
Redeemable value of common shares	24,891	—	(24,891	)(G)	—
Share-based awards	1,591	—	(1,591	)(G)	—
Redeemable noncontrolling interest	3,696	—	—		3,696

Total mezzanine equity	222,362	280,861	(499,527)		3,696
STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock	—	—	—		—
Class A common stock	—	1	1	(B)	18

	As of March 31, 2021				As of March 31, 2021
	AvePoint (Historical)	Apex (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
			3	(E)
			1	(F)
			12	(G)
			—	(N)
Class B common stock	—	1	(1	)(F)	—
Common stock	12	—	(12	)(G)	—
Additional paid-in capital	108,972	34,444	139,999	(B)	549,408
			(30,403	)(D)
			280,858	(E)
			18,627	(G)
			(29,446	)(H)
			1,173	(I)
			(20,491	)(J)
			45,850	(K)
			(175	)(N)
Accumulated other comprehensive income	1,548	—	—		1,548
Accumulated deficit	(313,739)	(29,446)	(5,448	)(D)	(320,360)
			29,446	(H)
			(1,173	)(I)
Treasury stock, at cost	—	—	(1,631	)(L)	(1,631)

TOTAL STOCKHOLDERS EQUITY (DEFICIT)	(203,207)	5,000	427,190		228,983

TOTAL LIABILITIES, MEZZANINE EQUITY, AND STOCKHOLDERS’ EQUITY (DEFICIT)	$159,722	$352,611	$(161,393)		$350,940

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2021

(in thousands, except share and per share amounts)

	For the Three Months Ended March 31, 2021				For the Three Months Ended March 31, 2021
	AvePoint (Historical)	Apex (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Revenues:
Saas	$18,259	$—	$—		$18,259
Termed license and support	8,727	—	—		8,727
Services	5,916	—	—		5,916
Maintenance and OEM	5,409	—	—		5,409
Perpetual license	489	—	—		489

Total revenues	38,800	—	—		38,800
Cost of revenues:
Saas	4,440	—	—		4,440
Termed license and support	273	—	—		273
Services	5,585	—	2	(EE)	5,587
Perpetual license, maintenance and OEM	480	—	—		480
Total cost of revenues	10,778	—	2		10,780

Gross margin	28,022	—	(2)		28,020

Operating expenses:
Sales and marketing	19,301	—	21	(EE)	19,322
General and administrative	10,292	1,842	(2,749	)(AA)	9,599
			214	(EE)
Research and development	4,102	—	17	(EE)	4,119
Depreciation and amortization	258	—	—		258
Franchise tax expense	—	50	—		50

Total operating expenses	33,953	1,892	(2,497)		33,348

Income (loss) from operations	(5,931)	(1,892)	2,495		(5,328)
Change in fair value of warrant liability	—	30,172	(29,050	)(DD)	1,122
Interest earned on marketable securities held in a Trust Account	—	32	(32	)(CC)	—
Interest income, net	13	—	—		13
Other income (expense), net	(63)	—	—		(63)

Income (loss) before income taxes	(5,981)	28,312	(26,587)		(4,256)
Income tax expense (benefit)	(1,039)	—	—	(FF)	(1,039)

Net income (loss)	$(4,942)	$28,312	$(26,587)		$(3,217)

Net income attributable to noncontrolling interest	(397)	—	—		(397)
Deemed dividends on preferred stock	(8,794)	—	8,794	(GG)	—

Net income (loss) available to common shareholders	$(14,133)	$28,312	$(17,793)		$(3,614)

Weighted average shares outstanding - Common stock	11,594,532
Common stock - basic and diluted	$(1.22)
Weighted average shares outstanding - Class A common stock		35,000,000			177,356,067
Class A Stock - basic and diluted		$—			$(0.02)
Basic weighted average shares outstanding - Class A and Class B non-redeemable common stock		9,560,000
Class A and Class B non-redeemable common stock - basic		$2.96

	For the Three Months Ended March 31, 2021			For the Three Months Ended March 31, 2021
	AvePoint (Historical)	Apex (Historical)	Transaction Accounting Adjustments	Pro Forma Combined
Diluted weighted average shares outstanding - Class A and Class B non-redeemable common stock		12,757,321
Class A and Class B non-redeemable common stock - diluted		$(0.15)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2020

(in thousands, except share and per share amounts)

	For the Year Ended December 31, 2020				For the Year Ended December 31, 2020
	AvePoint (Historical)	Apex (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Revenues:
Saas	$52,074	$—	$—		$52,074
Termed license and support	38,949	—	—		38,949
Services	34,140	—	—		34,140
Maintenance and OEM	23,462	—	—		23,462
Perpetual license	2,908	—	—		2,908

Total revenues	151,533	—	—		151,533
Cost of revenues:
Saas	11,050	—	—		11,050
Termed license and support	1,930	—	—		1,930
Services	26,089	—	7	(EE)	26,096
Perpetual license, maintenance and OEM	1,221	—	—		1,221
Total cost of revenues	40,290	—	7		40,297

Gross margin	111,243	—	(7)		111,236

Operating expenses:
Sales and marketing	76,545	—	138	(EE)	76,683
General and administrative	36,872	5,310	6,739	(AA)	47,126
			(4,397	)(AA)
			1,173	(BB)
			1,429	(EE)
Research and development	12,204	—	117	(EE)	12,321
Depreciation and amortization	1,059	—	—		1,059
Franchise tax expense	—	201	—		201

Total operating expenses	126,680	5,511	5,199		137,390

Income (loss) from operations	(15,437)	(5,511)	(5,206)		(26,154)
Change in fair value of warrant liability	—	(56,472)	54,775	(DD)	(1,697)
Interest earned on marketable securities held in a Trust Account	—	1,671	(1,671	)(CC)	—
Interest income, net	41	—	—		41
Other income (expense), net	(511)	—	—		(511)

Income (loss) before income taxes	(15,907)	(60,312)	47,898		(28,321)
Income tax expense (benefit)	1,062	411	—	(FF)	1,473

Net income (loss)	$(16,969)	$(60,723)	$47,898		$(29,794)

Net income attributable to noncontrolling interest	(27)	—	—		(27)
Deemed dividends on preferred stock	(34,446)	—	34,446	(GG)	—

Net income (loss) available to common shareholders	$(51,442)	$(60,723)	$82,344		$(29,821)

Weighted average shares outstanding - Common stock	10,313,350
Common stock - basic and diluted	$(4.99)
Weighted average shares outstanding - Class A common stock		35,000,000			177,356,067
Class A Stock - basic and diluted		$0.03			$(0.17)
Weighted average shares outstanding - Class A and Class B non-redeemable common stock		9,560,000
Class A and Class B non-redeemable common stock - basic and diluted		$(6.46)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Basis of Presentation

The Business Combination was accounted for as a reverse recapitalization in accordance with GAAP as AvePoint was determined to be the accounting acquirer, primarily due to the fact that AvePoint shareholders continue to control the Combined Company. Under this method of accounting, while Apex was the legal acquirer, it was treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination was treated as the equivalent of AvePoint issuing stock for the net assets of Apex, accompanied by a recapitalization. The net assets of Apex were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of AvePoint.

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 assumes that the Business Combination occurred on March 31, 2021. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 and the year ended December 31, 2020 present pro forma effect to the Business Combination as if it had been completed on January 1, 2020.

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 has been prepared using, and should be read in conjunction with, the following:

•	Apex’s unaudited balance sheet as of March 31, 2021 and the related notes as of March 31, 2021, included elsewhere in this Form S-1;

•	AvePoint’s unaudited condensed consolidated balance sheet as of March 31, 2021 and the related notes as of March 31, 2021, included elsewhere in this Form S-1.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 has been prepared using, and should be read in conjunction with, the following:

•	Apex’s unaudited statement of operations for the three months ended March 31, 2021 and the related notes, included elsewhere in this Form S-1; and

•	AvePoint’s unaudited condensed statement of operations for the three months ended March 31, 2021 and the related notes, included elsewhere in this Form S-1.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 has been prepared using, and should be read in conjunction with, the following:

•	Apex’s audited statement of operations for the year ended December 31, 2020 and the related notes, included elsewhere in this Form S-1; and

•	AvePoint’s audited statement of operations for the year ended December 31, 2020 and the related notes, included elsewhere in this Form S-1.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that the Company believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. The Company believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Combined Company. They should be read in conjunction with the historical financial statements and notes thereto of Apex and AvePoint.

2.	Accounting Policies

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Combined Company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

3.	Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). The Company has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Combined Company filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of the Combined Company’s shares outstanding, assuming the Business Combination occurred on January 1, 2020.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2021 are as follows:

(A)	Reflects the reclassification of $351.9 million of cash and cash equivalents held in the Trust Account at the balance sheet date that became available to fund the Business Combination.

(B)	Reflects the proceeds from the private placement of 14,000,000 shares of common stock at $10.00 per share pursuant to the PIPE Investment.

(C)	Reflects the settlement of the Apex’s historical liabilities at transaction close.

(D)	Represents the settlement of unpaid transaction costs totaling $51.3 million. Classification of the total transaction costs of $56.6 million is as follows:

(in thousands)	Amount
Costs related to issuance of equity
Deferred underwriting fees	13,150
Amounts incurred and paid	3,325
Amounts incurred and not yet paid	5,615
Amounts to be incurred as part of the transaction	20,687

Subtotal	42,777
Transaction expenses
Amounts incurred and paid	1,934
Amounts incurred and not yet paid	66
Amounts to be incurred as part of the transaction	5,448

Subtotal	7,448

PIPE fees*	6,365

Grand Total	56,590

*	Includes approximately $4.3 million of PIPE fees paid by the selling AvePoint shareholders as discussed further in Adjustment G.

(E)	Reflects the reclassification of $280.9 million of Class A common stock subject to possible redemption to permanent equity.

(F)

Reflects the conversion of Class B common stock to Class A common stock. In connection with the closing of the Business Combination, all shares of Class B common stock converted into shares of Class A common stock.

(G)

Represents recapitalization of AvePoint equity and issuance of 121,730,139 of the Combined Company’s common stock, as well as payment of $244.6 million of cash to AvePoint shareholders as consideration for the Business Combination. The cash consideration amount of $248.9 million was reduced to $244.6 million as the AvePoint selling shareholders are paying PIPE fees of $4.3 million. This adjustment also reflects the reclassification of AvePoint share- based awards classified as liabilities as the put option triggering liability classification expires upon the Closing of the Business Combination.

(H)

Reflects the reclassification of the Company’s historical retained earnings. A portion of the historical retained earnings balance includes a reclassification of $5.6 million of transaction costs that were previously incurred by Apex but have subsequently been determined to be equity issuance costs for the post-combination company. Refer to Adjustment D above.

(I)	Reflects a one-time compensation charge of $1.2 million due to PRC Options provided to certain employees becoming exercisable as a result of the Business Combination.

(J)

Represents recognition of Earn-Out Consideration as derivatives that will not qualify for equity classification. Therefore, these amounts are classified as liabilities in the pro forma balance sheet and recognized at their estimated fair values of $20.5 million at the closing of the Business Combination. The fair value estimate is preliminary, based on information currently available as of the date of this filing, and may be subject to change. After the Business Combination, these liabilities will be remeasured to its fair value at the end of each reporting period and subsequent changes in the fair value post-Business Combination will be recognized in the Combined Company’s statement of operations within other income/expense.

(K)

AvePoint has evaluated the accounting for Apex’s public and private placement warrants for the post-combination company under ASC 480 and ASC 815. AvePoint has concluded that the public warrants qualify as equity instruments under ASC 815 after considering among other factors that after the Business Combination, the post-combination company will have a single class equity structure. Separately, AvePoint has concluded that the private placement warrants will continue to be accounted for as a liability under ASC 815-40. The adjustment reflects the reclassification of Apex’s public warrants from liabilities to equity in connection with the consummation of the Business Combination.

(L)	Reflects AvePoint’s purchase of $1.6 million of Apex Class A common stock expected to be held as treasury stock following the Business Combination.

(M)	Reflects settlement of Apex’s promissory note for cash upon the Closing.

(N)

Reflects the redemption of 17,372 Public Shares for aggregate redemption payments of $0.2 million allocated to Class A common stock and additional paid-in capital using par value $0.0001 per share and at a redemption price of $10.05 per share.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and year ended December 31, 2020 are as follows:

(AA)

Reflects the total transaction costs for the Company in the year ended December 31, 2020, including amounts incurred at the Closing. Transaction costs are reflected as if incurred on January 1, 2020, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statements of operations. As such, reflects an adjustment to remove $2.7 million of transaction costs expensed during the three months ended March 31, 2021. Additionally, reflects an adjustment to remove $1.2 million and $4.4 million of transaction costs expensed during the three months ended March 31, 2021 and year ended December 31, 2020, respectively, that the Company determined would qualify as equity issuance costs. As the pro forma condensed combined statements of operations give effect to the Business Combination as if it occurred on January 1, 2020, these expenses would not be incurred by the post-combination company. These are non-recurring items.

(BB)

Reflects a one-time compensation charge of $1.2 million due to PRC Options provided to certain employees becoming exercisable as a result of the Business Combination. The stock-based compensation charge is reflected as if incurred on January 1, 2020, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statements of operations.

(CC)	Reflects the elimination of interest income on the Trust Account.

(DD)

Reflects the reversal of the unrealized gain and loss on change in fair value of warrant liabilities related to public warrants recognized in Apex’s Historical Statement of Operations for the three months ended March 31, 2021 and the year ended December 31, 2020, respectively, on the basis of Apex’s conclusion that the public warrants will be equity instruments after the Business Combination.

(EE)

Reflects incremental stock-based compensation expense for the Earn-Out RSUs. A holder of Unvested Exchange Option that remains unvested at transaction close will be issued Earn-Out RSUs in the post-combination company. RSUs will vest in equal amounts over the remaining vesting schedules of the applicable Unvested Exchange Option. The stock-based compensation charge is reflected as if the Earn-Out RSUs were granted as of January 1, 2020, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statements of operations.

(FF)	As the Company has historically been in a net loss position and has a valuation allowance, no income tax effect for the pro forma adjustments is reflected.

(GG)	Represents the elimination of deemed dividends on redeemable convertible preferred units as these units will be exchanged as part of the Business Combination.

5.	Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2020. As the Business Combination and related proposed equity transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented.

(in thousands, except share and per share data)	Three Months Ended March 31, 2021	Year Ended December 31, 2020
Pro forma net loss	(3,614)	(29,821)
Weighted average shares outstanding of Apex Common Stock	177,356,067	177,356,067
Net loss per share (Basic and Diluted) attributable to Class A stockholders (1), (2)	$(0.02)	$(0.17)

(1)	Excludes approximately 29,424,313 shares of Apex Common Stock underlying options that do not represent legally outstanding shares of Apex Common Stock at Closing.
(2)

For the purposes of applying the if converted method for calculating diluted earnings per share, it was assumed that all outstanding warrants sold in the IPO and the private placement are exchanged to common stock. However, since this results in anti-dilution, the effect of such exchange was not included in calculation of diluted loss per share.

AvePoint, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	March 31, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$64,565	$69,112
Short-term investments	1,256	992
Accounts receivable, net of allowance of $1,368 and $1,767 at March 31, 2021 and December 31, 2020, respectively	41,372	48,250
Prepaid rent	690	754
Prepaid expenses and other current assets	2,004	1,589

Total current assets	109,887	120,697
Property and equipment, net	2,651	2,663
Deferred contract costs	32,800	31,943
Long-term unbilled receivables	5,543	5,499
Other assets	8,841	8,252

Total assets	$159,722	$169,054

Liabilities, mezzanine equity, and stockholders’ deficiency
Current liabilities:
Accounts payable	$1,568	$774
Accrued expenses and other liabilities	17,660	26,245
Current portion of deferred revenue	64,932	65,203

Total current liabilities	84,160	92,222
Long-term portion of deferred revenue	8,289	9,485
Share-based awards classified as liabilities	44,516	43,502
Other non-current liabilities	3,602	3,658

Total liabilities	140,567	148,867
Commitments and contingencies (Note 10)
Mezzanine equity
Redeemable convertible preferred stock, $0.0001 par value; 10,895,226 shares authorized, 4,832,409 and 4,832,409 shares issued and outstanding with aggregate liquidation preferences of $400,317 and $403,361 at March 31, 2021 and December 31, 2020, respectively	192,184	183,390
Redemption value of common shares	24,891	25,074
Share-based awards	1,591	1,489
Redeemable noncontrolling interest	3,696	3,061

Total mezzanine equity	222,362	213,014
Stockholders’ deficiency:
Common stock, $0.0001 par value; 28,000,000 and 28,000,000 shares authorized, 11,640,181 and 11,513,451 shares issued and outstanding, at March 31, 2021 and December 31, 2020, respectively	12	12
Additional paid-in capital	108,972	105,159
Accumulated other comprehensive income	1,548	1,791
Accumulated deficit	(313,739)	(299,789)

Total stockholders’ deficiency attributable to AvePoint	(203,207)	(192,827)

Total liabilities, mezzanine equity, and stockholders’ deficiency	$159,722	$169,054

See accompanying notes.

AvePoint, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	For the Three Months Ended March 31,
	2021	2020
Revenue:
SaaS	$18,259	$10,243
Termed license and support	8,727	7,744
Services	5,916	7,579
Maintenance and OEM	5,409	6,005
Perpetual license	489	1,090

Total revenue	38,800	32,661
Cost of revenue:
SaaS	4,440	2,514
Termed license and support	273	472
Services	5,585	7,012
Maintenance and OEM	480	369

Total cost of revenue	10,778	10,367

Gross profit	28,022	22,294
Operating expenses:
Sales and marketing	19,301	14,041
General and administrative	10,292	5,158
Research and development	4,102	2,894
Depreciation and amortization	258	273

Total operating expenses	33,953	22,366

Loss from operations	(5,931)	(72)
Interest income, net	13	4
Other income (expense), net	(63)	(828)

Loss before income taxes	(5,981)	(896)
Income tax benefit	(1,039)	(167)

Net loss	$(4,942)	$(729)

Net income attributable to redeemable noncontrolling interest	(397)	—

Net loss attributable to AvePoint, Inc.	$(5,339)	$(729)
Deemed dividends on preferred stock	(8,794)	(7,735)

Net loss available to common shareholders	$(14,133)	$(8,464)

Net loss per share of common stock, basic and diluted	$(1.22)	$(0.87)

Weighted average of shares used in computing net loss per share of common stock, basic and diluted	11,594,532	9,705,383

See accompanying notes.

AvePoint, Inc. and Subsidiaries

Condensed Consolidated Statements of Comprehensive Loss

(In thousands)

(Unaudited)

	For the Three Months Ended March 31,
	2021	2020
Net loss	$(4,942)	$(729)
Other comprehensive income (loss)
Foreign currency translation adjustments	(243)	77

Other comprehensive income (loss)	(243)	77

Total comprehensive loss	$(5,185)	$(652)
Comprehensive income attributable to redeemable noncontrolling interests	(397)	—

Total comprehensive loss attributable to AvePoint, Inc	$(5,582)	$(652)

See accompanying notes.

AvePoint, Inc. and Subsidiaries

Condensed Consolidated Statements of Mezzanine Equity and Stockholders’ Deficiency

(In thousands, except share amounts)

(Unaudited)

	Convertible Preferred Stock		Redeemable Common Shares	Shared Based Awards	Total mezzanine equity	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ Deficiency
	Shares	Amount	Amount	Amount	Amount	Shares	Amount
Balance, December 31, 2019	5,878,352	$182,656	$10,684	$1,291	$194,631	9,702,831	$10	$33,691	$(233,957)	$1,574	$(198,682)
Reclassification of share-based awards to temporary equity	—	—	—	(102)	(102)	—	—	102	—	—	102
Remeasurement of redemption value of common shares	—	—	(1,017)	—	(1,017)	—	—	—	1,017	—	1,017
Stock-based compensation expense	—	—	—	—	—	—	—	479	—	—	479
Remeasurement of redemption value of Series B preferred stock	—	1,363	—	—	1,363	—	—	—	(1,363)	—	(1,363)
Remeasurement of redemption value of Series C preferred stock	—	6,372	—	—	6,372	—	—	—	(6,372)	—	(6,372)
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	(729)	—	(729)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	77	77

Balance, March 31, 2020	5,878,352	$190,391	$9,667	$1,189	$201,247	9,702,831	$10	$34,272	$(241,404)	$1,651	$(205,471)

See accompanying notes

AvePoint, Inc. and Subsidiaries

Condensed Consolidated Statements of Mezzanine Equity and Stockholders’ Deficiency

(In thousands, except share amounts)

(Unaudited)

	Convertible Preferred Stock		Redeemable Common Shares	Shared Based Awards	Redeemable noncontrolling interest	Total mezzanine equity	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ Deficiency
	Shares	Amount	Amount	Amount	Amount	Amount	Shares	Amount
Balance, December 31, 2020	4,832,409	$183,390	$25,074	$1,489	$3,061	$213,014	11,513,451	$12	$105,159	$(299,789)	$1,791	$(192,827)
Reclassification of share-based awards to temporary equity	—	—	—	102	—	102	—	—	(102)	—	—	(102)
Remeasurement of redemption value of common shares	—	—	(183)	—	—	(183)	—	—	—	183	—	183
Proceeds from exercise of options	—	—	—	—	—	—	126,730	0	1,125	—	—	1,125
Stock-based compensation expense	—	—	—	—	—	—	—	—	2,275	—	—	2,275
Remeasurement of redemption value of Series C preferred stock	—	8,794	—	—	—	8,794	—	—	—	(8,794)	—	(8,794)
Issuance of redeemable noncontrolling interest in EduTech	—	—	—	—	238	238	—	—	515	—	—	515
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	—	(4,942)	—	(4,942)
Net income attributable to noncontrolling interest	—	—	—	—	397	397	—	—	—	(397)	—	(397)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	(243)	(243)

Balance, March 31, 2021	4,832,409	$192,184	$24,891	$1,591	$3,696	$222,362	11,640,181	$12	$108,972	$(313,739)	$1,548	$(203,207)

See accompanying notes

AvePoint, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	For the Three Months Ended March 31,
	2021	2020
Operating activities
Net loss	$(4,942)	$(729)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	258	273
Foreign currency remeasurement (gain) loss	(71)	790
Provision for doubtful accounts	(393)	386
Stock-based compensation	3,289	75
Loss on disposal of property and equipment	1	—
Deferred income taxes	0	0
Changes in operating assets and liabilities:
Accounts receivable	6,224	7,559
Prepaid expenses and other current assets	(379)	246
Other assets	(969)	(276)
Accounts payable, accrued expenses and other liabilities	(7,419)	(9,007)
Deferred revenue	179	(1,473)
Accrued rent obligation	(43)	(101)

Net cash used in operating activities	(4,265)	(2,257)
Investing activities
Maturity (purchase) of short-term investments, net	(268)	705
Purchase of property and equipment	(266)	(107)

Cash provided by (used in) investing activities	(534)	598
Financing activities
Repayments of capital leases	(7)	(16)
Payments of transaction fees	(1,255)
Proceeds from stock option exercises	1,126	—
Proceeds from sale of common shares of subsidiary	753	—

Net cash provided by (used in) financing activities	617	(16)
Effect of exchange rate on cash	(365)	(526)

Net increase (decrease) in cash and cash equivalents	(4,547)	(2,201)
Cash and cash equivalents at beginning of period	69,112	12,162

Cash and cash equivalents at end of period	$64,565	$9,961

Supplemental disclosures of cash flow information
Cash received (paid) for:
Interest	$13	$3

Income taxes	$(304)	$(321)

Non-cash investing and financing activities
Fixed assets acquired under capital leases	$—	$20

See accompanying notes

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Unaudited)

1. Nature of Business and Organization

AvePoint, Inc. and its subsidiaries (“AvePoint” or, for the purposes of this ”Notes to Consolidated Financial Statements” section only, the “Company”) are a leading provider of enterprise collaboration and productivity software solutions. The Company develops, markets, and sells its suite of software solutions and services, primarily in North America, Europe, Australia, and Asia. The Company provides its customers with high-performance infrastructure management, compliance, data governance, mobility and productivity, online services and software solutions consulting. Many of the Company’s software solutions share an underlying architecture and include: DocAve Software Platform, DocAve Governance Automation, AvePoint Online Services, AvePoint Compliance Guardian, AvePoint Mobility and Productivity Software for SharePoint and Dynamics CRM, as well as customized business solutions, technical support, and services.

AvePoint, Inc. was incorporated as a New Jersey corporation on July 24, 2001, and redomiciled as a Delaware corporation in 2006. The Company’s headquarters are located in Jersey City, New Jersey, with additional offices in North America, Europe, Asia, Australia and the Middle East.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated balance sheet as of December 31, 2020, which has been derived from audited financial statements, and the unaudited interim condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the SEC for interim financial information and include the accounts of the Company. Certain information and disclosures normally included in consolidated financial statements prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”) have been condensed or omitted.

In the opinion of management, these financial statements contain all adjustments, consisting of normal recurring accruals, necessary to present fairly the financial position, results of operations and cash flows for the periods indicated. Operating results for the three months ended March 31, 2021 are not necessarily indicative of results that may be expected for any other interim period or for the year ending December 31, 2021.

These unaudited interim condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements as of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018 and the related notes included elsewhere in this prospectus.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the Company’s consolidated financial statements and accompanying notes. The Company bases its estimates and assumptions on historical experience and on various other assumptions that it believes are reasonable under the circumstances. The amounts of assets and liabilities reported in the Company’s consolidated balance sheets and the amounts of revenue and expenses reported for each of its periods presented are affected by estimates and assumptions, which are used for, but not limited to, the accounting for revenue recognition, allowance for doubtful accounts, deferred contract costs, income taxes and related reserves, stock-based compensation and accounting for research and development costs.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

(Unaudited)

Actual results could differ from those estimates. Actual results and outcomes may differ from management’s estimates and assumptions due to risks and uncertainties, including uncertainty in the current economic environment due to the outbreak of a novel strain of the coronavirus (“COVID-19”).

Foreign Currency

The Company has foreign operations where the functional currency has been determined to be the local currency, in accordance with FASB ASC 830, Foreign Currency Matters. Adjustments resulting from translating such foreign functional currency assets and liabilities into U.S. dollars, based on current exchange rates, are recorded as a separate component of stockholders’ deficiency under the caption, accumulated other comprehensive income. Revenue and expenses are translated using average rates prevailing during the period. Transaction gains and losses arising from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in other income (expense), net in the Company’s consolidated statements of operations. Transaction losses totaled $0.1 million and $0.9 million for the three months ended March 31, 2021 and 2020, respectively.

Cash and Cash Equivalents

The Company maintains cash with several high credit-quality financial institutions. The Company considers all cash investments available with original maturities of three months or less to be cash equivalents. These investments are not subject to significant market risk. The Company maintains its cash and cash equivalents in bank accounts which, at times, exceed the federally insured limits. The Company has not experienced any losses in such accounts. The Company maintains cash balances used in operations at entities based in the People’s Republic of China, which imposes regulations that limit the ability to transfer cash out of the country. As of March 31, 2021 and December 31, 2020, the Company’s cash balances at these entities were $7.9 million and $6.8 million, respectively. For purposes of the consolidated statements of cash flows, cash includes all amounts in the consolidated balance sheets captioned cash and cash equivalents.

Deferred Sales Commissions

The Company defers sales commissions earned by its sales force that are considered to be incremental and recoverable costs of obtaining SaaS, termed license and support, service, perpetual license and maintenance contracts. The Company has structured commissions plans such that the commission rate paid on renewal contracts are less than those paid on the initial contract; therefore, it is determined that the renewal commissions are not commensurate with the initial commission. The Company determines the estimated average customer relationship period and average renewal term utilizing a portfolio approach. The amortization of commissions are included in sales and marketing expense in the consolidated statements of operations. Deferred costs are periodically reviewed for impairment.

Amortization of deferred sales commissions of $2.2 million and $2.5 million for the three months ended March 31, 2021 and 2020, respectively, is included as a component of sales and marketing expenses in the Company’s consolidated statements of operations. Deferred sales commissions recognized as a contract asset on the Company’s balance sheet was $32.8 million and $31.9 million at March 31, 2021 and December 31, 2020, respectively.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

(Unaudited)

Revenue Recognition

The Company derives revenue from four primary sources: SaaS, termed license and support, services, and maintenance. Services include installation services, training and other consulting services.

The following table presents AvePoint’s revenue by source:

	For the Three Months Ended March 31,
	2021	2020
Revenue:
SaaS	$18,259	$10,243
Termed license and support	8,727	7,744
Services	5,916	7,579
Maintenance and OEM	5,409	6,005
Perpetual license	489	1,090

Total revenue	$38,800	$32,661

Termed license and support revenue for the three months ended March 31, 2021 and 2020 includes $5.7 million and $5.2 million of revenue recognized at a point of time, respectively.

Revenue deferred under contracts with customers as of March 31, 2021 and December 31, 2020 was $73.2 million and $74.7 million, respectively. Revenue recognized that was included in the opening deferred revenue balance was $22.9 million and $20.5 million for the three months ended March 31, 2021 and 2020, respectively.

The opening and closing balances of the Company’s accounts receivable, net, deferred revenue and deferred sales commissions are as follows:

	Accounts receivable, net	Deferred revenue	Deferred sales commissions
	(in thousands)
Opening (January 1, 2020)	$43,619	$60,600	$28,351
Closing (December 31, 2020)	53,749	74,688	31,943
Increase/(decrease)	10,130	14,088	3,592

Opening (January 1, 2021)	$53,749	$74,688	$31,943
Closing (March 31, 2021)	46,915	73,221	32,800
Increase/(decrease)	(6,834)	(1,467)	857

There were no significant changes to the Company’s contract assets or liabilities during the year ended December 31, 2020 and the three months ended March 31, 2021 outside of its sales activities.

As of March 31, 2021, transaction price allocated to remaining performance obligations, which includes deferred revenue and amounts that will be invoiced and recognized as revenue in future periods, was $156.1 million, of which $120.1 million is related to SaaS and termed license and support revenue. AvePoint expects to recognize approximately 63% of this revenue over the next twelve months and the remainder thereafter.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

(Unaudited)

Legal Proceedings

In the normal course of its business, the Company may be involved in various claims, negotiations and legal actions. Except for such claims that arise in the normal course of business, as of March 31, 2021, the Company is not a party to any other litigation for which a material claim is reasonably possible, probable or estimable.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to difference between financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled.

AvePoint recognizes liabilities for uncertain tax positions taken or expected to be taken in income tax returns. Accrued interest and penalties related to unrecognized tax benefits are recognized as part of the provision for income taxes. Judgment is required in determining the provision for income taxes, deferred tax assets and liabilities and unrecognize tax benefits. In determining the need for a valuation allowance, the historical and projected financial performance of the operation that is recording a net deferred tax asset is considered along with any other pertinent information.

AvePoint files income tax returns in the U.S. federal jurisdiction, various states and foreign jurisdictions. The tax years 2016 through 2020 are open and subject to audit by US federal, state and local authorities. The tax years 2010 through 2020 are open and subject to audit by major foreign tax jurisdictions.

Redeemable Noncontrolling Interest

At March 31, 2021, the Company owned 76.09% and AEPL PTE. LTD. (“AEPL”) owned 23.91% of a subsidiary of the Company, AvePoint EduTech PTE. LTD. (“EduTech”). As part of AEPL’s investment in EduTech, the Company granted AEPL a put option which allows AEPL to cause the Company to repurchase AEPL’s shares in EduTech at any time between December 24, 2022 and December 24, 2023 at a price equal to AEPL’s initial investment. Consequently, the Company records redeemable noncontrolling interest as mezzanine equity in its consolidated statement of mezzanine equity and stockholders’ deficiency. At each reporting period, the Company increases the carrying amount of the redeemable noncontrolling interest by periodic accretions using the interest method so that the carrying amount will equal the redemption amount on the date that the put option becomes exercisable, and adjustments to the value are recorded as net income attributable to redeemable noncontrolling interest.

Emerging Growth Company

Upon successful completion of the business combination discussed in the Subsequent Events section, AvePoint is expected to be considered an emerging growth company. Section 102(b)(1) of the Jobs Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

(Unaudited)

an election to opt out is irrevocable. The Company intends to elect not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815 — 40)” (“ASU 2020-06”). ASU 2020-06 simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. The ASU is part of the FASB’s simplification initiative, which aims to reduce unnecessary complexity in U.S. GAAP. The amendments in this ASU are effective for public business entities, excluding entities eligible to be smaller reporting companies, for fiscal years beginning after December 15, 2021. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently evaluating the impact ASU 2020-06 will have on its financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (ASC 740): Simplifying the Accounting for Income Taxes (ASU 2019-12), which is intended to simplify various areas related to the accounting for income taxes and improve consistent application of ASC 740. The amendments in this ASU are effective for public business entities for fiscal years beginning after December 15, 2020. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption of the amendments is permitted, including adoption in any interim period for public business entities for periods for which financial statements have not yet been issued and all other entities for periods for which financial statements have not yet been made available for issuance. The Company is currently evaluating the impact of its pending adoption of ASU 2019-12 on its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (ASC 842) and also issued subsequent amendments to the initial guidance: ASU 2017-13, ASU 2018-10, ASU 2018-11, ASU 2018-20, ASU 2019-01, ASU 2020-02, and ASU 2020-05 (collectively, ASC 842). ASC 842 requires companies to generally recognize on the balance sheet operating and financing lease liabilities and corresponding right-of-use assets. ASC 842 was effective for public business entities for fiscal years beginning after December 15, 2018. For all other for-profit entities, the amendments are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. ASC 842 must be adopted using a modified retrospective method and its early adoption is permitted. The Company is currently evaluating the impact of adoption of this ASU on its consolidated financial statements. While the Company generally expects the financial records to be impacted by the requirements highlighted above, the Company cannot reasonably estimate the impact that adoption of the ASUs referenced in this announcement is expected to have on the financial statements at this time.

In January 2016, the FASB issued ASU 2016-13, “Financial Instruments — Credit Losses on Financial Instruments,” which replaces incurred loss methodology to estimate credit losses on financial instruments with a methodology that reflects expected credit losses. This amendment affects entities holding financial assets that are not accounted for at fair value through net income including trade receivables. The amendments in this ASU

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

(Unaudited)

were effective for public business entities, excluding entities eligible to be smaller reporting companies, for fiscal years beginning after December 15, 2019. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2022. Early application of the amendments is permitted. The Company is currently evaluating the impact of adoption of this ASU on its consolidated financial statements. While the Company generally expects the financial records to be impacted by the requirements highlighted above, the Company cannot reasonably estimate the impact that adoption of the ASUs referenced in this announcement is expected to have on the financial statements at this time.

3. Concentration of Credit Risk

The Company deposits its cash with financial institutions and, at times, such balances may exceed federally insured limits. No customer accounted for more than 10% of revenue for the three months ended March 31, 2021 and 2020 and no customer was more than 10% of accounts receivable at March 31, 2021 and December 31, 2020.

4. Accounts Receivable, Net

Accounts receivable, net, consists of the following components:

	March 31, 2021	December 31, 2020
	(in thousands)
Trade receivables	$26,111	$33,521
Current portion of unbilled receivables	16,629	16,496
Allowance for doubtful accounts	(1,368)	(1,767)

	$41,372	$48,250

5. Property and Equipment, Net

Property and equipment, net, consists of the following:

	March 31, 2021	December 31, 2020
	(in thousands)
Computer equipment	$4,229	$4,030
Leasehold improvements	2,603	2,633
Furniture and fixtures	879	887
Building	763	766
Office equipment	384	384
Software	244	245

	9,102	8,945
Less accumulated depreciation and amortization	(6,451)	(6,282)

	$2,651	$2,663

Accumulated depreciation and amortization includes the amortization expense relating to assets acquired under capital leases. Depreciation and amortization expense was $0.3 million for the three months ended March 31, 2021 and 2020. The Company evaluates the portion of depreciation and amortization expense attributable to cost of revenue based on organizational headcount directly attributable to the generation of revenue. Based on this

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

(Unaudited)

evaluation, the Company has determined that depreciation and amortization attributable to cost of revenue is not material; therefore, the full expense has been recorded in operating expenses in the consolidated statements of operations.

6. Other Assets

Other assets consists of the following components:

	March 31, 2021	December 31, 2020
	(in thousands)
Deferred costs	$3,323	$2,089
Deferred tax asset	2,862	2,963
Security deposit	1,684	1,850
Long-term investments	607	900
Foreign income taxes receivable	146	147
Other	219	303

	$8,841	$8,252

7. Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities consists of the following components:

	March 31, 2021	December 31, 2020
	(in thousands)
Accrued compensation	$10,185	$16,738
Indirect taxes	1,891	2,571
Professional service fees	1,564	500
Cloud service fees	965	994
Accrued partner expenses	876	1,253
Income taxes payable	281	1,713
Current portion of capital lease and deferred rent	183	203
Other	1,715	2,273

	$17,660	$26,245

8. Line of Credit

On April 7, 2020 the Company signed a loan and security agreement with a bank for a revolving line of credit of up to $30.0 million. The line bears interest at a rate equal to LIBOR plus 3.5%. The line carries an unused fee of 0.5%. The line will mature on April 7, 2023 The Company is required to maintain a specified adjusted quick ratio and a minimum annual recurring revenue tested by the bank each quarter. The Company pledged, assigned and granted the bank a security interest in all shares, future proceeds and assets as a security for the performance of the loan and security agreement obligations. As of March 31, 2021, the Company is in compliance with all covenants under the line and had no borrowings outstanding under the line of credit.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

(Unaudited)

9. Income Taxes

The Company computes its tax provision for interim periods by applying the estimated annual effective tax rate to year-to-date ordinary quarterly earnings. The tax expense or benefit related to significant unusual or infrequently occurring items that will be separately reported or reported net of their related tax effect, and are individually computed, is recognized in the interim period in which those items occur. In addition, the effect of changes in enacted tax laws or rates or tax status is recognized in the interim period in which the change occurs.

During the three months ended March 31, 2021 and March 31, 2020, the Company recorded income tax benefit of $1.0 million and $0.2 million, respectively. The Company’s effective tax rate differed from the U.S. federal statutory rate of 21% is primarily due to mix of pre-tax income (loss) results by jurisdictions taxed at different rates and changes in the valuation allowance for tax losses in certain foreign jurisdictions for which no benefit can be taken.

The Company’s effective tax rate may be subject to fluctuation during the year as new information is obtained, which may affect the assumptions used to estimate the annual effective tax rate, including factors such as the mix of forecasted pre-tax earnings in the various jurisdictions in which the Company operates, valuation allowances against deferred tax assets, the recognition and de-recognition of tax benefits related to uncertain tax positions, and changes in or the interpretation of tax laws in jurisdictions where the Company conducts business.

The Company is subject to tax examinations in various jurisdictions. As of March 31, 2021 and December 31, 2020, the total amount of federal and foreign unrecognized tax benefits was $5.4 million and $5.4 million, respectively, exclusive of interest and penalties. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as part of the provision for income taxes. As of March 31, 2021 and December 31, 2020, the Company had $1.3 million and $1.2 million, respectively, of accrued interest and penalties associated with unrecognized tax benefits. These amounts were included in other non-current liabilities in their respective years. As of March 31, 2021 and December 31, 2020, the total amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate was not material.

Based on information available as of March 31, 2021, it is reasonably possible that the total amounts of unrecognized tax benefit could decrease by approximately $4 million over the next 12 months as a result of filing amended tax returns and potential lapses of the applicable statutes of limitations.

10. Commitments and Contingencies

Operating Leases

The Company is obligated under various non-cancelable operating leases for office space. The initial terms of the leases expire on various dates through 2027.

During the three months ended March 31, 2021 and 2020, total rent expense for facilities amounted to $1.5 million and $1.4 million, respectively. As of March 31, 2021, letters of credit have been issued in the amount of $0.5 million, as security for operating leases. The letters of credit are secured by certificates of deposit.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

(Unaudited)

The future minimum rental payments for all long-term non-cancelable property leases are as follows:

Year Ending December 31:
(in thousands)
2021 (nine months)	4,396
2022	3,610
2023	2,301
2024	1,405
2025	667
2026	330
Thereafter	281

$12,990

Purchase Commitments

The Company has outstanding unconditional purchase commitments to procure licenses to use IT software from suppliers. These agreements are negotiated in consideration of the volume of transactions with select suppliers and the associated required transaction volumes are expected to be met through the normal course of business.

In June 2017, the Company signed an unconditional purchase commitment in the amount of $8.0 million payable based upon consumption from June 2017 to June 2020. No payments were made for the fiscal year ended 2018. For the fiscal year ended December 31, 2019 the Company made payments in the amount of $5.5 million under this agreement. The remainder of the commitment was paid in the fiscal year ended December 31, 2020, of which $1.7 million was paid in the three months ended March 31, 2020.

In April 2019, the Company signed an unconditional purchase commitment related to the use of Microsoft Office 365 in the amount of $2.1 million payable in three equal installments during 2019, 2020, and 2021. In May 2020, the Company signed an unconditional purchased commitment in the amount of $22.0 million to purchase IT solutions over a three-year term. Under this agreement, payments are made upon receipt of licenses and any remaining obligations due at the end of the three-year term in May 2023. Given the Company’s history of procuring similar products, it is expected that cash payments to the supplier will occur in 2021 and 2022 with any remaining amounts coming due in 2023. During the year ended December 31, 2019, the Company paid $0.7 million under the 2019 agreement. During the year ended December 31, 2020, the Company paid $0.7 million related to the 2019 agreement and $3.1 million under the 2020 agreement for a total of $3.8 million. During the three months ended March 31, 2021, the Company paid $2.7 million related to the 2020 agreement.

The Company is obligated to make the following future minimum payments under the non-cancelable terms of these contracts as of March 31, 2021:

Years ending December 31,
(in thousands)
2021 (nine months)	$10,497
2022	6,443
2023	—
2024	—
2025	—
2026	—
Thereafter	—

$16,940

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

(Unaudited)

Litigation

At this time, the Company is not party to any pending legal action that is estimated to have a material adverse effect on the business or related financial results.

11. Mezzanine Equity and Stockholders’ Deficiency

The Company has two classes of capital stock: common stock and preferred stock. The following summarizes the terms of the Company’s capital stock.

Common Stock

The Company is authorized to issue up to 28,000,000 shares of common stock at $0.001 par value, at March 31, 2021 and December 31, 2020.

There were 11,640,181 and 11,513,451 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively.

Convertible Contingently Redeemable Preferred Stock

At March 31, 2021 and December 31, 2020, the Company was authorized to issue up to 4,832,409 shares of Series C convertible preferred stock (the “Series C Preferred Stock” or “Preferred Stock”) at $0.001 par value. The Company had 4,832,409 shares issued and outstanding as of March 31, 2021 and December 31, 2020. The Series C Preferred Stock liquidation preference was $400.3 million and $403.4 million as of March 31, 2021 and December 31, 2020, respectively. In addition to the Series C Preferred Stock, at March 31, 2021, the Company was authorized to issue up to 3,326,340 shares of Series B-1 convertible preferred stock and 2,736,477 shares of Series B-2 convertible preferred stock. Although authorized for issuance, no shares of Series B-1 convertible preferred stock nor Series B-2 convertible preferred stock were issued and outstanding at March 31, 2021.

No dividends were declared related to the Preferred Stock in the three months ended March 31, 2021 and 2020.

The redemption value for the Preferred Stock was $400.3 million and $403.4 million at March 31, 2021 and December 31, 2020, respectively.

Redeemable Noncontrolling Interest

On December 24, 2020, AEPL, an unaffiliated entity, acquired a redeemable noncontrolling interest in EduTech through the contribution of 10.0 million Singapore Dollars, which represents an investment of $7.5 million. As of December 31, 2020, AvePoint owned a 77.78% interest in EduTech and AEPL owned a 22.22% interest in EduTech. On February 11, 2021, AEPL contributed an additional 1.0 million Singapore Dollars, which represents an additional investment of $0.8 million. At the transaction closing date, AvePoint owned a 76.09% interest in EduTech and AEPL owned a 23.91% interest in EduTech. As part of AEPL’s initial and subsequent investment in EduTech, the Company granted AEPL a put option which allows AEPL to cause the Company to repurchase AEPL’s shares in EduTech at any time between December 24, 2022 and December 24, 2023 at a price equal to AEPL’s initial and subsequent investment amounts. At each reporting period, the Company increases the carrying amount of the redeemable noncontrolling interest by periodic accretions using the interest method so

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

(Unaudited)

that the carrying amount will equal the redemption amount on the date that the put option becomes exercisable. These adjustments are recorded as net income attributable to redeemable noncontrolling interest. The rollforward of the balance of the redeemable noncontrolling interest is as follows:

Redeemable noncontrolling interest
(in thousands)
Beginning balance (December 31, 2020)	$3,061
Issuance of redeemable noncontrolling interest in EduTech	238
Net income (loss) attributable to redeemable noncontrolling interest	(178)
Other comprehensive income (loss) attributable to redeemable noncontrolling interest	0
Adjustment to present redemption value as of March 31, 2021	575

Ending balance (March 31, 2021)	$3,696

12. Stock-Based Compensation

The Company maintains an equity incentive plan established in 2006, the 2006 Equity Incentive Plan (the “2006 Plan”). Under the 2006 Plan, the Company may grant incentive stock options, non-qualified stock options and restricted stock to eligible recipients under the Plan which include employees, directors and consultants. To date, the Company has issued only stock options and restricted stock. On January 1, 2016, the Company adopted the 2016 Equity Incentive Plan (the “2016 Plan”), which replaces, on a go forward basis, the 2006 Plan. All ungranted equity reserved for issuance and not subject to outstanding awards under the 2006 Plan have been assumed by the 2016 Plan and no additional equity will be granted under the 2006 Plan. As of March 31, 2021, 2,243,877 shares remained for future awards under the 2016 Equity Incentive Plan. All outstanding stock awards granted under the 2006 Plan will remain subject to the 2006 Plan.

The Company records stock-based compensation in cost of revenue, sales and marketing, general and administrative and research and development. Stock-based compensation was included in the following line items:

	Three months ended March 31,
	2021	2020
	(in thousands)
Cost of revenue	$90	$(88)
Sales and marketing	1,111	(200)
General and administrative	1,991	288
Research and development	97	75

Total stock-based compensation	$3,289	$75

Stock Options

The compensation costs for stock option awards are accounted for in accordance with ASC 718, Compensation-Stock Compensation. Stock options vest over a four-year period and expire on the tenth anniversary of the date of

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

(Unaudited)

award. Certain of the Company’s stock option awards (the “Officer Awards”) include a provision that may require the Company to redeem the vested portion of options at fair value in cash upon a separation of service initiated by the Company or upon death or disability of the holder. The Company has determined that the redemption feature requires the Officer Awards to be classified in temporary equity. For share-based payment arrangements with employees, the amount presented in temporary equity at each balance sheet date is based on the redemption provisions of the instrument and adjusted for the proportion of consideration received in the form of employee services. The shares underlying the Officer Awards are puttable to the Company upon certain conditions, such as death or disability of the Officer Awards recipients, which the Company has determined is not probable; therefore, the Company reclassifies the grant-date intrinsic value to mezzanine equity as the awards vest.

The Company’s stock option awards granted in the People’s Republic of China (the “PRC Awards”) contains a performance condition that states that the awards are only exercisable if the Company’s common shares are publicly traded and must be exercised by a cashless sell-all transaction. When the exercise contingency is resolved, the PRC Awards will be classified as liabilities and recorded at fair value. In the period the exercise contingency is resolved US GAAP requires the immediate recognition of all previously unrecognized compensation since the original grant date. As a result, compensation expense recorded in the period that achievement is deemed probable could include a substantial amount of previously unrecorded compensation expense related to the prior periods. As of March 31, 2021 and December 31, 2020, there was $1.4 million in unrecognized compensation costs related to currently unexercisable awards.

In 2020, the Company granted certain executives stock option awards that contain both service and performance vesting conditions (the “Time and Performance Based Option”). The Time and Performance Based Option granted awards in three tranches. The Time-Based Option vests 25 percent one year after the grant date and, thereafter, in 12 successive equal quarterly installments measured from the first anniversary, subject to the grantee’s continuous service with the Company. The Performance-Based I Option vests contingent upon the Company meeting certain performance goals. The Performance-Based II Option vests contingent upon the grantee achieving certain goals. Both the Performance-Based I Option and Performance-Based II Option are subject to the grantee’s continuous service to the company and approval by the board of directors.

For the three months ended March 31, 2021 and 2020, the Company recorded stock-based compensation expense of $2.3 million and $0.5 million respectively, related to these options. These costs have been recorded in cost of revenue in the consolidated statements of operations.

As of March 31, 2021 and December 31, 2020, there was $22.6 million and $18.4 million, respectively, in unrecognized compensation costs related to non-vested awards.

At March 31, 2021, AvePoint had 3,835,972 options outstanding and 1,576,086 options exercisable with intrinsic values of $248.1 million and $112.5 million, respectively. During the three months ended March 31, 2021, 126,730 options were exercised with a total intrinsic value of $9.4 million.

Put and Call Options

On December 26, 2019, the Company granted put options, to certain of the Company’s management, to request a redemption of 358,188 shares of Common Stock (“Modified Common Stock”) or 592,399 shares underlying

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

(Unaudited)

options to acquire Common Stock (Modified Options, collectively, “Eligible Shares”) during the period from March 25, 2025 to April, 2025 (the “Settlement Period”) or, if earlier, the 30 day period following a Qualifying Termination for a redemption price per share equal to the fair market value, as determined by the AvePoint’s Board of Directors; provided, that if a redemption request is delivered following a Qualifying Termination, the Company shall pay the redemption price during the Settlement Period unless the holders of Series C Preferred Stock consent to the payment of the redemption price by the Company within the 30 day period following the Qualifying Termination. In addition, the Company has a right to purchase all or any portion of the Eligible Shares at any time for a purchase price per share equal to the fair market value.

Temporary-equity classification is required if stock awards that would otherwise qualify for equity classification are subject to contingent redemption features that are not solely within the control of the issuer. The Company remeasures the Modified Common Stock at each balance sheet date based on the fair value of the Company’s shares and such remeasurements are reflected as an adjustment of the value in temporary equity. As of March 31, 2021 and December 31, 2020, the temporary equity balance related to the Modified Common Stock was $24.9 million and $25.1 million, respectively.

The fair values of Modified Options were estimated using a Black-Scholes option-pricing model with the following weighted-average assumptions at March 31, 2021 and December 31, 2020:

	March 31, 2021	December 31, 2020
Expected life	4.33 years	4.48 years
Expected volatility	44.02%	42.97%
Risk-free rate	0.78%	0.37%
Dividend yield	—	—

At March 31, 2021 and December 31, 2020, the liability balance related to Modified Options was $36.8 million and $36.8 million, respectively. For the three months ended March 31, 2021 and 2020, the Company recorded stock-based compensation expense and income of $0.8 million and $0.4 million, respectively, related to these options. These costs have been recorded in costs of revenue and operating expenses in the consolidated statements of operations.

During the three months ended March 31, 2021, 12,000 options included in Modified Options were exercised. At March 31, 2021, 91,433 outstanding shares are liability-classified and are remeasured at fair value each period. At March 31, 2021 and December 31, 2020, the liability balance related to this common stock was $7.7 million and $6.7 million, respectively. For the three months ended March 31, 2021, the Company recorded stock-based compensation expense of $0.2 million related to this common stock.

13. Financial Instruments

Fair value is defined by ASC 820, Fair Value Measurement (ASC 820) as the price that would be received upon selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 establishes a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

•	Level 1 — Quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity can access at the measurement date.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

(Unaudited)

•	Level 2 — Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

•	Level 3 — Unobservable inputs for the asset or liability.

The Company’s short-term investments consisted primarily of certificate of deposits held by financial institutions. Certificates of deposits are classified as Level 2 assets in accordance with ASC 820. The balance of certificate of deposits was $1.3 million and $1.0 million as of March 31, 2021 and December 31, 2020.

14. Segment information

The Company operates in one segment. Its products and services are sold throughout the world, through direct and indirect sales channels. The Company’s chief operating decision maker (the “CODM”) is the Chief Executive Officer. The CODM makes operating performance assessment and resource allocation decisions on a global basis. The CODM does not receive discrete financial information about asset allocation, expense allocation or profitability by product or geography.

Revenue by geography are based upon the billing address of the customer. All transfers between geographic regions have been eliminated from consolidated revenue. No customers represented greater than 10% of revenue for the three months ended March 31, 2021 and 2020. The following table sets forth revenue by geographic area:

	Three months ended March 31,
	2021	2020
	(in thousands)
Revenue:
North America	$17,633	$13,073
EMEA	11,191	10,215
APAC	9,976	9,373

Total revenue	$38,800	$32,661

The North America region includes revenue from the United States and Canada. Revenue generated to customers based in the United States was $17.6 million and $13.0 million for the three months ended March 31, 2021 and 2020, respectively.

The following table sets forth property and equipment, net held within the United States, China and foreign countries:

	March 31, 2021	December 31, 2020
	(in thousands)
Property and equipment, net:
United States	$941	$976
China	1,184	1,219
Other	526	468

Total property and equipment, net	$2,651	$2,663

15. Loss Per Share

Basic loss per share available to AvePoint common shareholders (“EPS”) is computed by dividing net loss by the weighted average number of common shares outstanding for the period. In computing diluted EPS, the Company

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

(Unaudited)

adjusts the denominator, subject to anti-dilution requirements, to include the dilution from potential shares of common stock resulting from outstanding share based payment awards and the conversion of convertible preferred shares.

	Three months ended March 31,
	2021	2020
	(in thousands, except share and per share amounts)
Numerator:
Net loss	$(4,942)	$(729)
Net income attributable to redeemable noncontrolling interest	(397)	—

Net loss attributable to AvePoint, Inc.	$(5,339)	$(729)
Deemed dividends on preferred stock	(8,794)	(7,735)

Total net loss available to common shareholders	$(14,133)	$(8,464)
Denominator:
Weighted average common shares outstanding	11,594,532	9,705,383

Basic loss per share available to common shareholders	$(1.22)	$(0.87)

To arrive at net loss available to common shareholders, the Company deducted net income attributable to the redeemable noncontrolling interest in EduTech and deemed dividends, which related to the redemption, extinguishment, and remeasurement of preferred stock.

For the three months ended March 31, 2021 and 2020, convertible preferred shares were anti-dilutive. In addition, the impact of outstanding employee stock option awards were deemed to be anti-dilutive given the Company’s net loss position. As such, basic loss per share is equal to diluted loss per share for the periods presented.

The following potentially dilutive securities outstanding have been excluded from the computation of diluted weighted-average shares outstanding because such securities has an antidilutive impact due to losses reported:

	March 31,
	2021	2020
Convertible preferred stock	4,832,409	4,832,409
Restricted stock	—	300,000
Stock options	3,835,972	2,843,786

Total potentially dilutive securities	8,668,381	7,976,195

16. Apex Technology Acquisition Corp. Merger

On November 23, 2020, Apex Technology Acquisition Corp., a Delaware corporation (“APXT”), along with Athena Technology Merger Sub, Inc., a Delaware corporation, and Athena Technology Merger Sub 2, LLC, a Delaware limited liability company (collectively with APXT referred to as “Apex”), and the Company have entered into a Business Combination Agreement dated as of November 23, 2020, as amended on December 30, 2020, March 8, 2021 and May 18, 2021 (the “Business Combination Agreement”). If the business combination is ultimately completed, the Company would effectively compromise all of Apex’s material operations.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

(Unaudited)

In connection with the Business Combination Agreement, each of share of the Company’s Preferred Stock will be cancelled and converted into the right to receive a number of Apex common shares equal to the Per Share Preferred Stock Consideration as defined in the Business Combination Agreement, an amount in cash equal to the Per Share Preferred Cash Consideration as defined in the Business Combination Agreement, and any applicable per share contingent consideration. Additionally, the vested restricted stock and stock options held by certain of the Company’s named executives, as defined in the Business Combination Agreement, shall receive a per share amount less any applicable exercise price upon consummation of the business combination. The PRC Awards will be replaced and substituted for a new award pursuant to the Apex Equity Incentive Plan. All of the Company’s remaining share-based awards will be exchanged for an option to purchase Apex common shares. Outstanding shares of Apex common shares and the Company’s common shares will be converted into shares of the surviving corporation.

17. Related Party Transactions

AvePoint has entered into indemnification agreements with its executive officers and directors. The indemnification agreements require AvePoint to indemnify its executive officers and directors to the fullest extent permitted by Delaware law.

18. Subsequent Events

The Company has evaluated subsequent events through May 18, 2021, which is the date the condensed consolidated financial statements were available for issuance.

APXT Share Purchase Program

On April 14, 2021, AvePoint announced that its Board of Directors has authorized a share purchase program pursuant to which AvePoint may purchase up to $20.0 million of Apex Technology Acquisition Corporation common stock until the date on which the SEC declares Apex’s S-4 Registration Statement effective. As the date of this filing AvePoint has purchased $1.6 million under this purchase program and does not intend to purchase any additional shares.

Additional subsequent events since May 18, 2021

Business Combination

On July 1, 2021 (the “Closing Date”), AvePoint, Inc., a Delaware corporation (“Legacy AvePoint”), Apex Technology Acquisition Corporation, a Delaware corporation (“Apex”), Athena Technology Merger Sub, Inc., a Delaware corporation (“Merger Sub 1”) and Athena Technology Merger Sub 2, LLC, a Delaware limited liability company (“Merger Sub 2”, and together with Merger Sub 1, the “Merger Subs”), consummated the closing of the transaction (the “Business Combination”) discussed in Note 16.

In connection with the Business Combination, holders of 17,372 shares of Apex common stock, par value $0.0001 per share (“Apex Common Stock”), or 0.05% of the shares with redemption rights, exercised their right to redeem their shares for cash at a redemption price of approximately $10.05 per share, for an aggregate redemption amount of $174,582.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

(Unaudited)

In connection with the Business Combination, the Series C Preferred Stock described in Note 11 was exchanged as part of the consideration to the Company. The 4,832,409 shares of outstanding Preferred Stock were exchanged for 28,500,592 AvePoint, Inc. Common Stock and cash. Legacy AvePoint common stock holders received 151,772,046 AvePoint, Inc. Common Stock and cash.

As of the Closing Date and following the completion of the Business Combination, the Company had the following outstanding securities:

•	180,272,638 shares of Common Stock; and

•	17,905,000 warrants, each exercisable for one share of Common Stock at a price of $11.50 per share (the “Warrants”).

As a result of the Business Combination, the Company received net cash consideration of $204.5 million.

Directors & Officers Insurance Policy

In connection with the indemnification agreements described in Note 17, AvePoint obtained a directors’ and officers’ liability insurance policy (“D&O Insurance) and made a premium payment of $2.9 million in July 2021. Additional invoices to cover a tail policy on the D&O Insurance totaling $0.2 million were received and are expected to be paid in Q3 2021.

Report of Independent Registered Public Accounting Firm

Shareholders and the Board of Directors of AvePoint, Inc.

Jersey City, New Jersey

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of AvePoint, Inc. (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive loss, mezzanine equity and stockholders’ deficiency, and cash flows for each of the three years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph - Change in Accounting Principle

As discussed in Note 2 to the financial statements, the Company has changed its method of accounting for revenue from contracts with customers and related contract costs in 2019 due to the adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606).

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Crowe LLP

We have served as the Company’s auditor since 2017.

New York, New York

March 10, 2021

AvePoint, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	December 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$69,112	$12,162
Short-term investments	992	3,307
Accounts receivable, net of allowance of $1,767 and $1,042 at December 31, 2020 and 2019, respectively	48,250	39,934
Prepaid rent	754	1,207
Prepaid expenses and other current assets	1,589	1,981

Total current assets	120,697	58,591
Property and equipment, net	2,663	2,653
Deferred contract costs	31,943	28,351
Long-term unbilled receivables	5,499	3,685
Other assets	8,252	4,798

Total assets	$169,054	$98,078

Liabilities, mezzanine equity, and stockholders’ deficiency
Current liabilities:
Accounts payable	$774	$898
Accrued expenses and other liabilities	26,245	24,728
Current portion of deferred revenue	65,203	43,623

Total current liabilities	92,222	69,249
Long-term portion of deferred revenue	9,485	16,977
Share-based awards classified as liabilities	43,502	13,006
Other non-current liabilities	3,658	2,897

Total liabilities	148,867	102,129
Commitments and contingencies (Note 10)
Mezzanine equity
Redeemable convertible preferred stock, $0.001 par value; 10,895,226 shares authorized, 4,832,409 and 5,878,352 shares issued and outstanding with aggregate liquidation preferences of $403,361 and $281,900 at December 31, 2020 and 2019, respectively	183,390	182,656
Redemption value of common shares	25,074	10,684
Share-based awards	1,489	1,291
Redeemable noncontrolling interest	3,061	—

Total mezzanine equity	213,014	194,631
Stockholders’ deficiency:
Common stock, $0.001 par value; 28,000,000 and 21,192,519 shares authorized, 11,513,451 and 9,702,831 shares issued and outstanding, at December 31, 2020 and 2019, respectively	12	10
Additional paid-in capital	105,159	33,691
Accumulated other comprehensive income	1,791	1,574
Accumulated deficit	(299,789)	(233,957)

Total stockholders’ deficiency attributable to AvePoint	(192,827)	(198,682)

Total liabilities, mezzanine equity, and stockholders’ deficiency	$169,054	$98,078

See accompanying notes.

AvePoint, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

	Year Ended December 31,
	2020	2019	2018
Revenue:
SaaS	$52,074	$27,744	$15,558
Termed license and support	38,949	26,985	21,802
Services	34,140	26,662	27,228
Maintenance and OEM	23,462	29,122	36,161
Perpetual license	2,908	5,586	6,565

Total revenue:	151,533	116,099	107,314
Cost of revenue:
SaaS	11,050	7,500	4,194
Termed license and support	1,930	1,897	1,794
Services	26,089	24,727	21,724
Maintenance and OEM	1,221	2,275	3,085

Total cost of revenue	40,290	36,399	30,797

Gross profit	111,243	79,700	76,517
Operating expenses:
Sales and marketing	76,545	61,901	50,269
General and administrative	36,872	24,614	19,102
Research and development	12,204	11,148	8,244
Depreciation and amortization	1,059	1,049	1,209

Total operating expenses	126,680	98,712	78,824

Loss from operations	(15,437)	(19,012)	(2,307)
Interest income, net	41	56	21
Other income (expense), net	(511)	(604)	268

Loss before income taxes	(15,907)	(19,560)	(2,018)
Income tax expense	1,062	614	1,930

Net loss	$(16,969)	$(20,174)	$(3,948)

Net income attributable to redeemable noncontrolling interest	(27)	—	—

Net loss attributable to AvePoint, Inc.	$(16,996)	$(20,174)	$(3,948)
Deemed dividends on preferred stock	(34,446)	(107,469)	—

Net loss available to common shareholders	$(51,442)	$(127,643)	$(3,948)

Net loss per share of common stock, basic and diluted	$(4.99)	$(14.99)	$(0.47)

Weighted average of shares used in computing net loss per share of common stock, basic and diluted	10,313,350	8,514,858	8,449,924

See accompanying notes.

AvePoint, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Loss

(In thousands)

	Year Ended December 31,
	2020	2019	2018
Net loss	$(16,969)	$(20,174)	$(3,948)
Other comprehensive income
Foreign currency translation adjustments	217	347	67

Other comprehensive income	217	347	67

Total comprehensive loss	$(16,752)	$(19,827)	$(3,881)
Comprehensive income attributable to redeemable noncontrolling interests	(27)	—	—

Total comprehensive loss attributable to AvePoint, Inc	$(16,779)	$(19,827)	$(3,881)

See accompanying notes.

AvePoint, Inc. and Subsidiaries

Consolidated Statements of Mezzanine Equity and Stockholders’ Deficiency

(In thousands, except share amounts)

	Convertible Preferred Stock		Shared Based Awards	Total mezzanine equity	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ Deficiency
	Shares	Amount	Amount		Shares	Amount
Balance, December 31, 2017	6,734,150	$108,958	$453	$109,411	8,438,231	$9	$8,748	$(150,341)	$1,160	$(140,424)
Reclassification of share-based awards to temporary equity			321	321			(321)			(321)
Proceeds from exercise of options	—	—	—	—	57,351	0	97	—	—	97
Stock-based compensation expense	—	—	—	—	—	—	1,720	—	—	1,720
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	(3,948)	—	(3,948)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	67	67

Balance, December 31, 2018	6,734,150	$108,958	$774	$109,732	8,495,582	$9	$10,244	$(154,289)	$1,227	$(142,809)

See accompanying notes.

AvePoint, Inc. and Subsidiaries

Consolidated Statements of Mezzanine Equity and Stockholders’ Deficiency

(in thousands, except share amounts)

	Convertible Preferred Stock		Redeemable Common Shares	Shared Based Awards	Total mezzanine equity	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ Deficiency
	Shares	Amount	Amount	Amount		Shares	Amount
Balance, December 31, 2018	6,734,150	$108,958	—	$774	$109,732	8,495,582	$9	$10,244	$(154,289)	$1,227	$(142,809)
Reclassification of share-based awards to temporary equity	—	—	—	517	517	—	—	(517)	—	—	(517)
Reclassification of redemption value of common shares to temporary equity	—	—	10,684	—	10,684	—	—	(10,684)	—	—	(10,684)
Cumulative effect of accounting change	—	—	—	—	—	—	—	—	47,975	—	47,975
Proceeds from exercise of options	—	—	—	—	—	52,000	0	88	—	—	88
Stock-based compensation expense	—	—	—	—	—	—	—	3,094	—	—	3,094
Options reclassified from permanent equity to liability	—	—	—	—	—	—	—	(2,203)	—	—	(2,203)
Proceeds from the issuance of common stock	—	—	—	—	—	1,155,249	1	33,669	—	—	33,670
Proceeds from the issuance of Series C Preferred stock	4,832,409	150,000	—	—	150,000	—	—	—	—	—	—
Preferred stock issuance costs	—	(4,770)	—	—	(4,770)	—	—	—	—	—	—
Redemption of Series A Preferred Stock	(671,333)	(9,258)	—	—	(9,258)	—	—	—	(8,030)	—	(8,030)
Redemption of Series B Preferred Stock	(5,016,874)	(80,695)	—	—	(80,695)	—	—	—	(81,018)	—	(81,018)
Deemed dividend on extinguishment of Series B preferred stock	—	15,408	—	—	15,408	—	—	—	(15,408)	—	(15,408)
Remeasurement of redemption value of Series B preferred stock	—	(2,099)	—	—	(2,099)	—	—	—	2,099	—	2,099
Remeasurement of redemption value of Series C preferred stock	—	5,112	—	—	5,112	—	—	—	(5,112)	—	(5,112)
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	(20,174)	—	(20,174)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	347	347

Balance, December 31, 2019	5,878,352	$182,656	$10,684	$1,291	$194,631	9,702,831	$10	$33,691	$(233,957)	$1,574	$(198,682)

See accompanying notes.

AvePoint, Inc. and Subsidiaries

Consolidated Statements of Mezzanine Equity and Stockholders’ Deficiency

(In thousands, except share amounts)

	Convertible Preferred Stock		Redeemable Common Shares	Shared Based Awards	Redeemable noncontrolling interest	Total mezzanine equity	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ Deficiency
	Shares	Amount	Amount	Amount	Amount	Amount	Shares	Amount
Balance, December 31, 2019	5,878,352	$182,656	$10,684	$1,291	$—	$194,631	9,702,831	$10	$33,691	$(233,957)	$1,574	$(198,682)
Reclassification of share-based awards to temporary equity	—	—	—	198	—	198	—	—	(198)	—	—	(198)
Remeasurement of redemption value of common shares	—	—	14,390	—	—	14,390	—	—	—	(14,390)	—	(14,390)
Proceeds from exercise of options	—	—	—	—	—	—	87,361	0	612	—	—	612
Stock-based compensation expense	—	—	—	—	—	—	—	—	3,277	—	—	3,277
Proceeds from the issuance of common stock	—	—	—	—	—	—	1,378,259	1	58,769	—	—	58,770
Settlement of restricted stock issued in exchange of non-recourse promissory note	—	—	—	—	—	—	300,000	1	4,639	—	—	4,640
Remeasurement of redemption value of Series B preferred stock	—	(72)	—	—	—	(72)	—	—	—	72	—	72
Remeasurement of redemption value of Series C preferred stock	—	33,048	—	—	—	33,048	—	—	—	(33,048)	—	(33,048)
Redemption of Series B Preferred Stock	(1,045,943)	(32,242)	—	—	—	(32,242)	—	—	—	(1,470)	—	(1,470)
Issuance of common shares in exchange for issuance cost	—	—	—	—	—	—	45,000	0	2,407	—	—	2,407
Common stock issuance costs	—	—	—	—	—	—	—	—	(2,509)	—	—	(2,509)
Issuance of redeemable noncontrolling interest in EduTech	—	—	—	—	3,034	3,034	—	—	4,471	—	—	4,471
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	—	(16,969)	—	(16,969)
Net income attributable to noncontrolling interest	—	—	—	—	27	27	—	—	—	(27)	—	(27)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	217	217

Balance, December 31, 2020	4,832,409	$183,390	$25,074	$1,489	$3,061	$213,014	11,513,451	$12	$105,159	$(299,789)	$1,791	$(192,827)

See accompanying notes

AvePoint, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2020	2019	2018
Operating activities
Net loss	$(16,969)	$(20,174)	$(3,948)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,059	1,049	1,209
Foreign currency remeasurement (gain) loss	(378)	362	(496)
Provision for doubtful accounts	690	296	(203)
Stock-based compensation	33,767	13,893	1,720
Loss on disposal of property and equipment	80	7	9
Deferred income taxes	(433)	(1,610)	675
Changes in operating assets and liabilities:
Accounts receivable	(8,946)	(13,150)	(1,137)
Prepaid expenses and other current assets	1,204	156	(119)
Other assets	(3,236)	(5,023)	3,425
Accounts payable, accrued expenses and other liabilities	1,392	8,144	1,046
Deferred revenue	11,311	14,365	(5,267)
Accrued rent obligation	(421)	(366)	(123)

Net cash provided by (used in) operating activities	19,120	(2,051)	(3,209)
Investing activities
Maturity (purchase) of short-term investments, net	2,391	(398)	482
Purchase of property and equipment	(1,023)	(1,083)	(456)

Cash provided by (used in) investing activities	1,368	(1,481)	26
Financing activities
Repayments of capital leases	(49)	(82)	(80)
Proceeds from issuance of common stock	58,770	33,670	—
Proceeds from issuance of Series C preferred stock	—	150,000	—
Equity issuance costs	(101)	(4,770)	—
Payments for redemption of Series A and Series B preferred stock	(33,712)	(179,000)	—
Proceeds from stock option exercises	612	88	97
Payments of transaction fees	(2,089)	—	—
Payments of debt issuance costs	(300)	—	—
Proceeds from sale of common shares of subsidiary	7,505	—	—
Collection of promissory notes	284	—	—
Collection of non-recourse promissory notes	4,639	—	—

Net cash provided by (used in) financing activities	35,559	(94)	17
Effect of exchange rate on cash	903	(590)	(360)

Net increase (decrease) in cash and cash equivalents	56,950	(4,216)	(3,526)
Cash and cash equivalents at beginning of year	12,162	16,378	19,904

Cash and cash equivalents at end of year	$69,112	$12,162	$16,378

Supplemental disclosures of cash flow information
Cash received (paid) for:
Income taxes	$1,068	$247	$(3,685)

Non-cash investing and financing activities
Issuance of common shares in exchange for issuance cost	$2,408	$—	$—

Fixed assets acquired under capital leases	$29	$57	$—

See accompanying notes

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

1. Nature of Business and Organization

AvePoint, Inc. and its subsidiaries (“AvePoint” or, for the purposes of this ”Notes to Consolidated Financial Statements” section only, the “Company”) are a leading provider of enterprise collaboration and productivity software solutions. The Company develops, markets, and sells its suite of software solutions and services, primarily in North America, Europe, Australia, and Asia. The Company provides its customers with high-performance infrastructure management, compliance, data governance, mobility and productivity, online services and software solutions consulting. Many of the Company’s software solutions share an underlying architecture and include: DocAve Software Platform, DocAve Governance Automation, AvePoint Online Services, AvePoint Compliance Guardian, AvePoint Mobility and Productivity Software for SharePoint and Dynamics CRM, as well as customized business solutions, technical support, and services.

AvePoint, Inc. was incorporated as a New Jersey corporation on July 24, 2001, and redomiciled as a Delaware corporation in 2006. The Company’s headquarters are located in Jersey City, New Jersey, with additional offices in North America, Europe, Asia, Australia and the Middle East.

2. Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) and include the consolidated accounts of AvePoint, Inc. and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

In the year ended December 31, 2019, the Company adopted the Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606) and subsequent amendments to the initial guidance: ASU 2015-14, ASU 2016-08, ASU 2016-10, ASU 2016-12, ASU 2016-20, ASU 2017-10, ASU 2017-13 and ASU 2017-14 (collectively, ASC 606), on a modified retrospective basis through a cumulative-effect adjustment that resulted in a $48.0 million decrease in accumulated deficit. During the adoption, the Company measured contracts with customers and applied the accounting standard, with a focus on contracts that were open as of December 31, 2018. Refer to the “Revenue Recognition” and “Deferred Sales Commissions” sections below for accounting policy updates upon the Company’s adoption of ASC 606.

The impact of adopting ASC 606 for select consolidated balance sheet line items was as follows:

	January 1, 2019			December 31, 2019
	Unadjusted (ASC 605)	Adjustments	Adjusted (ASC 606)	Unadjusted (ASC 605)	Adjustments	Adjusted (ASC 606)
	(in thousands)
Accounts receivable, net	$20,240	$7,600	$27,840	$34,811	$5,123	$39,934
Deferred contract costs	—	21,281	21,281	—	28,351	28,351
Long-term unbilled receivables	—	2,740	2,740	—	3,685	3,685
Other assets	10,193	(3,795)	6,398	9,221	(4,424)	4,797
Deferred revenue	66,623	20,390	46,233	84,074	23,474	60,600

Accounts receivable, net increased as a result of increases in unbilled receivables. Deferred contracts costs increased as a result of deferred sales commissions. Other assets decreased as a result of the adoption’s impact to deferred taxes. Deferred revenue decreased as a result of recognition of revenue related to on-premises termed license offerings, which under ASC 605 were generally recognized over the life of the related customer agreements, but under ASC 606 are recognized at a point in time upon delivery of an on-premises termed license.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

In addition, deferred revenue decreased as a result of recognition of revenue related to certain service offerings, which under ASC 605 were generally recognized under the completed contract method, but under ASC 606 are recognized based on a measure of progress, such as labor hours, to determine the percentage of completion of the projects. Revenue for the year ended December 31, 2019 in accordance with the previous revenue recognition policy was $114.5 million, compared to $116.1 million recorded under ASC 606. The adoption of ASC 606 decreased the Commission expense, which is included in Sales and Marketing on the Statement of Operations, from $13.9 million to $11.0 million.

The Company revised its presentation of revenue to identify revenue generated from SaaS, termed license and support, services, maintenance and OEM and perpetual license. Previously, the Company presented revenue generated from subscription, which included SaaS and termed license and support revenue, services and license, maintenance, and OEM, which included perpetual license, maintenance and OEM revenue. The Company made corresponding revisions to its presentation of cost of revenue to identify costs associated with SaaS, termed license and support, services and maintenance and OEM. Previously, the Company presented cost of revenue associated with subscription, services and license, maintenance and OEM.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the Company’s consolidated financial statements and accompanying notes. The Company bases its estimates and assumptions on historical experience and on various other assumptions that it believes are reasonable under the circumstances. The amounts of assets and liabilities reported in the Company’s consolidated balance sheets and the amounts of revenue and expenses reported for each of its periods presented are affected by estimates and assumptions, which are used for, but not limited to, the accounting for revenue recognition, allowance for doubtful accounts, deferred contract costs, income taxes and related reserves, stock-based compensation and accounting for research and development costs. Actual results could differ from those estimates. Actual results and outcomes may differ from management’s estimates and assumptions due to risks and uncertainties, including uncertainty in the current economic environment due to the outbreak of a novel strain of the coronavirus (“COVID-19”).

Foreign Currency

The Company has foreign operations where the functional currency has been determined to be the local currency, in accordance with FASB ASC 830, Foreign Currency Matters. Adjustments resulting from translating such foreign functional currency assets and liabilities into U.S. dollars, based on current exchange rates, are recorded as a separate component of stockholders’ deficiency under the caption, accumulated other comprehensive income. Revenue and expenses are translated using average rates prevailing during the period. Transaction gains and losses arising from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in other income (expense), net in the Company’s consolidated statements of operations. Transaction losses totaled $0.6 million, $0.7 million and $0.2 million for the years ended December 31, 2020, 2019 and 2018, respectively.

Cash and Cash Equivalents

The Company maintains cash with several high credit-quality financial institutions. The Company considers all cash investments available with original maturities of three months or less to be cash equivalents. These investments are not subject to significant market risk. The Company maintains its cash and cash equivalents in bank accounts which, at times, exceed the federally insured limits. The Company has not experienced any losses

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

in such accounts. The Company maintains cash balances used in operations at entities based in the People’s Republic of China, which imposes regulations that limit the ability to transfer cash out of the country. As of December 31, 2020 and 2019, the Company’s cash balances at these entities were $6.8 million and $3.6 million, respectively. For purposes of the consolidated statements of cash flows, cash includes all amounts in the consolidated balance sheets captioned cash and cash equivalents.

Short-Term Investments

Short-term investments consist mainly of certificate of deposits held by financial institutions which have an initial maturity of greater than three months but less than or equal to one year at period end.

Allowance for Doubtful Accounts

The Company evaluates the collectability of its accounts receivable based on a combination of factors. Where the Company is aware of circumstances that may impair a specific customer’s ability to meet its financial obligations, the Company records a specific allowance against amounts due. For all other customers, the Company recognizes allowances for doubtful accounts based on the length of time the receivables are outstanding, the current business environment and its historical experience. Accounts are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received. As such, the Company presents trade receivables at their net estimated realizable value through use of the allowance for doubtful accounts.

Property and Equipment

Property and equipment are stated at cost and depreciated on a straight-line basis over the shorter of their estimated useful lives or related contract terms beginning in the year the asset was placed into service.

Computer equipment	3.0 years
Leasehold improvements	5.0-11.0 years
Furniture and fixture	7.0 years
Office equipment	5.0 years
Software	3.0 years
Buildings	39.5 years

Normal repair and maintenance costs are expensed as incurred. The Company writes off depreciated assets that are no longer in service.

Leasehold improvements are amortized over the lesser of the lease term or the estimated useful life of the improvements and such amortization is included in depreciation and amortization expense.

The Company evaluates long-lived assets, which include leasehold improvements and equipment subject to amortization, for impairment whenever events or changes in business circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss will be recognized when the aggregate of estimated undiscounted future cash flows expected to result from the use and the eventual disposition of the long-lived assets less than its carrying amount. Impairment, if any, is determined based on the fair value of the long-lived asset.

There were no impairment charges recognized during the years ended December 31, 2020, 2019 and 2018.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

The Company evaluates the portion of depreciation and amortization expense attributable to cost of revenue based on organizational headcount directly attributable to the generation of revenue. Based on this evaluation, the Company has determined that depreciation and amortization attributable to cost of revenue is not material; therefore, the full expense has been recorded in operating expenses in the consolidated statements of operations.

Deferred Sales Commissions

The Company defers sales commissions earned by its sales force that are considered to be incremental and recoverable costs of obtaining SaaS, termed license and support, service, license and maintenance contracts. The Company has structured commissions plans such that the commission rate paid on renewal contracts are less than those paid on the initial contract; therefore, it is determined that the renewal commissions are not commensurate with the initial commission. Initial sales commissions for the majority of these aforementioned contracts are generally deferred and amortized on a straight-line basis over the average customer relationship period, which is estimated to be 5.4 years. Sales commissions for renewal contracts relating to SaaS, termed license and support, and maintenance arrangements are generally deferred and then amortized on a straight-line basis over the average renewal term, estimated to be 1.7 years. The Company determines the estimated average customer relationship period and average renewal term utilizing a portfolio approach. The amortization of commissions are included in sales and marketing expense in the consolidated statements of operations. Deferred costs are periodically reviewed for impairment.

Amortization of deferred sales commissions of $10.5 million and $7.7 million for the years ended December 31, 2020 and 2019, respectively, is included as a component of sales and marketing expenses in the Company’s consolidated statements of operations. Deferred sales commissions recognized as a contract asset on the Company’s balance sheet was $31.9 million and $28.4 million at December 31, 2020 and 2019, respectively.

Software Development Costs

The Company expenses software development costs, including costs to develop software products or the software component of products to be marketed to external users, before technological feasibility of such products is reached. The Company has determined that technological feasibility is reached shortly before the release of those products and as a result, the development costs incurred after the establishment of technological feasibility and before the release of those products are not material. Software development costs also include costs to develop software programs to be used solely to meet the Company’s internal needs and cloud based applications used to deliver its services. The Company capitalizes development costs related to these software applications once the preliminary project stage is complete and it is probable that the project will be completed and the software will be used to perform the function intended. Costs capitalized for developing such software applications were not material for the periods presented.

Revenue Recognition

Revenue recognition after the adoption of ASC 606

The Company derives revenue from four primary sources: SaaS, termed license and support, services, and maintenance. Services include installation services, training and other consulting services.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

The following table presents AvePoint’s revenue by source:

	Year Ended December 31,
	2020	2019	2018
	(in thousands)
Revenue:
SaaS	$52,074	$27,744	$15,558
Termed license and support	38,949	26,985	21,802
Services	34,140	26,662	27,228
Maintenance and OEM	23,462	29,122	36,161
Perpetual license	2,908	5,586	6,565

Total revenue	$151,533	$116,099	$107,314

Termed license and support revenue for the years ended December 31, 2020 and 2019 includes $29.5 million and $20.8 million of revenue recognized at a point of time, respectively.

The Company’s sources of revenue mainly include:

•

SaaS and termed license and support revenue includes revenue from sale of SaaS and termed license and support, versions of the Company’s software and related customer support. SaaS revenue is recognized ratably over the term of the of the contract. Termed License revenue includes distinct on-premises license and support performance obligations. The license is generally recognized upfront at the point in time when the software is made available to the customer to download and use, and the support is recognized ratably over the term of the of the contract.

•

Perpetual license revenue includes software licenses that provide for a perpetual right to use the Company’s software and are sold on a per-copy basis. The Company recognizes software revenue through direct sales channels at a point in time when the software is made available to the customer to download and use.

•

Maintenance revenue includes customer support, which includes software updates and upgrades on a when-and-if-available basis, telephone support, integrated web-based support and bug fixes or patches. Customer support revenue is recognized ratably over the term of the customer support agreement, which is typically one year.

•

Services revenue includes revenue derived primarily from the implementation of software, training, consulting and migrations. AvePoint also offers license customization and managed services. Services revenue from implementation, training, consulting, migration, and license customization is recognized by applying a measure of progress, such as labor hours to determine the percentage of completion of each contract. Services revenue from managed services is recognized ratably on a straight line basis over the contract term.

•

Revenue from software sold through original equipment manufacturer (OEM) partners is recognized upon receipt of a royalty report from the OEM partner and over a period equal to the contractual obligation for customer support or the estimated useful life of the software.

ASC 606 is a single standard for revenue recognition that applies to all of the Company’s SaaS, termed license and support, services, perpetual license and maintenance arrangements and generally requires revenue to be recognized upon the transfer of control of promised goods or services provided to its customers, reflecting the amount of consideration it expects to receive for those goods or services. Pursuant to ASC 606, revenue are recognized upon the application of the following steps:

•	identification of the contract, or contracts, with a customer;

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

•	identification of the performance obligations in the contract;

•	determination of the transaction price;

•	allocation of the transaction price to the performance obligations in the contract; and

•	recognition of revenue when, or as, the contractual performance obligations are satisfied.

The timing of revenue recognition may differ from the timing of invoicing to the Company’s customers. The Company records an unbilled receivable, which is included within accounts receivable on its consolidated balance sheets, when revenue is recognized prior to invoicing. The Company records deferred revenue on its consolidated balance sheets when cash is collected or invoiced before revenue is earned. The Company’s standard payment terms are generally net 30 days but may vary. Invoices for SaaS, termed license and support and maintenance are generally issued annually in advance or when the license is made available for customer use. Invoices for license contracts are generally issued when the license is available for the customer for download. Services are generally invoiced in advance or as the services are performed.

Revenue deferred under contracts with customers as of December 31, 2020 and 2019 was $74.7 million and $60.6 million, respectively. Revenue recognized that was included in the opening deferred revenue balance was $52.2 million and $54.7 million for the years ended December 31, 2020 and 2019, respectively.

The opening and closing balances of the Company’s accounts receivable, net, deferred revenue and deferred sales commissions are as follows:

	Accounts receivable, net	Deferred revenue	Deferred sales commissions
	(in thousands)
Opening (January 1, 2018)	$19,274	$73,199	$—
Closing (December 31, 2018)	20,240	66,623	—
Increase/(decrease)	966	(6,576)	—

Opening (January 1, 2019)	$30,580	$46,233	$21,281
Closing (December 31, 2019)	43,619	60,600	28,351
Increase/(decrease)	13,039	14,367	7,070

Opening (January 1, 2020)	$43,619	$60,600	$28,351
Closing (December 31, 2020)	53,749	74,688	31,943
Increase/(decrease)	10,130	14,088	3,592

There were no significant changes to the Company’s contract assets or liabilities during the years ended December 31, 2020, 2019 and 2018 outside of its sales activities and adjustments related to its adoption of ASC 606, which affected January 1, 2019 contract balances.

The Company’s revenue arrangements generally include standard warranty or service level provisions that its arrangements will perform and operate in all material respects as defined in the respective agreements, the financial impacts of which have historically been and are expected to continue to be insignificant. The Company’s arrangements generally do not include a general right of return relative to the delivered products or services. The Company recognizes revenue net of any taxes collected from customers, which are subsequently remitted to governmental authorities.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

Many of the Company’s contracts include multiple performance obligations. Judgment is required in determining whether each performance obligation is distinct. The Company’s products and services generally do not require a significant amount of integration or interdependency; therefore, the Company’s products and services are generally not combined. The Company allocates the transaction price for each contract to each performance obligation based on the relative standalone selling price (“SSP”) for each performance obligation within each contract.

The Company uses judgment in determining the SSP for products and services. For substantially all performance obligations except on-premises perpetual and termed licenses, the Company is able to establish the SSP based on the observable prices of products or services sold separately in comparable circumstances to similar customers. The Company typically establishes an SSP range for our products and services which is reassessed on a periodic basis or when facts and circumstances change. The Company’s on-premises perpetual and termed licenses have not historically been sold on a standalone basis, as the vast majority of all customers elect to purchase license support contracts at the time of an on-premises perpetual or termed license purchase. License support contracts are generally priced as a percentage of the net fees paid by the customer to access the license. The Company is unable to establish the SSP for on-premises perpetual and termed licenses based on observable prices given the same products are sold for a broad range of amounts (that is, the selling price is highly variable) and a representative SSP is not discernible from past transactions or other observable evidence. As a result, the SSP for an on-premises perpetual and termed license included in a contract with multiple performance obligations is determined by applying a residual approach whereby all other performance obligations within a contract are first allocated a portion of the transaction price based upon their respective SSPs, with any residual amount of transaction price allocated to on-premises perpetual licenses revenue. On-premises termed licenses are sold bundled with maintenance. The Company focuses on entity-specific and market factors when estimating SSP of both the license and the maintenance such as internal pricing strategies and practices. The Company established a value relationship between a software product and the maintenance that is utilized in determining stand-alone selling price.

As of December 31, 2020, transaction price allocated to remaining performance obligations, which includes deferred revenue and amounts that will be invoiced and recognized as revenue in future periods, was $153.6 million, of which $118.8 million is related to SaaS and termed license and support revenue. AvePoint expects to recognize approximately 66% of this revenue over the next twelve months and the remainder thereafter.

AvePoint utilizes indirect sales channels which utilize channel partners. These deals are executed in one of two ways. In the first form of these arrangements, the channel partner purchases the products from AvePoint at a discounted price and resells the products to end users at a price determined by the channel partner. In this scenario, the channel partner is the entity that has contracted with AvePoint and therefore is determined to be the customer of AvePoint. In the second form, AvePoint bills the end user and the channel partner receives a commission. Upon analysis of deals executed through the second form of these channels, the Company determined that the end user represents the customer of AvePoint due to the fact that the end user purchased goods and/or services that are outputs of AvePoint’s ordinary activities. Consequently, channel partners utilized in deals executed through this second model are deemed to be agents of the transaction.

AvePoint recognizes revenue when control of the goods and/or services are transferred to the customer. In the first form of these arrangements, this occurs upon transfer to the reseller or to the end user at the reseller’s direction. In the second form of these arrangements, this occurs upon transfer to the end user.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

Revenue Recognition Prior to the Adoption of ASC 606

During the year ended December 31, 2018, revenue from long-term contracts were recognized primarily using ASC 605-35, Revenue Recognition - Construction-Type and Production-Type Contracts, according to which revenue were recognized on the completed-contract method. When an arrangement included an acceptance clause, revenue for such an arrangement was deferred and recognized upon acceptance. Revenue was $7.6 million for the year ended December 31, 2018, from the completed-contract method. Upon adoption of ASC 606, the Company reversed the capitalized expenses related to contracts accounted for under this method through an adjustment to retained earnings. Beginning January 1, 2019, the company began recognizing these contracts by applying a measure of progress, such as labor hours to determine the percentage of completion of each contract.

Under ASC 605-35, the Company recognized software revenue through direct sales channels upon delivery and when all other basic revenue recognition criteria are met as described below.

For sales arrangements involving multiple elements, the Company recognizes revenue in accordance with the following policy:

A software multiple-element arrangement is separated into more than one unit of accounting if all of the following criteria are met:

•	The functionality of the delivered elements is not dependent on the undelivered elements.

•

There is VSOE of fair value of the undelivered elements. VSOE of fair value is based on the price charged when the deliverable is sold separately by the Company on a regular basis and not as part of the multiple-element arrangement.

•	Delivery of the delivered elements represents the culmination of the earnings process for that element.

If these criteria are met, the Company recognized revenue using the residual method for delivered elements. Under the residual method, the Company allocates and defers revenue for the undelivered elements based on their fair values and recognizes the difference between the total arrangement fee and the amount deferred for the undelivered elements as revenue. The determination of fair value of the undelivered elements in multiple element arrangements is based on the price charged when such elements are sold separately, which is commonly referred to as VSOE.

To determine the price for the customer support element when sold separately, the Company primarily uses the bell-shaped curve approach which is based on historical renewal rates for the Company’s entire population of stand-alone customer support renewals over the past twelve months. Under the Bell-Shaped Curve Approach, VSOE of fair value of post-contract customer support (“PCS”) exists when a substantial majority of a company’s actual customer support renewals are within a narrow range of pricing. Renewal rates are supported by performing an analysis in which the Company segregates its customer support renewal contracts into different classes based on specific criteria including, but not limited to, the level of customer support being provided and the geographic location of the sale. As a result of this analysis, the Company has concluded that it has established VSOE for the different classes of customer support when the support is sold as part of a multiple-element sales arrangement.

The Company recognizes software revenue through all indirect sales channels on a sell-through model. A sell-through model requires the Company to recognize revenue when the basic revenue recognition criteria are met as described below and these channels complete the sale of the Company’s software products to the end user. Revenue from software sold through original equipment manufacturer (OEM) partners is recognized upon receipt of a royalty report from the OEM partner and over a period equal to the contractual obligation for customer

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

support or the estimated useful life of the software. These sales are treated as a separate customer class for purposes of establishing vendor-specific objective evidence (VSOE). Due to terms of the contracts with its OEM partners, the Company determined that VSOE had not been established for customer support. As a result, OEM revenue is recognized on a straight-line basis over a period equal to the contractual obligation for customer support or the estimated useful life of the software.

The Company has analyzed all of the undelivered elements included in its multiple-element arrangements and determined that, with the exception of revenue sold through OEM partners, VSOE of fair value exists to allocate revenue to maintenance and services. Accordingly, assuming all basic revenue recognition criteria are met, software revenue is recognized upon delivery of the software license using the residual method in accordance with Accounting Standards Codification (ASC) 985-605, Software Revenue Recognition.

If the criteria for separating a multi-element arrangement into more than one unit of accounting are not met, the arrangement is accounted for as a single unit of accounting which would result in revenue being recognized on a straight-line basis until the last element is delivered or being deferred until the earlier of when such criteria are met or when the last undelivered elements are delivered.

The Company considers the four basic revenue recognition criteria for each of the elements as follows:

•

Persuasive Evidence of an Arrangement with the Customer Exists: The Company’s customary practice is to require a purchase order or a signed quote and, in some cases, a written contract signed by both the customer and the Company, or other persuasive evidence that an arrangement exists prior to recognizing revenue on an arrangement.

•

Delivery or Performance has Occurred: AvePoint’s software applications are usually delivered to customers through an email download. Software and/or software license keys for add-on orders or software updates are typically delivered via email. If products that are essential to the functionality of the delivered software in an arrangement have not been delivered, AvePoint does not consider delivery to have occurred. Services are considered delivered over the life of the related agreements with customers as the Company provides the requested services. Such delivery is measured either ratably over the term of the agreement or by applying a measure of progress, such as labor hours to determine the percentage of completion of each contract. Maintenance is considered delivered ratably over the term of the maintenance agreement, which is typically one year or three years.

•

Vendor’s Fee is Fixed or Determinable: The fee customers pay for software applications, maintenance and other professional services is negotiated at the outset of an arrangement. The fees are therefore considered to be fixed or determinable at the inception of the arrangement.

•

Collection is Probable: Each new customer undergoes a credit review process to evaluate its financial position and ability to pay. The Company relies on the review it performs and its historically low non-payment rate to conclude that collection is probable. If the Company determines from the outset of an arrangement that collection is not probable based upon the review process or other factors, revenue is recognized on a cash-collected basis, assuming all of the other basic revenue recognition criteria are met.

Legal Proceedings

In the normal course of its business, the Company may be involved in various claims, negotiations and legal actions. Except for such claims that arise in the normal course of business, as of December 31, 2020, the Company is not a party to any other litigation for which a material claim is reasonably possible, probable or estimable.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

Stock-Based Compensation

Stock-based compensation represents the cost related to stock-based awards granted to employees. To date, the Company has issued both stock options and restricted stock. With respect to equity-classified awards, the Company measures stock-based compensation cost at the grant date based on the estimated fair value of the award and recognizes the cost as expense ratably (net of estimated forfeitures) over the requisite service period. With respect to liability-classified awards, the Company measures stock-based compensation cost at the grant date and at each reporting period based on the estimated fair value of the award and recognizes the cost as an expense ratably (net of estimated forfeitures) over the requisite service period.

The Company estimates the fair value of stock options using a Black-Scholes valuation model. The Black-Scholes model requires highly subjective assumptions in order to derive the inputs necessary to the calculate the fair value of stock options. To estimate the expected life of stock options, the Company considered contractual terms of the options, including the vesting and expiration periods, as well as historical option exercise data and current market conditions to determine an estimated expected life. The Company’s historical experience is too limited to be able to reasonably estimate expected life. Expected volatility is based on historical volatility of a group of peer entities. Dividend yields are based upon historical dividend yields. Risk-free interest rates are based on the implied yields currently available on U.S. Treasury zero coupon issues with a remaining term equal to the expected life. To estimate the value of the common stock, the Company obtained a valuation from a third party appraisal firm.

The assumptions are based on the following:

•	Expected Volatility. Expected volatility is based on historical volatility of a group of peer entities.

•	Risk-Free Interest Rate. Risk-free interest rates are based on the implied yields currently available on U.S. Treasury zero coupon issues with a remaining term equal to the expected life.

•

Dividend Yield. AvePoint used an expected dividend yield of zero. AvePoint has never declared or paid any cash dividends on its Common Stock and does not plan to pay cash dividends on its common stock in the foreseeable future.

•

Expected Life. AvePoint estimates the expected term of outstanding stock options as the midpoint of the stock options vesting term and contractual expiration period based upon limited historical data and consideration of market and industry trends.

•	Fair Value of Common Stock. Given the historical absence of an active market for AvePoint’s shares of common stock, AvePoint obtained a valuation from a third-party appraisal firm as discussed below.

•

Forfeitures. AvePoint estimates the expected forfeiture rate and only recognizes expense for those shares of common stock expected to vest. AvePoint estimates the forfeiture rate based on historical experience. To the extent AvePoint’s actual forfeiture rate is different from its estimate, stock-based compensation expense is adjusted accordingly.

The fair value of the shares of common stock underlying the stock options is a subjective estimate given that there is no public market for the underlying common stock. In consideration of the absence of a public market for AvePoint common stock, the Company has engaged a third-party appraisal firm to provide a valuation of AvePoint common shares. The assumptions used in the valuation models were based on future expectations and management judgment, including input from management on the following factors:

•	Contemporaneous valuations performed at periodic intervals by independent, third-party specialists;

•	AvePoint’s actual operating results and financial performance;

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

•	The prices, preferences, and privileges of shares of AvePoint’s convertible preferred stock relative to shares of AvePoint’s common stock;

•	Current business conditions and projections;

•	Stage of development;

•	Likelihood of achieving a liquidity event, such as an initial public offering or a sale of AvePoint, given prevailing market conditions and the nature and history of AvePoint’s business;

•	Market multiples of comparable companies in AvePoint’s industry;

•	Industry information such as market size and growth;

•	Secondary sales of AvePoint’s shares in arm’s length transactions;

•	Adjustments, if any, necessary to recognize a lack of marketability for AvePoint’s shares; and

•	Macroeconomic conditions.

In preparing AvePoint’s full year 2020 financial statements, the Company determined that an error existed in the allocation methodology of its stock-based compensation expense in prior years. The Company evaluated the error and determined that it is not material to its financial statements. Although not material, certain amounts from prior periods related to stock-based compensation have been adjusted to conform with the appropriate allocation methodology which results in the presentation of the stock-based compensation expense in the same financial statement line items as cash compensation paid to the same employees. The reclassification of stock-based compensation resulted in the following changes:

	Year Ended December 31, 2020			Year Ended December 31, 2019			Year Ended December 31, 2018
	(in thousands)
	Pre- Adjustment	Adjustment	Post- Adjustment	Pre- Adjustment	Adjustment	Post- Adjustment	Pre- Adjustment	Adjustment	Post- Adjustment
Cost of services	$19,289	$316	$19,605	$24,312	$415	$24,727	$21,567	$157	$21,724
Gross Profit	76,031	(316)	75,715	80,115	(415)	79,700	76,674	(157)	76,517
Sales and marketing	40,654	9,227	49,881	53,735	8,166	61,901	49,884	385	50,269
General and administrative	30,656	(9,738)	20,918	33,473	(8,859)	24,614	19,786	(684)	19,102
Research and development	8,564	196	8,760	10,870	278	11,148	8,101	143	8,244

Redeemable Noncontrolling Interest

At December 31, 2020, the Company owned 77.78% and AEPL PTE. LTD. (“AEPL”) owned 22.22% of a subsidiary of the Company, AvePoint EduTech PTE. LTD. (“EduTech”). As part of AEPL’s initial investment in EduTech, the Company granted AEPL a put option which allows AEPL to cause the Company to repurchase AEPL’s shares in EduTech at any time between December 24, 2022 and December 24, 2023 at a price equal to AEPL’s initial investment. Consequently, the Company records redeemable noncontrolling interest as mezzanine equity in its consolidated statement of mezzanine equity and stockholders’ deficiency for the year ended December 31, 2020. At each reporting period, the Company increases the carrying amount of the redeemable noncontrolling interest by periodic accretions using the interest method so that the carrying amount will equal the redemption amount on the date that the put option becomes exercisable, and adjustments to the value are recorded as net income attributable to redeemable noncontrolling interest.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

Emerging Growth Company

Upon successful completion of the business combination discussed in the Subsequent Events section, AvePoint is expected to be considered an emerging growth company. Section 102(b)(1) of the Jobs Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company intends to elect not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, “Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815 – 40)” (“ASU 2020-06”). ASU 2020-06 simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. The ASU is part of the FASB’s simplification initiative, which aims to reduce unnecessary complexity in U.S. GAAP. The amendments in this ASU are effective for public business entities, excluding entities eligible to be smaller reporting companies, for fiscal years beginning after December 15, 2021. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently evaluating the impact ASU 2020-06 will have on its financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (ASC 740): Simplifying the Accounting for Income Taxes (ASU 2019-12), which is intended to simplify various areas related to the accounting for income taxes and improve consistent application of ASC 740. The amendments in this ASU are effective for public business entities for fiscal years beginning after December 15, 2020. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption of the amendments is permitted, including adoption in any interim period for public business entities for periods for which financial statements have not yet been issued and all other entities for periods for which financial statements have not yet been made available for issuance. The Company is currently evaluating the impact of its pending adoption of ASU 2019-12 on its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (ASC 842) and also issued subsequent amendments to the initial guidance: ASU 2017-13, ASU 2018-10, ASU 2018-11, ASU 2018-20, ASU 2019-01, ASU 2020-02, and ASU 2020-05 (collectively, ASC 842). ASC 842 requires companies to generally recognize on the balance sheet operating and financing lease liabilities and corresponding right-of-use assets. ASC 842 was effective for public business entities for fiscal years beginning after December 15, 2018. For all other for-profit entities, the amendments are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. ASC 842 must be adopted using a modified retrospective method and its early adoption is permitted. The Company is currently evaluating the impact of adoption of this ASU on its consolidated financial statements. While the Company generally expects the financial records to be impacted by the requirements highlighted above, the Company cannot reasonably estimate the impact that adoption of the ASUs referenced in this announcement is expected to have on the financial statements at this time.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

In January 2016, the FASB issued ASU 2016-13, “Financial Instruments – Credit Losses on Financial Instruments,” which replaces incurred loss methodology to estimate credit losses on financial instruments with a methodology that reflects expected credit losses. This amendment affects entities holding financial assets that are not accounted for at fair value through net income including trade receivables. The amendments in this ASU were effective for public business entities, excluding entities eligible to be smaller reporting companies, for fiscal years beginning after December 15, 2019. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2022. Early application of the amendments is permitted. The Company is currently evaluating the impact of adoption of this ASU on its consolidated financial statements. While the Company generally expects the financial records to be impacted by the requirements highlighted above, the Company cannot reasonably estimate the impact that adoption of the ASUs referenced in this announcement is expected to have on the financial statements at this time.

3. Concentration of Credit Risk

The Company deposits its cash with financial institutions and, at times, such balances may exceed federally insured limits. No customer accounted for more than 10% of billings for the years ended December 31, 2020, 2019 and 2018 and no customer was more than 10% of accounts receivable at December 31, 2020 and 2019.

4. Accounts Receivable, Net

Accounts receivable, net, consists of the following components:

	December 31, 2020	December 31, 2019
	(in thousands)
Trade receivables	$33,521	$29,921
Current portion of unbilled receivables	16,496	11,055
Allowance for doubtful accounts	(1,767)	(1,042)

	$48,250	$39,934

5. Property and Equipment, Net

Property and equipment, net, consists of the following:

	December 31, 2020	December 31, 2019
	(in thousands)
Computer equipment	$4,030	$8,376
Leasehold improvements	2,633	3,155
Furniture and fixtures	887	1,574
Building	766	718
Office equipment	384	632
Software	245	491

	8,945	14,946
Less accumulated depreciation and amortization	(6,282)	(12,293)

	$2,663	$2,653

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

Accumulated depreciation and amortization includes the amortization expense relating to assets acquired under capital leases. Depreciation and amortization expense was $1.1 million, $1.0 million and $1.2 million for the years ended December 31, 2020, 2019 and 2018, respectively. The Company evaluates the portion of depreciation and amortization expense attributable to cost of revenue based on organizational headcount directly attributable to the generation of revenue. Based on this evaluation, the Company has determined that depreciation and amortization attributable to cost of revenue is not material; therefore, the full expense has been recorded in operating expenses in the consolidated statements of operations.

6. Other Assets

Other assets consists of the following components:

	December 31, 2020	December 31, 2019
	(in thousands)
Deferred tax asset	$2,963	$2,337
Deferred costs	2,089	—
Security deposit	1,850	1,629
Long-term investments	900	57
Foreign income taxes receivable	147	459
Other	303	316

	$8,252	$4,798

7. Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities consists of the following components:

	December 31, 2020	December 31, 2019
	(in thousands)
Accrued compensation	$16,738	$13,734
Indirect taxes	2,571	1,875
Income taxes payable	1,713	1,587
Accrued partner expenses	1,253	1,117
Cloud service fees	994	1,735
Professional service fees	500	569
Current portion of capital lease and deferred rent	203	247
Other	2,273	3,864

	$26,245	$24,728

8. Line of Credit

On April 7, 2020 the Company signed a loan and security agreement with a bank for a revolving line of credit of up to $30.0 million. The line bears interest at a rate equal to LIBOR plus 3.5%. The line carries an unused fee of 0.5%. The line will mature on April 7, 2023 The Company is required to maintain a specified adjusted quick ratio and a minimum annual recurring revenue tested by the bank each quarter. The Company pledged, assigned and granted the bank a security interest in all shares, future proceeds and assets as a security for the performance of the loan and security agreement obligations. As of December 31, 2020, the Company is in compliance with all covenants under the line and had no borrowings outstanding under the line of credit.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

9. Income Taxes

Pretax loss resulting from domestic and foreign operations is as follows:

	Year Ended December 31,
	2020	2019	2018
	(in thousands)
Domestic	$(19,107)	$(13,320)	$2,292
Foreign	3,200	(6,240)	(4,310)

Pretax loss from continuing operations	$(15,907)	$(19,560)	$(2,018)

The components of the provision (benefit) for income taxes consists of the following:

	Year Ended December 31,
	2020	2019	2018
	(in thousands)
Current income tax expense:
Federal	$—	$—	$—
State and local	411	80	83
Foreign	1,096	1,813	1,148

Total current income tax expense	1,507	1,893	1,231
Deferred income tax expense (benefit) :
Federal	(175)	—	—
State and local	(843)	—	—
Foreign	573	(1,279)	699

Total deferred income tax expense (benefit)	(445)	(1,279)	699

Total income tax expense	$1,062	$614	$1,930

The reconciliation of the amounts at the U.S. federal statutory income tax rate to the company’s effective income tax rate is as follows:

	Year Ended December 31,
	2020	2019	2018
	(in thousands)
U.S. federal statutory tax rate	$(3,340)	$(4,108)	$(424)
State and local income taxes, net	(519)	80	83
Stock-based compensation	6,770	2,748	219
Change in valuation allowance	(3,216)	1,516	2,561
Foreign operations	1,575	(375)	(433)
True-up adjustments	(538)	497	(167)
Permanent differences	65	157	114
Other, net	265	99	(23)

Total	$1,062	$614	$1,930

The Company’s effective tax rate differed from the U.S. federal statutory rate primarily due to mix of pre-tax income (loss) results by jurisdictions taxed at different rates than 21%, stock based compensation, and changes in valuation allowance in the U.S. and certain foreign jurisdictions.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

Deferred income taxes are provided for the tax effect of temporary differences between the financial reporting basis and the tax basis of assets and liabilities. Significant components of the Company’s deferred tax assets and (liabilities) are as follows:

	December 31, 2020	December 31, 2019
	(in thousands)
Deferred tax asset:
Net operating loss carryforwards	$6,814	$8,710
Deferred revenue	4,886	5,485
Compensation and benefits	1,792	740
Foreign tax credit	720	720
Other	1,066	1,098

Total deferred tax asset	15,278	16,753
Deferred tax liability:
Property and equipment	(140)	(112)
Commissions	(5,285)	(4,171)
Prepaid subscription	(580)	—
Unbilled receivable	(1,632)	—

Total deferred tax liability	(7,637)	(4,283)

Net deferred tax asset before valuation allowance	7,641	12,470
Less valuation allowance	(5,530)	(10,133)

Total net deferred tax asset	$2,111	$2,337

As of December 31, 2020, the Company had net operating loss (“NOL”) carryforwards for U.S. federal, and state and local income tax totaling $1.2 million and $12.2 million respectively, which may offset future taxable income. Of the $1.2 million in U.S federal NOL carryforwards, $0.2 million will expire in 2037 and $0.9 million can be carried forward indefinitely, subject to an 80% taxable income limitation in the year of utilization. The state NOL carryforwards begin to expire in 2027. The Company also has foreign NOL carryforwards of approximately $23.2 million, which will expire beginning 2024 and NOL carryforward periods vary from 6 years to indefinite period. The Company has $0.7 million of foreign tax credit carryforwards available that expire in 2022 and 2023.

Under the provisions of the Internal Revenue Code, the U.S. NOL carryforwards are subject to review and possible adjustment by the Internal Revenue Service and state tax authorities. NOL and tax credit carryforwards may become subject to an annual limitation in the event of a 50% cumulative change in the ownership interest of significant stockholders over a three-year period in excess of 50%, as defined under Sections 382 and 383 of the Internal Revenue Code, as well as similar state tax provisions. This could limit the amount of NOLs that the Company can utilize annually to offset future taxable income or tax liabilities. The amount of the annual limitation, if any, will be determined based on the value of the Company immediately prior to the ownership change. The Company may have experienced an ownership change prior to December 31, 2020, however, the Company does not believe its NOL carryforwards would be limited under IRC Section 382. The Company could experience an ownership change in the future which could limit the utilization of certain NOL carryforwards.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

ASC 740-10-30-5 requires that a valuation allowance be established when it is more likely than not that all or a portion of a deferred tax asset will not be realized. In making this assessment, management considered all available positive and negative evidence, including the level of historical taxable income, future reversals of existing temporary differences, tax planning strategies, and projected future taxable income. On the basis of this evaluation, a valuation allowance of $5.5 million and $10.1 million was recorded as of December 31, 2020 and December 31, 2019, respectively, against certain jurisdiction’s net deferred tax assets for which it is more likely than not that the tax benefit will not be realized. The valuation allowance was decreased by $4.6 million and $10.0 million for the year ended December 31, 2020 and the year ended December 31, 2019, respectively, primarily due to the utilization of NOL carryforwards in various jurisdictions. For the year ended December 31, 2020, the Company released valuation allowance in net deferred tax assets in the U.S, South Africa and Germany. The Company determined that there is sufficient positive evidence to conclude that it is more likely than not that additional deferred taxes of are realizable.

The Tax Cuts and Jobs Act of 2017 (“Act”) subjects a U.S. shareholder to tax on global intangible low-taxed income (“GILTI”) earned by certain foreign subsidiaries. The Company has elected to account for GILTI as a period expense in the year the tax is incurred. As a result of the Act and the current U.S taxation of deemed repatriated earnings, the additional taxes might be payable upon repatriation of foreign earnings. As of December 31, 2020, the Company did not provide any foreign withholding taxes related to its foreign subsidiaries’ undistributed earnings, as such earnings have been retained and are intended to be indefinitely reinvested to fund ongoing operations of the foreign subsidiaries. It is not practicable to estimate the amount of taxes that would be payable upon remittance of these earnings, because such tax, if any, is dependent upon circumstances existing if and when remittance occur.

A reconciliation of the beginning and ending amounts of unrecognized tax benefits, excluding interest and penalties is as follows:

	December 31, 2020	December 31, 2019
	(in thousands)
Beginning balance	$5,230	$999
Additions based on tax provisions related to the current year	—	4,236
Additions for tax positions of prior years	139	—
Reduction for tax positions of prior years	—	(5)
Reduction for settlements	—	—
Expiration of applicable statute of limitations	—	—

Ending balance	$5,369	$5,230

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as part of the provision for income taxes. As of December 31, 2020, and December 31, 2019, the Company had $1.2 million and $1.0 million, respectively, of accrued interest and penalties associated with unrecognized tax benefits. These amounts were included in other non-current liabilities in their respective years. As of December 31, 2020 and December 31, 2019, the total amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate was not material.

Based on information available as of December 31, 2020, it is reasonably possible that the total amounts of unrecognized tax benefit could decrease by approximately $4.0 million over the next 12 months as a result of filing amended tax returns and potential lapses of the applicable statutes of limitations.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

The Company files income tax returns in the U.S. federal jurisdiction, various state and foreign jurisdictions. The tax years 2016 through 2019 generally remain open for examination for federal, state and local tax purposes. The tax years 2010 through 2019 are open and subject to audit by foreign jurisdictions. To the extent utilized in future years’ tax returns, net operating loss carryforwards at December 31, 2020 and December 31, 2019 will remain subject to examination until the respective tax year is closed.

In March 2020, the President of the United States signed into law the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The CARES Act, among other things, includes certain income tax provisions for corporations; these changes to U.S. tax law do not have a material impact on the Company’s provision for income taxes in its consolidated financial statements. In addition, although many countries in which the Company has operations have also issued some form of COVID-19 related income tax guidance, this guidance does not have a material impact on provision for income tax in its consolidated financial statement as of December 31, 2020.

10. Commitments and Contingencies

Operating Leases

The Company is obligated under various non-cancelable operating leases for office space. The initial terms of the leases expire on various dates through 2027.

During the years ended December 31, 2020, 2019 and 2018, total rent expense for facilities amounted to $5.6 million, $5.4 million and $5.5 million, respectively. As of December 31, 2020, letters of credit have been issued in the amount of $0.5 million, as security for operating leases. The letters of credit are secured by certificates of deposit.

The future minimum rental payments for all long-term non-cancelable property leases are as follows:

Year Ending December 31:
(in thousands)
2021	5,288
2022	3,176
2023	1,950
2024	1,376
2025	668
Thereafter	610

$13,068

Purchase Commitments

The Company has outstanding unconditional purchase commitments to procure licenses to use IT software from suppliers. These agreements are negotiated in consideration of the volume of transactions with select suppliers and the associated required transaction volumes are expected to be met through the normal course of business.

In June 2017, the Company signed an unconditional purchase commitment in the amount of $8.0 million payable based upon consumption from June 2017 to June 2020. No payments were made for the fiscal year ended 2018. For the fiscal year ended December 31, 2019 the Company made payments in the amount of $5.5 million under this agreement. The remainder of the commitment was paid in the fiscal year ended December 31, 2020.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

In April 2019, the Company signed an unconditional purchase commitment related to the use of Microsoft Office 365 in the amount of $2.1 million payable in three equal installments during 2019, 2020, and 2021. In May 2020, the Company signed an unconditional purchased commitment in the amount of $22.0 million to purchase IT solutions over a three-year term. Under this agreement, payments are made upon receipt of licenses and any remaining obligations due at the end of the three-year term in May 2023. Given the Company’s history of procuring similar products, it is expected that cash payments to the supplier will occur in 2021 and 2022 with any remaining amounts coming due in 2023. During the year ended December 31, 2020, the Company paid $0.7 million related to the 2019 agreement and $3.1 million under the 2020 agreement for a total of $3.8 million. For the year ended December 31, 2019, the Company paid $0.7 million under the 2019 agreement.

The Company is obligated to make the following future minimum payments under the non-cancelable terms of these contracts as of December 31, 2020:

Years ending December 31,
(in thousands)
2021	$700
2022	—
2023	18,931
2024	—
2025	—
Thereafter	—

$19,631

Litigation

At this time, the Company is not party to any pending legal action that is estimated to have a material adverse effect on the business or related financial results.

11. Mezzanine Equity and Stockholders’ Deficiency

The Company has two classes of capital stock: common stock and preferred stock. The following summarizes the terms of the Company’s capital stock.

Common Stock

The Company is authorized to issue up to 28,000,000 shares of common stock at $0.001 par value, at December 2020 and 2019.

On December 26, 2019, the Company issued 657,514 shares of its common stock to new investors for an aggregate purchase price of $17.3 million, representing a weighted-average purchase price of $26.31 per share, pursuant to a common stock purchase agreement (the Common Stock Purchase Agreement), dated as of December 26, 2019. In addition, on December 26, 2019, the Company also issued 497,735 shares of its non-voting common stock to new investors for an aggregate purchase price of $16.4 million, representing a weighted-average purchase price of $32.89 per share, pursuant to a non-voting common stock purchase agreement (the Non-Voting Common Stock Purchase Agreement), dated as of December 26, 2019.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

In 2020, the Company issued 1,423,259 shares of its common stock to investors for an aggregate purchase price of $61.2 million, representing a weighted-average purchase price of $42.98 per share, pursuant to Common Stock Purchase Agreements, dated as of June 16, 2020, September 28, 2020, and October 1, 2020. $2.5 million was used for banking and legal services.

There were 11,513,451 and 9,702,831 shares issued and outstanding at December 31, 2020 and 2019, respectively.

Convertible Contingently Redeemable Preferred Stock

At December 31, 2020 and 2019, the Company was authorized to issue up to 547,283 shares of Series A-1 convertible preferred stock (the “Series A-1 Preferred Stock”), 124,050 shares of Series A-2 convertible preferred stock (the “Series A-2 Preferred Stock”, and together with the Series A-1 Preferred Stock, the “Series A Preferred Stock”), 3,326,340 shares of Series B-1 convertible preferred stock (the “Series B-1 Preferred Stock”), 2,736,477 shares of Series B-2 convertible preferred stock, (the “Series B-2 Preferred Stock”, and together with the Series B-1 Preferred Stock, the “Series B Preferred Stock”)), 4,832,409 shares of Series C convertible preferred stock (the “Series C Preferred Stock”); and 1,045,943 shares of Series C Prime convertible preferred stock (collectively with the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, the “Preferred Stock”), all at $0.001 par value.

The following table summarizes the redeemable convertible preferred stock with balances outstanding at December 31, 2020 or December 31, 2019:

	December 31, 2020			December 31, 2019
	(in thousands, except share amounts)
Preferred shares issued and outstanding:	Shares issued and outstanding	Liquidation preference	Recorded amount	Shares issued and outstanding	Liquidation preference	Recorded amount
Series B-1 Preferred Stock	—	—	—	694,498	22,841	21,456
Series B-2 Preferred Stock	—	—	—	351,445	11,559	10,858
Series C Preferred Stock	4,832,409	403,361	183,390	4,832,409	247,500	150,342

	4,832,409	$403,361	$183,390	5,878,352	$281,900	$182,656

On December 26, 2019 (the “Closing Date”), the Company issued 4,832,409 shares of its Series C Preferred Stock to new investors for an aggregate purchase price of $150.0 million, representing a weighted-average purchase price of $31.04 per share, pursuant to a stock purchase and redemption agreement, dated as of December 26, 2019 (such transaction with issuance of common stock, the “Series C Financing”). Approximately $179.0 million of the Series C Financing purchase price was used for the redemption of 547,283 shares of Series A-1 Preferred Stock, 124,050 shares of Series A-2 Preferred Stock, 2,631,842 shares of Series B-1 Preferred Stock, and 2,385,032 shares of Series B-2 Preferred Stock. $4.8 million was used for banking and legal services.

In 2020, the Company redeemed 1,045,943 shares of its Series B Preferred Stock for $33.7 million, representing a weighted-average purchase price of $32.23 per share.

Voting Rights

Together with the holders of voting common stock, holders of Preferred Stock (except for the holders of Series B-2 Preferred Stock) are entitled to vote, as a single class, on all matters and are entitled to one vote equal to the number of shares of common stock into which they could be converted.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

Dividend Rights

The holders of Preferred Stock in preference to the holders of common stock and non-voting common stock, shall be entitled to receive, if declared, dividends in an amount at least equal to dividend per share to common stock or any other class or series that is convertible into common stock. No dividends were declared in 2020, 2019 and 2018.

Liquidation Preference

Upon a liquidation event, the holders of Series C Preferred Stock are entitled to receive before any payment is made to the other stockholders a per share liquidation preference equal to the greater of (i) 1.65 multiplied by the original issuance price for the Series C Financing (the Series C Original Issue Price) for the first 18 months after the Closing Date and, thereafter, increasing at a rate of 10% per annum, accruing daily and compounding quarterly, commencing on September 26, 2021, plus any dividends declared but unpaid thereon, up to an aggregate amount of 2.3 multiplied by the Series C Original Issue Price and (ii) such amount per share as would have been payable had all shares of Series C Preferred Stock been converted into common stock (the greater of clauses (i) and (ii), the “Series C Liquidation Preference”). Upon a liquidation event, and after the payment in full of Series C Preferred Stock liquidation amount, the holders of Series C Prime Preferred Stock (if any) are entitled to receive before any payment is made to the holders of Series B Preferred Stock or common stock a per share liquidation preference equal to the greater of (i) 1.65 multiplied by $32.889 per share (the “Base Price”), increasing at a rate of 10% per annum, accruing daily and compounding quarterly, commencing on March 26, 2022, plus any dividends declared but unpaid thereon, up to an aggregate amount of 2.30 multiplied by the Base Price and (ii) such amount per share as would have been payable had all shares of Series C Prime Preferred Stock been converted into common stock. Upon a liquidation event, and after the payment in full of Series C Prime Preferred Stock liquidation amount (if any), the holders of shares of Series B Preferred Stock (if any) are entitled to receive before any payment is made to the holders of common stock a per share liquidation preference equal to (a) on any date beginning on the Closing Date and ending on the date that is 15 months following the Closing Date, the greater of (i) the Base Price plus any dividends declared but unpaid thereon and (ii) such amount per share as would have been payable had all shares of Series B Preferred Stock been converted into common stock or (b) on any date following the date that is 15 months after the Closing Date and ending on the 2nd anniversary of the Closing Date, the greater of (i) the Base Price, plus interest at the rate of 25% per annum, and compounding quarterly on June 26, 2021 and September 26, 2021 and (ii) such amount per share as would have been payable had all shares of Series B Preferred Stock been converted into common stock (the Series B Liquidation Amount).

After the payment in full of the Series B Liquidation Amount, the holders of the Series A Preferred Stock had the right to receive the greater of the original issue price or the amount they would receive if they were to convert into shares of the Company’s common stock in advance of the holders of the Company’s other classes of capital stock outstanding.

Conversion

Subject to the terms and conditions of the original agreement (the Certificate of Incorporation), each share of Preferred Stock shall be convertible at any time at the option of the holder into such number of fully paid shares of common stock as is determined by dividing the applicable issuance price (the Original Issue Price) by the applicable conversion price in effect at the time of conversion. The initial conversion prices are subject to adjustment as provided in the Certificate of Incorporation for certain diluting issues such as stock splits, combinations, common stock dividends or distributions, distributions payable in securities, mergers, and reorganizations. The conversion ratio at each balance sheet date presented was share of common stock for one

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

share of preferred stock. In addition, the Preferred Stock shall automatically convert into common stock: (i) at any time upon affirmative election of the holders of a majority of the outstanding shares of such Preferred Stock or (ii) immediately upon closing of the sale of the Company’s common stock in a qualified public offering as defined in the Company’s charter.

Redemption Option

At any time on or after the fifth anniversary of the Closing Date, holders of a majority of the shares Series C Preferred Stock may request a redemption of all or a portion of their shares of Series C Preferred Stock at a redemption price per share equal to the Series C Liquidation Preference, payable in two annual installments. In the event the Company does not consummate such redemption when required, the holders of Series C Preferred Stock shall be entitled to certain additional rights, including, among other rights, the right to receive an interest payment on the unpaid portion of the redemption price at an aggregate per annum rate equal to 10% increasing by one-half percent every 6 months up to an aggregate per annum rate equal to 12.5%, with such interest to accrue daily from the date on which such unpaid portion of the redemption price should have been paid and compounded quarterly, and if the redemption price has not been paid in full on the date that is 1.5 years after the date on which the initial redemption should have occurred, then the Company shall pay the holders of such shares an amount equal to 13% of the consolidated revenue of the Company each month.

At any time after the 66th month anniversary of the Closing Date, holders of a majority of the outstanding shares of Series C Prime Preferred Stock (if any) may request a redemption of all or a portion of their shares of Series C Prime Preferred Stock at a redemption price per share equal to 2.3 multiplied by the Base Price.

The Company and the holders of Series C Preferred Stock shall have the right to purchase all or any portion of the outstanding shares of Series B Preferred Stock at any time during the two years following the Closing Date at a price per share equal to (a) with respect to any shares purchased during the 15 months following the Closing Date, the Base Price or (b) with respect to any shares purchased after the 15 month anniversary of the Closing Date and up until the 2nd anniversary of the Closing Date, the Base Price plus interest accruing daily at the rate of 25% per annum from and after the 15 month anniversary of the Closing Date and compounding quarterly on June 26, 2021 and September 26, 2021. If any shares of Series B Preferred Stock are not repurchased by the Company or the holders of Series C Preferred Stock by the second anniversary of the Closing Date, all shares of Series B Preferred Stock will automatically convert to shares of Series C Prime Preferred Stock on a 1:1 basis.

The Series C Preferred Stock repurchase price shall be equal to the Series C Liquidation Preference, which was $403.4 million and $247.5 million at December 31, 2020 and 2019, respectively.

The Series B Preferred Stock repurchase price shall be equal to the original issue price plus all accrued but unpaid dividends thereon, which was $0 and $32.2 million at December 31, 2020 and December 31, 2019, respectively. All shares of Series A Preferred Stock were redeemed during 2019. All Series B shares were redeemed in 2020. Where fair value at date of issue is less than the mandatory redemption amount, the Company increases the carrying amount of the Preferred Stock by periodic accretions using the interest method so that the carrying amount will equal the mandatory redemption amount at the mandatory redemption date. The Preferred Stock has been presented outside of permanent equity at the accreted value as of December 31, 2020 and December 31, 2019.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

Representation Rights

The holders of the Series C Preferred Stock were granted certain rights, including access to certain periodic Company financial information as well as approval rights on certain transactions such as: mergers, acquisitions, dividends, indebtedness, and capital expenditures. The holders of Preferred Stock also have certain registration rights in the event the Preferred Stock are converted into common stock. The Series C Preferred Stock and common stockholders have the right to Board of Directors representation.

Redeemable noncontrolling interest

On December 24, 2020, AEPL, an unaffiliated entity, acquired a redeemable noncontrolling interest in EduTech through the contribution of 10.0 million Singapore Dollars, which represents an investment of $7.5 million. At the transaction closing date, AvePoint owns a 77.78% interest in EduTech. Consequently, AEPL owns a 22.22% interest in EduTech. As part of AEPL’s initial investment in EduTech, the Company granted AEPL a put option which allows AEPL to cause the Company to repurchase AEPL’s shares in EduTech at any time between December 24, 2022 and December 24, 2023 at a price equal to AEPL’s initial investment. The Company recorded the initial value of the redeemable noncontrolling interest as $3.0 million, which represents AEPL’s share of EduTech’s net assets immediately following the investment. At each reporting period, the Company increases the carrying amount of the redeemable noncontrolling interest by periodic accretions using the interest method so that the carrying amount will equal the redemption amount on the date that the put option becomes exercisable. At December 31, 2020, the redeemable noncontrolling interest is recorded as $3.0 million. These adjustments are recorded as net income attributable to redeemable noncontrolling interest. The rollforward of the balance of the redeemable noncontrolling interest is as follows:

Redeemable noncontrolling interest
(in thousands)
Beginning balance (December 24, 2020)	$3,034
Adjustment to present redemption value as of December 31, 2020	27

Ending balance (December 31, 2020)	$3,061

12. Stock-Based Compensation

The Company maintains an equity incentive plan established in 2006, the 2006 Equity Incentive Plan (the “2006 Plan”). Under the 2006 Plan, the Company may grant incentive stock options, non-qualified stock options and restricted stock to eligible recipients under the Plan which include employees, directors and consultants. To date, the Company has issued only stock options and restricted stock. On January 1, 2016, the Company adopted the 2016 Equity Incentive Plan (the “2016 Plan”), which replaces, on a go forward basis, the 2006 Plan. All ungranted equity reserved for issuance and not subject to outstanding awards under the 2006 Plan have been assumed by the 2016 Plan and no additional equity will be granted under the 2006 Plan. As of December 31, 2020, 2,202,882 shares remained for future awards under the 2016 Equity Incentive Plan. All outstanding stock awards granted under the 2006 Plan will remain subject to the 2006 Plan.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

The Company records stock-based compensation in cost of revenue, sales and marketing, general and administrative and research and development. Stock-based compensation was included in the following line items:

	Year Ended December 31,
	2020	2019	2018
	(in thousands)
Cost of revenue	$592	$415	$157
Sales and marketing	19,973	8,166	384
General and administrative	12,916	5,034	1,036
Research and development	286	278	143

Total stock-based compensation	$33,767	$13,893	$1,720

Stock Options

The compensation costs for stock option awards are accounted for in accordance with ASC 718, Compensation-Stock Compensation. Stock options vest over a four-year period and expire on the tenth anniversary of the date of award. Certain of the Company’s stock option awards (the “Officer Awards”) include a provision that may require the Company to redeem the vested portion of options at fair value in cash upon a separation of service initiated by the Company or upon death or disability of the holder. The Company has determined that the redemption feature requires the Officer Awards to be classified in temporary equity. For share-based payment arrangements with employees, the amount presented in temporary equity at each balance sheet date is based on the redemption provisions of the instrument and adjusted for the proportion of consideration received in the form of employee services. The shares underlying the Officer Awards are puttable to the Company upon certain conditions, such as death or disability of the Officer Awards recipients, which the Company has determined is not probable; therefore, the Company reclassifies the grant-date intrinsic value to mezzanine equity as the awards vest.

The Company’s stock option awards granted in the People’s Republic of China (the “PRC Awards”) contains a performance condition that states that the awards are only exercisable if the Company’s common shares are publicly traded and must be exercised by a cashless sell-all transaction. When the exercise contingency is resolved, the PRC Awards will be classified as liabilities and recorded at fair value. In the period the exercise contingency is resolved US GAAP requires the immediate recognition of all previously unrecognized compensation since the original grant date. As a result, compensation expense recorded in the period that achievement is deemed probable could include a substantial amount of previously unrecorded compensation expense related to the prior periods. As of December 31, 2020 and 2019, there was $1.4 million in unrecognized compensation costs related to currently unexercisable awards.

In 2020, the Company granted certain executives stock option awards that contain both service and performance vesting conditions (the “Time and Performance Based Option”). The Time and Performance Based Option granted awards in three tranches. The Time-Based Option vests 25 percent one year after the grant date and, thereafter, in 12 successive equal quarterly installments measured from the first anniversary, subject to the grantee’s continuous service with the Company. The Performance-Based I Option vests contingent upon the Company meeting certain performance goals. The Performance-Based II Option vests contingent upon the grantee achieving certain goals. Both the Performance-Based I Option and Performance-Based II Option are subject to the grantee’s continuous service to the company and approval by the board of directors.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

For the years ended December 31, 2020, 2019 and 2018, the Company recorded stock-based compensation expense of $3.3 million, $2.6 million, and $1.7 million respectively, related to these options. These costs have been recorded in cost of revenue in the consolidated statements of operations.

As of December 31, 2020 and 2019, there was $18.4 million and $6.1 million, respectively, in unrecognized compensation costs related to non-vested awards.

The Company estimates the fair value of stock options that vest based on service conditions using a Black-Scholes valuation model. The fair value of each Performance-Based I Option was estimated on the date of grant using the Black-Scholes model and assumes that performance goals are probable of being achieved. The Performance-Based II Option awards include a discretionary vesting condition. Fair value will be determined using the Black-Scholes model when confirmation of the award is communicated to the grantee and a grant date is established.

The fair values of stock options granted were estimated using a Black-Scholes option-pricing model with the following weighted-average assumptions:

	2020	2019	2018
Expected life	6.11 years	6.11 years	8.16 years
Expected volatility	43.52%	36.93%	62.48%
Risk-free rate	0.41%	2.59%	2.82%
Dividend yield	—	—	—

To estimate the expected life of stock options, the Company considered the vesting term, contractual expiration period, and market conditions. The Company’s historical experience is too limited to be able to reasonably estimate expected life. Expected volatility is based on historical volatility of a group of peer entities. Dividend yields are based upon historical dividend yields. Risk-free interest rates are based on the implied yields currently available on U.S. Treasury zero coupon issues with a remaining term equal to the expected life. To estimate the value of the common stock, the Company obtained a valuation from a third party appraisal firm.

	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life	Aggregate Intrinsic Value
	(Aggregate Intrinsic Value figure presented in thousands)
Balance, January 1, 2018	2,601,775	8.49	6.27	—
Options granted	407,251	6.66	—	—
Options exercised	(57,351)	1.69	—	—
Options forfeited or expired	(267,793)	8.49	—	—

Balance, December 31, 2018	2,683,882	8.37	6.12	—
Options granted	613,647	13.17	—	—
Options exercised	(52,000)	1.69	—	—
Options forfeited or expired	(236,084)	6.12	—	—

Balance, December 31, 2019	2,867,966	9.80	6.42	—
Options granted	1,327,432	33.94	—	—
Options exercised	(81,447)	6.67	—	—
Options forfeited or expired	(103,427)	11.49	—	—

Balance, December 31, 2020	4,010,524	$17.81	6.89	$263,316

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

At December 31, 2020, the following table summarizes information about outstanding and exercisable stock options:

	Outstanding			Exercisable
Exercise Price	Stock Options	Weighted Average Contractual Life	Weighted Average Exercise Price	Stock Options	Weighted Average Contractual Life	Weighted Average Exercise Price
$ 0.29 - $ 1.69	446,200	6.50	$0.39	—	—	$—
$ 3.70 - $ 11.61	1,119,898	4.42	9.93	1,065,048	4.28	9.71
$ 13.24 - $ 33.94	2,364,126	8.22	25.11	635,189	5.45	13.81

	4,010,524	6.89	$17.81	1,700,237	4.72	$11.24

The weighted-average grant-date fair values of options granted during the years ended December 31, 2020, 2019 and 2018 were $14.18 per share, $5.92 per share, and $11.06 per share, respectively. The aggregate intrinsic value of those stock options exercised during the years ended December 31, 2020, 2019 and 2018 were $4.6 million, $0.7 million and $0.7 million, respectively. The aggregate intrinsic value of exercisable stock options was $77.2 million at December 31, 2020.

Restricted Stock

On November 29, 2013, the Company granted restricted stock in the aggregate amount of 300,000 shares (the “Restricted Stock”) to certain of the Company’s founding members (the “Founders”). The shares became unrestricted and vested over 37 months. All awards of Restricted Stock were fully vested as of December 31, 2016.

On November 29, 2013, the Founders entered into partially nonrecourse promissory notes in the aggregate amount of $4.0 million due and payable November 29, 2022 (collectively, the “Notes”), as consideration for the Restricted Stock. The promissory notes bear an interest rate of 2% per annum. In December 2020, the Founders repaid the promissory notes and all accrued interest in the aggregate amount of $4.6 million.

Put and Call Options

On December 26, 2019, the Company granted put options, to certain of the Company’s management, to request a redemption of 358,188 shares of Common Stock (“Modified Common Stock”) or 592,399 shares underlying options to acquire Common Stock (Modified Options, collectively, “Eligible Shares”) during the period from March 25, 2025 to April, 2025 (the “Settlement Period”) or, if earlier, the 30 day period following a Qualifying Termination for a redemption price per share equal to the fair market value, as determined by the AvePoint’s Board of Directors; provided, that if a redemption request is delivered following a Qualifying Termination, the Company shall pay the redemption price during the Settlement Period unless the holders of Series C Preferred Stock consent to the payment of the redemption price by the Company within the 30 day period following the Qualifying Termination. In addition, the Company has a right to purchase all or any portion of the Eligible Shares at any time for a purchase price per share equal to the fair market value.

The equity-classified Modified Common Stock are accounted for as modifications to equity-classified awards and incremental compensation cost is determined as the difference between the fair value of the original awards and the Modified Common Stock as of the modification date. In 2019, the Company recorded a one-time stock-based compensation expense of $0.5 million, related to Modified Common Stock. These costs have been recorded in operating expenses in the consolidated statements of operations.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

Temporary-equity classification is required if stock awards that would otherwise qualify for equity classification are subject to contingent redemption features that are not solely within the control of the issuer. As of December 31, 2019, the Company reclassified the $10.7 million redemption value of the Modified Common Stock to temporary equity. The Company remeasures the Modified Common Stock at each balance sheet date based on the fair value of the Company’s shares and such remeasurements are reflected as an adjustment of the value in temporary equity. As of December 31, 2020 and 2019, the temporary equity balance related to the Modified Common Stock was $25.1 million and $10.1 million, respectively.

The Modified Options are accounted for as modifications, which resulted in a change in classification from equity-classified to liability-classified awards. Incremental compensation cost is determined as the difference between the fair value of the original awards and the Modified Options as of the modification date. Subsequently, the Modified Options are remeasured at fair value each period.

The fair values of Modified Options were estimated using a Black-Scholes option-pricing model with the following weighted-average assumptions at the modification date and at year end:

	December 31, 2020	December 31, 2019
Expected life	4.48 years	2.68 years
Expected volatility	42.97%	36.40%
Risk-free rate	0.37%	1.66%
Dividend yield	—	—

At December 31, 2020 and 2019, the liability balance related to Modified Options was $36.8 million and $13.0 million, respectively. For the year ended December 31, 2020 and 2019, the Company recorded stock-based compensation expense of $29.6 million and $13.0 million, respectively, related to these options. These costs have been recorded in costs of revenue and operating expenses in the consolidated statements of operations.

During 2020, 19,443 options included in Modified Options were exercised and 60,000 restricted shares issued in exchange for the nonrecourse promissory note described above were settled. The total 79,443 outstanding shares are liability-classified and are remeasured at fair value each period. At December 31, 2020 and 2019, the liability balance related to this common stock was $6.7 million and $0, respectively. For the year ended December 31, 2020 and 2019, the Company recorded stock-based compensation expense of $0.9 million and $0, respectively, related to this common stock.

13. Financial Instruments

Fair value is defined by ASC 820, Fair Value Measurement (ASC 820) as the price that would be received upon selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 establishes a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

•	Level 1 — Quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity can access at the measurement date.

•	Level 2 — Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

•	Level 3 — Unobservable inputs for the asset or liability.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

The Company’s short-term investments consisted primarily of certificate of deposits held by financial institutions. Certificates of deposits are classified as Level 2 assets in accordance with ASC 820. The balance of certificate of deposits was $1.0 million and $3.3 million as of December 31, 2020 and 2019, respectively.

14. Segment information

The Company operates in one segment. Its products and services are sold throughout the world, through direct and indirect sales channels. The Company’s chief operating decision maker (the “CODM”) is the Chief Executive Officer. The CODM makes operating performance assessment and resource allocation decisions on a global basis. The CODM does not receive discrete financial information about asset allocation, expense allocation or profitability by product or geography.

Revenue by geography are based upon the billing address of the customer. All transfers between geographic regions have been eliminated from consolidated revenue. No customers represented greater than 10% of revenue for the years ended December 31, 2020, 2019 and 2018. The following table sets forth revenue by geographic area:

	Year ended December 31,
	2020	2019	2018
	(in thousands)
Revenue:
North America	$67,823	$48,614	$48,612
EMEA	42,441	33,661	26,097
APAC	41,269	33,824	32,605

Total revenue	$151,533	$116,099	$107,314

The North America region includes revenue from the United States and Canada. Revenue generated to customers based in the United States was $67.5 million, $47.6 million and $46.5 million for the years ended December 31, 2020, 2019 and 2018, respectively.

The following table sets forth property and equipment, net held within the United States, China and foreign countries:

	As of December 31,
	2020	2019
	(in thousands)
Property and equipment, net:
United States	$976	$1,157
China	1,219	927
Other	468	569

Total property and equipment, net . . . . . .	$2,663	$2,653

15. Loss Per Share

Basic loss per share available to AvePoint common shareholders (“EPS”) is computed by dividing net loss by the weighted average number of common shares outstanding for the period. In computing diluted EPS, the Company adjusts the denominator, subject to anti-dilution requirements, to include the dilution from potential shares of common stock resulting from outstanding share based payment awards and the conversion of convertible preferred shares.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

	Year ended December 31,
	2020	2019	2018
	(in thousands, except for share and per share amounts)
Numerator:
Net loss	$(16,969)	$(20,174)	$(3,948)
Net income attributable to redeemable noncontrolling interest	(27)	—	—

Net loss attributable to AvePoint, Inc.	$(16,996)	$(20,174)	$(3,948)
Deemed dividends on preferred stock	(34,446)	(107,469)	—

Total net loss available to common shareholders	$(51,442)	$(127,643)	$(3,948)
Denominator:
Weighted average common shares outstanding	10,313,350	8,514,858	8,449,924

Basic loss per share available to common shareholders	$(4.99)	$(14.99)	$(0.47)

To arrive at net loss available to common shareholders, the Company deducted net income attributable to the redeemable noncontrolling interest in EduTech and deemed dividends, which related to the redemption, extinguishment, and remeasurement of preferred stock.

For the years ended December 31, 2020, 2019 and 2018, convertible preferred shares were anti-dilutive. In addition, the impact of outstanding employee stock option awards were deemed to be anti-dilutive given the Company’s net loss position. As such, basic loss per share is equal to diluted loss per share for the periods presented.

The following potentially dilutive securities outstanding have been excluded from the computation of diluted weighted-average shares outstanding because such securities has an antidilutive impact due to losses reported:

	December 31,
	2020	2019	2018
Convertible preferred stock	4,832,409	5,878,352	6,734,150
Restricted stock	—	300,000	300,000
Stock options	4,010,524	2,867,966	2,683,882

Total potentially dilutive securities	8,842,933	9,046,318	9,718,032

16. Apex Technology Acquisition Corp. Merger

On November 23, 2020, Apex Technology Acquisition Corp., a Delaware corporation (“APXT”), along with Athena Technology Merger Sub, Inc., a Delaware corporation, and Athena Technology Merger Sub 2, LLC, a Delaware limited liability company (collectively with APXT referred to as “Apex”), and the Company have entered into a Business Combination Agreement dated as of November 23, 2020, as amended on December 30, 2020, March 8, 2021 and May 18, 2021 (the “Business Combination Agreement”). If the business combination is ultimately completed, the Company would effectively compromise all of Apex’s material operations.

In connection with the Business Combination Agreement, each of share of the Company’s Preferred Stock will be cancelled and converted into the right to receive a number of Apex common shares equal to the Per Share Preferred Stock Consideration as defined in the Business Combination Agreement, an amount in cash equal to the Per Share Preferred Cash Consideration as defined in the Business Combination Agreement, and any applicable per share contingent consideration. Additionally, the vested restricted stock and stock options held by certain of the Company’s named executives, as defined in the Business Combination Agreement, shall receive a per share amount less any applicable exercise price upon consummation of the business combination. The PRC

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

Awards will be replaced and substituted for a new award pursuant to the Apex Equity Incentive Plan. All of the Company’s remaining share-based awards will be exchanged for an option to purchase Apex common shares. Outstanding shares of Apex common shares and the Company’s common shares will be converted into shares of the surviving corporation.

17. Related Party Transactions

Promissory Notes

In November 2013 and January 2016, AvePoint entered into promissory notes with certain of its executive officers, including Xunkai Gong, AvePoint’s Executive Chairman; Tianyi Jiang, AvePoint’s Chief Executive Officer; and Brian Brown, AvePoint’s Chief Operating Officer and General Counsel. The principal and interest on these promissory notes were repaid by the executive officers in full in December 2020.

Borrower	Date of Promissory Note	Largest Aggregate Amount of Principal Outstanding During the Period	Amount Outstanding as of December 31, 2020	Amount of Principal Paid During the Period	Amount of Interest Paid During the Period	Annual Rate or Amount of Interest Payable on the Indebtedness
	(in thousands)
Xunkai Gong	11/29/2013	$1,010	—	$1,010	$150	2%
Tianyi Jiang	11/29/2013	808	—	808	120	2%
Brian Brown	11/29/2013	808	—	808	120	2%
Xunkai Gong	1/1/2016	14	—	14	3	4%
Tianyi Jiang	1/1/2016	59	—	59	12	4%

Put & Call Agreements

In December 2019, AvePoint entered into put & call agreements with Brian Brown and certain other officers. The Put & Call Agreements granted to Mr. Brown and certain other officers put options to request redemption of up to 182,432 shares of AvePoint common stock during the period from March 26, 2025 to April 26, 2025 or, if earlier, the 30 day period following a qualifying termination, as defined in the Put & Call Agreements, for a redemption price per share equal to the fair market value of the shares, as determined by AvePoint’s board of directors. The put & call agreements also granted AvePoint call rights to purchase up to the same number of shares from Mr. Brown at a purchase price equal to the fair market value of the shares, subject to the prior written consent of Avatar Investment and its affiliated entities as long as they continue to hold any shares of AvePoint Series C Preferred Stock.

Pursuant to the Stockholder Support Agreement, the put & call agreements will be terminated upon the Closing of the Business Combination.

Series C Preferred Stock Financing

In December 2019, AvePoint entered into a stock purchase and redemption agreement (the “Series C SPA”) pursuant to which it issued and sold an aggregate of 4,832,409 shares of its Series C Preferred Stock to investors affiliated with Sixth Street at a purchase price of $31.0404 per share, for aggregate gross proceeds of $150.0 million.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

At the same time, AvePoint entered into a non-voting common stock purchase agreement (the “Non-Voting SPA”) with AVPT, LLC, one of AvePoint’s principal stockholders. Messrs. Gong and Jiang are the managers of AVPT Manager, LLC, the sole manager of AVPT, LLC. Pursuant to the Non-Voting SPA, AVPT, LLC purchased 497,735 shares of AvePoint’s common stock at a purchase price of $32.889 per share, for a total purchase price of $16.4 million. The transactions contemplated by the Series C SPA and the Non-Voting SPA are together referred to as the “Series C Financing.”

Immediately following the closing of the Series C Financing, AvePoint redeemed 2,631,842 shares of Series B-1 Convertible Preferred Stock and 2,385,032 shares of Series B-2 Convertible Preferred Stock for an aggregate of $165.0 million from entities affiliated with Goldman Sachs & Co., one of AvePoint’s former principal stockholders.

Common Stock Financing

In June 2020, AvePoint entered into a common stock purchase agreement with AVPT, LLC pursuant to which AVPT, LLC purchased 722,734 shares of AvePoint non-voting common stock at a purchase price of $32.889 per share, for an aggregate purchase price of $23.8 million.

In August 2020, AvePoint used the proceeds of the AVPT, LLC investment described above together with available cash resources to redeem an additional 694,498 shares of Series B-1 Convertible Preferred Stock and 351,445 shares of Series B-2 Convertible Preferred Stock held by entities affiliated with Goldman Sachs & Co. for an aggregate redemption price of $34.4 million.

In September 2020, AvePoint entered into a common stock purchase agreement with AVPT, LLC pursuant to which AVPT, LLC purchased 631,431 shares of AvePoint non-voting common stock at a purchase price of $53.40 per share, for a total purchase price of $33.7 million.

Indemnification Agreements

AvePoint has entered into indemnification agreements with its executive officers and directors. The indemnification agreements require AvePoint to indemnify its executive officers and directors to the fullest extent permitted by Delaware law.

18. Subsequent Events

The Company has evaluated subsequent events through March 10, 2021, which is the date the audited consolidated financial statements were available for issuance.

EduTech Redeemable Noncontrolling Interest

As of December 31, 2020, the Company owned 77.78% and AEPL owned 22.22% of EduTech. On February 11, 2021, AEPL contributed an additional 1.0 million Singapore Dollars, which represents an additional investment of $0.8 million. At the transaction closing date, AvePoint’s ownership was diluted to 76.09% and AEPL’s ownership increased to 23.91%.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of

Apex Technology Acquisition Corporation and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Apex Technology Acquisition Corporation and Subsidiaries (the “Company”), as of December 31, 2020 and 2019, the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2020, and for the period from April 5, 2019 (inception) through December 31, 2019, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2020 and 2019, and the consolidated results of its operations and their cash flows for the year ended December 31, 2020, and for the period from April 5, 2019 (inception) through December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Consolidated Financial Statements

As discussed in Note 2 to the consolidated financial statements, the Securities and Exchange Commission issued a public statement entitled Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “Public Statement”) on April 12, 2021, which discusses the accounting for certain warrants as liabilities. The Company previously accounted for its warrants as equity instruments. Management evaluated its warrants against the Public Statement, and determined that the warrants should be accounted for as liabilities. Accordingly, the 2020 consolidated financial statements have been restated to correct the accounting and related disclosure for the warrants.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by September 19, 2021, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2019.

New York, New York

May 13, 2021

APEX TECHNOLOGY ACQUISITION CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (As Restated)

	December 31,
	2020	2019
ASSETS
Current assets
Cash	$197,628	$994,810
Prepaid expenses	74,642	183,639
Prepaid income taxes	477,437	—

Total Current Assets	749,707	1,178,449
Cash and marketable securities held in Trust Account	351,858,320	351,809,163

TOTAL ASSETS	$352,608,027	$352,987,612

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$4,408,489	$5,000
Franchise tax payable	81,255	148,543
Income taxes payable	—	464,701

Total Current Liabilities	4,489,744	618,244
Deferred underwriting commissions	13,150,000	13,150,000
Warrant liability	77,419,100	20,947,150

TOTAL LIABILITIES	95,058,844	34,715,394

Commitments and Contingencies

Class A common stock subject to possible redemption, 25,254,918 and 31,327,221 shares as of December 31, 2020 and 2019 (at $10.00 per share), respectively	252,549,180	313,272,210

Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 10,555,082 and 4,482,779 shares issued and outstanding (excluding 25,254,918 and 31,327,221 subject to possible redemption) as of December 31, 2020 and 2019, respectively	1,056	448
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 8,750,000 shares issued and outstanding as of December 31, 2020 and 2019	875	875
Additional paid-in capital	62,755,739	2,033,317
(Accumulated deficit) Retained earnings	(57,757,667)	2,965,368

Total Stockholders’ Equity	5,000,003	5,000,008

Total Liabilities and Stockholders’ Equity	$352,608,027	$352,987,612

The accompanying notes are an integral part of the consolidated financial statements.

APEX TECHNOLOGY ACQUISITION CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (As Restated)

	Year Ended December 31, 2020	For the Period from April 5, 2019 (Inception) Through December 31, 2019
General and administrative expenses	$5,309,612	$295,109
Franchise tax expense	201,196	295,342

Loss from operations	(5,510,808)	(590,451)
Other income (expense):
Interest earned on marketable securities held in Trust Account	1,671,038	1,809,163
Change in fair value of warrant liability	(56,471,950)	3,052,800
Transaction costs – warrants	—	(988,242)

Other income (expense), net	(54,800,912)	3,873,721
(Loss) income before provision for income taxes	(60,311,720)	3,283,270
Provision for income taxes	(411,315)	(317,902)

Net (loss) income	$(60,723,035)	$2,965,368

Weighted average shares outstanding of Class A redeemable common stock	35,000,000	35,000,000

Basic and diluted net income per share, Class A redeemable common stock	$0.03	$0.03

Weighted average shares outstanding of Class A and Class B non-redeemable common stock	9,560,000	9,062,000

Basic and diluted net loss per share, Class A and Class B non-redeemable common stock	$(6.46)	$0.20

The accompanying notes are an integral part of the consolidated financial statements.

APEX TECHNOLOGY ACQUISITION CORPORATION SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (As Restated)

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – April 5, 2019 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	—	—	8,786,750	877	24,123	—	25,000
Forfeiture of Class B common stock	—	—	(18,750)	(2)	2	—	—
Sale of 35,000,000 Units, net of underwriting discount and offering costs and the fair value of the Public Warrants	35,000,000	3,500	—	—	307,903,300	—	307,906,800
Sale of 810,000 Private Placement Units, net of the fair value of the Private Placement Warrants	810,000	81	—	—	7,374,969	—	7,375,050
Class A common stock subject to possible redemption	(31,327,221)	(3,133)	—	—	(313,269,077)	—	(313,272,210)
Net income	—	—	—	—	—	2,965,368	2,965,368

Balance – December 31, 2019	4,482,779	448	8,750,000	875	2,033,317	2,965,368	5,000,008
Change in value of Class A common stock subject to possible redemption	6,072,303	608	—	—	60,722,422	—	60,723,030
Net loss	—	—	—	—	—	(60,723,035)	(60,723,035)

Balance – December 31, 2020	10,555,082	$1,056	8,750,000	$875	$62,755,739	$(57,757,667)	$5,000,003

The accompanying notes are an integral part of the consolidated financial statements.

APEX TECHNOLOGY ACQUISITION CORPORATION SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (As Restated)

	Year Ended December 31, 2020	For the Period from April 5, 2019 (Inception) Through December 31, 2019
Cash Flows from Operating Activities:
Net (loss) income	$(60,723,035)	$2,965,368
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(1,671,038)	(1,809,163)
Change in fair value of warrant liability	56,471,950	(3,052,800)
Transaction costs	—	988,242
Changes in operating assets and liabilities:
Prepaid expenses	108,997	(183,639)
Prepaid income taxes	(477,437)	—
Accounts payable and accrued expenses	4,256,690	151,799
Franchise tax payable	(67,288)	148,543
Income taxes payable	(317,902)	317,902

Net cash used in operating activities	(2,419,063)	(473,748)

Cash Flows from Investing Activities:
Investment of cash into Trust Account	—	(350,000,000)
Cash withdrawn from Trust Account for franchise and income taxes	1,621,881	—

Net cash provided by (used in) investing activities	1,621,881	(350,000,000)

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	—	25,000
Proceeds from sale of Units, net of underwriting discounts paid	—	343,900,000
Proceeds from sale of Private Units	—	8,100,000
Proceeds from promissory note – related party	—	275,000
Repayment of promissory note – related party	—	(275,000)
Payment of offering costs	—	(556,442)

Net cash provided by financing activities	—	351,468,558

Net Change in Cash	(797,182)	994,810
Cash – Beginning of period	994,810	—

Cash – End of period	$197,628	$994,810

Non-cash investing and financing activities:
Initial classification of Class A common stock subject to possible redemption	$—	$309,314,540

Change in value of Class A common stock subject to possible redemption	$(60,723,030)	$3,957,670

Deferred underwriting fee payable	$—	$13,150,000

The accompanying notes are an integral part of the consolidated financial statements.

APEX TECHNOLOGY ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Apex Technology Acquisition Corporation (the “Company”) was incorporated in Delaware on April 5, 2019. The Company was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus its search on companies in the software and internet technology industries. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

The Company has two subsidiaries, Athena Technology Merger Sub, Inc., a wholly-owned subsidiary of the Company incorporated in Delaware on October 13, 2020 (“Merger Sub 1”) and Athena Technology Merger Sub 2, LLC, a wholly -owned subsidiary of the Company incorporated in Delaware on November 2, 2020 (“Merger Sub 2”).

As of December 31, 2020, the Company had not commenced any operations. All activity through December 31, 2020 relates to the Company’s formation, its initial public offering (the “Initial Public Offering”), which is described below, identifying a target company for a Business Combination and activities in connection with the proposed acquisition of AvePoint, Inc., a Delaware corporation (“AvePoint”) (see Note 7). The Company will not generate any operating revenue until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on September 16, 2019. On September 19, 2019, the Company consummated the Initial Public Offering of 35,000,000 units (“Units” and, with respect to the Class A common stock included in the Units offered, the “Public Shares”), which included the partial exercise by the underwriters of the over-allotment option to purchase an additional 4,500,000 Units, at $10.00 per Unit, generating gross proceeds of $350,000,000, which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 810,000 units (the “Placement Units”) at a price of $10.00 per Placement Unit in a private placement to Apex Technology Sponsor LLC, a Delaware limited liability company (the “Sponsor”) and Cantor Fitzgerald & Co. (“Cantor”), the representative of the underwriters, generating gross proceeds of $8,100,000, which is described in Note 5.

Offering costs amounted to $19,806,442, consisting of $6,100,000 of underwriting fees, $13,150,000 of deferred underwriting fees and $556,442 of other offering costs.

Following the closing of the Initial Public Offering on September 19, 2019, an amount of $350,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Placement Units was placed in a trust account (“Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Placement Units, although substantially all of the net proceeds are

APEX TECHNOLOGY ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the outstanding shares of Class A common stock (the “public stockholders”) included in the public units (“Public Shares”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account ($10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to public stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 7). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor has agreed to vote its Founder Shares (as defined in Note 6), Placement Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares (as defined below), Placement Shares (as defined below) and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) that would affect the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not

APEX TECHNOLOGY ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company has until September 19, 2021 to consummate a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares and Placement Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than $10.00 per share.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

APEX TECHNOLOGY ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

Going Concern

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until September 19, 2021 to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after September 19, 2021. Management plans to continue efforts to close a business combination within the prescribed time frame.

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The Company previously accounted for its outstanding Public Warrants (as defined in Note 5) and Private Placement Warrants issued in connection with its Initial Public Offering as components of equity instead of as derivative liabilities. The warrant agreement governing the warrants includes a provision that provides for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant. In addition, the warrant agreement includes a provision that in the event of a tender or exchange offer made to and accepted by holders of more than 50% of the outstanding shares of a single class of common shares, all holders of the warrants would be entitled to receive cash for their warrants (the “tender offer provision”).

In connection with the audit of the Company’s financial statements for the period ended December 31, 2020, the Company’s management further evaluated the warrants under Accounting Standards Codification (“ASC”) Subtopic 815-40, Contracts in Entity’s Own Equity. ASC Section 815-40-15 addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s common stock. Under ASC Section 815-40-15, a warrant is not indexed to the issuer’s common stock if the terms of the warrant require an adjustment to the exercise price upon a specified event and that event is not an input to the fair value of the warrant. Based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded that the Company’s Private Placement Warrants are not indexed to the Company’s common shares in the manner contemplated by ASC Section 815-40-15 because the holder of the instrument is not an input into the pricing of a fixed-for-fixed option on equity shares. In addition, based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded the tender offer provision included in the warrant agreement fails the “classified in shareholders’ equity” criteria as contemplated by ASC Section 815-40-25.

As a result of the above, the Company should have classified the warrants as derivative liabilities in its previously issued financial statements. Under this accounting treatment, the Company is required to measure the fair value of the warrants at the end of each reporting period and recognize changes in the fair value from the prior period in the Company’s operating results for the current period.

The Company’s accounting for the warrants as components of equity instead of as derivative liabilities did not have any effect on the Company’s previously reported operating expenses, cash flows or cash.

	As Previously Reported	Adjustments	As Restated
Balance sheet as of September 19, 2019 (audited)
Total Liabilities	$13,150,815	$23,999,950	$37,150,765

APEX TECHNOLOGY ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

	As Previously Reported	Adjustments	As Restated
Class A Common Stock Subject to Possible Redemption	333,314,490	(23,999,950)	309,314,540
Class A Common Stock	248	240	488
Additional Paid-in Capital	5,002,945	988,003	5,990,948
Accumulated Deficit	(4,065)	(988,243)	(992,308)
Total Stockholders’ Equity	5,000,003	—	5,000,003
Number of Class A common stock subject to redemption	33,331,449	(2,399,995)	30,931,454

Balance sheet as of September 30, 2019 (unaudited)
Total Liabilities	$13,284,099	$23,829,000	$37,113,099
Class A Common Stock Subject to Possible Redemption	333,347,150	(23,829,000)	309,518,150
Class A Common Stock	248	238	486
Additional Paid-in Capital	4,970,285	817,055	5,787,340
(Accumulated Deficit) Retained Earnings	28,595	(817,293)	(788,698)
Total Stockholders’ Equity	5,000,003	—	5,000,003
Number of Class A common stock subject to redemption	33,334,715	(2,382,900)	30,951,815

Balance sheet as of December 31, 2019 (audited)
Total Liabilities	$13,768,244	$20,947,150	$34,715,394
Class A Common Stock Subject to Possible Redemption	334,219,360	(20,947,150)	313,272,210
Class A Common Stock	239	209	448
Additional Paid-in Capital	4,098,084	(2,064,767)	2,033,317
Retained Earnings	900,810	2,064,558	2,965,368
Total Stockholders’ Equity	5,000,008	—	5,000,008
Number of Class A common stock subject to redemption	33,421,936	(2,094,715)	31,327,221

Balance sheet as of March 31, 2020 (unaudited)
Total Liabilities	$14,063,126	$16,653,150	$30,716,276
Class A Common Stock Subject to Possible Redemption	335,035,050	(16,653,150)	318,381,900
Class A Common Stock	231	166	397
Additional Paid-in Capital	3,282,402	(6,358,723)	(3,076,321)
Retained Earnings	1,716,495	6,358,557	8,075,052
Total Stockholders’ Equity	5,000,003	—	5,000,003
Number of Class A common stock subject to redemption	33,503,505	(1,665,315)	31,838,190

Balance sheet as of June 30, 2020 (unaudited)
Total Liabilities	$14,082,333	$30,863,750	$44,946,083
Class A Common Stock Subject to Possible Redemption	334,879,810	(30,863,750)	304,016,060
Class A Common Stock	232	309	541
Additional Paid-in Capital	3,437,641	7,851,734	11,289,375
(Accumulated Deficit) Retained Earnings	1,561,255	(7,852,043)	(6,290,788)
Total Stockholders’ Equity	5,000,003	—	5,000,003
Number of Class A common stock subject to redemption	33,487,981	(3,086,375)	30,401,606

Balance sheet as of September 30, 2020 (unaudited)
Total Liabilities	$13,252,231	35,173,100	48,425,331
Class A Common Stock Subject to Possible Redemption	334,703,480	(35,173,100)	299,530,380
Class A Common Stock	234	352	586
Additional Paid-in Capital	3,613,969	12,161,041	15,775,010
(Accumulated Deficit) Retained Earnings	1,384,926	(12,161,393)	(10,776,467)
Total Stockholders’ Equity	5,000,004	—	5,000,004
Number of Class A common stock subject to redemption	33,470,348	(3,517,310)	29,953,038

Balance sheet as of December 31, 2020 (audited)
Total Liabilities	$17,639,744	$77,419,100	$95,058,844
Class A Common Stock Subject to Possible Redemption	329,968,280	(77,419,100)	252,549,180
Class A Common Stock	281	775	1,056
Additional Paid-in Capital	8,349,122	54,406,617	62,755,739
Accumulated Deficit	(3,350,275)	(54,407,392)	(57,757,667)

APEX TECHNOLOGY ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

	As Previously Reported	Adjustments	As Restated
Total Stockholders’ Equity	5,000,003	—	5,000,003
Number of Class A common stock subject to redemption	32,996,828	(7,741,910)	25,254,918

Three months ended September 30, 2019 (unaudited)
Net income (loss)	$29,595	$(817,293)	$(787,698)
Weighted average shares outstanding of Class A and Class B non-redeemable common stock	8,855,652	—	8,855,652
Basic and diluted net loss per share, Class A and Class B non-redeemable common stock	0.00	(0.10)	(0.10)

Period from April 5, 2019 (inception) to September 30, 2019 (unaudited)
Net income (loss)	$28,595	$(817,293)	$(788,698)
Weighted average shares outstanding of Class A and Class B non-redeemable common stock	8,804,607	—	8,804,607
Basic and diluted net loss per share, Class A and Class B non-redeemable common stock	0.00	(0.10)	(0.10)

Period from April 5, 2019 (inception) to December 31, 2019 (audited)
Net income (loss)	$900,810	$2,064,558	$2,965,368
Weighted average shares outstanding of Class A and Class B non-redeemable common stock	9,062,000	—	9,062,000
Basic and diluted net loss per share, Class A and Class B non-redeemable common stock	(0.03)	0.23	0.20

Three months ended March 31, 2020 (unaudited)
Net income (loss)	$815,685	4,294,000	$5,109,685
Weighted average shares outstanding of Class A and Class B non-redeemable common stock	9,560,000	—	9,560,000
Basic and diluted net loss per share, Class A and Class B non-redeemable common stock	(0.02)	0.45	0.43

Three months ended June 30, 2020 (unaudited)
Net income (loss)	$(155,240)	(9,916,600)	$(10,071,840)
Weighted average shares outstanding of Class A and Class B non-redeemable common stock	9,560,000	—	9,560,000
Basic and diluted net loss per share, Class A and Class B non-redeemable common stock	(0.02)	(1.04)	(1.06)

Six months ended June 30, 2020 (unaudited)
Net income (loss)	$660,445	$(9,916,600)	$(9,256,155)
Weighted average shares outstanding of Class A and Class B non-redeemable common stock	9,560,000	—	9,560,000
Basic and diluted net loss per share, Class A and Class B non-redeemable common stock	(0.04)	(1.04)	(1.08)

Three months ended September 30, 2020 (unaudited)
Net income (loss)	(176,329)	(14,225,950)	(14,402,279)
Weighted average shares outstanding of Class A and Class B non-redeemable common stock	9,560,000	—	9,560,000
Basic and diluted net loss per share, Class A and Class B non-redeemable common stock	(0.02)	(1.49)	(1.51)

Nine months ended September 30, 2020 (unaudited)
Net income (loss)	$484,116	$(14,225,950)	$(13,741,834)
Weighted average shares outstanding of Class A and Class B non-redeemable common stock	9,560,000	—	9,560,000

APEX TECHNOLOGY ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

	As Previously Reported	Adjustments	As Restated
Basic and diluted net loss per share, Class A and Class B non-redeemable common stock	(0.06)	(1.49)	(1.55)

Year ended December 31, 2020 (audited)
Net income (loss)	$(4,251,085)	$(56,471,950)	$(60,723,035)
Weighted average shares outstanding of Class A and Class B non-redeemable common stock	9,560,000	—	9,560,000
Basic and diluted net loss per share, Class A and Class B non-redeemable common stock	(0.56)	(5.90)	(6.46)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”).

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its majority owned subsidiary where the Company has the ability to exercise control. All significant intercompany balances and transactions have been eliminated in consolidation. Activities in relation to the noncontrolling interest are not considered to be significant and are, therefore, not presented in the accompanying consolidated financial statements.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company

APEX TECHNOLOGY ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from the Company’s estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020 and 2019.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2020 and 2019, Class A common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of the Company’s consolidated balance sheets.

Offering Costs

Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering. Offering costs amounted to $19,806,442, of which $18,818,200 were charged to stockholders’ equity upon the completion of the Initial Public Offering and $988,242 were charged as transaction costs to the statement of operations.

Warrant Liability

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from

APEX TECHNOLOGY ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the consolidated financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020 and 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The Company may be subject to potential examination by foreign taxing authorities in the area of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with foreign tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net Income (Loss) Per Common Share

Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. The Company has not considered the effect of warrants sold in the Initial Public Offering and private placement to purchase 17,905,000 shares of Class A common stock in the calculation of diluted income (loss) per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

APEX TECHNOLOGY ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

The Company’s statements of operations includes a presentation of income (loss) per share for common shares subject to redemption in a manner similar to the two-class method of income (loss) per share. Net income per common share, basic and diluted, for Class A redeemable common stock is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of Class A redeemable common stock for the periods of 35,000,000 shares. Net loss per common share, basic and diluted, for Class A and Class B non-redeemable common stock is calculated by dividing the net income (loss), less income attributable to Class A redeemable common stock, by the weighted average number of Class A and Class B non-redeemable common stock outstanding for the periods. Class A and Class B non-redeemable common stock includes the Founder Shares and the Placement Units as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

The following table reflects the calculation of basic and diluted net income (loss) per share for common shares (in dollars, except per share amounts):

	Year Ended December 31, 2020	For the Period from April 5, 2019 (Inception) Through December 31, 2019
Redeemable Class A Common Stock
Numerator: Earnings allocable to Redeemable Class A Common Stock
Interest Income	$1,671,038	$1,809,163
Income Tax and Franchise Tax	(612,511)	(613,244)

Net Earnings	$1,058,527	$1,195,919

Denominator: Weighted Average Redeemable Class A Common Stock
Redeemable Class A Common Stock, Basic and Diluted	35,000,000	35,000,000
Earnings/Basic and Diluted Redeemable Class A Common Stock	$0.03	$0.03

Non-Redeemable Class A and B Common Stock
Numerator: Net Income minus Redeemable Net Earnings
Net (Loss) Income	$(60,723,035)	$2,965,368
Net Earnings applicable to Redeemable Class A Common Stock	(1,058,527)	(1,195,919)

Non-Redeemable Net Loss	$(61,781,562)	$1,769,49

Denominator: Weighted Average Non-Redeemable Class A and B Common Stock
Class A and B Non-Redeemable Common Stock, Basic and Diluted (1)	9,560,000	9,062,000
Loss/Basic and Diluted Non-Redeemable Class A and B Common Stock	$(6.46)	$0.20

Note: As of December 31, 2020 and 2019, basic and diluted shares are the same as there are no securities that are dilutive to the Company’s common stockholders.

(1)

The weighted average non-redeemable common stock for the year ended December 31, 2020 and the period from April 6, 2019 (inception) through December 31, 2019, includes the effect of 810,000 Private Units, which were issued in conjunction with the initial public offering on September 19, 2019.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation

APEX TECHNOLOGY ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

coverage limit of $250,000. At December 31, 2020 and 2019, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying consolidated balance sheets, primarily due to their short-term nature.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

NOTE 4. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 35,000,000 Units, which includes the partial exercise by the underwriters of its option to purchase an additional 4,500,000 Units, at a price of $10.00 per Unit. Each

APEX TECHNOLOGY ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

Unit consists of one share of Class A common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 8).

NOTE 5. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor and Cantor purchased an aggregate of 810,000 Placement Units at a price of $10.00 per Placement Unit, for an aggregate purchase price of $8,100,000, of which the Sponsor purchased 657,500 Placement Units and Cantor purchased 152,500 Placement Units. Each Placement Unit consists of one share of Class A common stock (“Placement Share”) and one-half of one redeemable warrant (each, a “Placement Warrant”). Each whole Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share. The proceeds from the Placement Units were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Placement Units and all underlying securities will expire worthless.

NOTE 6. RELATED PARTY TRANSACTIONS

Founder Shares

During the period ended December 31, 2019, the Sponsor purchased 7,187,500 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. The Founder Shares will automatically convert into Class A common stock upon consummation of a Business Combination on a one-for-one basis, subject to certain adjustments, as described in Note 8. On August 13, 2019 and September 16, 2019, the Company effected a 1.1 for 1 stock dividend and a 1.109091 for 1 stock dividend, respectively, for each share of Class B common stock outstanding, resulting in an aggregate of 8,768,750 Founder Shares issued and outstanding. All share and per share amounts were retroactively restated.

The Founder Shares included an aggregate of up to 1,143,750 shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Sponsor would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering (excluding Placement Shares underlying the Placement Units). In connection with the underwriters’ partial exercise of the over-allotment option and the forfeiture of the remaining over-allotment option, 18,750 Founder Shares were forfeited and 1,125,000 Founder Shares are no longer subject to forfeiture, resulting in an aggregate of 8,750,000 Founder Shares issued and outstanding as of December 31, 2020 and 2019.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Related Party Loans

On June 25, 2019, the Sponsor loaned the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering (the “Promissory Note”). The Promissory Note was non-interest bearing and payable

APEX TECHNOLOGY ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

on the earlier of December 31, 2019 or the completion of the Initial Public Offering. Outstanding borrowings amounting to $275,000 under the Promissory Note were repaid upon the consummation of the Initial Public Offering.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into units upon consummation of the Business Combination at a price of $10.00 per unit. The units would be identical to the Placement Units. There are no borrowings outstanding as of December 31, 2020 and 2019.

Administrative Support Agreement

The Company entered into an agreement whereby, commencing on September 16, 2019 through the earlier of the Company’s consummation of a Business Combination and its liquidation, the Company will pay an affiliate of the Sponsor a total of $15,000 per month for office space, utilities and secretarial and administrative support. For the year ended December 31, 2020 and for the period from April 5, 2019 (inception) through December 31, 2019, the Company incurred and paid $180,000 and $50,500 in fees for these services, respectively.

NOTE 7. COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, search for a target company, and/or closing of the AvePoint Business Combination, the specific impact is not readily determinable as of the date of these consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration Rights

Pursuant to a registration rights agreement entered into on September 16, 2019, the holders of the Founder Shares, Placement Units (including securities contained therein) and units (including securities contained therein) that may be issued upon conversion of Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Placement Warrants) and any shares of Class A common stock and warrants (and underlying Class A common stock) that may be issued upon conversion of units issued upon conversion of the Working Capital Loans and Class A common stock issuable upon conversion of the Founder Shares will be entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration

APEX TECHNOLOGY ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. Notwithstanding the foregoing, Cantor may not exercise its demand and “piggyback” registration rights after five (5) and seven (7) years after the effective date of the registration statement and may not exercise its demand rights on more than one occasion. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option to purchase up to 4,575,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On September 19, 2019, the underwriters partially exercised their over-allotment option to purchase an additional 4,500,000 Units at $10.00 per Unit and forfeited the option to exercise the remaining 75,000 Units.

The underwriters were paid a cash underwriting discount of $0.20 per Unit or $6,100,000 in the aggregate at the closing of the Initial Public Offering. In addition, the underwriters are entitled to a deferred fee of $13,150,000. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Business Combination Agreement

On November 23, 2020, the Company entered into an Agreement and Plan of Merger (the “Business Combination Agreement”) by and among the Company, Athena Technology Merger Sub, Inc., a Delaware corporation (“Merger Sub 1”), Athena Technology Merger Sub 2, LLC, a Delaware limited liability company (“Merger Sub 2”), and AvePoint, relating to a proposed business combination transaction between the Company and AvePoint. The Business Combination Agreement was amended on December 30, 2020, March 8, 2021 and May 18, 2021.

Pursuant to the Business Combination Agreement, Merger Sub 1 will be merged with and into AvePoint (the “First Merger”), with AvePoint surviving the First Merger as a wholly owned subsidiary of the Company, and promptly following the First Merger, AvePoint will be merged with and into Merger Sub 2 (the “Second Merger”), with Merger Sub 2 surviving the Second Merger as a wholly owned subsidiary of the Company.

Pursuant to the terms of the Business Combination Agreement, at the effective time of the Merger:

(a)

The aggregate consideration to be paid to AvePoint equity shareholders will be (i) an amount in cash of approximately $262 million (the “Aggregate Cash Consideration”), minus a deduction for the PIPE Fees and (ii) 143,261,093 shares of common stock of Apex, par value $0.0001 (“Apex Common Stock”), which includes shares of Apex Common Stock that may be issuable pursuant to the exercise of exchanged AvePoint stock options (such aggregate amount, the “Aggregate Stock Consideration”). The Aggregate Stock Consideration will be increased by a number of shares of Apex Common Stock equal to the aggregate exercise price of the Exchanged Options divided by $10.00;

(b)

AvePoint’s stockholders who hold shares of Series C Preferred Stock, par value $0.001 (“AvePoint Preferred Stock”) will receive an aggregate amount of $135 million (subject to deduction for Preferred PIPE Fees) from the Aggregate Cash Consideration and will receive the balance of their consideration in shares of Apex Common Stock from the Aggregate Stock Consideration;

(c)	All holders of shares of common stock of AvePoint, par value $0.001 per share (“AvePoint Common Stock”) other than the Named Executives will receive an aggregate amount of between $75 million and

APEX TECHNOLOGY ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

approximately $92 million in cash (subject to deduction for certain expenses) based on an election (“Cash Election”) from the balance of the Aggregate Cash Consideration and will receive the remainder of their consideration in shares of Apex Common Stock from the Aggregate Stock Consideration;

(d)

All shares of AvePoint Common Stock and AvePoint Preferred Stock held in the treasury of AvePoint or by Apex shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(e)

Each share of common stock of Merger Sub 1 issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation;

(f)

Each Named Executive Cash-Settled Option that is outstanding immediately prior to the Effective Time, shall be converted into the right to receive (A) an amount of cash equal to: the product of (1) the number of Named Executive Cash-Settled Options multiplied by (2) the Per Share Amount, minus (y) the aggregate exercise price attributable to such Named Executive Cash-Settled Options; and (B) the contingent right to receive a number of shares Contingent Consideration following the Closing in accordance with the Business Combination Agreement;

(g)

The Named Executives will receive an aggregate amount of $35 million in cash (subject to deduction for the Named Executive PIPE Fees (as defined in the Business Combination Agreement)) from the Aggregate Cash Consideration and will receive the balance of their transaction consideration in shares of Apex Common Stock from the Aggregate Stock Consideration;

(h)

Each AvePoint Option that is outstanding immediately prior to the Effective Time, whether vested or unvested (other than the Named Executive Cash-Settled Options and AvePoint Options granted to Eligible individuals in the People’s Republic of China (“PRC Options”)), shall be converted into (1) an option to purchase a number of shares of Apex Common Stock (such option, an “Exchanged Option”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of AvePoint Common Stock subject to such AvePoint Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such AvePoint Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; and

(i)

The PRC Options will not be continued or assumed by AvePoint, Apex or the Merger Subs as part of the Mergers. The cancelled PRC Options will be replaced and substituted for as of the Effective Time with the award of a new stock option to purchase a number of shares of Apex Common Stock pursuant to the 2021 Plan equal to the product (rounded down to the nearest whole number) of (x) the number of shares of AvePoint Common Stock subject to such PRC Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such PRC Option prior to the Effective Time divided by (B) the Exchange Ratio. The replacement stock options will be credited with vesting to the same extent as the existing PRC Options being replaced, and the new replacement awards will be subject to same vesting schedule and exercisability provisions

Additionally, On November 23, 2020, Apex entered into separate subscription agreements (collectively, the “Subscription Agreements”) with a number of investors (collectively, the “PIPE Investors”), pursuant to which the PIPE Investors agreed to purchase an aggregate of 14,000,000 shares of Apex Common Stock (the “PIPE Shares”), at a purchase price of $10.00 per share for an aggregate purchase price of $140,000,000, in one or more private placement transactions (the “Private Placements”). The closing of the Private Placements pursuant to the Subscription Agreements is contingent upon, among other customary closing conditions, the concurrent consummation of the Proposed Transactions. The purpose of the Private Placements is to raise additional capital for use by the combined company following the Closing.

APEX TECHNOLOGY ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

Following the Closing, in addition to the Aggregate Cash Consideration and Aggregate Stock Consideration, the holders of AvePoint Preferred Stock, AvePoint Common Stock and AvePoint Options shall be issued additional shares of Apex Common Stock, as follows:

(a)

1,000,000 shares of Apex Common Stock, in the aggregate, if at any time from and after the Closing through the seventh anniversary thereof (x) the Closing Price is greater than or equal to $12.50 over any 20 Trading Days within any 30 Trading Day period or (y) Apex consummates a Subsequent Transaction, which results in the stockholders of Apex having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $12.50 per share (the “First Milestone”) (such 1,000,000 shares of Apex Common Stock, the “First Milestone Contingent Consideration”);

(b)

1,000,000 shares of Apex Common Stock, in the aggregate, if at any time from and after the Closing through the seventh anniversary thereof (x) the Closing Price is greater than or equal to $15.00 over any 20 Trading Days within any 30 Trading Day period or (y) Apex consummates a Subsequent Transaction, which results in the stockholders of Apex having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $15.00 per share (the “Second Milestone”) (such 1,000,000 shares of Apex Common Stock, the “Second Milestone Contingent Consideration”); and

(c)

1,000,000 shares of Apex Common Stock, in the aggregate, if at any time from and after the Closing through the seventh anniversary thereof (x) the Closing Price is greater than or equal to $17.50 over any 20 Trading Days within any 30 Trading Day period or (y) Apex consummates a Subsequent Transaction, which results in the stockholders of Apex having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $17.50 per share (the “Third Milestone”) (such 1,000,000 shares of Apex Common Stock, the “Third Milestone Contingent Consideration” and together with the First Milestone Contingent Consideration and the Second Milestone Contingent Consideration, the “Contingent Consideration”). For the avoidance of doubt, the maximum amount of the Contingent Consideration is 3,000,000 shares of Apex Common Stock, in the aggregate.

The parties to the Business Combination Agreement have made customary representations, warranties and covenants, including, among others, with respect to the conduct of the businesses of AvePoint and Apex during the period between execution of the Business Combination Agreement and the consummation of the Business Combination

NOTE 8. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020 and 2019, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2020 and 2019, there were 10,555,082 and 4,482,779 shares of Class A common stock issued and outstanding, excluding 25,254,918 and 31,327,221 shares of Class A common stock subject to possible redemption, respectively.

Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At December 31, 2020 and 2019, there were 8,750,000 shares of Class B common stock issued and outstanding.

APEX TECHNOLOGY ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering (not including the shares of Class A common stock underlying the Placement Units) plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, any private placement-equivalent warrants issued, or to be issued, to any seller in a Business Combination, any private placement equivalent securities issued to the Sponsor or its affiliates upon conversion of loans made to the Company).

NOTE 9. WARRANTS

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the foregoing, if a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective

APEX TECHNOLOGY ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

Once the warrants become exercisable, the Company may redeem the Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption given after the warrants become exercisable; and

•

if, and only if, the reported last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending three business days before the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the shares of Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

APEX TECHNOLOGY ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

The Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Placement Warrants and the Class A common stock issuable upon the exercise of the Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 10. INCOME TAX

The Company’s net deferred tax assets are as follows:

	As of December 31,
	2020	2019
Deferred tax asset
Organizational costs/Startup expenses	$1,568,202	$61,973

Total deferred tax asset	1,568,202	61,973
Valuation allowance	(1,568,202)	(61,973)

Deferred tax asset, net of allowance	$—	$—

The income tax provision consists of the following:

	As of December 31,
	2020	2019
Federal
Current	$281,381	$317,902
Deferred	(1,115,020)	(61,973)
State
Current	$129,934	$—
Deferred	(391,209)	—
Change in valuation allowance	1,506,229	61,973

Income tax provision	$411,315	$317,902

As of December 31, 2020 and 2019, the Company did not have any U.S. federal and state net operating loss carryovers available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2020 and for the period from April 5, 2019 (inception) through December 31, 2019, the change in the valuation allowance was $1,506,229 and $61,973, respectively.

APEX TECHNOLOGY ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

A reconciliation of the federal income tax rate to the Company’s effective tax rate is as follows:

	As of December 31,
	2020	2019
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	7.0%	0.0%
Change in fair value of warrant liability	(26.2)%	0.0%
Change in valuation allowance	(2.5)%	5.1%
Income tax provision	(0.7)%	26.1%

The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities for 2019 and 2020.

NOTE 11. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC 320 “Investments—Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheets and adjusted for the amortization or accretion of premiums or discounts.

At December 31, 2020, assets held in the Trust Account were comprised of $1,455 in cash and $175,325,383 in money market funds, which are invested in U.S. Treasury Securities and $176,531,482 in U.S. Treasury Bills. At December 31, 2019, assets held in the Trust Account were comprised of $532 in cash, $94,650 in money market funds, which are invested in U.S. Treasury Securities, and $351,713,981 in U.S. Treasury Bills.

APEX TECHNOLOGY ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

During the year ended December 31, 2020, the Company withdrew $1,621,881 of interest earned on the Trust Account to pay its franchise and income taxes. During the period ended December 31, 2019, the Company did not withdraw any interest income from the Trust Account to pay its taxes.

The gross holding losses and fair value of held-to-maturity securities at December 31, 2020 and 2019 are as follows:

	Held-To-Maturity	Amortized Cost	Gross Holding (Loss) Gains	Fair Value
December 31, 2020	U.S. Treasury Securities (Mature on 1/19/2021)	$176,531,482	$2,987	$176,534,469

December 31, 2019	U.S. Treasury Securities (Mature on 3/19/2020)	$351,713,981	$281,644	$351,995,625

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2020 and 2019 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2020	December 31, 2019
Assets:
Investments – U.S. Treasury Securities Money Market Fund	1	$175,325,383	$94,650
Liabilities:
Warrant Liability – Public Warrants	1	74,900,000	20,125,000
Warrant Liability – Private Placement Warrants	3	2,519,100	822,150

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on our balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the consolidated statement of operations.

The Private Warrants were initially valued using a Modified Black Scholes Option Pricing Model, which is considered to be a Level 3 fair value measurement. The Modified Black Scholes model’s primary unobservable input utilized in determining the fair value of the Private Warrants is the expected volatility of the common stock. The expected volatility as of the Initial Public Offering date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. The expected volatility as of subsequent valuation dates was implied from the Company’s own public warrant pricing. A Monte Carlo simulation methodology was used in estimating the fair value of the public warrants for periods where no observable traded price was available, using the same expected volatility as was used in measuring the fair value of the Private Warrants. For periods subsequent to the detachment of the warrants from the Units, the closing price of the Public Warrant was used as the fair value as of each relevant date.

APEX TECHNOLOGY ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

The following table presents the changes in the fair value of Level 3 warrant liabilities:

	Private Placement	Public	Warrant Liabilities (Level 3)
Fair value as of April 5, 2019 (inception)	$—	$—	$—
Initial measurement on September 19, 2019	724,950	23,275,000	23,299,950
Change in valuation inputs or other assumptions	97,200	(175,000)	(77,800)
Transfer from Level 3 to Level 2 measurement	—	(23,100,000)	(23,100,000)
Fair value as of December 31, 2019	822,150	—	82,500
Change in valuation inputs or other assumptions (1)	1,696,950	—	1,696,950
Fair value as of December 31, 2020	2,519,000	—	2,519,000

(1)

Due to the use of quoted prices in an active market (Level 1) to measure the fair value of the Public Warrants, subsequent to initial measurement, the Company had transfers out of Level 3 totaling $23,100,000 during the period from April 5, 2019 through December 31, 2019.

NOTE 12. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the consolidated financial statements were issued. Based upon this review other than as described in footnote 2, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

APEX TECHNOLOGY ACQUISITION CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

March 31, 2021
(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$139,492
Prepaid expenses and other current assets	105,083
Prepaid income taxes	477,437

Total Current Assets	722,012
Cash and marketable securities held in Trust Account	351,890,161

Total Assets	$352,612,173

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$6,004,128
Franchise tax payable	50,000
Convertible promissory note – related party	300,000

Total Current Liabilities	6,354,128
Warrant liabilities	47,247,250
Deferred underwriting commissions	13,150,000

Total Liabilities	66,751,378

Commitments and contingencies
Class A, $0.0001 par value, common stock subject to possible redemption, 28,086,079 and 25,254,918 shares at March 31, 2021 and December 31, 2020 (at $10.00 per share), respectively	280,860,790

Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized 7,723,921 and 10,555,082 issued and outstanding (excluding 28,086,079 and 25,254,918 shares subject to possible redemption) at March 31, 2021 and December 31, 2020, respectively	772
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 8,750,000 shares issued and outstanding at March 31, 2021 and December 31, 2020	875
Additional paid-in capital	34,444,413
Retained earnings	(29,446,055)

Total Stockholders’ Equity	5,000,005

Total Liabilities and Stockholders’ Equity	$352,612,173

The accompanying notes are an integral part of the condensed consolidated financial statements.

APEX TECHNOLOGY ACQUISITION CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2021	2020
General and administrative expenses	$1,842,079	$194,283
Franchise tax expense	50,000	50,000

Loss from operations	(1,892,079)	(244,283)

Other income:
Change in fair value of warrant liabilities	30,171,850	4,294,000
Interest earned on marketable securities held in Trust Account	31,841	1,452,414

Other income	30,203,691	5,746,414

Income before provision for income taxes	28,311,612	5,502,131
Provision for income taxes	—	(392,446)

Net income	$28,311,612	$5,109,685

Weighted average shares outstanding of Class A redeemable common stock	35,000,000	35,000,000

Basic and diluted income per share, Class A redeemable common stock	$0.00	$0.03

Basic weighted average shares outstanding of Class A and Class B non-redeemable common stock	9,560,000	9,560,000

Basic net income per share, Class A and Class B non-redeemable common stock	$2.96	$0.43

Diluted weighted average shares outstanding of Class A and Class B non-redeemable common stock	12,757,321	9,560,000

Diluted net income per share, Class A and Class B non-redeemable common stock	$(0.15)	$(0.02)

The accompanying notes are an integral part of the condensed consolidated financial statements.

APEX TECHNOLOGY ACQUISITION CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(UNAUDITED)

THREE MONTHS ENDED MARCH 31, 2021

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – January 1, 2021	10,555,082	$1,056	8,750,000	$875	$62,755,739	$(57,757,667)	$5,000,003
Common stock subject to possible redemption	(2,831,161)	(284)	—	—	(28,311,326)	—	(28,311,610)
Net income	—	—	—	—	—	28,311,612	28,311,612

Balance – March 31, 2021	7,723,921	$772	8,750,000	$875	$34,444,413	$(29,446,055)	$5,000,005

THREE MONTHS ENDED MARCH 31, 2020

	Class A Common Stock		Class B Common Stock		Additional Paid in Capital	(Accumulated Deficit)/ Retained Earnings	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – January 1, 2020	4,482,779	$448	8,750,000	$875	$2,033,317	$2,965,368	$5,000,008
Issuance of Class B common stock to Sponsor	(510,969)	(51)	—	—	(2,033,317)	(3,076,322)	(5,109,690)
Net loss	—	—	—	—	—	5,109,685	5,109,685

Balance – March 31, 2020	3,971,810	$397	8,750,000	$875	$—	$4,998,731	$5,000,004

The accompanying notes are an integral part of the condensed consolidated financial statements.

APEX TECHNOLOGY ACQUISITION CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020
Cash Flows from Operating Activities:
Net income	$28,311,612	$5,109,685
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of warrant liabilities	(30,171,850)	(4,294,000)
Interest earned on marketable securities held in Trust Account	(31,841)	(1,452,414)

Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(30,441)	(41,061)
Accounts payable and accrued expenses	1,595,639	(145,620)
Franchise tax payable	(31,255)	(98,743)
Income taxes payable	—	539,245

Net cash used in operating activities	(358,136)	(382,908)

Cash Flows from Investing Activities:
Cash withdrawn from Trust Account to pay franchise taxes	—	148,743

Net cash provided by investing activities	—	148,743

Cash Flows from Financing Activities
Proceeds from convertible promissory note – related party	300,000	—

Net cash provided by financing activities	300,000	—

Net Change in Cash and Cash Equivalents	(58,136)	(234,165)
Cash and Cash Equivalents – Beginning of period	197,628	994,810

Cash and Cash Equivalents – End of period	$139,492	$760,645

Non-Cash investing and financing activities:
Change in value of common stock subject to possible redemption	$28,311,610	$5,109,690

The accompanying notes are an integral part of the condensed consolidated financial statements.

APEX TECHNOLOGY ACQUISITION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Apex Technology Acquisition Corporation (the “Company”) was incorporated in Delaware on April 5, 2019. The Company was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus its search on companies in the software and internet technology industries. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

The Company has two subsidiaries, Athena Technology Merger Sub, Inc., a wholly-owned subsidiary of the Company incorporated in Delaware on October 13, 2020 (“Merger Sub 1”) and Athena Technology Merger Sub 2, LLC, a wholly-owned subsidiary of the Company incorporated in Delaware on November 2, 2020 (“Merger Sub 2”).

As of March 31, 2021, the Company had not commenced any operations. All activity through March 31, 2021 relates to the Company’s formation, its initial public offering (the “Initial Public Offering”), which is described below identifying a target company for a Business Combination and activities in connection with the proposed acquisition of AvePoint, Inc., a Delaware corporation (“AvePoint”) (see Note 6). The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on September 16, 2019. On September 19, 2019, the Company consummated the Initial Public Offering of 35,000,000 units (“Units” and, with respect to the Class A common stock included in the Units offered, the “Public Shares”), which included the partial exercise by the underwriters of the over-allotment option to purchase an additional 4,500,000 Units, at $10.00 per Unit, generating gross proceeds of $350,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 810,000 units (the “Placement Units”) at a price of $10.00 per Placement Unit in a private placement to Apex Technology Sponsor LLC, a Delaware limited liability company (the “Sponsor”) and Cantor Fitzgerald & Co. (“Cantor”), the representative of the underwriters, generating gross proceeds of $8,100,000, which is described in Note 4.

Offering costs amounted to $19,806,442, consisting of $6,100,000 of underwriting fees, $13,150,000 of deferred underwriting fees and $556,442 of other offering costs.

Following the closing of the Initial Public Offering on September 19, 2019, an amount of $350,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Placement Units was placed in a trust account (“Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

APEX TECHNOLOGY ACQUISITION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(UNAUDITED)

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the outstanding shares of Class A common stock (the “public stockholders”) included in the public units (“Public Shares”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account ($10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to public stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor has agreed to vote its Founder Shares (as defined in Note 5), Placement Shares (as defined in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares (as defined below), Placement Shares (as defined below) and Public Shares held by it in connection with the completion of a

APEX TECHNOLOGY ACQUISITION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(UNAUDITED)

Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) that would affect the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company has until September 19, 2021 to consummate a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares and Placement Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than $10.00 per share.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s

APEX TECHNOLOGY ACQUISITION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(UNAUDITED)

independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until September 19, 2021 to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after September 19, 2021. Management plans to continue efforts to close a business combination within the prescribed time frame.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2020 as filed with the SEC on May 13, 2021, which contains the audited financial statements and notes thereto. The financial information as of December 31, 2020 is derived from the audited financial statements presented in the Company’s Amended and Restated Annual Report on Form 10-K for the year ended December 31, 2020. The interim results for the three months ended March 31, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future interim periods.

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain

APEX TECHNOLOGY ACQUISITION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(UNAUDITED)

exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from the Company’s estimates.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. Cash equivalents are stated at cost, which approximates market value. Cash equivalents consist of money market accounts. As of March 31, 2021 and December 31, 2020, cash equivalents amounted to $50,000.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either

APEX TECHNOLOGY ACQUISITION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(UNAUDITED)

within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at March 31, 2021 and December 31, 2020, Class A common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of the Company’s condensed consolidated balance sheets.

Offering Costs

Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering. Offering costs amounted to $19,806,442, of which $18,818,200 were charged to stockholders’ equity upon the completion of the Initial Public Offering and $988,242 were charged as transaction costs to the statement of operations.

Warrant Liability

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the consolidated financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of March 31, 2021 and December 31, 2020, the Company had a deferred tax asset of approximately $2,099,000 and $137,000, respectively, which had a full valuation allowance recorded against it of approximately $2,099,000 and $137,000, respectively.

APEX TECHNOLOGY ACQUISITION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(UNAUDITED)

The Company’s taxable income primarily consists of interest income on the Trust Account. The Company’s general and administrative costs are generally considered start-up costs and are not currently deductible. The Company did not record an income tax provision during the three months ended March 31, 2021. During the three months ended March 31, 2020, the Company recorded income tax expense of approximately $392,000, primarily related to interest income earned on the Trust Account. The Company’s effective tax rate of 0% and 7% for the three months ended March 31, 2021 and 2020 respectively, differs from the expected income tax rate due to the start-up costs (discussed above) which are not currently deductible.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Income Per Common Share

Net income per common share is computed by dividing net income by the weighted average number of common shares outstanding for the period.

The Company’s statements of operations includes a presentation of income per share for common shares subject to redemption in a manner similar to the two-class method of income per share. Net income per common share, basic and diluted, for Class A redeemable common stock is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of Class A redeemable common stock for the periods of 35,000,000 shares. Net income per common share, basic and diluted, for Class A and Class B non-redeemable common stock is calculated by dividing the net income, less income attributable to Class A redeemable common stock, by the weighted average number of Class A and Class B non-redeemable common stock outstanding for the periods. Class A and Class B non-redeemable common stock includes the Founder Shares and the Placement Units as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

APEX TECHNOLOGY ACQUISITION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(UNAUDITED)

The following table reflects the calculation of basic and diluted net income per share for common shares (in dollars, except per share amounts):

	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020
Redeemable Class A Common Stock
Numerator: Earnings allocable to Redeemable Class A Common Stock
Interest Income	$31,841	$1,452,414
Income Tax and Franchise Tax	(31,841)	(442,446)

Net Earnings	$—	$1,009,968

Denominator: Weighted Average Redeemable Class A Common Stock
Redeemable Class A Common Stock, Basic and Diluted	35,000,000	35,000,000
Earnings/Basic and Diluted Redeemable Class A Common Stock	$0.00	$0.03

Non-Redeemable Class A and B Common Stock
Basic Earnings per Share
Numerator: Net Income minus Redeemable Net Earnings
Net Income	$28,311,612	$5,109,685
Net Earnings allocable to Redeemable Class A Common Stock	—	(1,009,968)

Non-Redeemable Net Income – Basic	$28,311,612	$4,099,717

Denominator: Weighted Average Non-Redeemable Class A and B Common Stock
Class A and B Non-Redeemable Common Stock, Basic (1)	9,560,000	9,560,000
Income/Basic Non-Redeemable Class A and B Common Stock	$2.96	$0.43

Diluted Loss per Share
Numerator: Non-Redeemable Net Income – Basic minus Change in fair value of warrant liabilities
Non-Redeemable Net Income – Basic	$28,311,612	$4,099,717
Less: Change in fair value of warrant liabilities	(30,171,850)	(4,294,000)
Non-Redeemable Net Loss – Diluted	$(1,860,238)	$(194,283)

Denominator: Weighted Average Non-Redeemable Class A and B Common Stock
Class A and B Non-Redeemable Common Stock, Diluted (2)	12,757,321	9,560,000
Loss/Diluted Non-Redeemable Class A and B Common Stock	$(0.15)	$(0.02)

(1)

The weighted average non-redeemable common stock for the three months ended March 31, 2021 and 2020 includes the effect of 810,000 Private Units, which were issued in conjunction with the initial public offering on September 19, 2019.

(2)

As of March 31, 2021, diluted weighted average shares outstanding was calculated using the treasury stock method utilizing a weighted average share price of $14.00 and the effect of the warrants sold in the Initial Public Offering and the private placement to purchase an aggregate of 17,905,000 shares. As of March 31, 2020, basic and diluted shares are the same as there are no securities that are dilutive to the Company’s common stockholders.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. At March 31, 2021 and December 31, 2020, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

APEX TECHNOLOGY ACQUISITION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(UNAUDITED)

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed consolidated balance sheets, primarily due to their short-term nature.

Recent Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. The Company adopted ASU 2020-06 effective as of January 1, 2021. The adoption of ASU 2020-06 did not have an impact on the Company’s financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed consolidated financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 35,000,000 Units, which includes the partial exercise by the underwriters of its option to purchase an additional 4,500,000 Units, at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor and Cantor purchased an aggregate of 810,000 Placement Units at a price of $10.00 per Placement Unit, for an aggregate purchase price of $8,100,000, of which the Sponsor purchased 657,500 Placement Units and Cantor purchased 152,500 Placement Units. Each Placement Unit consists of one share of Class A common stock (“Placement Share”) and one-half of one redeemable warrant (each, a “Placement Warrant”). Each whole Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share. The proceeds from the Placement Units were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Placement Units and all underlying securities will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

During the period ended December 31, 2019, the Sponsor purchased 7,187,500 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. The Founder Shares will automatically convert into Class A common stock upon consummation of a Business Combination on a one-for-one basis,

APEX TECHNOLOGY ACQUISITION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(UNAUDITED)

subject to certain adjustments, as described in Note 7. On August 13, 2019 and September 16, 2019, the Company effected a 1.1 for 1 stock dividend and a 1.109091 for 1 stock dividend, respectively, for each share of Class B common stock outstanding, resulting in an aggregate of 8,768,750 Founder Shares issued and outstanding.

The Founder Shares included an aggregate of up to 1,143,750 shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Sponsor would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering (excluding Placement Shares underlying the Placement Units). In connection with the underwriters’ partial exercise of the over-allotment option and the forfeiture of the remaining over-allotment option, 18,750 Founder Shares were forfeited and 1,125,000 Founder Shares are no longer subject to forfeiture, resulting in an aggregate of 8,750,000 Founder Shares issued and outstanding.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Related Party Loans

On June 25, 2019, the Sponsor loaned the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering (the “Promissory Note”). The Promissory Note was non-interest bearing and payable on the earlier of December 31, 2019 or the completion of the Initial Public Offering. Outstanding borrowings amounting to $275,000 under the Promissory Note were repaid upon the consummation of the Initial Public Offering.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into units upon consummation of the Business Combination at a price of $10.00 per unit. The units would be identical to the Placement Units. There are no borrowings outstanding as of March 31, 2021.

As of February 3, 2021, the Company issued a convertible promissory note to the Sponsor pursuant to which the Sponsor agreed to loan the Company up to an aggregate principal amount of $300,000 (the “Convertible Promissory Note”). The Convertible Promissory Note is non-interest bearing and payable on the earlier of the

APEX TECHNOLOGY ACQUISITION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(UNAUDITED)

date on which the Company consummates a Business Combination or the date that the winding up of the Company is effective. If the Company does not consummate a Business Combination, the Company may use a portion of any funds held outside the Trust Account to repay the Convertible Promissory Note; however, no proceeds from the Trust Account may be used for such repayment. Up to $300,000 of the Convertible Promissory Note may be converted into units at a price of $10.00 per unit at the option of the Sponsor. The units would be identical to the Placement Units. As of March 31, 2021, the outstanding balance under the Convertible Promissory Note amounted to an aggregate of $300,000.

Administrative Support Agreement

The Company entered into an agreement whereby, commencing on September 16, 2019 through the earlier of the Company’s consummation of a Business Combination and its liquidation, the Company will pay an affiliate of the Sponsor a total of $15,000 per month for office space, utilities and secretarial and administrative support. For the three months ended March 31, 2021 and 2020, the Company incurred and paid $45,000 in each three month period in fees for these services.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its search for a target company, and/or closing of the AvePoint Business Combination, the specific impact is not readily determinable as of the date of these consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration Rights

Pursuant to a registration rights agreement entered into on September 16, 2019, the holders of the Founder Shares, Placement Units (including securities contained therein) and units (including securities contained therein) that may be issued upon conversion of Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Placement Warrants) and any shares of Class A common stock and warrants (and underlying Class A common stock) that may be issued upon conversion of units issued upon conversion of the Working Capital Loans and Class A common stock issuable upon conversion of the Founder Shares will be entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. Notwithstanding the foregoing, Cantor may not exercise its demand and “piggyback” registration rights after five (5) and seven (7) years after the effective date of the registration statement and may not exercise its demand rights on more than one occasion. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option to purchase up to 4,575,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On September 19, 2019, the underwriters partially exercised their over-allotment option to purchase an additional 4,500,000 Units at $10.00 per Unit and forfeited the option to exercise the remaining 75,000 Units.

APEX TECHNOLOGY ACQUISITION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(UNAUDITED)

The underwriters were paid a cash underwriting discount of $0.20 per Unit or $6,100,000 in the aggregate at the closing of the Initial Public Offering. In addition, the underwriters are entitled to a deferred fee of $13,150,000. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Business Combination Agreement

On November 23, 2020, the Company entered into an Agreement and Plan of Merger (the “Business Combination Agreement”) by and among the Company, Athena Technology Merger Sub, Inc., a Delaware corporation (“Merger Sub 1”), Athena Technology Merger Sub 2, LLC, a Delaware limited liability company (“Merger Sub 2”), and AvePoint, relating to a proposed business combination transaction between the Company and AvePoint. The Business Combination Agreement was amended on December 30, 2020, March 8, 2021 and May 18, 2021.

Pursuant to the Business Combination Agreement, Merger Sub 1 will be merged with and into AvePoint (the “First Merger”), with AvePoint surviving the First Merger as a wholly owned subsidiary of the Company, and promptly following the First Merger, AvePoint will be merged with and into Merger Sub 2 (the “Second Merger”), with Merger Sub 2 surviving the Second Merger as a wholly owned subsidiary of the Company.

Pursuant to the terms of the Business Combination Agreement, at the effective time of the Merger:

(a)

The aggregate consideration to be paid to AvePoint equity shareholders will be (i) an amount in cash of approximately $263 million (the “Aggregate Cash Consideration”), minus a deduction for the PIPE Fees and (ii) 143,210,835 shares of common stock of the Company (“Apex Common Stock”), which includes shares of Apex Common Stock that may be issuable pursuant to the exercise of exchanged AvePoint stock options (such aggregate amount, the “Aggregate Stock Consideration”). The Aggregate Stock Consideration will be increased by a number of shares of Apex Common Stock equal to the aggregate exercise price of the Exchanged Options divided by $10.00;

(b)

AvePoint’s stockholders who hold shares of Series C Preferred Stock, par value $0.001 (“AvePoint Preferred Stock”) will receive an aggregate amount of $135 million (subject to deduction for Preferred PIPE Fees) from the Aggregate Cash Consideration and will receive the balance of their consideration in shares of Apex Common Stock from the Aggregate Stock Consideration;

(c)

All holders of shares of common stock of AvePoint, par value $0.001 per share (“AvePoint Common Stock”) other than the Named Executives will receive an aggregate amount of between $75 million and approximately $93 million in cash (subject to deduction for certain expenses) based on an election (“Cash Election”) from the balance of the Aggregate Cash Consideration and will receive the remainder of their consideration in shares of Apex Common Stock from the Aggregate Stock Consideration;

(d)

All shares of AvePoint Common Stock and AvePoint Preferred Stock held in the treasury of AvePoint or by the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(e)

Each share of common stock of Merger Sub 1 issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation;

(f)

Each Named Executive Cash-Settled Option that is outstanding immediately prior to the Effective Time, shall be converted into the right to receive (A) an amount of cash equal to: the product of (1) the number of Named Executive Cash-Settled Options multiplied by (2) the Per Share Amount, minus (y) the aggregate exercise price attributable to such Named Executive Cash-Settled Options; and (B) the contingent right to receive a number of shares Contingent Consideration following the Closing in accordance with the Business Combination Agreement;

APEX TECHNOLOGY ACQUISITION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(UNAUDITED)

(g)

The Named Executives will receive an aggregate amount of $35 million in cash (subject to deduction for the Named Executive PIPE Fees (as defined in the Business Combination Agreement)) from the Aggregate Cash Consideration and will receive the balance of their transaction consideration in shares of Apex Common Stock from the Aggregate Stock Consideration;

(h)

Each AvePoint Option that is outstanding immediately prior to the Effective Time, whether vested or unvested (other than the Named Executive Cash-Settled Options and AvePoint Options granted to Eligible individuals in the People’s Republic of China (“PRC Options”)), shall be converted into (1) an option to purchase a number of shares of Apex Common Stock (such option, an “Exchanged Option”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of AvePoint Common Stock subject to such AvePoint Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such AvePoint Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; and

(i)

The PRC Options will not be continued or assumed by AvePoint, Apex or the Merger Subs as part of the Mergers. The cancelled PRC Options will be replaced and substituted for as of the Effective Time with the award of a new stock option to purchase a number of shares of Apex Common Stock pursuant to the 2021 Plan equal to the product (rounded down to the nearest whole number) of (x) the number of shares of AvePoint Common Stock subject to such PRC Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such PRC Option prior to the Effective Time divided by (B) the Exchange Ratio. The replacement stock options will be credited with vesting to the same extent as the existing PRC Options being replaced, and the new replacement awards will be subject to same vesting schedule and exercisability provisions

Additionally, On November 23, 2020, the Company entered into separate subscription agreements (collectively, the “Subscription Agreements”) with a number of investors (collectively, the “PIPE Investors”), pursuant to which the PIPE Investors agreed to purchase an aggregate of 14,000,000 shares of Apex Common Stock (the “PIPE Shares”), at a purchase price of $10.00 per share for an aggregate purchase price of $140,000,000, in one or more private placement transactions (the “Private Placements”). The closing of the Private Placements pursuant to the Subscription Agreements is contingent upon, among other customary closing conditions, the concurrent consummation of the Proposed Transactions. The purpose of the Private Placements is to raise additional capital for use by the combined company following the Closing.

Following the Closing, in addition to the Aggregate Cash Consideration and Aggregate Stock Consideration, the holders of AvePoint Preferred Stock, AvePoint Common Stock and AvePoint Options shall be issued additional shares of Apex Common Stock, as follows:

(a)

1,000,000 shares of Apex Common Stock, in the aggregate, if at any time from and after the Closing through the seventh anniversary thereof (x) the Closing Price is greater than or equal to $12.50 over any 20 Trading Days within any 30 Trading Day period or (y) Apex consummates a Subsequent Transaction, which results in the stockholders of Apex having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $12.50 per share (the “First Milestone”) (such 1,000,000 shares of Apex Common Stock, the “First Milestone Contingent Consideration”);

(b)

1,000,000 shares of Apex Common Stock, in the aggregate, if at any time from and after the Closing through the seventh anniversary thereof (x) the Closing Price is greater than or equal to $15.00 over any 20 Trading Days within any 30 Trading Day period or (y) Apex consummates a Subsequent Transaction, which results in the stockholders of Apex having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $15.00 per share (the “Second Milestone”) (such 1,000,000 shares of Apex Common Stock, the “Second Milestone Contingent Consideration”); and

(c)

1,000,000 shares of Apex Common Stock, in the aggregate, if at any time from and after the Closing through the seventh anniversary thereof (x) the Closing Price is greater than or equal to $17.50 over any 20 Trading Days within any 30 Trading Day period or (y) Apex consummates a Subsequent Transaction, which results in the stockholders of Apex having the right to exchange their shares for cash, securities or other

APEX TECHNOLOGY ACQUISITION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(UNAUDITED)

property having a value equaling or exceeding $17.50 per share (the “Third Milestone”) (such 1,000,000 shares of Apex Common Stock, the “Third Milestone Contingent Consideration” and together with the First Milestone Contingent Consideration and the Second Milestone Contingent Consideration, the “Contingent Consideration”). For the avoidance of doubt, the maximum amount of the Contingent Consideration is 3,000,000 shares of Apex Common Stock, in the aggregate.

The parties to the Business Combination Agreement have made customary representations, warranties and covenants, including, among others, with respect to the conduct of the businesses of AvePoint and Apex during the period between execution of the Business Combination Agreement and the consummation of the Business Combination.

NOTE 7. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At March 31, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At March 31, 2021 and December 31, 2020, there were 7,723,921 and 10,555,082 shares of Class A common stock issued or outstanding, excluding 28,086,079 and 25,254,918 shares of common stock subject to possible redemption, respectively.

Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At March 31, 2021 and December 31, 2020, there were 8,750,000 shares of Class B common stock issued and outstanding.

Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering (not including the shares of Class A common stock underlying the Placement Units) plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, any private placement-equivalent warrants issued, or to be issued, to any seller in a Business Combination, any private placement equivalent securities issued to the Sponsor or its affiliates upon conversion of loans made to the Company).

APEX TECHNOLOGY ACQUISITION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(UNAUDITED)

NOTE 8. WARRANT LIABILITIES

Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the foregoing, if a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

Once the warrants become exercisable, the Company may redeem the Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption given after the warrants become exercisable; and

•

if, and only if, the reported last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending three business days before the Company sends the notice of redemption to the warrant holders.

APEX TECHNOLOGY ACQUISITION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(UNAUDITED)

If and when the warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the shares of Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Placement Warrants and the Class A common stock issuable upon the exercise of the Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 9. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

APEX TECHNOLOGY ACQUISITION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(UNAUDITED)

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC 320 “Investments - Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheets and adjusted for the amortization or accretion of premiums or discounts.

At March 31, 2021, assets held in the Trust Account were comprised of $680 in cash and $351,889,481 in money market funds, which are invested in U.S. Treasury Securities. At December 31, 2020, assets held in the Trust Account were comprised of $1,455 in cash and $175,325,383 in money market funds, which are invested in U.S. Treasury Securities and $176,531,482 in U.S. Treasury Bills.

During the three months ended March 31, 2021, the Company did not withdraw any interest income on the Trust Account. During the three months ended March 31, 2020, the Company withdrew $148,743 of interest earned on the Trust Account to pay its franchise taxes.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at March 31, 2021 and December 31, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	March 31, 2021	December 31, 2020
Assets:
Investments – U.S. Treasury Securities Money Market Fund	1	$351,889,481	$175,325,383

Liabilities:
Warrant Liability – Public Warrants	1	45,850,000	74,900,000
Warrant Liability – Private Placement Warrants	3	1,397,250	2,519,100

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the accompanying consolidated balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the condensed consolidated statements of operations.

APEX TECHNOLOGY ACQUISITION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(UNAUDITED)

The Warrants were valued using a Modified Black Scholes Option Pricing Model, which is considered to be a Level 3 fair value measurement. The Modified Black Scholes model’s primary unobservable input utilized in determining the fair value of the Warrants is the expected volatility of the common stock. The expected volatility as of the date of the Initial Public Offering date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. The expected volatility as of subsequent valuation dates was estimated through comparable guideline companies.

The key inputs into the Modified Black-Scholes Option Pricing Model for the Warrants were as follows:

Input:	March 31, 2021	December 31, 2020
Risk-free interest rate	0.95%	0.42%
Expected term (years)	5.1	5.4
Expected volatility	34.8%	34.5%
Exercise price	$11.50	$11.50
Fair value of Units	$11.08	$15.01

The following table presents the changes in the fair value of warrant liabilities:

	Private Placement	Public	Warrant Liabilities
Fair value as of January 1, 2021	$2,519,000	$74,900,000	$77,419,100
Change in valuation inputs or other assumptions(1)	(1,121,850)	(29,050,000)	(30,171,850)

Fair value as of March 31, 2021	$1,397,250	$45,850,000	$47,247,250

(1)	Changes in valuation inputs or other assumptions are recognized in change in fair value of warrant liabilities in the consolidated statement of operations.

There were no transfers in or out of Level 3 from other levels in the fair value hierarchy.

NOTE 9. SUBSEQUENT EVENTS

The Company evaluates subsequent events and transactions that occur after the balance sheet date up to the date that the condensed consolidated financial statements were issued. Based upon this review, the Company did not identify subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.